Exhibit 10.5

Dated 17 November 2020

SENIOR FACILITIES AGREEMENT

SPORTRADAR MANAGEMENT LTD

(as the Company)

arranged by

J.P. MORGAN SECURITIES PLC, CITIGROUP GLOBAL MARKETS LIMITED,

CREDIT SUISSE INTERNATIONAL, GOLDMAN SACHS BANK USA,

UBS AG, LONDON BRANCH and UBS SWITZERLAND AG

(as Mandated Lead Arrangers)

with

J.P. MORGAN AG

(as Agent)

and

LUCID TRUSTEE SERVICES LIMITED

(as Security Agent)

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

i

46.	Enforcement	284

ii

THIS AGREEMENT is dated ___ November 2020.

BETWEEN:

(1)

SPORTRADAR MANAGEMENT LTD, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132409 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey (the Company);

(2)

SPORTRADAR CAPITAL S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Commercial Register under number RCS B247717 and having its registered office at 1A, Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg as original borrower (the Original Borrower);

(3)	THE ENTITIES listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);

(4)	J.P. MORGAN SECURITIES PLC, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE INTERNATIONAL, GOLDMAN SACHS BANK USA, UBS AG, LONDON BRANCH and UBS SWITZERLAND AG (the Mandated Lead Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as Lenders (the Original Lenders);

(6)	J.P. MORGAN AG as agent of the other Finance Parties (the Agent); and

(7)	LUCID TRUSTEE SERVICES LIMITED as security agent for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)

a bank or financial institution which has a long term unsecured credit rating of at least BBB- by S&P or Fitch or at least Baa3 by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;

(b)	any Finance Party or any Affiliate of a Finance Party;

(c)

any other bank or financial institution included in the Approved List or which otherwise provides banking services to the Group and is notified in writing to the Agent on or before the Closing Date; and

(d)	any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group.

Acceptable Funding Sources means without duplication:

(a)

Proceeds of asset dispositions described in paragraphs (i) to (xxii) of the definition of Asset Disposition (and other proceeds of Asset Dispositions to the extent not required to be applied in prepayment of the Facilities);

(b)	Equity Contributions;

(c)	Permitted Indebtedness;

(d)	Retained Cash;

(e)	IPO Proceeds;

(f)	Closing Overfunding; and

(g)

cash and Cash Equivalent Investments held by members of the Group, provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment, in each case to the extent any such amount is Not Otherwise Applied.

Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

Accounting Principles means, in respect of any Reporting Entity or a member of any Reporting Entity Group or the Group (as applicable), at its election, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by such Reporting Entity or that member of the Reporting Entity Group or Group (as applicable) from time to time.

Accounting Reference Date means 31 December, or otherwise, the accounting reference date of the relevant Reporting Entity (in each case as adjusted at the election of the Company consistent with past practice of any acquired entity) or such other date arising from an alteration permitted under this Agreement.

Acquired Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Acquired Person or Asset means:

(a)	a person or any of its Subsidiaries that becomes a Restricted Subsidiary after the Closing Date;

(b)	a person that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary after the Closing Date; or

(c)	assets of, or shares (or other ownership interests) in, any person listed in paragraphs (a) or (b) above, or otherwise acquired after the Closing Date.

Additional Borrower means a person which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Facility means one or more additional facilities made available pursuant to Clause 2.2 (Additional Facilities) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility.

Additional Facility Borrower means any member of the Group which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which (a) is a Borrower under this Agreement or (b) accedes as an Additional Borrower in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Facility Commencement Date means in respect of an Additional Facility, the date, as elected by the Obligors’ Agent, specified as the Additional Facility Commencement Date (being any date when the relevant Additional Facility is committed or available for utilisation) in the Additional Facility Notice relating to that Additional Facility.

Additional Facility Commitment means:

(a)

in relation to an Additional Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30 (Debt Purchase Transactions).

Additional Facility Lender means any Lender or other bank, trust financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

Additional Facility Lender Accession Notice means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 14 (Forms of Additional Facility Notifications) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

Additional Facility Loan means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan.

Additional Facility Notice means, in respect of an Additional Facility, a notice substantially in the form set out in Part II (Form of Additional Facility Notice) of Schedule 14 (Forms of Additional Facility Notifications) (or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably)) delivered by the Obligors’ Agent to the Agent in accordance with Clause 2.2 (Additional Facilities).

Additional Guarantor means an entity which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Additional Revolving Facility means any Additional Facility which is designated as a Revolving Facility in an Additional Facility Notice.

Additional Revolving Facility Borrower means any member of the Group which is specified as a borrower under an Additional Revolving Facility in the applicable Additional Facility Notice and which (a) is a Borrower under this Agreement or (b) accedes as an Additional Borrower under the Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Revolving Facility Commitment means:

(a)

in relation to an Additional Revolving Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Revolving Facility Lender and the amount of any other Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30 (Debt Purchase Transactions).

Additional Revolving Facility Lender means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Revolving Facility.

Additional Revolving Facility Loan means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan.

Additional Revolving Facility Utilisation means an Additional Revolving Facility Loan or a Letter of Credit issued or to be issued under an Additional Revolving Facility.

Additional Term Facility means any Additional Facility which is not an Additional Revolving Facility.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. (local time) on a particular day.

Agreed Certain Funds Obligor means any member of the Group and/or any third party security provider which is a Holding Company of the Company designated as an Agreed Certain Funds Obligor by the Obligors’ Agent and specified in a notice delivered by the Obligors’ Agent to the Agent in accordance with the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

Agreed Certain Funds Period means:

(a)

in respect of any Revolving Facility to which the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period) apply, the period specified in a notice delivered by the Obligors’ Agent to the Agent which, if longer than six (6) Months from any date specified by the Obligor’s Agent, is agreed with the Majority Revolving Facility Lenders; and

(b)

in respect of an Additional Facility to which the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period) apply, the period specified in the relevant Additional Facility Notice or any other notice delivered by the Obligors’ Agent to the Agent which, if longer than six (6) Months from such specified date, is agreed with the Majority Lenders determined in accordance with paragraph (a) of the definition thereof by reference only to the Commitments of the Lenders in such Additional Facility.

Agreed Certain Funds Utilisation means:

(a)

in respect of any Revolving Facility to which the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period) apply, a Utilisation made or to be made under the relevant Revolving Facility during the Agreed Certain Funds Period; and

(b)

in respect of an Additional Facility to which the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period) apply, a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period.

Agreed Co-Investor means any co-investor which has been notified in writing to the Mandated Lead Arrangers and which becomes a co-investor no later than twelve (12) Months following the Closing Date, provided that such co-investor is a limited partner in one or more of the Initial Investors’ funds participating in the Transaction.

Agreed Security Principles means the principles set out in Schedule 11 (Agreed Security Principles).

Amortising Facility means:

(a)	an Additional Term Facility which is repayable by instalments; and

(b)	any Facility if any Lender under the applicable Facility has accepted repayment by instalments in accordance with paragraph (c)(ii) of Clause 27.16 (Controlled Debt).

Amortising Facility Loan means a Loan made or to be made under an Amortising Facility.

Amortising Facility Repayment Date means:

(a)

in respect of an Additional Facility which is an Amortising Facility, each date set out in the relevant Additional Facility Notice for that Additional Facility (including the Termination Date in respect of that Additional Facility); and

(b)	in respect of an Amortising Facility under paragraph (b) of that definition, each date determined in accordance with paragraph (c)(ii) Clause 27.16 (Controlled Debt).

Amortising Facility Repayment Instalment means:

(a)

in respect of an Additional Facility which is an Amortising Facility, each repayment instalment in relation to that Additional Facility calculated and payable in accordance with the provisions of paragraph (a)(i) of Clause 10.2 (Repayment of Additional Term Facility Loans) and the applicable Additional Facility Notice; and

(b)	in respect of an Amortising Facility under paragraph (b) of that definition, each repayment instalment determined in accordance with paragraph (c)(ii) of Clause 27.16 (Controlled Debt),

in each case as amended pursuant to Clause 10.4 (Effect of Cancellation and Prepayment on Scheduled Repayments or reallocated pursuant to Clause 10.5 (Allocation of Amortising Facility Repayment Instalments).

Ancillary Commencement Date means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary Facility (as the case may be) is first made available whether or not drawn, which date shall be a Business Day within the Availability Period for the relevant Revolving Facility.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

Ancillary Facility has the meaning given to that term in Clause 9.2 (Availability).

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities) acting in its capacity as a provider of that Ancillary Facility.

Ancillary Outstandings means, at any time:

(a)

in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(i)

the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by an Ancillary Lender shall, with the prior consent of that Ancillary Lender, be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Obligors’ Agent and the relevant Ancillary Lender);

(ii)	the principal face value amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(iii)

the amount fairly representing the aggregate principal or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility,

(b)

in relation to a Fronted Ancillary Facility and Fronting Ancillary Lender or Fronted Ancillary Lender, the aggregate amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender or Fronted Ancillary Lender) outstanding as referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) above (where, for this purpose, references in paragraph (a) above to Ancillary Lender shall be read as Fronting Ancillary Lender and Fronted Ancillary Lender, and references to Ancillary Facility should be read as Fronted Ancillary Facility) under that Fronted Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility or Fronted Ancillary Facility with the Ancillary Lender or Fronting Ancillary Lender making available that Ancillary Facility or Fronted Ancillary Facility to the extent that the credit balances are freely available to be set-off by that Ancillary Lender or Fronting Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility or Fronted Ancillary Facility and in each case as determined by such Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lender(s), acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(A)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(B)

in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender or Fronting Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

Annual Compliance Certificate means a certificate substantially in the form set out in Part II (Form of Annual Compliance Certificate) of Schedule 8 (Forms of Compliance Certificate) (or in any other form agreed between the Company and the Agent (each acting reasonably)) and delivered by the Obligors’ Agent to the Agent under paragraph (c) of Clause 25.2 (Provision and contents of Compliance Certificates).

Annual Financial Statements means the reports provided pursuant to paragraph (a) of Section 1 of Schedule 15 (Information Undertakings).

Anti-Corruption Laws means all laws of any jurisdiction applicable to an Obligor from time to time prohibiting bribery or corruption or money laundering (including the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977).

Applicable Metric means any financial covenant, ratio, permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof and any financial covenant, ratio, permission, test, basket or threshold directly or indirectly calculated by reference to Consolidated EBITDA, Consolidated Pro Forma EBITDA, LTM EBITDA, the Senior Secured Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Fixed Charge Coverage Ratio) any Default, Event of Default or other relevant breach of a Finance Document.

Applicable Test Date means, in relation to determining or testing any Applicable Metric for the purposes of any Finance Document:

(a)

other than with respect to the incurrence of Indebtedness or the making of any distribution or other payment contemplated in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings), at the election of the Obligors’ Agent (with such date being the Applicable Reporting Date), either:

(i)

if no Financial Statements have yet been delivered since the Closing Date, the Closing Date, with such Applicable Metric determined by reference to the financial information set out in the Base Case Model;

(ii)

the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement, with such Applicable Metric determined by reference to such Financial Statements; or

(iii)

the last date of the most recently completed Relevant Period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information, provided that such information is provided to the Agent);

(b)	with respect to the incurrence of Indebtedness and if applicable, any Lien securing such Indebtedness, at the election of the Obligors’ Agent, either:

(i)	the most recent Applicable Reporting Date elected by the Obligors’ Agent prior to:

(A)	in relation to any such Indebtedness (including Indebtedness described in paragraph (B) below):

(1)

the date of any letter or agreement (conditional or otherwise (including any documentation condition)) entered into by a member of the Group or an Affiliate thereof in relation to the provision of all or part of the applicable Additional Facility or other Permitted Indebtedness;

(2)	the date of any debt instrument (subject to the terms and conditions therein) constituting, documenting or evidencing all or part of the applicable Additional Facility or other Permitted Indebtedness;

(3)	the Additional Facility Commencement Date in respect of all or part of the applicable Additional Facility; and/or

(4)	the date of any incurrence of all or part of the applicable Additional Facility or other Permitted Indebtedness, as the case may be; and/or

(B)

in relation to all or part of the applicable Additional Facility or other Permitted Indebtedness incurred to finance (in whole or part) an acquisition (including of any assets or shares (or other ownership interests)), assumed by the Company or any

Restricted Subsidiary, or Indebtedness of persons that are to be acquired by, or merged with or into or amalgamated or consolidated or otherwise combines with, the Company or Restricted Subsidiaries (or assumed in connection therewith), the date of:

(1)	any letter or agreement (conditional or otherwise (including any documentation condition)) entered into in relation to the making of such acquisition;

(2)

in connection with an acquisition to which the United Kingdom City Code of Takeovers and Mergers (the City Code) or similar law or practices in other jurisdictions apply, the date on which a Rule 2.7 announcement of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of a target company is made in compliance with the City Code or similar laws or practices in other jurisdictions);

(3)	the sale and purchase agreement in relation to that acquisition; and/or

(4)	occurrence of the acquisition; and/or

(ii)	as otherwise determined in accordance with Schedule 16 (General Undertakings); and

(c)

with respect to the making of any distribution or other payment or an Investment contemplated in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) (for the purposes of this paragraph (c), a Distribution), at the election of the Obligors’ Agent, the most recent Applicable Reporting Date elected by the Obligors’ Agent prior to:

(i)	the date on which any applicable Distribution is committed (conditionally or unconditionally) or declared to be paid;

(ii)	the date on which any applicable Distribution is paid or completed; and/or

(iii)	as otherwise determined in accordance with Schedule 16 (General Undertakings),

provided that the Obligors’ Agent may revoke such determination and/or make an alternate determination at any time and from time to time and provided further that in each case any reference to an Event of Default being or not being continuing on the Applicable Test Date shall be deemed to refer to an Event of Default being or not being continuing on the applicable date set out in paragraphs (b) or (c) above (and not the most recent Applicable Reporting Date elected by the Obligors’ Agent prior thereto).

Approved Existing Ancillary Facility means the ancillary facilities or other facilities of the type described in Clause 9.1 (Type of Facility) made available to the Group by a Lender which, prior to the Closing Date, are agreed and designated in writing as Approved Existing Ancillary Facilities by the Obligors’ Agent and the Lender which will provide those ancillary facilities as Ancillary Facilities under this Agreement in place of a corresponding part of that Lender’s unutilised Revolving Facility Commitments and promptly notified to the Agent.

Approved List means the list of lenders and potential lenders agreed by the Obligors’ Agent and the Majority Arrangers before the first Utilisation Date and held by the Agent (as the same may be amended from time to time pursuant to paragraph (c) of Clause 29.3 (Conditions of assignment or transfer)).

Asset Disposition has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee, provided that if that other form does not contain an undertaking substantially similar to the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

Auditors means any firm of independent accountants appointed by the Company as its auditors from time to time.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

Availability Period means:

(a)	in relation to Facility B, the period from and including the date of this Agreement to (and including) the date falling twenty Business Days after the date of this Agreement;

(b)

in relation to the Original Revolving Facility, the period from (and including) the Closing Date to (and including) the date falling one Month prior to the Termination Date applicable to the Original Revolving Facility; and

(c)

in relation to any Additional Facility Commitments, the period specified in the notice delivered by the Obligors’ Agent in accordance with Clause 2.2 (Additional Facilities) for those Additional Facility Commitments.

Available Ancillary Commitment means in relation to an Ancillary Facility or a Fronted Ancillary Facility, an Ancillary Lender’s Ancillary Commitment or a Fronted Ancillary Lender’s Fronted Ancillary Commitment or a Fronting Ancillary Lender’s Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, otherwise agreed between the Obligors’ Agent and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility or, in the case of a Fronted Ancillary Facility, that Fronted Ancillary Lender’s or Fronting Ancillary Lender’s proportion of the Ancillary Outstandings.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders) and as set out below):

(a)

the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments; and

(b)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment, Fronted Ancillary Commitments and Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility or Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(i)	that Lender’s (or its Affiliate’s) participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)

that Lender’s (or its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Bank Levy means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to:

(a)

its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the United Kingdom bank levy as set out in the Finance Act 2011 (as amended), the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French Tax Code, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the

Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended)) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose; or

(b)

any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014 which has been enacted or which has been formally announced as proposed as at the date of this Agreement or (if applicable), in respect of a New Lender, as at the date that New Lender accedes as a New Lender to this Agreement.

Base Case Model means the financial model relating to the Group in the agreed form and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Base Currency means:

(a)	for Facility B and the Original Revolving Facility, euro; and

(b)	in relation to any Additional Facility, as agreed between the Obligors’ Agent and the applicable Additional Facility Lenders.

Base Currency Amount means:

(a)

in relation to a Utilisation of a Facility, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement);

(b)

in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment or Fronted Ancillary Commitment and Fronting Ancillary Commitment in accordance with the terms of this Agreement); and

(c)

in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 2.2 (Additional Facilities) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the spot rate of exchange on the relevant date (as elected and determined by the Obligors’ Agent acting reasonably) and notified to the Agent or if the Obligors’ Agent has not notified to the Agent, such conversion rate at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the Applicable Test Date in relation thereto), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or utilisation under an Ancillary Facility or Fronted Ancillary Facility or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

Board of Directors means:

(a)	with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorised committee thereof;

(b)

with respect to any limited liability company, the sole member, sole manager, board of managers or other governing body, as applicable, of that limited liability company, or any duly authorised committee thereof;

(c)

with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorised committee thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case paragraph (a) above shall apply; and

(d)	with respect to any other person, the board or any duly authorised committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall, subject to any specific limitations and/or requirements by law or regulation or as set out in the constitutional documents of the relevant person, be deemed to have been taken or made if approved by a majority of the directors, managers, governing body or committee or equivalent (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting (or equivalent) or as a formal board approval (or equivalent)).

Borrower means:

(a)	in the case of Facility B, a Facility B Borrower;

(b)	in the case of a Revolving Facility, a Revolving Facility Borrower;

(c)	in the case of an Additional Facility, the relevant Additional Facility Borrower(s); and

(d)

in the case of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 9.9 (Affiliates of Borrowers).

Break Costs means the amount (if any) by which:

(a)

EURIBOR or LIBOR (as applicable), if positive and disregarding any interest rate floor, which a Lender should have received, for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Bridging Debt means any Indebtedness which is incurred with an initial maturity of or about one (1) year or less:

(a)	as interim indebtedness to be refinanced by long term indebtedness which is not prohibited by the terms of this Agreement;

(b)

as a bridge to the incurrence of any other indebtedness which is not prohibited by the terms of this Agreement which is in the form of bonds, notes or other equivalent security issuance, and which shall be repaid in full with the proceeds of such bonds, notes or other equivalent securities; and/or

(c)

converted or exchanged on or about (or prior to) one (1) year from the incurrence of the relevant Bridging Debt on terms customary for an instrument of this type into term loans or other bonds, notes or other equivalent securities.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg, Jersey, New York and Zurich and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)	(in relation to any date for payment by a Borrower (other than a Borrower incorporated in England and Wales or Luxembourg)) in that Borrower’s jurisdiction of incorporation,

provided that, for the purposes of any Utilisation in connection with a payment due under an acquisition document in respect of a Permitted Acquisition, the Obligors’ Agent may elect by notice to the Agent that any day which is a “business day” (or any equivalent term) under that acquisition document shall also constitute a Business Day under the Finance Documents.

Capital Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Cash Equivalent Investments means, at any time when held by a member of the Group, any Cash Equivalents (as defined in Schedule 18 (Certain New York Law Defined Terms) and (without double counting)):

(a)

debt securities or other investments in marketable debt obligations issued or guaranteed by the United States of America, the United Kingdom, Switzerland, Japan, any member state of the European Union, Australia or any agency thereof and having not more than one year to final maturity;

(b)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(c)

any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short term unsecured and non-credit enhanced debt obligations of A 1 or higher by S&P or F1 or higher by Fitch or P 1 or higher by Moody’s or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)

which has a credit rating of either A 1 or higher by S&P or F1 or higher by Fitch or P 1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in the United States of America, the United Kingdom, Switzerland, Japan, any member state of the European Union, Australia or any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialised equivalent);

(f)	any investment which:

(i)	is an investment in money market funds:

(A)	with a credit rating of either A 1 or higher by S&P or F1 or higher by Fitch or P 1 or higher by Moody’s; or

(B)	which invests substantially all their assets in securities of the types described in paragraphs (a) to (e) above;

(ii)

is any other money market investment (including repurchase agreements) and substantially all of the assets or collateral in respect of that investment have a credit rating of either A 1 or higher by S&P or F1 or higher by Fitch or P 1 or higher by Moody’s; or

(iii)	can be turned into cash on not more than thirty (30) days’ notice;

(g)	Temporary Cash Investments or Investment Grade Securities; or

(h)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than a Permitted Lien).

CEO means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

Certain Funds Entities means the Company and (to the extent any Major Default, Major Representation and/or Major Undertaking (as applicable) applies to it only) Topco.

Certain Funds Period means the period beginning on (and including) the date of this Agreement and ending at 11.59 p.m. (in London) on the date falling ten (10) Business Days after the Closing Date, as such time and date may be extended from time to time with the consent of the Mandated Lead Arrangers (each acting reasonably and in good faith).

Certain Funds Utilisation means a Utilisation made or to be made during the Certain Funds Period.

CFO means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group.

Change of Control has the meaning given to that term in Clause 12.1 (Exit and Listing).

Charged Property has the meaning given to that term in the Intercreditor Agreement.

Clean-Up Period has the meaning given to it in Clause 28.7 (Clean-up Period).

Closing Date means the date on which the first utilisation of Facility B occurs.

Closing Overfunding means the aggregate amount invested in the Company by way of Equity Contribution on or around the Closing Date and identified as “Closing Overfunding” or similar in the Funds Flow Statement, plus the amount of cash on the balance sheet of the Group as at the Closing Date, as certified by the Obligors’ Agent to the Agent following the Closing Date or otherwise in the first Compliance Certificate delivered under the terms of this Agreement to the extent Not Otherwise Applied.

Commitment means a Facility B Commitment, an Original Revolving Facility Commitment and an Additional Facility Commitment.

Compliance Certificate means an Annual Compliance Certificate or a Quarterly Compliance Certificate.

Confidential Information means all information relating to Topco, any Obligor, the Group, the Investors, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	Topco, any member of the Group, any Investor or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from Topco, any member of the Group, any Investor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non confidential by Topco, any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with Topco or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Obligors’ Agent and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Obligors’ Agent.

Consolidated EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Financial Interest Expenses has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Pro Forma EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Senior Secured Net Debt has the meaning given to that term in Clause 26.1 (Financial definitions).

Consolidated Senior Secured Net Leverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Consolidated Total Net Leverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Constitutional Documents means the constitutional documents of the Company.

Controlled Debt means Indebtedness arising under a facility which is:

(a)	an Additional Facility which is a euro-denominated term loan facility incurred after the Closing Date; or

(b)

a broadly syndicated, floating rate and euro-denominated term loan facility incurred after the Closing Date pursuant to paragraphs (b)(i)(B) or (b)(i)(C) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings),

and, in each case, is:

(i)

secured only on the Transaction Security and subject to the Intercreditor Agreement as Senior Secured Liabilities (as defined in the Intercreditor Agreement) (for the avoidance of doubt, ranking pari passu with Facility B); and

(ii)	not Bridging Debt.

CTA means the UK Corporation Tax Act 2009.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Debt Transfer has the meaning given in paragraph (a) of Clause 31.7 (Debt Transfer).

Debt Transfer Notice has the meaning given in paragraph (a)(iii) of Clause 31.7 (Debt Transfer).

Declared Default means the giving of notice by the Agent under paragraphs (a)(i), (a)(ii), (b)(i) or (b)(ii) of Clause 28.6 (Acceleration) and such notice has not been withdrawn, cancelled or otherwise ceased to have effect.

Deconsolidation Statement has the meaning given to that term in paragraph 6(b) of Schedule 15 (Information Undertakings).

Default means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the making of a determination, or the giving of notice provided for in Clause 28 (Events of Default), Schedule 17 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition or determination (including as to materiality) before it becomes an Event of Default shall not be a Default unless that condition or that determination is satisfied.

Defaulting Lender means any Lender (other than a Lender which is a member of the Group or an Investor Affiliate):

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Obligors’ Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or Clause 7.3 (Indemnities) or has failed to provide cash collateral (or has notified the Issuing Bank or the Obligors’ Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender);

(b)	which has otherwise disaffirmed, rescinded or repudiated a Finance Document or any term thereof;

(c)

which is a Non Consenting Lender and which has failed to assist with any step required to implement the Obligors’ Agent right to prepay that Non Consenting Lender or to replace that Non Consenting Lender pursuant to and as contemplated by Clause 41.5 (Replacement of Lender) within three (3) Business Days of a request to do so by the Obligors’ Agent; or

(d)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)

and in respect of a participation in a Loan other than a Certain Funds Utilisation or an Agreed Certain Funds Utilisation, its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question,

in each case, provided that the Agent may assume that (A) any Lender which has notified the Agent that it has become (or notified by the Obligors’ Agent to the Agent as having become) a Defaulting Lender and (B) any Lender in relation to which it is aware (including by way of notification from the Obligors’ Agent) that any of the events or circumstances referred to in this definition has occurred, is a Defaulting Lender unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

Delegate means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.

Designated Gross Amount has the meaning given to that term in Clause 9.2 (Availability).

Designated Net Amount has the meaning given to that term in Clause 9.2 (Availability).

Designation Date has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Disqualified Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EBITDA based basket has the meaning given to that term in paragraph (a) of Clause 1.5 (Baskets and Basket Testing).

Effective Yield means, in respect of any Indebtedness, the sum of (without double counting):

(a)	the EURIBOR floor, if any, with respect to the such Indebtedness on the date of determination;

(b)

the interest rate margin with respect to such Indebtedness on the date of determination, provided that in determining the Effective Yield applicable to Facility B in the case of any MFN Facility, the relevant interest rate margin shall be the higher of:

(i)	the highest actual Margin for Facility B under this Agreement as at the Closing Date; and

(ii)	the highest actual or potential Margin for Facility B under this Agreement as at the Applicable Test Date; and

(c)

the amount of any applicable original issue discount and upfront fees paid on the such Indebtedness (converted to yield assuming a three-year average life and without any present value discount) but excluding the effect of any arrangement, structuring, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans.

Election Option has the meaning given to that term in paragraph (d)(i) of the definition of “IFRS”.

Equity Contribution has the meaning given to that term in Clause 26.1 (Financial definitions).

Equity Documents means the Constitutional Documents and any document evidencing an Equity Contribution as described in paragraph (b) of the definition of “Equity Contribution”.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to:

(A)	a Facility B Loan or an Original Revolving Facility Loan is below zero, EURIBOR for such Loan will be deemed to be zero; and

(B)

an Additional Facility Loan is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, EURIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice.

Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default).

Excess Cash Flow has the meaning given to that term in Clause 26.1 (Financial definitions).

Excess Cash Flow De Minimis means, in relation to a Financial Year, the aggregate of:

(a)	€20.5 million or, if higher, an amount equal to 25% of LTM EBITDA; and

(b)	the Carry Forward Excess Cash Amount (as defined in Clause 12.2 (Excess Cash Flow)) for the previous Financial Year.

Exchange Act has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Excluded Jurisdiction has the meaning given to that term in paragraph 6 (Excluded Jurisdictions) of Schedule 11 (Agreed Security Principles).

Existing Debt means the outstanding Indebtedness (and any interest, coupon, premia, fees, costs or expenses accrued or accruing thereon, including after the Closing Date) under (i) any Existing Debt Document and (ii) any hedging agreement or related or ancillary agreement entered into in connection with any Existing Debt Document which, in each case, are to be terminated and repaid or redeemed on or about the Closing Date as set out in the Funds Flow Statement.

Existing Debt Documents means the Existing Senior Facilities Agreement and the “Finance Documents” thereunder.

Existing Lender has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders).

Existing Senior Facilities Agreement means the €300 million credit facility agreement between, among others, Sportradar Holding AG as company and UBS Switzerland AG as agent and security agent.

Exit Event has the meaning given to that term in Clause 12.1 (Exit and Listing).

Expiry Date means, for a Letter of Credit, the last day of its Term.

Facility means a Term Facility, a Revolving Facility and any Additional Facility.

Facility B means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

Facility B Borrower means each Original Borrower and any Additional Borrowers in respect of Facility B.

Facility B Commitment means:

(a)

in relation to an Original Lender, the amount in euro set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Facility B Commitment and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in euro of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase), to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30 (Debt Purchase Transactions).

Facility B Lender means any Lender who makes available a Facility B Commitment or a Facility B Loan.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Office means the office or offices notified by a Lender, Finance Party or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender, Finance Party or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable);

(b)

any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)

in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or

(c)

in relation to a “passthru payment” described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, the first date from which such payment may have become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means:

(a)	the fee letter(s) entered between Mandated Lead Arrangers and the Company prior to the date of this Agreement (the Arrangement Fee Letter);

(b)

any fee letter or other agreement dated on or prior to the date of this Agreement between any Finance Party (or any of its Affiliates) and a member of the Group, setting out any of the fees referred to in Clause 17 (Fees) and designated therein as a “Fee Letter”; and

(c)

any agreement setting out fees payable to a Finance Party referred to in paragraph (n) of Clause 2.2 (Additional Facilities), paragraph (e) of Clause 2.3 (Increase), Clause 17.4 (Agent and Security Agent fees) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document and designated therein as a “Fee Letter”.

Finance Document means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, each Increase Confirmation, each Additional Facility Notice and Additional Facility Lender Accession Notice, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Debt Transfer Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Obligors’ Agent.

Finance Party means the Agent, each Mandated Lead Arranger, the Security Agent, a Lender, the Issuing Bank, or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

Financial Quarter has the meaning given to that term in Clause 26.1 (Financial definitions).

Financial Statements means Annual Financial Statements or Quarterly Financial Statements.

Financial Year has the meaning given to that term in Clause 26.1 (Financial definitions).

Fitch has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Fixed Charge Coverage Ratio has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Fronted Ancillary Commitment means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Revolving Facility Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the applicable Revolving Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

Fronted Ancillary Lender has the meaning given to that term in Clause 9.2 (Availability).

Fronted Ancillary Facility has the meaning given to that term in Clause 9.2 (Availability).

Fronted Ancillary Facility Fee has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

Fronted Ancillary Facility Fee Period has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

Fronted Ancillary Portion means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender’s commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility.

Fronting Ancillary Commitment means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 9.15 (Fronted Ancillary Commitment Indemnities), as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not increased, cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

Fronting Ancillary Lender has the meaning given to that term in Clause 9.2 (Availability).

Funds Flow Statement means any funds flow statement relating to the Transaction which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Gross Outstandings means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft but calculated on the basis that the wording in the definition of “Ancillary Outstandings” permitting the netting of credit balances were deleted.

Group means the Company and each of its Restricted Subsidiaries from time to time.

Group Initiative has the meaning given to that term in Clause 26.1 (Financial definitions).

Group Structure Chart means any structure chart of the Group (assuming the Closing Date has occurred) which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Guarantee Limitations means, in respect of any Obligor and any payments such Obligor is required to make in its capacity as a guarantor or as the provider of an indemnity or as debtor of costs or disbursements or with respect to any other payment obligation under this Agreement or any other Finance Document, the limitations and restrictions applicable to such entity pursuant to Clause 23.11 (Guarantee Limitations: General) to Clause 23.15 (Additional Guarantee Limitations) (inclusive) and the relevant Accession Deed applicable to such Additional Guarantor or any other Finance Document.

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

Guarantor Coverage Test means confirmation that the aggregate (without double counting) earnings before interest, tax, depreciation and amortization (calculated on an LTM basis on the same basis as Consolidated EBITDA but taking each entity on an unconsolidated basis and excluding goodwill, all intra Group items and investments in Subsidiaries of any member of the Group) (EBITDA) of the members of the Group which are Guarantors equals or exceeds eighty 80% of Consolidated EBITDA of the Group (excluding for these purposes, any adjustments made to Consolidated EBITDA pursuant to paragraphs (a)(viii) and (a)(ix) of the definition thereof), provided that, for the purposes of calculating the Guarantor Coverage Test only:

(a)	to the extent any Guarantor generates negative EBITDA, such Guarantor shall be excluded from the numerator, for the purpose of calculating the numerator of the Guarantor Coverage Test; and

(b)	unless otherwise elected by the Obligors’ Agent, to the extent that any member of the Group:

(i)	is not a Guarantor; and

(ii)	is incorporated in an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles,

such member of the Group shall be deemed to have zero EBITDA, for the purpose of calculating the denominator of the Guarantor Coverage Test.

Hedge Counterparty means each person which is party to the Intercreditor Agreement as a “Hedge Counterparty”.

Hedging Agreement has the meaning given to that term in the Intercreditor Agreement.

Hedging Obligations has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Holdco Financing means any debt or equity financing (howsoever borrowed or incurred) provided to any Holding Company of the Company by any person, including any vendor or third party financing.

Holdco Financing Major Terms means the following terms:

(a)	the issuer or borrower of the Holdco Financing is a Holding Company of the Company;

(b)

the net cash proceeds of the Holdco Financing are (directly or indirectly) contributed to the Company (including on a non-cash rollover basis) as equity (including by way of premium and/or contribution to capital reserve and on a cash or cashless basis) by its immediate Holding Company or, by shareholder loan, notes, bonds or like instruments to the Company by its immediate Holding Company, provided that such shareholder loan, notes, bonds or like instruments constitute “Subordinated Liabilities” as defined in the Intercreditor Agreement or are otherwise subordinated to the Facilities on terms acceptable to the Agent (acting reasonably);

(c)	the scheduled final maturity date of the Holdco Financing (if any) falls after the Termination Date in respect of Facility B (as at the date of this Agreement);

(d)	no guarantees or Security are provided by a member of the Group, or over any shares, stocks or partnership interests of a member of the Group, as credit support for such Holdco Financing; and

(e)

the issuer or borrower of such Holdco Financing shall, on and prior to the Termination Date in respect of Facility B (as at the date of this Agreement), have the option in its sole discretion to pay all accrued interest on such Holdco Financing in kind, provided that nothing in this Agreement shall prohibit the issuer or borrower making any payment of accrued or capitalised interest in cash which is directly or indirectly funded from (i) any proceeds of such Holdco Financing which are retained by such issuer or borrower and are not contributed to a member of Group or (ii) dividends, restricted payments and/or other permitted distributions not prohibited in accordance with this Agreement.

Holding Company means, in relation to a company, corporation or any other entity, any other company, corporation or entity in respect of which it is a Subsidiary.

IFRS has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

(b)	the Agent otherwise disaffirms, rescinds or repudiates a Finance Document or any term thereof;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

Increase Lender has the meaning given to that term in Clause 2.3 (Increase).

Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Industry Competitor means:

(a)

any person or entity (or any of its Affiliates or Related Funds or any person acting on its behalf) which is a competitor of a member of the Group or whose business is similar or related to a member of the Group or any Initial Investor or is a supplier or sub-contractor of a member of the Group or any Initial Investor and, in each case, any controlling shareholder of such persons, provided that this shall not include any person or entity (or any of its Affiliates or Related Funds) which is a bank, financial institution or trust; and

(b)

a private equity sponsor (including any fund which is managed or advised by it or any of its Affiliates or Related Funds, and any of their respective Affiliates or Related Funds), provided that this shall not include any person whose principal business is investing in debt and which is:

(i)	acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a private equity sponsor; and

(ii)

managed and controlled fully separately from the person that would otherwise constitute a private equity sponsor and has separate personnel responsible for its interests under the Finance Documents, such personnel being fully independent from the interests of the entity, division or desk constituting the private equity sponsor, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests of the entity, division or desk constituting the private equity sponsor.

Information Memorandum means the document in the form approved by the Obligors’ Agent concerning the Group in relation to the Facilities and distributed by the Mandated Lead Arrangers on a confidential basis in connection with the syndication of Facility B.

Initial Investors means:

(a)

Canada Pension Plan Investment Board and its Affiliates (together, the CPPIB Funds) and individually or collectively, one or more investment funds, co-investment vehicles, limited partnerships and/or other similar vehicles or accounts or other entities, in each case advised or managed by the general partner, manager or advisor to the CPPIB Funds;

(b)

TCMI, Inc. and its Affiliates (together, the TCV Funds) and individually or collectively, one or more investment funds, co-investment vehicles, limited partnerships and/or other similar vehicles or accounts or other entities, in each case advised or managed by the general partner, manager or advisor to the TCV Funds;

(c)	one Carsten Koerl;

(d)	any director, officer or member of the management of the Group having a (direct or indirect) interest in the Company (including by way of reinvestment on a non-cash basis);

(e)

any successor, Affiliate or Related Fund of any person listed in paragraph (a) or (b) above (but excluding, in each case, any portfolio company in which any person listed in paragraph (a) or (b) above or any successor, Affiliate, Related Fund or investor thereof, holds an investment);

(f)	an Agreed Co-Investor; and/or

(g)	any other co-investor approved by the Majority Lenders (acting reasonably).

Inside Maturity Basket means an amount equal to the greater of (x) €40.5 million and (y) 50% of LTM EBITDA.

Insolvency Event means, in relation to a Finance Party, the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, custodian or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step being taken in any jurisdiction with respect to that Finance Party.

Intellectual Property means:

(a)

any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, sports rights licenses, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights and interests throughout the world (which may now or in the future subsist), whether registered or unregistered; and

(b)

the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist.

Intercreditor Agreement means the intercreditor agreement to be entered into on or around the date of this Agreement and made between, among others, the Company, the Original Debtors (as defined therein), the Agent, the Security Agent and the Original Lenders.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

Internal Revenue Code means the US Internal Revenue Code of 1986, as amended.

Interpolated Screen Rate means, in relation to EURIBOR or LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Investment has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Investors means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of the Company from time to time.

Investor Affiliate means (i) any Investor and each of its Affiliates, (ii) any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates, (iii) any trust of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a trustee, (iv) any partnership of an Investor or any of its Affiliates or in respect of which any such persons are a partner and (v) any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates, but excluding (in each case) (A) any fund or entity that is affiliated with or managed and/or advised by any Investor where the principal business of such affiliated fund or entity is investing in debt, (B) any Unrestricted Subsidiary; and (C) any member of the Group.

IPO Proceeds means the cash proceeds received by members of the Group or any Holding Company of the Company from a Listing or a primary issue of shares in connection with such a Listing, after deducting:

(a)

all taxes incurred and required to be paid or reserved against (as reasonably determined by the Obligors’ Agent on the basis of their existing rates) by the seller in relation to a Listing (including any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(b)

fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out of pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, a Listing));

(c)

any amount required to be applied in repayment or prepayment of any Indebtedness other than the Facilities (including to an entity the subject of a disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in permitted joint ventures as a consequence of that Listing; and

any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Listing.

Issuing Bank means any Lender which has notified the Agent that it has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank), provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

ITA means the UK Income Tax Act 2007.

L/C Proportion means, in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility (in each case) under a Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender, including pursuant to Clause 9.11 (Adjustments required in relation to Ancillary Facilities).

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or under Clause 31 (Changes to the Obligors) or at any other time in connection with the Finance Documents.

Legal Reservations means:

(a)

the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;

(c)

the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)

the principle that the creation or purported creation of Security over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(h)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(i)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(j)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(k)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;

(l)

the principle that in certain circumstances pre-existing Security purporting to secure an Additional Facility, further advances or any Facility following a Structural Adjustment may be void, ineffective, invalid or unenforceable;

(m)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions; and

(n)	mandatory provisions (lois de police) of Luxembourg or other applicable law.

Lender means:

(a)	an Original Lender; or

(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to any Facility and (ii) payment in full of all amounts which are then due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

Letter of Credit means:

(a)	a letter of credit, substantially in the agreed form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Obligors’ Agent and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed by the Issuing Bank.

Liabilities has the meaning given to that term in the Intercreditor Agreement.

LIBOR means, in relation to any Loan (other than for a Loan denominated in EUR):

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency or Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the	Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and a period equal in length to the Interest Period of that Loan and if any such rate applicable to:

(A)	an Original Revolving Facility Loan is below zero, LIBOR for such Loan will be deemed to be zero; or

(B)

an Additional Facility Loan is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, LIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice.

Lien has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Listing means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

LMA means the Loan Market Association.

Loan means a Term Loan or a Revolving Facility Loan.

Loan to Own/Distressed Investor means any person (including an Affiliate or a Related Fund of a Lender or any transferee which satisfies the requirements set out under paragraph (b) of Clause 29.3 (Conditions of assignment or transfer)) whose principal business or material activity is:

(a)	investing in distressed debt or the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly);

(b)	investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly); and/or

(c)	exploiting holdout or blocking positions,

provided that:

(i)

any Affiliate of such persons which are a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB+ or Baa1 (as applicable) according to at least two of Moody’s, S&P or Fitch which are managed and controlled independently to any such person who meets any of the criteria referred to in sub-paragraphs (a) to (c) above and provided that any information made available under the Finance Documents shall not be disclosed or made available to such person or its other Affiliates; and

(ii)	any Original Lender,

shall not, in each case, be a Loan to Own/Distressed Investor.

LTM means last twelve Months.

LTM EBITDA has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Luxembourg means the Grand Duchy of Luxembourg.

Luxembourg Borrower means a Borrower incorporated or organised in Luxembourg.

Luxembourg Guarantor means a Guarantor incorporated or organised in Luxembourg.

Luxembourg Obligor means a Luxembourg Borrower and/or a Luxembourg Guarantor.

Major Default means any event or circumstance constituting an Event of Default that is continuing under:

(a)	paragraph (a) of Section 1 of Schedule 17 (Events of Default);

(b)	paragraph (b) of Section 1 of Schedule 17 (Events of Default);

(c)	paragraph (c) of Section 1 of Schedule 17 (Events of Default) insofar as it relates to a breach of any Major Undertaking;

(d)	paragraph (e) of Section 1 of Schedule 17 (Events of Default);

(e)	Clause 28.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect; or

(f)	Clause 28.4 (Invalidity and Unlawfulness),

in each case as it relates to:

(i)

in the case of a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)

in the case of any other acquisition or investment not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

Major Representation means a representation or warranty under:

(a)	Clause 24.1 (Status);

(b)	Clause 24.2 (Binding Obligations);

(c)	Clause 24.3 (Non-conflict with other obligations);

(d)	Clause 24.4 (Power and authority);

(e)	Clause 24.6 (Governing law and enforcement); and

(f)	Clause 24.19 (Insolvency),

in each case as it relates to:

(i)

in the case of a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)

in the case of any other acquisition or investment not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds

Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

Major Undertaking means an undertaking under:

(a)	Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(b)	Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings);

(c)	Section 3 (Limitation on Liens) of Schedule 16 (General Undertakings); and

(d)	Section 8 (Merger and Consolidation—Company) of Schedule 16 (General Undertakings),

in each case as it relates to:

(i)

in the case of a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)

in the case of any other acquisition or investment not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

Majority Arrangers means, a Mandated Lead Arranger or Mandated Lead Arrangers whose Facility B Commitments (together with the Facility B Commitments of its or their Affiliates who are not Mandated Lead Arrangers) aggregate more than 50 per cent. of the Total Facility B Commitments as at the date of this Agreement.

Majority Lenders means, subject to paragraph (f) of Clause 41.4 (Other exceptions):

(a)

other than in connection with the exercise of any rights under Clause 28.6 (Acceleration), a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero (0), aggregated more than 50% of the Total Commitments immediately prior to that reduction); and

(b)

in connection with the exercise of any rights under Clause 28.6 (Acceleration), a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to that reduction), provided that, in each case, for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

Majority Revolving Facility Lenders means, subject to paragraph (f) of Clause 41.4 (Other exceptions):

(a)

other than in connection with the exercise of any rights under Clause 28.6 (Acceleration), a Lender or Lenders whose Commitments aggregate more than 50% of (i) the Total Original Revolving Facility Commitments and (ii) the Total Additional Facility Commitments in respect of any Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) to the extent specified in the relevant Additional Facility Notice (or, if both the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility have been reduced to zero (0), aggregated more than 50% of the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility immediately prior to that reduction); and

(b)

in connection with the exercise of any rights under Clause 28.6 (Acceleration), a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of (i) the Total Original Revolving Facility Commitments and (ii) the Total Additional Facility Commitments in respect of any Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) to the extent specified in the relevant Additional Facility Notice (or, if both the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility have been reduced to zero, aggregated more than 66 2⁄3% of the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility immediately prior to that reduction), provided that, in each case, for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

Margin means:

(a)	in relation to any Facility B Loan, 4.25% per annum;

(b)	in relation to any Original Revolving Facility Loan, 3.75% per annum;

(c)	in relation to any Additional Facility Loan, the percentage rate per annum specified by the Obligors’ Agent in the relevant Additional Facility Notice;

(d)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(e)	in relation to any other Unpaid Sum, the highest rate specified above,

but from the first day following the third complete Financial Quarter following the Closing Date:

(i)

the Margin for each Loan under Facility B and the Original Revolving Facility will be the percentage per annum set out below in the column in the relevant table for the applicable Facility opposite that range:

Senior Secured Net Leverage Ratio	Facility B Margin (% per annum)
Greater than 4.50:1.00	4.25
Greater than 4.00:1.00 but equal to or less than 4.50:1.00	4.00
Greater than 3.50:1.00 but equal to or less than 4.00:1.00	3.75
Equal to or less than 3.50:1.00	3.50

Senior Secured Net Leverage Ratio	Original Revolving Facility Margin (% per annum)
Greater than 4.50:1.00	3.75
Greater than 4.00:1.00 but equal to or less than 4.50:1.00	3.50
Greater than 3.50:1.00 but equal to or less than 4.00:1.00	3.25
Greater than 3.00:1.00 but equal to or less than 3.50:1.00	3.00
Equal to or less than 3.00:1.00	2.75

and

(ii)

the Margin for each Additional Facility Loan and Additional Revolving Facility Utilisation will be the percentage per annum agreed with the Additional Facility Lenders and as indicated for that range in the Additional Facility Notice for those Additional Facility Commitments.

However:

(A)

any increase or decrease in the Margin for a Loan shall take effect on the date of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificates), provided that in the event that any such Compliance Certificate is not delivered in accordance with Clause 25.2 (Provision and contents of Compliance Certificates) or does not set out (in reasonable detail) computations as to the calculation of the Margin, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments) until such time as a Compliance Certificate setting out (in reasonable detail) computations as to the calculation of the Margin is delivered;

(B)

if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Margin should have been reduced in accordance with the above table or as indicated in the applicable Additional Facility Notice or (2) the Margin should not have been reduced or should have been increased in accordance with the above table or as indicated in the applicable Additional Facility Notice, the next payment of interest under the relevant Facility shall be adjusted in accordance with paragraph (b) of Clause 14.2 (Payment of interest). The Agent’s determination (acting reasonably and in good faith) of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Obligors’ Agent, provide the Obligors’ Agent with reasonable details of the calculation of such adjustments;

(C)

while an Event of Default under any of paragraphs (a), (b), (c) (but only in relation to a failure to comply with paragraphs (b)(ii)(B) or (c)(ii)(B) (as applicable) of Clause 25.2 (Provision and contents of Compliance Certificates), in each case such that the Margin cannot be determined) or (e) of Section 1 of Schedule 17 (Events of Default) (a Margin Event of Default) is continuing, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility

Commitments). Once that Margin Event of Default has been remedied or waived, the Margin for each Loan will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Margin Event of Default had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver and the terms of this definition “Margin” shall apply (on the assumption that no such Margin Event of Default has occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver; and

(D)	for the purpose of determining the Margin, the Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions).

Material Adverse Effect means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Group (taken as whole) to perform its payment obligations under the Finance Documents; or

(b)

subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole, and if capable of remedy, is not remedied within twenty (20) Business Days of the earlier of (i) the Obligors’ Agent becoming aware of the issue and (ii) the giving to the Obligors’ Agent of written notice of the issue by the Agent.

Material Subsidiary means, at any time:

(a)	each Original Obligor;

(b)	Sportradar AG; and

(c)

each wholly-owned member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated (I) on an unconsolidated basis, (B) by excluding goodwill, intra-Group items and investments in subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA but excluding for this purpose any adjustments made pursuant to paragraphs (a)(viii) and (a)(ix) of the definition thereof) representing 5% or more of Consolidated Pro Forma EBITDA, provided that:

(i)

such calculation shall be determined by reference to the most recent Annual Compliance Certificate supplied by the Obligors’ Agent in respect of the latest Annual Financial Statements delivered to the Agent;

(ii)	any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation;

(iii)

each member of the Group which is incorporated in an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles will not be considered a Material Subsidiary for the purpose of Clause 27.7 (Guarantees and Security) or Schedule 11 (Agreed Security Principles); and

(iv)	a report by the Auditors of the Company that a member of the Group is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

MFN Facility means Controlled Debt arising under an Additional Facility which is:

(a)

is a euro denominated floating rate broadly syndicated term loan facility to be drawn in euro and is incurred after the Closing Date pursuant to paragraphs (b)(i)(B) or (b)(i)(C) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(b)	is drawn within twelve (12) Months of the Closing Date;

(c)

has a final maturity date falling on or after the Termination Date in respect of Facility B but not later than twelve (12) Months after the Termination Date in respect of Facility B (as at the date of this Agreement);

(d)

is secured only on the Transaction Security and subject to the Intercreditor Agreement as Senior Secured Liabilities (as defined in the Intercreditor Agreement) (for the avoidance of doubt, ranking pari passu with Facility B); and

(e)

is not: (i) Bridging Debt, Acquired Indebtedness or Acquisition Indebtedness; (ii) incurred in connection with an acquisition, joint venture or any other investment; or (iii) applied in full in refinancing any indebtedness.

MFN Threshold means the greater of (x) €40.5 million and (y) 50% of LTM EBITDA (or such other amount as agreed between the Company and the Majority Lenders).

MFN Yield Cap means a percentage rate per annum equal to the aggregate of:

(a)	1.00% per annum; plus

(b)	the Effective Yield for Facility B under this Agreement as at the Applicable Test Date.

Month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules in paragraphs (a) to (c) above will only apply to the last month of any period.

Moody’s has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Net Cash Proceeds has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Net Outstandings means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft.

New Debt Financing has the meaning given to that term in the Intercreditor Agreement.

New Lender has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders).

Non Acceptable L/C Lender means a Lender under a Revolving Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) a Mandated Lead Arranger, (ii) an Original Lender (or its Affiliates) or (iii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or

(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

Non Consenting Lender means any Lender, where:

(a)

the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of this Agreement (the Applicable Consent);

(b)	the Majority Lenders have consented to the Applicable Consent; and

(c)

such Lender has not consented to the Applicable Consent by 5.00pm on the date falling ten (10) Business Days after the date of such request, or any other period of time specified by the Obligors’ Agent (but if shorter than ten (10) Business Days, agreed by the Agent) of the date of such request.

Not Otherwise Applied means, in relation to any amount which is proposed to be included, applied, designated or taken into account, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

Notice Date has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (i) of Clause 30 (Debt Purchase Transactions).

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means the Company or such other person appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

Officer means, with respect to any person:

(a)

the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director, managing director or the company secretary (or, in each case, any person holding a similar or equivalent role):

(i)	of such person; and/or

(ii)	if such person is owned or managed or represented by a single entity, of such entity; and/or

(b)	any other individual designated as an “Officer” by the Board of Directors of such person.

Officer’s Certificate means, with respect to any person, a certificate signed by one Officer of such person.

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Financial Statements means the audited financial statements of the Group for the financial year ended 31 December 2019.

Original Obligor means an Original Borrower or an Original Guarantor.

Original Revolving Facility means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

Original Revolving Facility Borrower means each Original Borrower and any member of the Group which accedes as an Additional Borrower under the Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be a Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors).

Original Revolving Facility Commitment means:

(a)

in relation to an Original Lender, the amount in the Base Currency set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Original Revolving Facility Commitment and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Original Revolving Facility Lender means any Lender who makes available an Original Revolving Facility Commitment or an Original Revolving Facility Loan.

Original Revolving Facility Loan means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

Original Revolving Facility Utilisation means an Original Revolving Facility Loan or a Letter of Credit issued or to be issued under the Original Revolving Facility.

Other Reporting Financial Quarter means a Financial Quarter, other than the Relevant Reporting Financial Quarter.

Other Reporting Financial Year means a Financial Year, other than the Relevant Reporting Financial Year.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirements means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings, notifications and/or acknowledgements of or under the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.

Permitted Acquisition means any Permitted Investment under paragraphs (a)(ii) or (b) of the definition of Permitted Investment or any other acquisition or investment not prohibited by (or otherwise approved under) the terms of this Agreement.

Permitted Collateral Lien has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Permitted Holders has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Permitted Indebtedness means Indebtedness not prohibited by the terms of this Agreement.

Permitted Investment has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Permitted Liens has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Permitted Payment means any dividend, distribution, payment, repayment, prepayment, purchase, repurchase, redemption, defeasance, discharge, exchange, other acquisition, retirement or Investment not prohibited by the terms of this Agreement or any payment constituting or contemplated by a Permitted Transaction.

Permitted Reorganization has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Permitted Structural Adjustment means a Structural Adjustment not prohibited by this Agreement.

Permitted Transaction means:

(a)

any step, circumstance, payment, event, reorganisation or transaction contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) or any Topco Proceeds Loan (and related documentation) and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document;

(b)	a Permitted Reorganization or any merger or consolidation permitted pursuant to the terms of this Agreement, including as permitted pursuant to Sections 8

(Merger	and Consolidation—Company) and/or 9 (Merger and Consolidation—Guarantors) of Schedule 16 (General Undertakings);

(c)	[Reserved];

(d)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(e)

any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness, in each case on a cashless basis;

(f)

any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares, if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a cashless exercise;

(g)

any transfer of the shares in, or issue of shares by, a member of the Group or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for effecting the Transaction as set out in the Tax Structure Memorandum (other than any exit steps described therein), including inserting any Holding Company or incorporating or inserting any Subsidiary in connection therewith, provided that after completion of such steps no Change of Control shall have occurred;

(h)

the formation and maintenance of any consolidated tax grouping, accounting or cash pooling or cash management transactions in the ordinary course of business and any closure of bank accounts in the ordinary course of business;

(i)	any Liabilities Acquisition (as defined in the Intercreditor Agreement);

(j)	any intermediate steps or actions necessary to implement steps, circumstances, payments or transactions not prohibited by this Agreement; and

(k)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

Preferred Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Pro Forma Acquisition Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Pro Forma Disposal Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Pro Forma Group Initiative Cost Savings has the meaning given to that term in Clause 26.1 (Financial definitions).

Qualifying IPO Condition has the meaning given to that term in paragraph (d) of Clause 27.13 (Qualifying Listing / Ratings Trigger).

Quarter Date has the meaning given to that term in Clause 26.1 (Financial definitions).

Quarterly Compliance Certificate means a compliance certificate substantially in the agreed form set out in Part I (Form of Quarterly Compliance Certificate) of Schedule 8 (Forms of Compliance Certificate) (or in any other form agreed between the Company and the Agent (each acting reasonably)) and delivered by the Obligors’ Agent to the Agent under paragraph (a) of Clause 25.2 (Provision and contents of Compliance Certificates).

Quarterly Financial Statements means the reports provided pursuant to paragraph (b) of Section 1 of Schedule 15 (Information Undertakings).

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reconciliation Statement has the meaning given to such term in paragraph (c) of Clause 25.4 (Agreed Accounting Principles).

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market; and

(b)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in that currency and for that period.

Reference Banks means, in relation to EURIBOR or LIBOR, up to three Lenders as may be appointed by the Agent in consultation with the Obligors’ Agent (provided that no Finance Party shall be appointed as a Reference Bank without its consent).

Refinancing means the refinancing of the Existing Debt.

Refinancing Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Register has the meaning given to that term in Clause 29.10 (The Register).

Related Fund in relation to a fund or account (the first fund), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Release Condition has the meaning given to that term in Clause 27.13 (Qualifying Listing / Ratings Trigger).

Released Amounts has the meaning given to that term in paragraph (c) of Clause 27.13 (Qualifying Listing / Ratings Trigger).

Relevant Action has the meaning given to that term in Clause 26.3 (Calculations).

Relevant Interbank Market means:

(a)	in relation to euro, the European interbank market; and

(b)	in relation to any other currency, the London interbank market.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

Relevant Period has the meaning given to that term in Clause 26.1 (Financial definitions).

Relevant Reporting Financial Quarter means the first complete Financial Quarter ending after the Closing Date.

Relevant Reporting Financial Year means the first Financial Year ending after the Closing Date.

Renewal Request means a written notice delivered the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

Repeating Representations has the meaning given to it in paragraph (b) of Clause 24.20 (Repetition).

Replaced Lender has the meaning given to that term in paragraph (a) of Clause 41.5 (Replacement of Lender).

Replacement Notice has the meaning given to that term in paragraph (a) of Clause 41.5 (Replacement of Lender).

Reports means the Tax Structure Memorandum and each other due diligence report designated as a “Report” by the Company prior to the Closing Date.

Reporting Entity means (i) the Company; (ii) an IPO Entity; or (iii) any Holding Company thereof (as determined at the sole discretion of the Company).

Reporting Entity Group means the applicable Reporting Entity and each of its Subsidiaries (or in the case of Subsidiaries of the Company, limited to Restricted Subsidiaries) from time to time.

Representative means any delegate, agent, manager, authorised signatory, administrator, nominee, attorney, trustee or custodian.

Resignation Letter means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

Restricted Subsidiary has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Restructuring Costs has the meaning given to that term in Clause 26.1 (Financial definitions).

Retained Cash has the meaning given to that term in Clause 26.1 (Financial definitions).

Retained Cash Flow has the meaning given to that term in Clause 26.1 (Financial definitions).

Retained Excess Cash has the meaning given to that term in Clause 26.1 (Financial definitions).

Revolving Facility means the Original Revolving Facility or an Additional Revolving Facility.

Revolving Facility Borrower means an Original Revolving Facility Borrower or an Additional Revolving Facility Borrower.

Revolving Facility Commitment means an Original Revolving Facility Commitment or an Additional Revolving Facility Commitment.

Revolving Facility Lender means an Original Revolving Facility Lender or an Additional Revolving Facility Lender.

Revolving Facility Loan means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Loan; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Loan.

Revolving Facility Utilisation means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation.

Rollover Loan means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility or a Fronted Ancillary Facility is due to be met; and

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)

in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

S&P has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Sanctioned Country means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions.

Sanctioned Person means any person that is (or persons that are):

(a)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List; or

(b)	resident in or incorporated under the laws of any Sanctioned Country, or to the best of the Obligors’ Agent’s knowledge otherwise a target of Sanctions,

provided that, in the case of either of paragraphs (a) or (b) above, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are not prohibited under applicable Sanctions or under a licence, licence exemption or other authorisation of a Sanctions Authority.

Sanctions means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means (a) the United States of America, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department and the US Department of the Treasury.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

Screen Rate means:

(a)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Obligors’ Agent.

Secured Debt Document has the meaning given to that term in the Intercreditor Agreement.

Secured Parties means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

Security means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

Selection Notice means a notice substantially in the form set out in Part III (Form of Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

Senior Secured Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Senior Secured Net Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions).

Separate Loan has the meaning given to that term in paragraph (d) of Clause 10.3 (Repayment of Revolving Facility Loans).

Specified Time means a day or time determined in accordance with Schedule 9 (Timetables).

Structural Adjustment means:

(a)	an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	an extension to the availability, change to the date of payment or redenomination of any amount under the Finance Documents;

(ii)

a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Finance Documents;

(iii)	the currency of payment of any amount under the Finance Documents;

(iv)	a redenomination of a Commitment or participation of any Finance Party into another currency;

(v)	a re-tranching of any or all of the Facilities;

(vi)	an increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments (other than in accordance with Clause 2.3 (Increase)); or

(vii)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu with or junior to any of the Facilities,

in each case, other than in respect of an Additional Facility established pursuant to Clause 2.2 (Additional Facilities); or

(b)

an amendment or waiver of a term of a Finance Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above.

Structural Intercompany Receivable means:

(a)

any receivable in respect of any intercompany loan entered into between (i) Topco (as lender) and the Company (as borrower) pursuant to any Topco Proceeds Loan or Subordinated Liabilities (as defined in the Intercreditor Agreement) or (ii) the Original Borrower (as lender) and the Company (as borrower) pursuant to any Subordinated Liabilities (as defined in the Intercreditor Agreement); and

(b)

the receivable in respect of any other intercompany loan entered into between an Obligor (as lender) and any member of the Group which is a Material Subsidiary and/or Sportradar AG (in each case, as borrower) pursuant to any Subordinated Liabilities or which are funded from Utilisations, but excluding any intercompany loan which is outstanding for a period of less than 120 days.

Subordinated Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Subsidiary means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a member of the Group.

Super Majority Lenders means, subject to paragraph (f) of Clause 41.4 (Other exceptions), a Lender or Lenders whose Commitments aggregate 66 2⁄3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2⁄3% or more of the Total Commitments immediately prior to that reduction) and provided that for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

Swiss Obligor means an Obligor incorporated in or organised under the laws of Switzerland, or, if different, an Obligor which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

Swiss Withholding Tax means taxes imposed under the Swiss Withholding Tax Act.

Swiss Withholding Tax Act means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time..

TARGET2 means the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority.

Tax Structure Memorandum means the tax structure memorandum provided to the Agent referred to in paragraph 4 of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent).

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

Term Facility means Facility B and any Additional Term Facility.

Term Loan means (i) a Facility B Loan and (as the case may be) (ii) an Additional Facility Loan under an Additional Term Facility.

Termination Date means:

(a)	in respect of Facility B, the date falling 84 Months after the Closing Date;

(b)	in respect of the Original Revolving Facility, the date falling 78 Months after the Closing Date; and

(c)

in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph (b)(ii) of Clause 2.2 (Additional Facilities)).

Third Parties Act has the meaning given to that term in Clause 1.6 (Third Party Rights).

Topco means Sportradar Jersey Holding Ltd, a private limited liability company incorporated under the laws of Jersey, registered with the Jersey Companies Registry under number 132410 and having its registered office at Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey.

Topco Proceeds Loan means any unsecured loan made by Topco to the Company of the proceeds of any Topco Liabilities (as defined in the Intercreditor Agreement).

Topco Share SIA has the meaning given to that term in paragraph 2(d) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent).

Total Additional Facility Commitments means the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement.

Total Additional Revolving Facility Commitments means the aggregate amount of the applicable and designated Additional Revolving Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement.

Total Commitments means the aggregate of the Total Facility B Commitments, the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being €420 million at the date of this Agreement.

Total Revolving Facility Commitments means the Total Original Revolving Facility Commitments and the Total Additional Revolving Facility Commitments, as the context requires.

Total Original Revolving Facility Commitments means the aggregate of the Original Revolving Facility Commitments, being €110 million at the date of this Agreement.

Transaction has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Transaction Documents means the Equity Documents and the Finance Documents.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

Transaction Security Documents means:

(a)	each of the security documents listed as being a Transaction Security Document in paragraph 2(d) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);

(b)

any document entered into by Topco and/or any member of the Group creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any member of the Group under any of the Finance Documents;

(c)	any “Security Document” (other than a “Topco Independent Transaction Security Document”) and any “Transaction Security Document” (each as defined in the Intercreditor Agreement); and

(d)	any other document designated as a “Transaction Security Document” by the Obligors’ Agent and the Agent (or the Security Agent) in writing.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by any Obligor under the Finance Documents.

Unrestricted Subsidiary has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

US means the United States of America.

Utilisation means a Loan or a Letter of Credit.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

Utilisation Request means a notice substantially in the relevant form set out in Part I (Form of Utilisation Request – Loans) or Part II (Form of Utilisation Request – Letters of Credit) of Schedule 3 (Requests and Notices) or any other form agreed between the Agent (acting reasonably) and the Company.

VAT means:

(a)

any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Voting Stock has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Waived Amount has the meaning given to that term in paragraph (c) of Clause 12.4 (Right to Refuse Prepayment).

Working Capital has the meaning given to that term in Clause 26.1 (Financial definitions).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the Agent, the Company, any Finance Party, any Issuing Bank, any Lender, any Mandated Lead Arranger, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)

a document in agreed form is a document (A) which is previously agreed in writing by or on behalf of the Agent and the Obligors’ Agent; or (B) if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent) in the form required or contemplated by those provisions;

(iii)

an amendment includes any amendment, supplement, variation, novation, modification, replacement, restatement or amendment and restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)

assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)

available for utilisation in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition (or other transaction) or condition to utilisation or issue thereof has not been satisfied including (if any of the proceeds are to be applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction (or, in the case of a public-to-private transaction, the date on which the Group makes an announcement in respect of the relevant acquisition equivalent to Rule 2.7 of the City Code or such other transaction) which will be funded by the proceeds of such indebtedness;

(vi)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vii)	a disposal or an asset sale includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and in whole or in part, and dispose will be construed accordingly;

(viii)

fair market value may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Obligors’ Agent setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

(ix)

a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (howsoever fundamentally) and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent not prohibited by the terms of this Agreement;

(x)

a finance lease or a capital lease is any lease which at the time of determination would, in accordance with the Election Option, be treated as a finance or capital lease or otherwise required to be accounted for as a lease liability on the balance sheet; and operating lease will be construed accordingly as any lease which is not a finance or capital lease;

(xi)	a guarantee includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)

any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(xii)	including means including without limitation, and includes and included shall be construed accordingly;

(xiii)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xiv)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xv)

a Default (including an Event of Default) is continuing if it has not been remedied or waived and a Declared Default is continuing unless the relevant demand or notice has been revoked or withdrawn by the Agent (acting on the instructions of the Majority Lenders) or otherwise ceased to have effect. In addition, (i) if a Default (including an Event of Default) has occurred but is no longer continuing (a Remedied Default), any other Default or Event of Default which would not have arisen but for the Remedied Default having occurred, shall be deemed not to be continuing automatically upon, and simultaneous with the remedy, cure or waiver of the Remedied Default. In addition and for the avoidance of doubt, (i) if a Default (including an Event of Default) occurs for a failure to report or failure to deliver a required certificate, notice or other document or information in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or failure to deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 25 (Information Undertakings) or Schedule 15 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured and remedied upon the delivery of any such report or statements or information required by such covenant or notice, certificate or other document or performance of such obligation, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document;

(xvi)

references to any transaction being in the “ordinary course of business” of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with past practice of any member of the Group;

(xvii)

references to any matter being permitted under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document or such other agreement;

(xviii)	a Lender’s participation in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xix)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;

(xx)

Indebtedness ranking pari passu with Facility B, the Original Revolving Facility or the Facilities (as the case may be) means Indebtedness constituting Senior Secured Indebtedness and Indebtedness ranking junior to Facility B, the Original Revolving Facility or the Facilities (as the case may be) means Indebtedness that is subject to the Intercreditor Agreement, secured on the Transaction Security and does not constitute Senior Secured Indebtedness (as the case may be);

(xxi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xxii)

a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xxiii)

sufficient available information means financial information selected and determined by the Obligors’ Agent in good faith in order to test the applicable condition or ratio, including, but not limited to, information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xxiv)	a provision of law is a reference to that provision as amended or re-enacted;

(xxv)	a time of day is a reference to London time;

(xxvi)

unless expressly stated to the contrary, a reference in any Finance Document to the Agent or the Security Agent (an Applicable Agent) being “authorised”, “instructed” and/or “directed” to take any action by a Finance Party by the terms of such Finance Document shall mean irrevocably and unconditionally authorised, instructed or directed (as applicable) to take such action without any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates and shall require the Applicable Agent to take such action promptly, without unreasonable delay and without requesting any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates. The Applicable Agent will not have any liability for any such action taken pursuant to this paragraph (xxvi); and

(xxvii)

where an Applicable Agent is required to act “reasonably”, or in a “reasonable” manner, or is coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used) under the terms of any Finance Document (other than this paragraph (xxvii)) and the Applicable Agent has not been instructed or directed by the requisite Finance Parties in respect of such matter in accordance with the terms of the relevant Finance Document to take such action:

(A)

if the Applicable Agent determines that any instruction is or may be required by from any Finance Party or any group of Finance Parties, it shall notify the Obligors’ Agent as soon as reasonably practicable after making such determination;

(B)

the Applicable Agent shall first (prior to seeking, or notifying any Finance Party that it intends to seek, such instruction) consult with the Obligors’ Agent (acting reasonably and in good faith) in order to determine (1) whether any instruction from the requisite Finance Parties is required under the terms of the applicable Finance Document and (2) the period of time in which such instructions may be sought, provided that the Obligors’ Agent must make themselves available on reasonable notice at reasonable times to enable to the Applicable Agent to engage in such consultation, and if the Applicable Agent (acting reasonably) determines that the Obligors’ Agent has not made themselves available within a reasonable time, the Applicable Agent will be entitled to seek or notify any Finance Party that it intends to seek instructions;

(C)

if, after such consultation, there is no agreement between the Obligors’ Agent and the Applicable Agent and/or the Applicable Agent determines (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) that it is required to seek instructions from the required Finance Parties in accordance with the terms of the applicable Finance Document, it shall notify the Finance Parties from whom it is seeking such instruction of the requested instructions, together with, to the extent applicable, its proposed opinion, determination or other course of action and the period of time within which such instructions must be provided (acting reasonably and in good faith and taking into account such consultation with the Obligors’ Agent);

(D)

unless such Finance Parties (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) otherwise instruct or direct the Applicable Agent within the period of time within which such instructions were requested to be provided, the Applicable Agent shall act in accordance with its proposed opinion, determination or other course of action notified to the applicable Finance Parties in accordance with paragraph (C) above; and

(E)

if the Applicable Agent complies with this paragraph (xxvii), it shall (1) be deemed to have been acting on the instructions of the requisite Finance Parties, (2) be under no obligation to determine the reasonableness of any instructions from any Finance Party, (3) be under no obligation to determine whether, in giving such instructions, the Finance Party is acting in a reasonable manner and (4) not be responsible for any liability arising from such instructions, notices and opinions or any delay or failure in the giving of such instructions, notices and opinions, and each other Finance Party by becoming a Party to this Agreement acknowledges and agrees to the actions of the Applicable Agent under this paragraph (xxvii).

(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Borrower provides cash cover for a Letter of Credit or Ancillary Facility or Fronted Ancillary Facility if it pays an amount in the currency of the Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)

the account is with the Agent, or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender or Fronting Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility or Fronted Ancillary Facility);

(ii)

subject to Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made (I) to pay the relevant Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility as the case may be, (II) if the Security Agent, the Agent, Issuing Bank, Ancillary Lender, or Fronting Ancillary Lender (as the case may be) determine (acting reasonably) that the amount standing to the credit or such account exceeds the face value amount outstanding under that Letter of Credit, or as applicable the Ancillary Outstandings; or (III) as contemplated by paragraph (d) of Clause 17.5 (Fees payable in respect of Letters of Credit) and for the purposes of this Agreement, a Letter of Credit or Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Letter of Credit or Ancillary Outstanding (as applicable); and

(iii)

if requested by the relevant Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be), the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, which creates first ranking Security over that account.

(f)

Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company, provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Company to any of its direct or indirect shareholders, such indebtedness or claim is subordinated as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise in a manner satisfactory to the Agent acting reasonably.

(g)	A Letter of Credit or Ancillary Outstandings are repaid or prepaid (or any derivative form thereof) to the extent that:

(i)	a Borrower or any other Obligor provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)

in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

(iii)

the maximum amount payable under the Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be) is reduced or cancelled in accordance with its terms in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Lender in respect of such Ancillary Facility or Fronting Ancillary Lender in respect of such Fronted Ancillary Facility (as the case may be), in each case, acting reasonably;

(iv)

the Letter of Credit or relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(v)

the Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced, and has confirmed the same to the Agent accordingly; or

(vi)

a bank or financial institution having a long term credit rating from any of Moody’s, S&P or Fitch at least equal to Baa3/BBB- (as applicable or such other rating as the Agent and the applicable Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable Issuing Bank having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

in each case, unless it is otherwise agreed between the Obligors’ Agent and:

(A)

the Issuing Bank that such Letters of Credit will remain outstanding on a bilateral basis and, in each case, such Letters of Credit will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof; or

(B)

the Ancillary Lender or Fronting Ancillary Lender that such Ancillary Facility or Fronted Ancillary Facility (as applicable) will remain outstanding on a bilateral basis and, in each case, such Ancillary Facility will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof, the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) to (vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

(h)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(j)	An outstanding amount of a Letter of Credit at any time is the maximum principal face value amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(k)

Subject to Clause 1.4 (Exchange rate fluctuations), references to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount

to	the Agent’s Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent.

(l)

Subject to Clause 1.4 (Exchange rate fluctuations), unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in euros includes the equivalent of such amount, threshold or limit in other currencies.

(m)

In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in euro (Non-euro Commitments) shall be deemed to be converted into euro at the rate for the conversion of euro into the relevant currency of the Non-euro Commitment which the Obligors’ Agent (acting reasonably and in good faith) has used and has notified to the Agent for the purposes of calculating the incurrence of any Additional Facility, or if the

Obligors’ Agent has not notified the Agent of such conversion rate, the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-euro Commitment of the Additional Facility was determined.

(n)

Any adjustment (including any increase, decrease, sum or inclusion) pursuant to the terms and paragraphs of any financial definition or component thereof (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charge Coverage Ratio and LTM EBITDA) or pursuant to any other provision of a Finance Document shall be available and be determined by the Board of Directors of the Company acting in good faith at such time in each case without regard to whether or how such adjustment had been previously made or to the Accounting Principles (to the extent relevant).

(o)	From:

(i)	the Closing Date until the date falling 120 days after the Closing Date;

(ii)	the due date for delivery of the Annual Financial Statements until the date by which the Guarantor Coverage Test is required to be met by reference to those Annual Financial Statements; and

(iii)	the date of any Permitted Acquisition until the date falling 180 days after the date of such Permitted Acquisition,

(the end of each such period, the Relevant Date), any member of the Group which the Company intends will accede as a Guarantor on or prior to a Relevant Date (including, in the case of sub-paragraphs (i) and (ii) above, each Material Subsidiary that is required to become a Guarantor by the Relevant Date and each other member of the Group that is required to accede as a Guarantor by the Relevant Date to satisfy the Guarantor Coverage Test) shall for the purposes of any specified provision of any Debt Document, at the Company’s option, be deemed to be an Obligor provided that following the accession of Sportradar AG, for the purposes of Clause 27.10 (Intellectual Property), the Company shall ensure that (other than in relation to or pursuant to a Permitted Transaction) the Material Intellectual Property of the Group is held by one or more members of the Group that is actually a Guarantor at such time without giving effect to this paragraph (o).

(p)	A Borrower’s obligation on Utilisations becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (g) above.

(q)

The knowledge of awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Group at the relevant time.

(r)

The obligations of the Obligors and any member of the Group (including any procurement obligation), including but not limited to, the making of any payment, any representation or warranty, general undertaking, any information undertaking or financial covenant under or pursuant to the Finance Documents (other than in relation to the utilisation of the Facilities pursuant to Clause 2

(The Facilities) to Clause 9 (Ancillary Facilities), any representation or warranty, general undertaking or event of default referred to in the definitions of Major Default, Major Representation or Major Undertaking (as applicable), Clause 11.1 (Illegality), Clause 12.1 (Exit and Listing) and Clause 15 (Interest Periods)), shall not become effective or take effect until and from the date of the first Utilisation in accordance with the terms of this Agreement. This paragraph shall not apply to any term or obligation arising under paragraph (b) of Clause 17.1 (No deal, No fees), Clause 20.2 (Other indemnities), Clause 20.3 (Indemnity to the Agent) and Clause 22.1 (Transaction expenses).

(s)

Any corporation into which the Security Agent may be merged or converted, or any corporation with which the Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Obligors’ Agent, and after the said effective date all references in this Agreement to the Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Obligors’ Agent by the Security Agent.

(t)

Unless a contrary indication appears, where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(u)	This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.

(v)

No transaction or arrangement between persons which are not members of the Group (whether or not such persons are Affiliates of the Group) shall be deemed to constitute an action (whether direct or indirect) by any member of the Group.

1.3	Currency Symbols and Definitions

(a)	€, euro and EUR mean the single currency unit of the Participating Member States.

(b)	£, GBP and Sterling means the lawful currency for the time being of the United Kingdom.

(c)	$, USD and Dollars mean the lawful currency for the time being of the United States of America.

1.4	Exchange rate fluctuations

(a)

Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent of an amount in a currency other than the Base Currency to such an amount in the Base Currency shall be calculated, at the option of the Obligors’ Agent, at (i) the rate for the conversion of the Base Currency into the relevant currency of the non-Base Currency which the Obligors’ Agent (acting reasonably and in good faith) has used and has notified to the Agent or (ii) at the Agent’s Spot Rate of Exchange, in each case, as at the date such monetary limit, threshold or other exception is tested in accordance with this Agreement.

(b)

No Default, breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency equivalent specified for any basket due to fluctuations in exchange rates.

(c)

Paragraphs (a) and (b) above shall not apply to any financial definitions, calculations and/or ratios to the extent that other provisions of this Agreement are expressed to apply to any calculation, including in respect of the calculation of the Senior Secured Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated EBITDA, Consolidated Pro Forma EBITDA, LTM EBITDA or for the purpose of testing any financial covenant in Clause 26.2 (Financial Condition).

1.5	Baskets and Basket Testing

(a)

Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of LTM EBITDA (EBITDA based basket) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the occurrence of a Default or an Event of Default even in the event that such EBITDA based basket subsequently decreases by virtue of operation of that calculation.

(b)

Unless an EBITDA based basket is otherwise specifically provided for in this Agreement, any other basket, test or permission set by reference to a fixed amount shall also be deemed to include an additional EBITDA based basket, if higher, set by reference to a percentage of LTM EBITDA calculated as an amount equal to the ratio of such fixed amount to Opening Consolidated EBITDA expressed as a percentage.

(c)

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Obligors’ Agent, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Obligors’ Agent be split between different baskets or exceptions).

(d)

If (i) a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed basket or the grower component of any other basket and (ii) at a later time would subsequently be permitted under a ratio-based basket, unless otherwise elected by the Company, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based basket.

(e)	Any reference in this Agreement to an Applicable Metric shall be deemed to be a reference to such Applicable Metric as determined at the Applicable Test Date.

(f)	For any relevant basket set by reference to a Financial Year, fiscal year or calendar year (each an Annual Period):

(i)	at the option of the Obligors’ Agent, the maximum amount so permitted under such basket during such Annual Period may be increased by:

(A)

an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the Carry Forward Amount); and/or

(B)

an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the Carry Back Amount); and

(ii)

to the extent that the maximum amount so permitted under such basket during such Annual Period is increased in accordance with paragraph (i) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A)	firstly against the Carry Forward Amount;

(B)	secondly against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraph (i) above; and

(C)	thirdly against the Carry Back Amount.

(g)

To the extent that any Additional Facility or other Permitted Indebtedness satisfies any Applicable Metric or other condition (pro forma for its incurrence) on the Applicable Test Date, such condition is deemed to have been satisfied, including on the date of its incurrence and irrespective of any facts or circumstances (including financial condition) thereafter .

1.6	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, rescind or vary any Finance Document at any time.

1.7	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.8	No Investor Recourse

No Finance Party will have any recourse to any Investor that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.9	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause 1.9 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

1.10	Non-wholly owned Subsidiaries

(a)

Where any member of the Group (the first person) is required under this Agreement or any other Finance Document to ensure or procure certain acts, events or circumstances in relation to any other person (the second person) and the first person owns less than 51% in aggregate of the issued voting share capital (or instruments providing equivalent control) in the second person, the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as a shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts, events or circumstances.

(b)

For the purposes of determining if any subsidiary of the Company is wholly- owned for the purposes of the Finance Documents, any shares in Sportradar AG owned by in Investor shall be treated as if they were owned by the Company.

1.11	Cashless Rolls

Notwithstanding anything to the contrary in any Finance Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its participations in any Utilisation or Ancillary Outstandings by means of a “cashless roll”, such extension, replacement, renewal or refinancing shall be deemed to satisfy any requirement in any Finance Document that such payment be made in a given currency, in “immediately available funds”, in “cash” or any other similar requirement.

1.12	Luxembourg terms

In this Agreement, where it relates to a person incorporated in or organised under the laws of Luxembourg, a reference to:

(a)

a “guarantee” includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(b)	“by-laws” or “constitutional documents” includes its articles of association (statuts);

(c)	a “director” and/or a “manager” includes a gérant or an administrateur; and

(d)	an “attachment” includes a saisie.

1.13	Jersey Terms

In each Finance Document (including the schedules to this Agreement), where it relates to a person incorporated, formed, resident or carrying on business in Jersey, a reference to a liquidator, receiver, administrative receiver or administrator includes, without limitation, the Viscount of the Royal Court of Jersey or any other person performing the same function of the foregoing.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Facility B Lenders make available to the Facility B Borrowers a term loan facility in euro, in an aggregate amount equal to the Total Facility B Commitments (Facility B); and

(ii)

the Original Revolving Facility Lenders make available to the Original Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments (the Original Revolving Facility).

(b)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender or Fronted Ancillary Lender and Fronting Ancillary Lender may make available an Ancillary Facility or a Fronted Ancillary Facility to any of the Revolving Facility Borrowers in place of all or part of its Commitment under a Revolving Facility.

2.2	Additional Facilities

(a)

Subject to this Clause 2.2, the Obligors’ Agent may, at any time and from time to time following the Closing Date by delivering to the Agent a duly completed Additional Facility Notice complying with paragraphs (b) below, establish an Additional Facility under this Agreement including by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in an existing Facility (including any previously incurred Additional Facility).

(b)

No consent of any Finance Party is required to establish an Additional Facility at any time (other than the Additional Facility Lenders making available the applicable Additional Facility), provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions is met:

(i)	Controlled Debt: in respect of an Additional Facility that constitutes Controlled Debt, such Additional Facility complies with Clause 27.16 (Controlled Debt);

(ii)	Permitted Indebtedness: in respect of an Additional Facility, any Indebtedness thereunder shall constitute Permitted Indebtedness on the Applicable Test Date; and

(iii)

Ranking: in respect of an Additional Facility that is secured on the Transaction Security and subject to the Intercreditor Agreement, such Additional Facility shall rank pari passu with or junior to Facility B and the Original Revolving Facility.

(c)	The Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) and guarantor(s) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender;

(iii)

the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the rate of interest applicable to the Additional Facility (including any applicable margin, interest basis and/or margin ratchet);

(v)	the Additional Facility Commencement Date and Availability Period for the Additional Facility; and

(vi)

the Termination Date, ranking and related provisions, repayment profile, amortisation schedule and any mandatory prepayment provisions (including whether the Additional Facility will share rateably or less than rateably in mandatory prepayments), and such Additional Facility Notice shall be deemed to have been duly completed if it is signed by the Obligors’ Agent and specifies the matters in paragraphs (i) to (vi) above in respect of such Additional Facility, and prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility.

(d)

Subject to the conditions set out in paragraph (b) above being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)

each of the Obligors and each Additional Facility Lender shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

(iv)

each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	The establishment of an Additional Facility will only be effective on:

(i)

the execution of the Additional Facility Notice relating to such Additional Facility by the Obligors’ Agent, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)

in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and accession of each Additional Facility Lender to the Intercreditor Agreement in the capacity of a “Senior Lender”, a “Second Lien Lender”, a “Topco Lender” or (following the Designation Date) a “Super Senior Lender” (each as defined in the Intercreditor Agreement); and

(iii)

in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Obligors’ Agent, and (unless agreed otherwise with the applicable Additional Facility Lender) no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation request in relation to such Additional Facility, the requirements of this Clause 2.2 have been satisfied provided that the Company may deliver a Utilisation Request in respect of an Additional Facility that is conditional on such requirements being satisfied on the Utilisation Date in respect of that Additional Facility.

(f)	Each Obligor irrevocably authorises, empowers and instructs the Obligors’ Agent to sign each Additional Facility Notice on its behalf.

(g)	Each Finance Party irrevocably authorises, empowers and instructs:

(i)	the Agent promptly (upon request of (and as reasonably requested by) the Obligors’ Agent) to acknowledge, execute and confirm acceptance of each Additional Facility Notice; and

(ii)

the Agent and the Security Agent (promptly upon request of (and as reasonably requested by) the Obligors’ Agent) to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement and to execute any necessary additional Transaction Security, amendments, confirmations, supplements or revisions to any Finance Document as may be required to ensure that the Additional Facility ranks in accordance with the provisions set out in the Additional Facility Notice.

(h)

The Agent and the Security Agent shall as soon as reasonably practicable send to the Obligors’ Agent a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)

Except to the extent provided in paragraph (b) above, the terms applicable to any Additional Facility (including ranking, security and intercreditor rights) will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any other term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the conditions in paragraph (b) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility and the maximum amount of Indebtedness permitted to be Incurred as an Additional Facility shall be increased by the aggregate amount of any Facility or other Permitted Indebtedness which is permanently repaid, prepaid, redeemed, defeased, repurchased, cancelled or otherwise discharged (and not available for re-borrowing) and provided that Indebtedness under such Additional Facility does not rank senior (with respect to the right to receive proceeds from an enforcement of the Transaction Security or right of payment) to such Facility or other Permitted Indebtedness.

(j)

Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(k)

No Lender will have any obligation to participate in an Additional Facility unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility. By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(l)

The Agent and Security Agent shall not disclose any of the terms of the Additional Facility Notice to any Finance Parties that are not Additional Facility Lenders under that Additional Facility (unless such disclosure is requested by a Finance Party and the Obligor’s Agent consents thereto).

(m)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	Any member of the Group may pay to an Additional Facility Lender a fee in the amount and at the times agreed between any member of the Group and the Additional Facility Lender in a Fee Letter.

(o)

The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

(p)

Each Obligor confirms that its guarantee and indemnity recorded in Clause 23 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantees and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(q)

The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement (including Clause 11 (Illegality, Voluntary Prepayment and Cancellation), Clause 35.6 (Partial payments), Clause 41 (Amendments and Waivers) and Schedule 11 (Agreed Security Principles)) and whether such Additional Facility is in place prior to the Additional Facility Commencement Date for the purposes of this Agreement.

(r)

If an Additional Facility is established in order to increase the Commitments under an existing Revolving Facility in accordance with this Clause 2.2, immediately upon such Additional Facility becoming available for Utilisation (but prior to the relevant Additional Facility Lender(s) participating in any Utilisation), the Agent shall recalculate each Lender’s (including the Additional Facility Lender’s) participation in each outstanding Letter of Credit under such existing Revolving Facility (as increased by such Additional Facility) and shall notify the applicable Issuing Bank, the Obligors’ Agent and each Lender under that Revolving Facility of its revised participation in each such Letter of Credit as soon as reasonably practicable thereafter.

2.3	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Agent by no later than the date falling thirty (30) Business Days’ after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting, Non Consenting or Non-Acceptable L/C Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank);

(iii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality); or

(iv)	the Commitments of a Lender in accordance with Clause 41.5 (Replacement of Lender),

request that the Total Commitments under the applicable Facility be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors’ Agent (each of which shall not be a member of the Group, and which satisfies all the Agent’s ‘know your customer’ or similar checks referred to in paragraph (b)(ii)(B) below, and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this paragraph (A) without the prior consent of that Party));

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)

any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement in the applicable capacity; and

(B)

the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Obligors’ Agent, the Increase Lender and the Issuing Bank; and

(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

Unless the Agent otherwise agrees or the increased Commitment is assumed by an Existing Lender, the Obligors’ Agent shall, on the date upon which the increase takes effect, pay (or procure there is paid) to the Agent (for its own account) a fee of €2,000 and the Obligors’ Agent shall within five (5) Business Days of demand pay to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them (and/or any Receiver or Delegate) in connection with any increase Commitments under this Clause 2.3.

(e)	The Obligors’ Agent may pay to the Increase Lender a fee in the amount and at the times agreed between any member of the Group and the Increase Lender in a Fee Letter.

(f)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(g)

The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by a Borrower in order to facilitate or reflect any of the matters contemplated by this Clause 2.3. The Agent and the Security Agent are each authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Borrower).

2.4	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Lender Affiliates

(a)

A Lender may nominate (by written notice to the Agent and the Obligors’ Agent) a branch or Affiliate (a Designated Affiliate) to discharge its obligations to participate in one or more Loans (a Designated Loan):

(i)	as set out in paragraph (c) below; or

(ii)	in the Transfer Certificate or Assignment Agreement pursuant to which such Lender becomes a party.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate therein in compliance with the terms of this Agreement;

(ii)

be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents, provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so; and

(iii)

in the case of an Affiliate, become party to the Intercreditor Agreement as a “Senior Lender” by delivery of a duly completed “Creditor/Agent Accession Undertaking” (as defined in the Intercreditor Agreement).

(c)

Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 2.5 and non-performance of a Lender’s obligations by its Designated Affiliate following a nomination under this Clause 2.5 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender’s rights under Clause 29 (Changes to the Lenders)).

(d)

No Obligor shall be liable to pay (i) any amount otherwise required to be paid by an Obligor under Clause 18 (Taxes) or Clause 19.1 (Increased costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) or (ii) any cash repayment of a Loan to the extent that paragraph (b) of Clause 10.3 (Repayment of Revolving Facility Loans) would otherwise apply to such Loan, in each case in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate or Assignment Agreement pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Agent and the Obligors’ Agent of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Obligors’ Agent may reasonably request.

(e)	Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 37 (Notices):

(i)

may be served directly upon the branch or Affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 18 (Taxes) or Clause 19 (Increased Costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender, who will act as the representative of any Affiliate it nominates for all administrative purposes under this Agreement.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)

will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (e)(i) above and paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 29.2 (Assignments and Transfers by Lenders).

(g)

The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the designating Lender, except all payments of principal, interest, fees, costs, taxes and commissions in connection with a Designated Loan shall be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender.

(h)

A Lender that has made a nomination in accordance with paragraphs (a) to (g) above may revoke such nomination in relation to any future Loans by giving the Agent at least five (5) Business Days’ written notice.

(i)

Upon such Designated Affiliate ceasing to be a Designated Affiliate, the Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Designated Affiliate.

(j)	This Clause 2.5 is without prejudice to a Lender’s right to transfer its Commitments to an Affiliate under Clause 29 (Changes to the Lenders).

2.6	Obligors’ Agent

(a)

To the extent permitted under any applicable law, each Obligor (other than the Obligors’ Agent), by its execution of this Agreement or an Accession Deed, irrevocably (to the extent permitted by law) appoints the Obligors’ Agent to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)

the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests and/or Selection Notices), to execute on its behalf any Accession Deed, to agree to any Additional Facility terms, to deliver Additional Facility Notices, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor, notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)

each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Obligors’ Agent, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests and/or Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligors’ Agent on behalf of that Obligor.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law)). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)

For the purpose of this Clause 2.6 each Obligor (to the extent necessary under applicable law) shall grant a specific power of attorney (notarized and apostilled) to the Obligors’ Agent and comply with any necessary formalities in connection therewith.

(d)

For all purposes of the Finance Documents, including for the purpose of this Clause 2.6, each Swiss Obligor herewith explicitly approves any self-contracting (Selbstkontrahieren) and/or double representation (Doppelvertretung) under Swiss law by the Obligors’ Agent or any Finance Party and unconditionally releases the Obligors’ Agent and any Finance Party from any restriction in connection therewith.

3.	PURPOSE

3.1	Purpose

(a)	Each Facility B Borrower shall apply all amounts borrowed by it under Facility B in or towards (directly or indirectly):

(i)

refinancing, replacing, cash collateralising, back-stopping or otherwise discharging Existing Debt (including by way of making a dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement to (or with) a Holding Company of the Original Borrower in order to refinance or otherwise discharge any such Existing Debt) and paying any related breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing, replacing, cash collateralising, back-stopping or discharge;

(ii)	financing or refinancing the payment of Transaction Costs and all other fees, costs, expenses and other amounts incurred in connection with the Transaction;

(iii)	any other purpose contemplated by the Funds Flow Statement or the Tax Structure Memorandum; and/or

(iv)

to the extent not applied for a purpose set out in paragraphs (i) to (iii) above, financing, refinancing funding, refunding or prefunding the general corporate purposes and/or working capital requirements of the Group (including, without limitation, any purpose set out in paragraph (b) below).

(b)	Each Borrower shall apply all amounts drawn by it under the Original Revolving Facility in or towards (directly or indirectly):

(i)	financing or refinancing the general corporate purposes and/or working capital requirements of the Group; and/or

(ii)	any other purpose contemplated by the Funds Flow Statement or the Tax Structure Memorandum.

(c)

Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

In relation to any Utilisation on the Closing Date, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any such Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent) and (unless specified therein to be in another form or substance or not required to be in form and substance satisfactory to the Agent or any other Finance Party) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of:

(i)	the Majority Arrangers (acting reasonably); or

(ii)	the Majority Lenders (acting reasonably).

(b)	The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

(c)

Other than to the extent that the Majority Arrangers and the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Mandated Lead Arrangers and the Lenders each authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default is continuing; and

(b)	in the case of any other Utilisation:

(i)	no Event of Default is continuing or would result from the proposed Utilisation; and

(ii)

in relation to such a Utilisation on the Closing Date, all the representations and warranties in Clause 24 (Representations and Warranties) which are made or deemed to be made or repeated on such date are true, and in relation to any other Utilisation, the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects) and will remain true in all material respects (or, to the extent a materiality test applies, all respects) immediately after such Utilisation.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency if it is:

(i)	in the case of the Original Revolving Facility, USD or GBP;

(ii)	in the case of an Additional Facility, any currencies specified in the Additional Facility Notice relating to those Additional Facility Commitments; or

(iii)

with the consent of all of the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably), any other currency readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)

If by the Specified Time the Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a) above, the Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders under the relevant Facility have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of Facility B if, as a result of the proposed Utilisation, more than 10 Facility B Loans would be outstanding or such higher number as may be agreed by the Company and the Agent (acting reasonably) (provided that this paragraph (a) shall not apply in respect of any Additional Facility that is implemented by way of an increase to Facility B).

(b)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Original Revolving Facility Loan if as a result of the proposed Utilisation more than 30 Original Revolving Facility Loans (or such higher number as may be agreed by the Obligors’ Agent and the Agent (in its sole discretion)) would be outstanding.

(c)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of Utilisations of that Additional Facility (as specified in such notice or as agreed between the Obligors’ Agent and the Agent) would be outstanding.

(d)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(e)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if on the proposed Utilisation Date:

(i)	no Change of Control has occurred;

(ii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate, or to maintain its Commitment or participation in any Utilisation; and

(iii)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation.

(b)

During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (a) above, that Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)

rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(vi)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation or

(vii)	declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable on demand,

provided that immediately upon the expiry of the Certain Funds Period (provided that there is no other Certain Funds Period in operation) all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6	Utilisations during an Agreed Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period, a Revolving Facility Lender or Additional Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i)

the Obligors’ Agent and each of the Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) have agreed that the Revolving Facility or relevant Additional Facility shall be made available on a “certain funds basis“the purposes of financing an acquisition (including any related costs and expenses and refinancing of any existing indebtedness) or other transaction not prohibited by this Agreement for such period and on such terms or conditions (if any) as the Company and those Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall agree and notify to the the Agent in writing prior to the date of the Utilisation Request; and

(ii)	on the proposed Utilisation Date:

(A)	no Change of Control has occurred;

(B)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate, or to maintain its Commitment or participation in any Utilisation;

(C)	no Major Default is continuing or would result from the proposed Agreed Certain Funds Utilisation; and

(D)

solely in relation to the Agreed Certain Funds Utilisation under an Additional Facility or Revolving Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b)

During the Agreed Certain Funds Period (save in respect of a Revolving Facility Lender or the relevant Additional Facility Lender (as the case may be) in circumstances where, pursuant to paragraph (a) above, that Revolving Facility Lender or Additional Facility Lender (as the case may be) is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Revolving Facility Commitments or Additional Facility Commitments;

(ii)

rescind, terminate or cancel the applicable Revolving Facility or Additional Facility or exercise any similar right or remedy to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) in respect of a Facility to which the provisions of this Clause 4.6 apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable on demand,

provided that:

(A)

immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)

this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree) (acting reasonably).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each other Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Original Revolving Facility, the Base Currency or an Optional Currency;

(ii)	in relation to Facility B, the applicable Base Currency; and

(iii)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)

The amount of a proposed Utilisation of Facility B must be in a minimum amount of €500,000 or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

(c)	The amount of a proposed Original Revolving Facility Utilisation must be in a minimum amount of:

(i)	€500,000 for Original Revolving Facility Utilisations in EUR;

(ii)	$500,000 for Original Revolving Facility Utilisations in USD;

(iii)	£500,000 for Original Revolving Facility Utilisations in GBP; or

(iv)	for Original Revolving Facility Utilisations in any Optional Currency other than USD or GBP, the equivalent of €500,000,

or, in each case, if less, the Available Facility.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met, and subject to Clause 10.3 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)

Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)

If a Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments under the applicable Facility.

(d)

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

(a)

The Original Revolving Facility may not be utilised unless Facility B has been utilised (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with Facility B, including on the Closing Date).

(b)

An Additional Facility may not be utilised unless the Closing Date has occurred and Facility B has been utilised (but, for the avoidance of doubt, an Additional Facility may be utilised contemporaneously with Facility B).

5.6	Cancellation of Commitment

(a)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(b)

The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

(c)

The Additional Facility Commitments which are unutilised at the end of the Availability Period for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments or, if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

6.	UTILISATION – LETTERS OF CREDIT

6.1	Revolving Facility

(a)	A Revolving Facility may be utilised by a Revolving Facility Borrower by way of Letters of Credit.

(b)	Other than Clauses 5.5 (Limitations on Utilisations) and 5.6 (Cancellation of Commitment), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Revolving Facility Borrower (or the Obligors’ Agent on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the relevant Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)

the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the relevant Revolving Facility (unless cash cover is provided in respect of such Letter of Credit prior to the Termination Date or unless the applicable Revolving Facility Borrower agrees Clause 6.11 (Effect of Termination Date) shall apply);

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)

subject to paragraph (c) of Clause 6.5 (Issue of Letters of Credit), the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation or its internal policies to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount which is not more than the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)

Subject to Clause 4.1 (Initial conditions precedent) the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with paragraphs (a) or (b) of Clause 6.6 (Renewal of a Letter of Credit), no Declared Default is continuing;

(ii)	in the case of any other Utilisation other than one to which paragraph (c) below applies,

(A)	no Event of Default is continuing or would result from the proposed Utilisation; and

(B)	the Repeating Representations to be made are true in all material respects (or, to the extent a materiality test applies, all respects).

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above:

(i)

during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent);

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or to issue or maintain the proposed Letter of Credit; and

(D)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation; and

(ii)

during any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	no Change of Control has occurred;

(B)	no Major Default is continuing or would result from the proposed Agreed Certain Funds Utilisation;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or to issue or maintain the proposed Letter of Credit; and

(D)

solely in relation to an Agreed Certain Funds Utilisation under an Ancillary Facility, a Fronted Ancillary Facility or a Revolving Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(d)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(i) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the relevant Revolving Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to issue a Letter of Credit which is a Certain Funds Utilisation;

(iii)	exercise any right of set-off or counterclaim in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(iv)

cancel, accelerate, cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(v)

take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation; or

(vi)	declare that cash cover in relation to a Letter of Credit is immediately due and payable on demand,

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)

During any Agreed Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(ii) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding commitments to which it relates):

(i)

rescind, terminate or cancel the relevant Revolving Facility or relevant Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to issue a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iii)

exercise any right of set-off or counterclaim in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter of Credit is payable on demand) in respect of a Facility to which the provisions of this Clause 6.5 apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; or

(v)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation, provided that:

(A)

immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

(B)

this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(f)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(g)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit

(a)

A Borrower (or the Obligors’ Agent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit any of the Lenders under a Revolving Facility is a Non Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) following such request by the Issuing Bank; and

(ii)

either (A) the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower) or (B) the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower), then, the Issuing Bank may refuse to issue that Letter of Credit or, with the agreement of the Obligors’ Agent, shall reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non Acceptable L/C Lender in respect of that Letter of Credit and that Non Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Obligors’ Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)

If any Letter of Credit is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)

A Revolving Facility Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure that within three (3) Business Days sufficient Letters of Credit are prepaid, or Loans prepaid, to prevent the Base Currency Amount of all Utilisations of the relevant Revolving Facility from exceeding the relevant Revolving Facility Commitments (after deducting the total Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of additional Issuing Banks

Any Lender which has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Obligors’ Agent that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

6.11	Effect of Termination Date

Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Obligors’ Agent on its behalf) on the Termination Date applicable to the relevant Revolving Facility, (or such earlier date in accordance with this Agreement), provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the applicable Revolving Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(a)

the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(b)

save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Revolving Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date pursuant to paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Revolving Facility.

7.	LETTERS OF CREDIT

7.1	Immediately payable

(a)

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

(b)

The Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Obligors’ Agent, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under that Facility.

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Obligors’ Agent on its behalf) and which claim appears on its face to comply with the terms of that Letter of Credit and to be in order (in this Clause 7.2, a claim).

(b)

Each Borrower shall within five (5) Business Days of demand pay to the Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default is continuing and no cash collateral has been provided in respect of that claim, may elect by notice from the relevant Borrower (or the Obligors’ Agent on its behalf) to the Agent to have that claim deemed to have been converted into a Loan under the relevant Revolving Facility notwithstanding any other condition herein. The Utilisation Date of such Loan shall be the date of such notice and the currency and the amount of such Loan shall be the same as the amount of that claim, with an Interest Period of one Month, unless otherwise notified by the relevant Borrower (or the Obligors’ Agent on its behalf).

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim (including any solvency investigation); and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)

Each Borrower shall within five (5) Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)

Each Lender under the relevant Revolving Facility shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

If any Revolving Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)

The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)

The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)

The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Letter of Credit) or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non Acceptable L/C Lender

(a)

If, at any time, a Lender under a Revolving Facility is a Non Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank but consistent with the principles in paragraph (e)(iii) of Clause 1.2 (Construction) in respect of the provisions of cash cover, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit or as contemplated by Clause 6.11 (Effect of Termination Date).

(d)	Each Lender under a Revolving Facility shall notify the Agent:

(i)

other than in the case of an Original Lender, on any date on which such Lender becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders), whether it is a Non Acceptable L/C Lender within paragraph (a) of the definition thereof; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non Acceptable L/C Lender,

and as indicated in Part II (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five (5) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)

If a Lender which is a Non Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank or Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent of such event (with a copy to the Agent), the Borrower of the relevant Letter of Credit or proposed Letter of Credit may (in the case of a Letter of Credit not yet issued) elect to or (in the case of a Letter of Credit that has already been issued) shall provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit and that Borrower shall do so within three (3) Business Days after (as the case may be) such election or the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)

To the extent that a Borrower has provided cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor or the Obligors’ Agent will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

7.8	Existing Letters of Credit

(a)

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Existing Letter of Credit issued by the Issuing Bank be deemed a Letter of Credit issued and established under a Revolving Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the relevant Revolving Facility) that any such Existing Letter of Credit shall be a Letter of Credit for all purposes under this Agreement, subject to the Agent having received notification in writing from the Issuing Bank that it agrees to the Existing Letter of Credit being a Letter of Credit for all purposes under this Agreement.

(b)	For the purpose of this Clause 7.8:

Existing Letter of Credit means any letter of credit, bank guarantee, other instrument falling within the definition of Letter of Credit or similar term which is issued on or prior to the Closing Date on behalf of a member of the Group by a Lender which is an Issuing Bank under this Agreement or any of its Affiliates, and which is designated in writing as an Existing Letter of Credit by that Issuing Bank and the Obligors’ Agent and promptly notified to the Agent.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of a Revolving Facility Utilisation or an Additional Facility Loan in a Utilisation Request.

8.2	Unavailability of a currency

If before the applicable Specified Time:

(a)	a Lender notifies the Agent that an Optional Currency requested under paragraph (a) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or

(b)

a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (a)(iii) of Clause 4.3 (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account or similar facility;

(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives or hedging facility;

(e)	a foreign exchange facility;

(f)	a credit card facility;

(g)	an automated payments or other current account facility; and

(h)

any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Obligors’ Agent and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

9.2	Availability

(a)

Without prejudice to Clause 9.8 (Affiliates of Lenders) and Clause 9.9 (Affiliates of Borrowers), if a Borrower (or the Obligors’ Agent on its behalf) and a Lender agree and except as otherwise provided in this Agreement:

(i)	the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of its unutilised Revolving Facility Commitment (an Ancillary Facility); or

(ii)

the Lender (such Lender in this capacity a Fronting Ancillary Lender) may provide an Ancillary Facility (a Fronted Ancillary Facility) on a bilateral basis to that Borrower in place of all or any part of its unutilised Revolving Facility Commitment and (without any requirement for their agreement, provided that, for the avoidance of doubt, no person shall be required to become a Fronting Ancillary Lender) the unutilised Revolving Facility Commitments of other Lenders (together Fronted Ancillary Lenders), and such Revolving Facility Commitments shall, in each case and except for the purposes of determining the Majority Lenders or any other voting class involving Lenders under the Revolving Facility or fees (but not for voting, the denominator of the Test Condition, or otherwise as the context otherwise determines), be reduced by the amount of the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments under that Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)

Except for the Approved Existing Ancillary Facilities which shall be made available on and from the Closing Date as Ancillary Facilities or Fronted Ancillary Facilities without any further notice or delivery of information (but, for the avoidance of doubt, will otherwise be subject to the terms of this Clause 9), an Ancillary Facility or Fronted Ancillary Facility (as the case may be) shall not be made available unless at least five (5) Business Days prior to the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility (as the case may be), the Agent has received from the Obligors’ Agent notice in writing of the establishment of that Ancillary Facility or Fronted Ancillary Facility (as the case may be) and specifying:

(i)

the Revolving Facility Borrower(s) (or, subject to Clause 9.9 (Affiliates of Borrowers), Affiliate(s) of a Revolving Facility Borrower) which may use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(ii)	the Ancillary Commencement Date and expiry date of that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	the type or types of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;

(iv)

the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) and any Affiliate of a Lender which will become an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender under and in accordance with Clause 9.8 (Affiliates of Lenders);

(v)

the amount of the Ancillary Commitment or Fronted Ancillary Commitments and Fronting Ancillary Commitment (as the case may be), the maximum amount of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) and, if the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) is an overdraft facility comprising more than one account its maximum gross amount (that amount being the Designated Gross Amount) and its maximum net amount (that amount being the Designated Net Amount); and

(vi)	the currency or currencies of that Ancillary Facility or the Fronted Ancillary Facility (as the case may be) (if not denominated in the Base Currency),

without prejudice to the rights of the Agent to so request, any other information which the Agent may reasonably request in relation to that Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(c)	The Agent shall promptly notify each Lender under the relevant Revolving Facility of the establishment of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(d)

No amendment or waiver of any term of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be) shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)

the Lender concerned will become an Ancillary Lender or Fronting Ancillary Lender (as the case may be), and in the case of a Fronted Ancillary Facility only, the relevant Lender under the Revolving Facility will become a Fronted Ancillary Lender; and

(ii)	the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

with effect from the date agreed by the Obligors’ Agent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities and Fronted Ancillary Facilities

(a)

Except as provided below and subject to this Clause 9, the terms of any Ancillary Facility or Fronted Ancillary Facility (as the case may be) will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Obligors’ Agent or relevant Borrower.

(b)	However, those terms:

(i)

to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility or Fronted Ancillary Facility, must be based upon the normal market rates and terms at that (except as varied by this Agreement);

(ii)

may only allow Revolving Facility Borrowers (or Affiliates of Revolving Facility Borrowers nominated pursuant to Clause 9.9 (Affiliates of Borrowers)) to use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	may not allow:

(A)	the applicable Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be); or

(B)

the Lender’s (or its Affiliate’s) Ancillary Commitments, Fronting Ancillary Commitments or Fronted Ancillary Commitments (as the case may be) to exceed that Lender’s Available Commitment relating to the relevant Revolving Facility (before taking into account the effect of the Ancillary Facilities and/or Fronted Ancillary Facilities (as the case may be) on that Available Commitment);

except as a result of currency fluctuations for an excess amounting to not more than 5% of the amount of the respective Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) unless the excess over such 5% threshold is reduced in accordance with its terms; and

(iv)

must, subject to Clause 9.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), require that the Ancillary Commitment or Fronting Ancillary Commitments and Fronted Ancillary Commitments (as the case may be) are reduced to zero, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date applicable to the relevant Revolving Facility.

(c)

If there is any inconsistency between any term of an Ancillary Facility or Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility; (ii) an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

9.4	Repayment of Ancillary Facility or Fronted Ancillary Facility

(a)

Subject to paragraph (c) below, and to Clause 9.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date in relation to the relevant Revolving Facility or, for the avoidance of doubt, such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of the relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)

Subject to paragraph (c) below, if and to the extent an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) expires or is otherwise cancelled (in whole or in part) in accordance with its terms or is otherwise cancelled in accordance with this Agreement, the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) shall be reduced to zero (or by such amount that expires or has been cancelled) (and the relevant Revolving Facility Commitment of that Ancillary Lender or Fronting Ancillary Lender and the Fronted Ancillary Lenders (as the case may be) shall immediately be increased accordingly by the same amount).

(c)

No Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may demand repayment or prepayment of, or cash cover for, any Ancillary Outstandings prior to the scheduled final expiry date of the relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be), or otherwise take any action (without the consent of the Obligors’ Agent) to terminate prior to its scheduled final expiry date any Ancillary Facility or Fronted Ancillary Facility (as the case may be) unless it is permitted to do so under the relevant Ancillary Documents and if it gives the Obligors’ Agent and the relevant Borrower not less than five (5) Business Days’ notice and (unless otherwise agreed by the relevant Borrower) unless:

(i)	required to reduce the Gross Outstandings of an Ancillary Facility provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings;

(ii)

the relevant Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Revolving Facility have become or have been declared due and payable in accordance with the terms of this Agreement or the expiry date of the Ancillary Facility or Fronted Ancillary Facility occurs;

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender or Fronting Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable) to do so); or

(iv)

the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility (as the case may be) can be refinanced in full by a Revolving Facility Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable such a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.

(d)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility (as the case may be) mentioned in paragraph (c)(iv) above or in Clause 9.6 (Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities) can be refinanced by a Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred:

(i)

the relevant Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment (as the case may be); and

(ii)

the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Revolving Facility to refinance all or part of any Ancillary Outstandings under the same Revolving Facility:

(i)

each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Revolving Facility Utilisations then outstanding as its relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)

In relation to an Ancillary Facility or Fronted Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender or Fronting Ancillary Lender providing that Ancillary Facility or Fronted Ancillary Lender shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)

the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility shall not exceed the Ancillary Commitment or aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) applicable to that Ancillary Facility or Fronted Ancillary Facility; and

(b)	in relation to an overdraft facility comprising more than one account:

(i)	such Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that overdraft.

9.6	Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities

The Obligors’ Agent may at any time by written notice to the Agent or each applicable Ancillary Lender and/or Fronting Ancillary Lender:

(a)	immediately cancel the whole or any part of an undrawn Ancillary Facility or Fronted Ancillary Facility; or

(b)

by not less than three (3) Business Days’ notice, prepay the whole or any part of a drawn Ancillary Facility or Fronted Ancillary Facility, whether by refinancing by a Utilisation under the relevant Revolving Facility in accordance with paragraph (d) of Clause 9.4 (Repayment of Ancillary Facility or Fronted Ancillary Facility) or otherwise, in which event on the date specified in the notice, the respective Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the relevant Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lenders shall be cancelled or prepaid and cancelled (as applicable) in the amount specified and, in each case, immediately converted into a relevant Revolving Facility Commitment. In the case of (i) any partial cancellation of a Fronted Ancillary Facility, the Fronting Ancillary Commitment of the Fronting Ancillary Lender and the Fronted Ancillary Commitments of the Fronted Ancillary Lenders shall be reduced rateably; and (ii) any partial prepayment of a Fronted Ancillary Facility, the Fronting Ancillary Lender and Fronted Ancillary Lenders shall be prepaid pro rata their Fronting Ancillary Commitment or Fronted Ancillary Commitments (as applicable).

9.7	Information

Each Borrower, each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Lender may become an Ancillary Lender, a Fronted Ancillary Lender or a Fronting Ancillary Lender (as the case may be). In such case, other than for the purpose of any clause referring to Tax (including, but not limited to, Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 18 (Taxes) and Clause 21 (Mitigation by the Lenders)) to the extent such clauses expressly deal with Tax matters, the Revolving Facility Lender and its Affiliate shall be treated as a single Revolving Facility Lender whose Revolving Facility Commitment is the amount of such Lender’s Revolving Facility Commitment under the relevant Revolving Facility. For the purposes of calculating the Lender’s Available Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment under the relevant Revolving Facility shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)

The relevant Borrower (or the Obligors’ Agent on its behalf) shall specify any relevant Affiliate of a Revolving Facility Lender in any notice delivered by it to the Agent pursuant to paragraph (a) of Clause 9.2 (Availability).

(c)

An Affiliate of a Revolving Facility Lender which becomes an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender shall accede to the Intercreditor Agreement and any person who so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement, as an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable) in accordance with clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Affiliates of Borrowers

(a)

Subject to the terms of this Agreement, a member of the Group which is an Affiliate of a Revolving Facility Borrower may with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

(b)

The relevant Borrower (or the Obligors’ Agent on its behalf) shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Obligors’ Agent to the Agent pursuant to paragraph (a) of Clause 9.2 (Availability).

(c)

If a Borrower ceases to be a Revolving Facility Borrower under this Agreement in accordance with Clause 31.4 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document. If an Affiliate of a Revolving Facility Borrower ceases to be an Affiliate of such Revolving Facility Borrower, it shall cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)

Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Revolving Facility Commitment Amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment (ignoring for this purpose any reduction in its Revolving Facility Commitment arising out of such Lender providing an Ancillary Facility or a Fronted Ancillary Facility pursuant to this Clause 9) is not less than the aggregate of:

(a)	its Ancillary Commitment and its Fronting Ancillary Commitment and its Fronted Ancillary Commitment (if any); and

(b)	the Ancillary Commitment and Fronting Ancillary Commitment and Fronted Ancillary Commitment of its Affiliates (if any),

in each case under the applicable Revolving Facility.

9.11	Adjustments required in relation to Ancillary Facilities

The Agent may (and shall at the request of the Obligors’ Agent), by notice in writing to the relevant Revolving Facility Lenders, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among relevant Revolving Facility Lenders as may be necessary to ensure that any relevant Revolving Facility Lender that intends to enter into an Ancillary Facility has an undrawn Commitment under the relevant Revolving Facility sufficient to allow it to enter into such Ancillary Facility, provided that for the avoidance of doubt no such reallocation may increase any Revolving Facility Lender’s Revolving Facility Commitment.

9.12	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.12:

Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding under a particular Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Revolving Facility), and (ii) if the Lender is also an Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be), the Ancillary Outstandings in respect of the Ancillary Facilities or the Fronted Ancillary Facilities, attributable to that Ancillary Lender (or its Affiliate) or to its Fronting Ancillary Commitment or Fronting Ancillary Commitment (together with the aggregate amount of all accrued interest, fees and commission owed (or attributable) to it or to its Affiliate in such capacity).

Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)

If a Declared Default occurs, each Lender, each Ancillary Lender and each Fronting Ancillary Lender or Fronted Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the relevant Revolving Facility, each Ancillary Facility and each Fronted Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the relevant Total Revolving Outstandings as such Lender’s relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments, each as at the date the notice of such Declared Default is served under Clause 28.6 (Acceleration)

(c)

If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender or Fronting Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility or Fronted Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)

All calculations to be made pursuant to this Clause 9.12 shall be made by the Agent based upon information provided to it by the Lenders, Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders.

9.13	Existing Ancillary Facilities

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Approved Existing Ancillary Facility made available by a Lender be deemed to be an Ancillary Facility established under a Revolving Facility (and in place of corresponding commitments of that Lender under the relevant Revolving Facility) and with effect from the date specified in such notice (being a date falling within the Availability Period for the relevant Revolving Facility) that Approved Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Agent having received notification in writing from the Ancillary Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to that Approved Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

9.14	Continuation of Ancillary Facilities and Fronted Ancillary Facilities

(a)

Each Ancillary Facility and Fronted Ancillary Facility shall be prepaid and cancelled on the Termination Date applicable to the relevant Revolving Facility (or such earlier date in accordance with this Agreement), provided that a Borrower and an Ancillary Lender or Fronting Ancillary Lender and/or Fronted Ancillary Lender (as the case may be) may, as between themselves only, agree that any Ancillary Facilities or Fronted Ancillary Facilities will continue to remain available on a bilateral basis following the Termination Date applicable to the relevant Revolving Facility or, as the case may be, the date the relevant Revolving Facility Commitments are otherwise cancelled under this Agreement.

(b)

If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender, Fronted Ancillary Lender or, as the case may be, the Fronting Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility or, as the case may be, Fronted Ancillary Facility shall, as between the Finance Parties (including in their capacity as Fronting Ancillary Lenders), continue and the Transaction Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

9.15	Fronted Ancillary Commitment Indemnities

(a)

A Borrower must, within five (5) Business Days of demand, indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it (or any of its Affiliates), except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of the Finance Documents by, that Fronting Ancillary Lender.

(b)

Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, the Fronting Ancillary Lender.

(c)

The relevant Borrower which requested for itself or for one of its Affiliates (or on behalf of which the Obligors’ Agent requested) the Fronted Ancillary Facility must, within five (5) Business Days of demand, reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, such Fronted Ancillary Lender.

(d)

The obligations of each Borrower and each Fronted Ancillary Lender under this Clause 9.15 are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)

The obligations of any Fronted Ancillary Lender or Borrower under this Clause 9.15 will not be affected by any act, omission, matter or thing which, but for this Clause 9.15, would reduce, release or prejudice any of its obligations under this Clause 9.15 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor, or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or other person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(vi)

any amendment (however fundamental) or replacement of a Finance Document, or any other document or security, unless in the case of amendments to the terms of a Fronted Ancillary Facility or any instrument issued thereunder, the relevant Borrower (or the Obligors’ Agent on its behalf) and/or Fronting Ancillary Lender had not provided their consent to such amendment(s);

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(viii)	any insolvency or similar proceedings.

9.16	Settlement Conditional/Subrogation

(a)

Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(b)	No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.16.

9.17	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

10.	REPAYMENT

10.1	Repayment of Facility B Loans

(a)

Each Facility B Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of each Facility B Loan borrowed by it in full on the Termination Date in respect of Facility B in euro.

(b)	The Borrowers may not reborrow any part of a Facility B Loan which is repaid.

10.2	Repayment of Additional Term Facility Loans

(a)

Each Borrower of an Additional Facility Loan borrowed by it under an Additional Term Facility shall repay, or procure the repayment of, the aggregate outstanding principal amount of that Additional Facility Loan borrowed by it:

(i)

in relation to an Amortising Facility, subject to Clause 10.5 (Allocation of Amortising Facility Repayment Instalments) below on each Amortising Facility Repayment Date in respect of that Additional Facility Loan by an amount equal to the applicable Amortising Facility Repayment Instalment; and

(ii)	in relation to an Additional Facility which is not an Amortising Facility, in full on the Termination Date applicable to that Additional Facility.

(b)	The Borrowers may not reborrow any part of an Additional Facility Loan made available under an Additional Term Facility which is repaid.

10.3	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Revolving Facility Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Revolving Facility Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loan(s) shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan(s) so that:

(A)	if the aggregate amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Revolving Facility Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)

each Revolving Facility Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and that Revolving Facility Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the aggregate amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Revolving Facility Borrower will not be required to make any payment in cash; and

(2)

each Revolving Facility Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Revolving Facility Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation in the maturing Revolving Facility Loan.

(c)	If:

(i)	any Revolving Facility Loan is not repaid on the last day of its Interest Period;

(ii)	the applicable Borrower (or the Obligors’ Agent on its behalf) has not notified the Agent that it intends to repay such Revolving Facility Loan on the last day of its interest period; and

(iii)	no notice of a Declared Default has been given,

a Rollover Loan shall be deemed to have been drawn on the last day of the Interest Period for that Revolving Facility Loan and applied in repayment of that Revolving Facility Loan.

(d)

At any time when a Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(e)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five (5) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt.

(f)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower (or the Obligors’ Agent on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(g)

The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (d) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

10.4	Effect of Cancellation and Prepayment on Scheduled Repayments

(a)	To the extent that any Amortising Facility Repayment Instalment is determined:

(i)	prior to the Utilisation of that Amortising Facility, by reference to a fixed number; or

(ii)	in full or in part by reference any Available Commitment in respect of that Amortising Facility,

if the whole or any part of an Available Commitment in respect of that Amortising Facility in cancelled (other than to the extent that the Available Commitment under that Amortising Facility is subsequently increased by not less than the amount of such cancellation pursuant to Clause 2.3 (Increase)), such cancellation shall reduce each Amortising Facility Repayment Instalment in respect of that Amortising Facility on a pro rata basis.

(b)

If the whole or any part of an Amortising Facility Loan is repaid or prepaid, such cancellation shall reduce each Amortising Facility Repayment Instalment in respect of that Amortising Facility as elected by the Obligors’ Agent or the applicable Borrower (in each case, in its sole discretion).

10.5	Allocation of Amortising Facility Repayment Instalments

If more than one Loan is outstanding under any Amortising Facility, the Obligors’ Agent may (in its sole discretion) reallocate all or part of Amortising Facility Repayment Instalment due in respect of a Loan under such Amortising Facility (the First Loan) to any other Loan under such Amortising Facility (the Second Loan), such that:

(a)	the Amortising Facility Repayment Instalment due in respect of the First Loan shall be reduced by the amount elected by the Obligors’ Agent; and

(b)

the Amortising Facility Repayment Instalment due in respect of the Second Loan shall be increased by the amount by which the Amortising Facility Repayment Instalment in respect of the First Loan is reduced pursuant to paragraph (a) above.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event, setting out the details thereof (such notice a Lender Illegality Notice);

(b)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that Lender’s participation has not been transferred pursuant to Clause 41.5 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the Lender Illegality Notice (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event, setting out the details thereof (such notice an Issuing Bank Illegality Notice);

(b)	upon the Agent notifying the Obligors’ Agent, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)

to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Obligors’ Agent shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on the date specified by the Issuing Bank in the Issuing Bank Illegality Notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)

unless any other Lender is or has agreed to be an Issuing Bank pursuant to the terms of this Agreement, a Revolving Facility under which the relevant Lender was the Issuing Bank shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

(a)	The Obligors’ Agent may, by notice to the Agent:

(i)	immediately cancel the whole or any part of an Available Facility; or

(ii)

immediately upon any prepayment in accordance with Clause 11.5 (Voluntary prepayment of Revolving Facility Utilisations) cancel the whole or any part of any Revolving Facility Commitments subject to such prepayment.

(b)	The amount of any partial cancellation of an Available Facility must:

(i)

if Facility B or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in euros is being cancelled, be a minimum of €500,000 or, if less, the Available Facility;

(ii)	if the Original Revolving Facility is being cancelled, be in a minimum of €500,000 or, if less, the Available Facility; or

(iii)

if any other Additional Facility is being cancelled, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

(a)	Subject to Clause 17.7 (Prepayment Fees), a Borrower to which a Term Loan has been made may in its sole discretion:

(i)

if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree) prior notice; or

(ii)	immediately upon a Change of Control,

prepay	the whole or any part of that Term Loan.

(b)	The amount of any partial prepayment of a Term Loan must:

(i)

if Facility B or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in euros is being prepaid, be a minimum of €500,000 or, if less, the Available Facility; or

(ii)

if any other Additional Facility is being prepaid, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)

The Obligors’ Agent or a Borrower may elect to apply a prepayment of Term Loans made under this Clause 11.4 against any or all of the Terms Loans in such proportions as it selects in its sole discretion.

11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may in its sole discretion:

(a)

if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders under the relevant Revolving Facility (acting reasonably) may agree) prior notice; or

(b)	immediately upon a Change of Control.

prepay the whole or any part of a Revolving Facility Utilisation.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 18.2 (Tax Gross Up);

(ii)	any Lender or Issuing Bank claims indemnification from an Obligor under Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs); or

(iii)	any Lender requests payment from an Obligor based on the occurrence of a Market Disruption Event,

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.7	Right of cancellation in relation to a Defaulting, Non Consenting or Non-Acceptable L/C Lender

If any Lender becomes a Defaulting Lender, a Non Consenting Lender or a Non-Acceptable L/C Lender, the Obligors’ Agent may, at any time whilst that Lender continues to be a Defaulting Lender, a Non Consenting Lender or a Non-Acceptable L/C Lender (as applicable), immediately cancel some or all of the Available Commitments of that Lender.

11.8	Right of prepayment in relation to a Defaulting, Non Consenting or Non-Acceptable L/C Lender

If any Lender becomes a Defaulting Lender, a Non Consenting Lender or a Non-Acceptable L/C Lender, the Obligors’ Agent may, within ninety (90) days after the date on which that Lender is deemed to be a Defaulting Lender, a Non Consenting Lender or a Non-Acceptable L/C Lender (as applicable), prepay and cancel all or part of the Commitments of such Lender, provided that, in the case of a Non Consenting Lender only, any such prepayment is funded from Acceptable Funding Sources.

12.	MANDATORY PREPAYMENT

12.1	Exit and Listing

(a)	If (A) a Change of Control or (B) a Listing which results in a Change of Control occurs (each an Exit Event):

(i)	the Obligors’ Agent shall promptly notify the Agent upon becoming aware of that Exit Event and the Agent shall promptly notify the Lenders and Issuing Bank accordingly; and

(ii)

each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents and each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid and cancelled, in each case by notification to the Agent within twenty-five (25) days of the Obligors’ Agent notifying the Agent of the Exit Event, whereupon:

(A)

the undrawn Commitments of such Lender shall, by no less than three (3) Business Days’ prior notice to the Obligors’ Agent (or in the case of a Change of Control which results from a Listing, on the settlement date in respect of that Listing), be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility or Fronted Ancillary Facility (in each case other than (1) a Rollover Loan, (2) a Letter of Credit issued or to be issued pursuant to a Renewal Request or (3) a Utilisation or utilisation of an Ancillary Facility or Fronted Ancillary Facility to refinance any amount falling due under an Ancillary Facility or a Fronted Ancillary Facility) and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit (other than a Letter of Credit issued or to be issued pursuant to a Renewal Request); and

(B)

on the date falling twenty-five (25) days after such Lender or Issuing Bank (as the case may be) provides notification to the Agent, all outstanding Utilisations provided by such Lender and Ancillary Outstandings of such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable (or in the case of a Change of Control which results from a Listing, on the settlement date in respect of that Listing), and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released and (unless otherwise agreed between the Obligors’ Agent and that Lender) any Letter of Credit, Ancillary Facility or Fronted Ancillary Facility provided by that Lender (or Issuing Bank, as the case may be) is prepaid and cancelled.

If a Lender or Issuing Bank has not notified the Agent in accordance with the provisions of this paragraph (a) within twenty-five (25) days of being notified of such Exit Event by the Agent in accordance with this paragraph (a), in respect of that Exit Event (only), that Lender shall not be able to cancel its Commitments or require repayment of all or any part of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document and an Issuing Bank shall not be entitled to require that any Letter of Credit issued by it are repaid and cancelled, in each case pursuant to this paragraph (a).

(b)	For the purposes of this Clause 12.1, Change of Control means:

(i)

the Obligors’ Agent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of the Company, other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary of a Parent Entity so long as no person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity;

(ii)	Topco ceasing to directly own 100% of the total issued share capital of the Company (or any successor entity as a result of a merger of the Company); and

(iii)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Group taken as a whole to a person, other than a Restricted Subsidiary or one or more Permitted Holders, provided that, notwithstanding the foregoing:

(A)	a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming an indirect wholly-owned subsidiary of a holding company if:

(1)

the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction; or

(2)

immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; and

(B)

the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not be deemed to cause a party to be a beneficial owner.

12.2	Excess Cash Flow

(a)

Unless otherwise agreed by the Majority Lenders, the Obligors’ Agent will ensure that as soon as reasonably practicable, and in any event within twenty (20) Business Days of the delivery of the Annual Financial Statements for the relevant Financial Year (commencing with the first complete Financial Year following the Closing Date) but subject to Clause 12.3 (Application of prepayments), an amount (if positive (provided that if such amount is negative, such amount shall be the Carry Forward Excess Cash Amount)) equal to:

(i)	the amount equal to the applicable percentage set out in paragraph (b) below of the Excess Cash Flow for such Financial Year;

less (without double counting and so that any deduction to the extent already deducted in the definition of Excess Cash Flow shall instead be deducted in this paragraph (ii) below);

(ii)	the aggregate of:

(A)

an amount not exceeding the Excess Cash Flow De Minimis (plus an amount equal to the Excess Cash Flow De Minimis for each previous Financial Year to which this Clause 12.2 (Excess Cash Flow) applies that was not deducted pursuant to this paragraph (a)(ii)(A) in each such Financial Year (such amount being the Unused Excess Cash Flow De Minimis); and

(B)	the aggregate of:

(1)	voluntary prepayments, and debt purchase transactions and buy backs of Permitted Indebtedness by the Group;

(2)	the amount of permitted Restricted Payments paid, contemplated, committed or declared;

(3)	an amount equal to the proceeds of any disposal received and permitted to be reinvested, retained or required to be applied in prepayment in accordance with the provisions of this Agreement; and

(4)

an amount equal to the amounts (x) to fund or refund (directly or indirectly) acquisitions, investments, capital expenditure, joint venture, tax reorganisation, restructuring and cost saving initiatives or payments in connection therewith; or (y) committed or expected to be committed by a member of the Group to be undertaken in respect thereof in any applicable Application Period, in each case in that Financial Year (or, in respect of (B)(4)(y) above, in any applicable Application Period or during the following Financial Year) and, in each case, if elected by the Obligors’ Agent between the end of that Financial Year and the date on which the prepayment is to be made hereunder (provided that any such amount so deducted may not be deducted in any subsequent calculation), is applied in prepayment of the Facilities pursuant to Clause 12.3 (Application of prepayments) below.

(b)

The applicable percentage in respect of any mandatory prepayment under paragraph (a) above is set out in the table below opposite the applicable Senior Secured Net Leverage Ratio as demonstrated by the Annual Financial Statements for such Financial Year and, for this purpose, the Senior Secured Net Leverage Ratio shall be calculated taking into account any prepayment made under paragraph (a) above until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Senior Secured Net Leverage Ratio	Percentage of Excess Cash Flow
Greater than 5.00:1	50%
Equal to or less than 4.50:1 but greater than 5.00:1	25%
Equal to or less than 4.50:1	0%

12.3	Application of prepayments

(a)	Prepayments made pursuant to Clause 12.2 (Excess Cash Flow) shall be applied in the following order:

(i)

firstly, in cancellation of the Available Commitments under each Term Facility and, at the option of the Obligors’ Agent, any other available commitments which if drawn would constitute Senior Secured Indebtedness, pro rata across such Term Facilities and other available commitments;

(ii)

secondly, in prepayment of the Loans under each Term Facility and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, pro rata across such Term Facilities and other Senior Secured Indebtedness, provided that the Obligors’ Agent may at its election apply such prepayments in prepayment of any Amortising Facility or amortising Senior Secured Indebtedness in priority to any Term Facility which is not an Amortising Facility;

(iii)

thirdly, in cancellation of the Available Commitments under each Revolving Facility and, at the option of the Obligors’ Agent, any other available commitments which if drawn would constitute Senior Secured Indebtedness, pro rata across such Revolving Facilities and other available commitments;

(iv)

fourthly, in permanent prepayment and cancellation of Revolving Facility Utilisations and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, pro rata across such Revolving Facilities and other Senior Secured Indebtedness (such that any outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit); and

(v)

then, in prepayment and cancellation of the Ancillary Outstandings and Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, in each case pro rata across such Ancillary Facilities, Fronted Ancillary Facilities and other Senior Secured Indebtedness, provided that for this purpose an amount (the Prepayment Amount) shall (A) be deemed to be applied against an Available Commitment or other undrawn commitment if such Available Commitment or other undrawn commitment is cancelled in an amount equal to the Prepayment Amount and (B) once deemed to be applied shall not be required to be applied in the further cancellation or prepayment of any indebtedness or commitments.

(b)

Notwithstanding paragraph (a) above, prepayments made pursuant to Clause 12.2 (Excess Cash Flow) may, in the Obligors’ Agent’s sole discretion, be applied pursuant to paragraph (a)(ii) above prior to being applied pursuant to paragraph (a)(i) above.

(c)

A prepayment which is to be applied to prepay the Term Loans under paragraph (a) above shall, subject to Clause 12.4 (Right to Refuse Prepayment) below, be applied in amounts which reduce the relevant Term Loans pro rata.

(d)	The obligation to make a mandatory prepayment under paragraph (a) of Clause 12.1 (Exit and Listing) shall not be subject to any limitation set out under paragraph (e) below.

(e)

Subject to paragraph (d) above, each Obligor shall use all reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors or other members of the Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 12 and/or minimize the costs and Taxes of making such mandatory prepayment. If, however, after each Obligor has used all such reasonable endeavours and taken such reasonable steps:

(i)	it will still be unlawful for such a prepayment to be made and the proceeds so applied; or

(ii)	it will still be unlawful to make funds available to a member of the Group that could make such a prepayment; or

(iii)

it will still result in any member of the Group making funds available to, or receiving funds from, another member of the Group to enable such a prepayment to be made incurring costs or expenses (including any material Tax liabilities) which will exceed 3% of the amount of such prepayment or it gives rise to a risk of liability for the entity concerned or its directors or officers; or

(iv)

it will give rise to a risk of liability for a member of the Group and/or its officers or directors (or gives rise to a risk of breach of fiduciary or statutory duties by any director or officer or a risk of personal liability), then such prepayment shall not be required to be made, subject to an obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to overall Group liquidity or the availability of Group liquidity to members of the Group requiring funds, provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, any relevant proceeds will be applied in prepayment and/or the provision of cash cover in accordance with this Clause 12 at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(f)

Notwithstanding the above, no member of the Group shall be required to make any prepayment of the Facilities pursuant to Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings)if a Release Condition has been satisfied (provided that, for the avoidance of doubt, if a Release Condition will be satisfied only following a prepayment pursuant to Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings), such prepayment shall be required to the extent necessary to satisfy a Release Condition). In respect of any Released Amounts, if all Release Conditions subsequently cease to be satisfied after the date the prepayment would have been required had a Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement.

(g)

Notwithstanding anything to the contrary in this Agreement, in the event that any disposal proceeds are received by, or any item is taken into account for the purposes of paragraph (a) of the definition of Excess Cash Flow in respect of, any person the entire issued share capital of which (or any other ownership interest in) is not owned directly or indirectly by the Obligors’ Agent, the amount required to be applied in prepayment pursuant to this Agreement in respect of such proceeds or such item (after taking account of all applicable exceptions and exclusions but without double counting any such deduction) (if any) shall be further reduced by a percentage equal to the percentage of the share capital of (or other ownership interests in) that person (the entire share capital of which is not held directly or indirectly by the Obligors’ Agent), and shall then (in respect to such person which is not a member of the Group) be limited to such amounts actually received by the shareholder that is the member of the Group therein.

(h)

Notwithstanding anything to the contrary in any Finance Document (including this Clause 12), any amount required to be applied in prepayment of the Facilities pursuant to Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) may instead, at the option of the Obligors’ Agent, be applied in repayment of (or otherwise to reduce) any other Senior Secured Indebtedness of any member of the Group.

(i)

For the avoidance of doubt, there shall be no requirement to apply any amount required to be applied in prepayment of the Facilities pursuant to Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) in prepayment of the Revolving Facility.

(j)	If any Term Loans are prepaid in accordance with Clause 11.4 (Voluntary prepayment of Term Loans) then:

(i)

the Obligors’ Agent may, by giving not less than three (3) Business Days’ notice to the Agent, select in the case of a Term Facility, which Borrower or Borrowers (if more than one) under that Term Facility shall effect prepayment of each Loan; or

(ii)	if the Obligors’ Agent does not make an election under this paragraph, each Borrower shall effect such prepayment on a pro rata basis.

(k)

The Obligors’ Agent may elect that any prepayment to be made pursuant to Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings)be applied in prepayment in accordance with this Agreement on the last day of the Interest Period relating to the relevant Loan(s) to be repaid. If the Obligors’ Agent makes that election then a proportion of the Loan(s) equal to the amount of the relevant prepayment will be due and payable on the last day of its applicable Interest Period.

12.4	Right to Refuse Prepayment

(a)

The Agent shall notify the Lenders as soon as practicable of any proposed partial prepayment of Term Loans under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) whereupon the Agent shall notify the Lenders accordingly.

(b)

If a Lender (a Non Accepting Lender) to which the proposed partial prepayment under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 12.2 (Excess Cash Flow) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) would otherwise be made, gives notice to the Agent by 11.00 a.m. on the third Business Day prior to the date on which a prepayment referred to in paragraph (a) above is to be made (or such shorter period as the Majority Lenders may agree), that Lender will waive its right to receive such prepayment to the extent specified in its notice.

(c)	If any Non-Accepting Lender delivers any notice under paragraph (b) above:

(i)

the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the Waived Amount) shall be offered to the other Lenders under that Facility (pro rata to their respective Commitments under that Facility);

(ii)

to the extent that those Lenders elect not to receive any part of the Waived Amount, the balance of the Waived Amount shall be offered to any Lenders under that Facility that do wish to receive such further part of the Waived Amount (pro rata among them if there is an insufficient amount to meet their wishes); and

(iii)

any balance of the Waived Amount not so distributed to other Lenders in accordance with paragraph (ii) above, shall be retained by the Group or, at the election of the Obligors’ Agent, prepaid to the relevant Non-Accepting Lender.

12.5	Excluded proceeds

Any proceeds of an Asset Disposition and Excess Cash Flow shall, pending prepayment under the provisions of this Agreement (and without prejudice to any potential future prepayment obligation) be available for use by the Group for any purposes not prohibited by this Agreement.

13.	RESTRICTIONS

13.1	Notices of Cancellation or Prepayment

(a)

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12.4 (Right to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

A Borrower shall be permitted to deliver a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement, provided that such Borrower shall be liable for broken funding costs (calculated on the same basis as Break Costs) as a result of that payment not being made (provided that any demand from a Lender for payment of such broken funding costs is accompanied by reasonable calculations and details of the amount demanded).

13.2	Interest and other amounts

Subject to Clause 17.7 (Prepayment Fees) and any Break Costs, any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 12.4 (Right to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

13.8	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender’s Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

14.	INTEREST

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR for Loans in euro and LIBOR for all other Loans.

14.2	Payment of interest

(a)

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period).

(b)

If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin should have applied during a certain period then the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

14.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the applicable Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount (will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders, the relevant Borrower and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

14.5	Replacement of Screen Rate

(a)

Any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate, including making appropriate adjustments to this agreement for duration, time and periodicity for determination of that other benchmark rate for any Interest Period and making other consequential and/or incidental changes) may be made with the consent of the Majority Lenders and the Obligors’ Agent.

(b)

If, following consultation between the Obligors’ Agent and the Majority Lenders, another benchmark rate cannot be agreed upon by the date which is five Business Days before the end of the current Interest Period (or in the case of a new Utilisation, the date which is five Business Days before the date upon which the Utilisation Request will be served, as notified by the Obligors’ Agent to the Agent), the Screen Rate applicable to any Lender’s share of a Loan shall be replaced by the rate certified to the Agent by that Lender as soon as practicable (and in any event by the date falling two Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the relevant interbank market.

(c)

Notwithstanding the definitions of “EURIBOR”, “LIBOR” or “Screen Rate” in Clause 1.1 (Definitions) or any other term of any Finance Document, the Agent may from time to time (with the prior written consent of the Company) specify an additional or alternative page, service or method for determining EURIBOR or LIBOR for any currency for the purposes of the Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available in relation to that currency at the relevant time), and each Lender authorises the Agent to make such specification.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods and Terms

(a)

A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above or a Rollover Loan is deemed to be made in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans), the relevant Interest Period for the applicable Loan will be:

(i)

if paragraph (i) below applied in respect of the previous Interest Period for that Loan or the Loan refinanced by that Rollover Loan in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans) (as applicable), three (3) Months; or

(ii)

otherwise, the same length as the previous Interest Period for that Loan or the Interest Period in respect of the Loan refinanced by that Rollover Loan in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans) (as applicable).

(d)

Subject to this Clause 15.1, a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of 1, (other than in relation to a Loan in euro) 2, 3 or 6 Months or such other period agreed between the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)

Each Interest Period for a Term Loan or as applicable an Additional Facility which is a term facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	A Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than 1, 2, 3 or 6 Months:

(i)	to align an Interest Period to a Quarter Date;

(ii)	to align an Interest Period to an interest or coupon payment date in respect of any Permitted Indebtedness;

(iii)	to align the first Interest Period for a Loan under an Additional Facility with any Interest Period in respect of any other Loans then outstanding;

(iv)	if necessary or desirable to implement or facilitate any hedging in relation to the Facilities or any payment thereunder;

(v)	in relation to a Term Facility, to facilitate a consolidation of loans in accordance with Clause 15.3 (Consolidation and division of Term Loans);

(vi)

in relation to an Amortising Facility if necessary or desirable to ensure that there are Amortising Facility Loans (with an aggregate Base Currency Amount) equal to or greater than an Amortising Facility Repayment Instalment with an Interest Period ending on an Amortising Facility Repayment Date for an Amortising Facility in order for the Borrowers to make the Amortising Facility Repayment Instalment due on that date;

(vii)	to facilitate syndication of any Facility; or

(viii)	in relation to a Revolving Facility, to align an Interest Period for a Loan under that Revolving Facility with any Loan under any Term Facility.

(i)

Prior to the earlier of (i) completion of syndication of the Facilities in the manner agreed between the Obligors’ Agent and the Mandated Lead Arrangers on or prior to the date of this Agreement (as notified by the Mandated Lead Arrangers to the Obligors’ Agent) and (ii) the last day of the Certain Funds Period, Interest Periods shall be one or two weeks or such other period as the Agent and the Obligors’ Agent may agree.

15.2	Non Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.3	Consolidation and division of Term Loans

(a)	If two or more Interest Periods:

(i)	relate to Term Loans to be made to the same Borrower under the same Facility; and

(ii)	end on the same date,

those Term Loans will, unless that Borrower requests to the contrary in a Selection Notice for the next Interest Period or those Term Loans are denominated in different currencies, be consolidated into, and treated as, a single Loan under the applicable Facility on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

(c)

If the Obligors’ Agent requests that part (and not all) of a Term Loan (an Original Loan) become subject to a Debt Transfer in accordance with Clause 31.7 (Debt Transfer), that Original Term Loan will, immediately prior to such Debt Transfer, be so divided into two Term Loans under the same Facility such that:

(i)	the Base Currency Amount of the first such Term Loan shall be equal to the Base Currency Amount of the Original Loan subject to such Debt Transfer (the Transfer Loan); and

(ii)	the Base Currency Amount of the second such Term Loan shall be equal to the Base Currency Amount of the Original Loan not subject to such Debt Transfer (the Continuing Loan);

(iii)	the Transfer Loan and the Continuing Loan shall be treated as separate Loans under that Facility for all purposes under the Finance Documents; and

(iv)	the Interest Period for the Transfer Loan and the Continuing Loan shall be the same as the Interest Period in respect of the Original Loan immediately prior to such Debt Transfer.

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption), if EURIBOR or LIBOR, is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR, shall be determined on the basis of the quotations of the remaining Reference Banks.

16.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling five (5) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that, if the percentage rate per annum notified by the Lender is less than the applicable EURIBOR or LIBOR, or a Lender has not notified the Agent of a percentage rate per annum, the cost of that Lender of funding its participation in that Loan for that Interest Period shall be deemed (for the purposes of this paragraph (a)) to be the applicable EURIBOR or LIBOR.

(b)	In this Agreement:

Market Disruption Event means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period, EURIBOR or LIBOR, is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine the applicable EURIBOR or LIBOR, for the relevant currency and Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable EURIBOR or LIBOR.

16.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

16.4	Break Costs

(a)

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Obligors’ Agent.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) notifies the Agent that it proposes to pay all or part of any Loan or Unpaid Sum on a day other than the last day of the Interest Period for that Loan or Unpaid Sum, at or prior to 11.30am on the date falling 3 Business Days prior to the date of such prepayment:

(i)	the Agent shall notify the Finance Parties of such proposed payment; and

(ii)	if any Finance Party fails to confirm its Break Costs in respect of such payment, its Break Costs shall be deemed to be zero.

17.	FEES

17.1	No deal, No fees

(a)

Subject to paragraph (b) below, no fees (including for the avoidance of doubt, arrangement, underwriting, market participation, ticking and commitment fees), commissions, costs or other expenses will be payable unless the Closing Date occurs.

(b)

Reasonable and properly incurred and invoiced legal costs, expenses and disbursements in connection with the drafting and negotiation of the Finance Documents and any other pre-agreed costs or expenses, in each case, up to an amount agreed (if any agreed) between the Mandated Lead Arrangers and the Company (or on its behalf) will be payable by the Company (or on its behalf) (or, in the case of costs, expenses and disbursements incurred by the Agent, up to an amount (if any agreed) agreed between the Agent and the Company (or on its behalf)) even if the Closing Date does not occur.

17.2	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at:

(i)

the rate of 30% of the applicable Margin on that Lender’s Available Commitment under the Original Revolving Facility for the period commencing on the Closing Date and ending on the last day of the Availability Period applicable to the Original Revolving Facility; and

(ii)	the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Additional Facility Lender’s Available Commitment under the relevant Additional Facility.

(b)	The accrued commitment fee is payable on:

(i)

unless otherwise elected by the Obligors’ Agent, the last day of each successive period of three (3) Months which ends during the Availability Period applicable to the Original Revolving Facility or Additional Facility (as applicable), provided that the Obligors’ Agent may elect that accrued commitment fee shall instead be paid on (A) each Quarter Date or (B) the last date of each Interest Period applicable to a Facility B Loan;

(ii)	the last day of the Availability Period applicable to the Original Revolving Facility or Additional Facility (as applicable); and

(iii)	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No accrued commitment fee shall be payable if the Closing Date does not occur.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.3	Arrangement fee

The Company shall pay (or procure there is paid) to the Mandated Lead Arrangers an underwriting fee in the amount and at the times agreed in the Arrangement Fee Letter.

17.4	Agent and Security Agent fees

The Company shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

17.5	Fees payable in respect of Letters of Credit

(a)

The Company or a Revolving Facility Borrower shall pay (or procure there is paid) to the Issuing Bank a fronting fee at the rate of 0.125% per annum (unless otherwise agreed by the relevant Issuing Bank) on the part of its outstanding exposure under each Letter of Credit requested by it which is counter indemnified by other Lenders (that are not Affiliates of the Issuing Bank) and which is not cash collateralised, repaid, prepaid or cancelled, for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)

The Company or each Revolving Facility Borrower for whose account a Letter of Credit is issued shall pay (or procure there is paid) to the Agent (for the account of each Revolving Facility Lender under the applicable Revolving Facility) a Letter of Credit fee in the currency of that Letter of Credit on the outstanding amount of each Letter of Credit (excluding any amount in respect of which cash cover has been provided) requested by it for the period from the issue of that Letter of Credit until the expiry date (or the date of its cancellation then, if earlier). The Letter of Credit fee shall be computed at the rate equal to the Margin for the applicable Revolving Facility. Any such fee shall be distributed according to each Facility Lender’s L/C Proportion of that Letter of Credit.

(c)

Unless otherwise elected by the Obligors’ Agent, the fees payable under paragraphs (a) and (b) above shall be payable on each Quarter Date and on the date on which the Total Revolving Facility Commitments are cancelled in full, provided that the Obligors’ Agent may elect that such accrued fees shall instead be paid on the last date of each Interest Period applicable to a Facility B Loan.

(d)	If a Borrower provides cash cover in respect of any Letter of Credit each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in the paragraphs above.

(e)	Each Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

17.6	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities

(a)

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of (or its Affiliate which borrows) that Ancillary Facility.

(b)	In relation to a Fronted Ancillary Facility:

(i)

promptly following each Quarter Date and each date on which a Fronted Ancillary Facility is terminated or cancelled (in whole or part) (a Notice Date), each Fronting Ancillary Lender shall notify the Agent of the average amount outstanding under that applicable Fronted Ancillary Facility for each period starting on the date of the commencement of the relevant Fronted Ancillary Facility, or as applicable the previous Quarter Date, and ending on the next Quarter Date, or as applicable on the date on which such Fronted Ancillary Facility is terminated or cancelled (in whole or part) (each a Fronted Ancillary Facility Fee Period); and

(ii)

the Borrower that requested (or on behalf of which the Obligors’ Agent requested), or its Affiliate which is the borrower of, the relevant Fronted Ancillary Facility shall pay (or procure that there is paid) to the Agent (for the account of the Fronting Ancillary Lender and each Fronted Ancillary Lender) a fee (the Fronted Ancillary Facility Fee) in relation to each Fronted Ancillary Facility computed at the rate equal to the Margin applicable to a Loan under the Revolving Facility on the aggregate amount of the Ancillary Outstandings under the Fronted Ancillary Facility during each Fronted Ancillary Facility Fee Period (as determined by the Fronting Ancillary Lender in accordance with paragraph (a) above) in the currency of that Fronted Ancillary Facility calculated on an average basis. The accrued Fronted Ancillary Facility Fee shall be payable promptly upon notification by the Agent at any time after each Notice Date.

(c)

The Agent shall distribute each Fronted Ancillary Facility Fee paid under paragraph (b) above to the Fronted Ancillary Lenders and Fronting Ancillary Lender pro rata. A Fronted Ancillary Lender’s and the Fronting Ancillary Lender’s pro rata share of any such fee will be equal to the proportion borne by its Fronted Ancillary Commitment or Fronting Ancillary Commitment to the aggregate of all Fronted Ancillary Commitments and the Fronting Ancillary Commitment under the relevant Fronted Ancillary Facility on the average basis during the applicable Fronted Ancillary Facility Fee Period.

(d)

The Borrower who requested (or on behalf of which the Obligors’ Agent requested), or its Affiliate which is the borrower of, a Fronted Ancillary Facility shall in addition pay to the relevant Fronting Ancillary Lender a fee for acting as Fronting Ancillary Lender and otherwise in such amount as shall be agreed between such Fronting Ancillary Lender and such Borrower (or the Obligors’ Agent or Affiliate) based upon its normal market rates and terms.

17.7	Prepayment Fees

(a)

If any Facility B Loan is refinanced, repaid or repriced in connection with a Repricing Event from the Closing Date until the period ending six (6) months after the Closing Date (the Initial Call Protection Date), then, in addition to all other sums required to be paid under this Agreement in connection with such Repricing Event, including all accrued and unpaid interest and Break Costs (if any), the Company shall (within five (5) Business Days of such Repricing Event taking effect) pay (or procure the payment of) to the Agent (for the account of the Facility B Lenders pro rata to their participation in that Facility B Loan at the time of that Repricing Event) a prepayment fee equal to 1.00% of the principal amount prepaid, refinanced or repriced.

(b)	For the purpose of this Clause 17.7:

Repricing Event mean the incurrence by any Facility B Borrower of any Indebtedness which:

(a)	is in the form of broadly syndicated term loans made available under credit facilities similar to the Facility B Loans;

(b)	has a final maturity date not earlier than the Termination Date in respect of Facility B as at the date of this Agreement;

(c)	is used to prepay and cancel the outstanding principal amount of Facility B Loans;

(d)	is denominated in euros;

(e)	has a lower Effective Yield than the Facility B Loans on the date of such prepayment, than the Facility B Loans;

(f)

is not incurred in connection with a Change of Control, Listing, Transformative Transaction (or a transaction, that if consummated, would have resulted in a Change of Control, Listing or Transformative Transaction); and

(g)	which is incurred for the primary purpose (a determined by the Company in good faith) of reducing the Effective Yield of the applicable Facility B Loans,

provided further that any determination by the Obligors’ Agent and the Agent with respect to whether a Repricing Event has occurred shall be conclusive and binding on all Lenders.

Transformative Transaction means an acquisition or merger or asset sale or disposal by a member of the Group that either:

(a)	is not permitted by the terms of the Finance Documents immediately prior to the consummation of such transaction; or

(b)

if permitted by the terms of the Finance Documents immediately prior to the consummation of such transaction, would not provide the Company and its Subsidiaries with adequate flexibility under the Finance Documents for the continuation and/or expansion of their combined operations following such consummation, in each case, as determined by the Obligors’ Agent acting in good faith.

17.8	Defaulting Lenders

Unless otherwise agreed in writing by the Obligors’ Agent, and notwithstanding anything to the contrary in the Finance Documents, no commitment fee or ticking fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender.

18.	TAXES

18.1	Tax Definitions

In this Agreement:

Borrower DTTP Filing means an H.M. Revenue & Customs’ Form DTTP2 duly completed and filed with H.M. Revenue & Customs by the relevant Borrower, which:

(a)

where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties); or

(b)

where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender.

Borrower Tax Jurisdiction means, in relation to any Other Borrower, the jurisdiction in which the Borrower is incorporated or organised.

Change of Law means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than:

(a)	any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or

(b)	any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union.

Luxembourg Qualifying Lender means, in respect of a payment by or in respect of a Luxembourg Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of a Luxembourg Treaty Lender, within the meaning of the relevant Luxembourg Treaty) to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	a Luxembourg Treaty Lender; or

(b)	a Lender to whom such payment of interest paid by a Luxembourg Borrower can be made without a Tax Deduction being imposed under the laws of Luxembourg (other than pursuant to a Luxembourg Treaty).

Luxembourg Treaty Lender means, in respect of a payment of interest by or in respect of a Luxembourg Borrower under a Finance Document, a Lender which:

(a)	is treated as a resident of a Luxembourg Treaty State for the purposes of the relevant Luxembourg Treaty and is entitled to the benefit of such Luxembourg Treaty;

(b)	does not carry on a business in Luxembourg through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfils any other conditions which must be fulfilled under the relevant Luxembourg Treaty and under Luxembourg domestic law in order to benefit from full exemption from Tax imposed by Luxembourg on interest payable to that Lender in respect of an advance under a Finance Document, including the completion of any necessary procedural formalities.

Luxembourg Treaty State means a jurisdiction having a double taxation agreement (a Luxembourg Treaty) in force with Luxembourg which makes provision for full exemption from Tax imposed by Luxembourg on interest.

MLI means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

Other Borrower means a Borrower other than a UK Borrower or a Luxembourg Borrower.

Other Qualifying Lender means, in respect of a payment by or in respect of an Other Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of an Other Treaty Lender, within the meaning of the relevant Other Treaty) to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	an Other Treaty Lender; or

(b)

a Lender to whom such payment of interest paid by the relevant Other Borrower can be made without a Tax Deduction being imposed under the laws of the relevant Borrower Tax Jurisdiction (other than pursuant to an Other Treaty).

Other Treaty Lender means, in respect of a payment of interest by or in respect of an Other Borrower under a Finance Document, a Lender which:

(a)	is treated as a resident of the relevant Other Treaty State for the purposes of the relevant Other Treaty and is entitled to the benefit of such Other Treaty;

(b)	does not carry on a business in the relevant Borrower Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfils any other conditions which must be fulfilled under the relevant Other Treaty and relevant domestic law in order to benefit from full exemption from Tax imposed by the relevant Borrower Tax Jurisdiction on interest payable to that Lender in respect of an advance under a Finance Document, including the completion of any necessary procedural formalities.

Other Treaty State means a jurisdiction having a double taxation agreement (an Other Treaty) in force with the relevant Borrower Tax Jurisdiction which makes provision for full exemption from Tax imposed by the relevant Borrower Tax Jurisdiction on interest.

Protected Party means a Finance Party which is or will be subject to a liability or required to make a payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means:

(a)	a UK Qualifying Lender;

(b)	a Luxembourg Qualifying Lender; or

(c)	an Other Qualifying Lender.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, refund of, relief or remission for, or rebate or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax Gross Up) or a payment under Clause 18.3 (Tax Indemnity).

UK Borrower means a Borrower incorporated or organised in the United Kingdom.

UK Qualifying Lender means:

(a)

a Lender which is beneficially entitled (in the case of a UK Treaty Lender, within the meaning of the relevant UK Treaty) to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

UK Treaty Lender means, in respect of a payment of interest by or in respect of a UK Borrower under a Finance Document, a Lender which:

(a)	is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty and is entitled to the benefit of such UK Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(c)

fulfils any other conditions which must be fulfilled under the relevant UK Treaty and under UK domestic law in order to benefit from full exemption from Tax imposed by the United Kingdom on interest payable to that Lender in respect of an advance under a Finance Document, including the completion of any necessary procedural formalities.

UK Treaty State means a jurisdiction having a double taxation agreement (a UK Treaty) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

UK Non-Bank Lender means a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

18.2	Tax Gross Up

(a)	All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Obligors’ Agent and that Obligor.

(c)

If a Lender is not, or ceases to be, a Qualifying Lender with respect to any jurisdiction relevant to such Lender, it shall promptly notify the Agent. If the Agent receives such notification from a Lender it shall promptly notify the Company. Without prejudice to the foregoing, each Lender shall promptly provide to the Agent (if requested by the Agent):

(i)	a written confirmation that it is or, as the case may be, is not, a Qualifying Lender with respect to such jurisdiction; and

(ii)

such documents and other evidence as the Agent may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above, until such time as a Lender has complied with any request pursuant to this paragraph (c), the Agent and each Obligor shall be entitled to treat such Lender as not being a Qualifying Lender with respect to such jurisdiction for all purposes under the Finance Documents.

(d)

Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under a Finance Document shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

(e)

A payment by an Other Borrower or by a Guarantor in respect of an amount due from an Other Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by the relevant Borrower Tax Jurisdiction if, on the date the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Other Qualifying Lender with respect to the relevant Borrower Tax Jurisdiction, but on that date that Lender is not or has ceased to be such an Other Qualifying Lender, other than as a result of any Change of Law; or

(ii)

the Lender is an Other Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (l) below.

(f)

A payment by a UK Borrower or by a Guarantor in respect of an amount due from a UK Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if, on the date the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender, other than as a result of any Change of Law; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Parent; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)

the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (k) below.

(g)

A payment by a Luxembourg Borrower or by a Guarantor in respect of an amount due from a Luxembourg Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg if, on the date the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Luxembourg Qualifying Lender, but on that date that Lender is not or has ceased to be a Luxembourg Qualifying Lender, other than as a result of any Change of Law;

(ii)

the relevant Lender is a Luxembourg Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (l) below; or

(iii)	such Tax Deduction is required by virtue of the Luxembourg law dated 23 December 2005 as amended from time to time.

(h)

A Guarantor will not be obliged to make a payment or increased payment pursuant to this Clause 18.2 with respect to a payment by it of a liability due for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make a payment or increased payment pursuant to this Clause 18.2 because an exclusion under paragraphs (e) to (g) (inclusive) applied.

(i)

If an Obligor is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction in the time allowed by law and in the minimum amount required by law.

(j)

Within thirty (30) days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax authority.

(k)

(i)

Subject to paragraph (ii) below (which shall apply in respect of a UK Treaty Lender only), a Lender and each Obligor which makes a payment to which that Lender is entitled, shall co-operate in completing or assisting with the completion of any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect.

(ii)

(A)

A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)

a UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above in relation to any Borrower making a payment to that Lender.

(l)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (k)(ii) above and:

(i)	a UK Borrower making a payment ot that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by H.M. Revenue & Customs;

(B)	that Lender’s HMRC DT Treaty Passport scheme reference number has been withdrawn or expired;

(C)

H.M. Revenue & Customs gave but subsequently withdrew authority for the UK Borrower to make payments to that Lender without a Tax Deduction or such authority has otherwise terminated or expired (or is due to otherwise terminate or expire within the next three months); or

(D)	H.M. Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing.

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(m)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (k)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(n)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(o)	If:

(i)	a Tax Deduction should have been made in respect of a payment made by or on account of an Obligor to a Lender, an Issuing Bank or the Agent under a Finance Document;

(ii)	either:

(A)

the relevant Obligor (or the Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that such Tax Deduction was required and as a result did not make the Tax Deduction or made a Tax Deduction at a reduced rate;

(B)

in reliance on the notifications and confirmation provided pursuant to Clause 18.6 (Lender Status Confirmation), the relevant Obligor did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C)

any Finance Party has not complied with its obligation under paragraphs (b) or (c) above and as a result the relevant Obligor did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii)	the applicable Obligor would not have been required to make an increased payment under paragraph (d) above in respect of that Tax Deduction,

then the Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly, upon a request by that Obligor, reimburse that Obligor for the amount of the Tax Deduction that should have been made and any penalty, interest and expenses payable or incurred in connection with any failure to pay or any delay in paying any of the same) only to the extent the Tax Deduction has not already been accounted for to the tax authority by the relevant Finance Party.

(p)	A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

18.3	Tax Indemnity

(a)

The Company shall pay (or procure there is paid) to a Protected Party, promptly on written demand by the Agent, an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in relation to payment received or receivable from an Obligor under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)

under the laws of the jurisdiction (or jurisdictions) (or any political subdivision thereof) in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (or in respect of amounts attributed to the permanent establishment on the basis that personnel of that Finance Party are undertaking relevant functions in the jurisdiction where that permanent establishment is located), if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable by that Finance Party or by reference to net worth or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 18.2 (Tax Gross Up);

(B)	would have been so compensated but was not so compensated solely because any of the exclusions in paragraphs (e) or (f) (inclusive) of Clause 18.2 (Tax Gross Up) applied;

(C)

is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Lender in relation to the relevant Obligor at the relevant time, unless that Lender was not a Qualifying Lender at the relevant time as a result of a Change of Law;

(D)	is suffered or incurred by a Lender as a result of such Lender’s failure to comply with its obligations under Clause 18.5 (Filings) or Clause 18.6 (Lender Status Confirmation);

(E)	relates to a FATCA Deduction required to be made by a Party;

(F)	is increased as a result of the Protected Party not complying with paragraph (c) below;

(G)

(for the avoidance of doubt) is compensated for by Clause 18.7 (Stamp taxes) or Clause 18.8 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied); or

(H)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent on becoming aware of the event which will give, or has given, rise to the claim, following which the Agent will notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credits

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)

a Tax Credit or similar Tax benefit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party and/or an Affiliate has obtained and utilised that Tax Credit or similar Tax benefit either on a standalone or an affiliated basis,

that Finance Party and/or the applicable Affiliate shall promptly pay an amount to the Obligor which that Finance Party determines, providing such evidence to the Obligor in respect of such amounts as the Obligor may reasonably and in good faith request in writing and the Finance Party can reasonably provide, will leave it or the applicable Affiliate (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)

If a Lender is not, or ceases to be, a Qualifying Lender, in the event that an Obligor makes any Tax Payment to such Lender prior to the date on which it is notified that such Lender is not, or has ceased to be, a Qualifying Lender in accordance with paragraph (d) of Clause 18.2 (Tax Gross Up) (each a “Relevant Tax Payment”), that Lender shall immediately pay to the relevant Obligor such amount as that Obligor determines, acting reasonably and in good faith, will leave that Obligor in the same position as it would have been in if all Relevant Tax Payments (other than any Relevant Tax Payment which that Obligor was required by the terms of this Agreement to pay to such Lender at any time it was a Qualifying Lender) had not been made by that Obligor. Any member of the Group shall be entitled to set-off any amount or payment due from a Lender pursuant to this paragraph (b) against any amount or payment owed by a member of the Group (and, in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents (including Clause 35.6 (Partial payments)), the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only amounts due to the relevant Lender).

(c)	The provisions of paragraphs (a) and (b) above shall remain binding on each person which has received a Tax Payment notwithstanding that such person may have ceased to be a party to this Agreement.

18.5	Filings

Each Lender shall promptly after becoming a Lender under this Agreement and from time to time thereafter submit such forms and documents, complete such other procedural formalities and take such other action as may be necessary (at any time) for each Obligor to obtain and maintain authorisation (at all times) to make payment to it under this Agreement without having to make a Tax Deduction (or, where it is not legally possible to obtain authorisation to make payment without a Tax Deduction, with the smallest Tax Deduction permitted by law).

18.6	Lender Status Confirmation

(a)

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party for the benefit of the Agent and the Obligor’s Agent, in which of the following categories it falls:

(i)	in respect of a UK Borrower:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Treaty Lender (on the assumption that all procedural formalities have been completed),

(ii)	in respect of a Luxembourg Borrower:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(C)	a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed); and

(iii)	in respect of an Other Borrower:

(A)	not an Other Qualifying Lender;

(B)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(C)	an Other Treaty Lender (on the assumption that all procedural formalities have been completed).

(b)

Upon written request of the Obligors’ Agent to an Original Lender (such request to be given no later than fifteen (15) Business Days before the first interest payment date), that Original Lender shall indicate to the Obligors’ Agent and the Agent, before the first interest payment date in which of the following categories it falls, in respect of each Borrower:

(i)	in respect of a UK Borrower:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Treaty Lender (on the assumption that all procedural formalities have been completed),

(ii)	in respect of a Luxembourg Borrower:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(C)	a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed) and;

(iii)	in respect of an Other Borrower:

(A)	not an Other Qualifying Lender;

(B)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(C)	an Other Treaty Lender (on the assumption that all procedural formalities have been completed).

(c)

If an Original Lender, a New Lender, an Increase Lender or an Additional Facility Lender fails to indicate its status in respect of a Borrower in accordance with paragraphs (a) or (b) above (as applicable) then such Original Lender, New Lender, Increase Lender or Additional Facility Lender shall be treated for the purposes of this Agreement (including by the relevant Obligor) as if it is not:

(i)	a UK Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(i) above or paragraph (b)(i) above);

(ii)	a Luxembourg Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(ii) above or paragraph (b)(ii) above); or

(iii)	an Other Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(iii) or paragraph (b)(iii) above),

until such time as it notifies the Agent and the Obligors’ Agent which category applies. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Notice shall not be invalidated by any failure of a Lender to comply with this Clause 18.6.

(d)

Each Original Lender (by executing this Agreement) and each New Lender, Increase Lender or Additional Facility Lender (by executing the applicable Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Notice) confirms, on the date it becomes a Party, to each Obligor that, following the United Kingdom ceasing to be a member state of the European Union as a consequence of the notification given by the United Kingdom on 29 March 2017 of its intention to exit the European Union pursuant to Article 50 of the Treaty on European Union (Brexit) (and assuming no changes to any applicable law or regulation other than changes to the laws of the United Kingdom resulting from Brexit), based upon information available on the date it becomes a Party, that it (or one of its branches or Affiliates which it may nominate as a Designated Affiliate under Clause 2.5 (Lender Affiliates)) will be permitted to carry out all of that Lender’s lending and other obligations under the Finance Documents in all jurisdictions in which any Borrower under the Facility in respect of which it is a Lender is or may be incorporated or organised from time to time, either pursuant to its (or its branch or Affiliate’s) continued authorisation as an EEA Credit Institution under CRD IV or by virtue of its (or its branch or Affiliate) having obtained all necessary authorisations (if any) required under all applicable laws and regulations in each such jurisdiction.

18.7	Stamp taxes

The Company shall pay (or procure payment) and, promptly on written demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, documentary and other similar transfer Taxes payable in respect of any Finance Document except:

(a)

(for the avoidance of doubt) any such Tax payable in respect of an assignment, novation, transfer or sub-participation of a Loan (or part thereof) by that Finance Party or other disposal of a Finance Party’s rights or obligations under a Finance Document;

(b)

to the extent that such stamp duty, registration, documentary, excise, property transfer or other similar Tax becomes payable upon a registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document; or

(c)

any Luxembourg registration duties (droits d’enregistrement) payable in the case of registration of the Finance Documents by a Finance Party with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, or registration of the Finance Documents in Luxembourg when such registration is not required to enforce the rights of that Finance Party under the Finance Documents.

18.8	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for that supply or supplies) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party against any VAT incurred by that Finance Party in respect of the costs or expenses, to the extent that the Finance Party reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(d)

Any reference in this Clause 18.8 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.

18.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

19.	INCREASED COSTS

19.1	Increased costs

(a)

Subject to Clause 19.3 (Exceptions), the Company shall, within five (5) Business Days of a demand by the Agent, pay (or procure payment) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, and unless at such time the Majority Lenders are making a claim pursuant to this Clause 19.1, the date it became a Party);

(ii)

compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, and unless at such time the Majority Lenders are making a claim pursuant to this Clause 19.1, the date it became a Party); or

(iii)

the implementation or application of, or compliance with, Basel III or CRD IV (each as defined in paragraph (c) of Clause 19.3 (Exceptions)) or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

Increased Costs means:

(a)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment or providing an Additional Facility Notice or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent and the Obligors’ Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall be provided to the Obligors’ Agent.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 18.3 (Tax Indemnity) or would have been compensated for under Clause 18.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax Indemnity) applied;

(iv)

compensated for by Clause 18.7 (Stamp taxes) or Clause 18.8 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out in the relevant Clause applied);

(v)

attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Finance Party (or any Affiliate of it) or of the branch or office through which it participates in any Utilisation;

(vi)	(for the avoidance of doubt) suffered or incurred in respect of any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vii)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless a Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Finance Party under this Agreement);

(viii)	attributable to the breach by the Finance Party making such claim of any law, regulation or treaty or the terms of any Finance Document;

(ix)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(x)	not notified to the Agent or the Obligors’ Agent in accordance with paragraph (a) of Clause 19.2 (Increased cost claims) above.

(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Tax Definitions).

(c)	In this Agreement:

Basel III means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum, provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

The Company shall (or shall procure that an Obligor will subject to the applicable Guarantee Limitations), within five (5) Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Mandated Lead Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower (or the Obligors’ Agent) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)

issuing or making arrangements to issue a Letter of Credit requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	any prepayment payable by any Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent.

(f)

The Company shall within ten (10) Business Days of demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an Indemnified Person), against any cost, loss, liability or expense (limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole (and if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by that Indemnified Person in connection with or arising out of litigation, arbitration, administrative proceedings or regulatory enquiry commenced or threatened relating to the Refinancing, or the funding of the Refinancing, except to the extent such cost, loss, liability or expense resulted (x) directly from fraud, the gross negligence or wilful misconduct of that Indemnified Person or results from such Indemnified Person breaching a term of, or not complying with, any of its obligations under the Finance Documents or any Confidentiality Undertaking given by the Indemnified Person or (y) from or relates to any disputes solely among the Indemnified Persons and not arising out of any act or omission by any member of the Group.

(g)	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event;

(ii)	consult with the Company in respect to the conduct of the relevant claim, action or proceeding;

(iii)

conducts such claim, action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose); and

(iv)	does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(h)

The indemnities contained in this Clause 20.2 shall not apply to the extent a cost, loss, liability or expense is of a description falling the categories set out in paragraph (b) of Clause 18.3 (Tax Indemnity) or Clause 19.3 (Exceptions).

(i)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 20.2 as if it were a party to this Agreement.

(j)

Neither (x) any Indemnified Person, nor (y) the Initial Investors, the Investors, the Company (nor, in each case, any of their respective Subsidiaries or Affiliates) shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Facilities or the Finance Documents.

20.3	Indemnity to the Agent

Each Obligor shall within five (5) Business Days of demand indemnify the Agent against any third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)

investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.4	Cost Details

Notwithstanding any other term of this Agreement or the other Finance Documents, no Obligor shall be required to pay any amount under any Finance Document (including any costs, indemnities or expenses) unless:

(a)

it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including where applicable, details of hours worked, rates and individuals involved); and

(b)	it has received satisfactory evidence (acting reasonably) that such amounts (including any costs, indemnities and expenses) have been properly incurred,

provided that paragraph (a) above shall not apply to Clause 22.3 (Enforcement and preservation costs) and paragraphs (a) and (b) above shall not apply to any costs or expenses to be paid to the Agent or the Security Agent or amounts paid under Clause 18.2 (Tax Gross Up). The Agent and the Security Agent shall provide documentary evidence of any fees, costs, expenses or other amounts, where applicable.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Taxes) or Clause 19 (Increased Costs), including transferring its rights and obligations under the Finance Documents to an Affiliate or Related Fund or changing Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Obligors’ Agent or any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

(a)

Subject to paragraph (b) below, the Company shall within ten (10) Business Days of demand pay (or procure payment to) the Agent, the Mandated Lead Arrangers, the Issuing Bank and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps, if any)) reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Refinancing, the Finance Documents and the arrangement, negotiation, preparation, printing, execution and syndication and perfection of the Facilities and any other Finance Documents referred to in this Agreement up to a maximum amount agreed (if any).

(b)	Any amounts to be paid to or on behalf of the Mandated Lead Arrangers pursuant to paragraph (a) above shall be:

(i)	limited to amounts in respect of reasonably, documented and properly incurred third party costs and out-of-pocket expenses; and

(ii)	subject to caps agreed between the Company and the Mandated Lead Arrangers prior to the date of this Agreement (including in respect of legal fees).

22.2	Amendment costs

If (a) an Obligor requests an amendment, waiver, release or consent, or (b) an amendment or other step or action is required pursuant to Clause 2.2 (Additional Facilities) or Clause 35.10 (Change of currency), the Company shall (or shall procure that a member of the Group will), within ten (10) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable third party costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within ten (10) Business Days of demand, pay (or procure payment) to each Mandated Lead Arranger and each other Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment, transfer or sub-participation (including any transfer Taxes and any amounts relating to the registration, perfection or amendment of the Transaction Security during or after the date of this Agreement).

23.	GUARANTEES AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all of that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences) but subject to the Guarantee Limitations each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing Existing Debt; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)

in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Guarantor, for the benefit of, the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)

no Guarantor’s obligations and liabilities under this Clause 23 and under any other guarantee or indemnity provision in a Finance Document (the Guarantee Obligations) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)

If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above (and only to the extent legally effective in the relevant jurisdiction), the obligations under the Finance Documents will be deemed to have been split into two tranches; Tranche 1 comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and Tranche 2 comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the relevant Guarantee Obligations.

23.12	Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Finance Document, the guarantee contained in this Clause 23 does not apply to any Excluded Swap Obligation of any Guarantor.

(b)	In this Clause 23.12:

CEA means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Excluded Swap Obligation means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor that relates to such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the guarantee given by such Guarantor becomes effective with respect to such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

Swap means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA.

Swap Obligation means, with respect to any person, any obligation to pay or perform under any Swap.

23.13	Guarantee Limitations: Luxembourg

(a)

Notwithstanding any provisions to the contrary in any other Finance Document, the maximum liability of any Luxembourg Obligor under the guarantee set out in this Clause 23 together with any similar guarantee or indemnity obligation of that Luxembourg Obligor under or in connection with any other Secured Debt Document (as defined in the Intercreditor Agreement) (the Luxembourg Guarantee) for the obligations of any Obligor which is not a direct or indirect Subsidiary of that Luxembourg Obligor shall be limited to an amount not exceeding the greater of (without double counting):

(i)

95 per cent. of that Luxembourg Obligor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the Regulation) as increased by the amount of any Subordinated Debt, each as reflected in that Luxembourg Obligor’s most recent financial statements available to the Agent as at the date of this Agreement; or

(ii)

95 per cent. of that Luxembourg Obligor’s own funds (capitaux propres), as referred to in the Regulation as increased by the amount of any Subordinated Debt, each as reflected in the that Luxembourg Obligor’s most recent financial statements available to the Agent at the time the Luxembourg Guarantee is called.

(b)

The limitation in paragraph (a) above shall not apply to any amounts borrowed by, or made available to, the applicable Luxembourg Obligor or any of its direct or indirect present or future Subsidiaries under any Finance Document (or any document entered into in connection therewith).

(c)

The obligations and liabilities of any Luxembourg Obligor under the Finance Documents and in particular under this Clause 23 shall not include any obligation or liability which, if incurred, would constitute:

(i)	a misuse of corporate assets as defined in article 1500-11 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts; or

(ii)

without prejudice to paragraph (b) of Clause 23.11 (Guarantee Limitations: General), a breach of the prohibitions on the provision of financial assistance as referred to in article 430-19 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts.

(d)	For the purposes of this Clause 23.13:

Companies Act 1915 means the Luxembourg act dated 10 August 1915 concerning commercial companies, as amended.

Subordinated Debt means any debt owed by a Luxembourg Obligor which is subordinated in right of payment (whether generally or specifically) to any claim of any Finance Party under any of the Finance Documents.

23.14	Guarantee Limitations: Switzerland

(a)

Notwithstanding any provisions to the contrary contained in this Agreement or any other Finance Document, a Swiss Obligor shall not be liable under this Agreement or any other Finance Document for any obligations of an Obligor being, at any time, a direct or indirect subsidiary of such Swiss Obligor.

(b)

If and to the extent a Swiss Obligor becomes liable under this Agreement or any other Finance Document for obligations of any other Obligor (other than the wholly owned direct or indirect subsidiaries of such Swiss Obligor) (the Restricted Obligations) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Obligor or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Obligor’s aggregate liability for Restricted Obligations shall not exceed the maximum amount of the Swiss Obligor’s freely disposable equity at the time it becomes liable (the Freely Disposable Amount).

(c)

This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Obligor is required to perform Restricted Obligations under the Finance Documents. Such limitation shall not free the Swiss Obligor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Obligor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(d)

The Swiss Obligor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Finance Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a confirmation from the auditors of the Swiss Obligor that a payment of the Swiss Obligor under the Finance Document in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment of amounts owed by the Swiss Obligor under the Finance Documents as well as the performance by the Swiss Obligor of other obligations under the Finance Documents.

(e)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement or any other Finance Document, the Swiss Obligor:

(i)

shall use its reasonable endeavours to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)

shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)

shall promptly notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)

In the case of a deduction of Swiss Withholding Tax, the Swiss Obligor shall use its reasonable endeavours to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any other Finance Document, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)	pay to the Agent upon receipt any amount so refunded.

(g)	The Agent shall use its reasonable endeavours to co-operate with the Swiss Obligor (at the latter’s cost) to secure such refund.

23.15	Additional Guarantee Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor (which may include any amendment to the terms of any limitations set out in this Clause 23) and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

24.	REPRESENTATIONS AND WARRANTIES

Each Obligor and solely in the case of Clause 24.8 (Information Memorandum, Base Case Model and Reports) and Clause 24.9 (Financial statements), the Company, represents and warrants to each of the Finance Parties (at the times specified in Clause 24.20 (Repetition)) that:

24.1	Status

(a)

It is duly incorporated (or, as the case may be, organised or established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation or establishment).

(b)

It has the power to own its material assets and carry on its material business substantially as it is now being conducted, save to the extent that failure to do so would not have a Material Adverse Effect.

24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations, other than to the extent that this would not cause a Default under Clause 28.4 (Invalidity and Unlawfulness).

24.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect; or

(b)	its constitutional documents in any material respect,

in each case, to an extent that would have a Material Adverse Effect.

24.4	Power and authority

It has (or will have on the relevant date) the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents to the extent failure to do so would have a Material Adverse Effect.

24.5	Validity and admissibility in evidence

Subject to the Legal Reservations and Perfection Requirements, all material Authorisations required by it in order:

(a)	to enable it to enter into, exercise its rights and comply with its material obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will have been at the date required) and are (or will be) in full force and effect, in each case to the extent that (other than any Authorisation required for entry into and performance of payment obligations under the Finance Documents) failure to have such Authorisations would have a Material Adverse Effect.

24.6	Governing law and enforcement

(a)

Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognized in its jurisdiction of incorporation to the extent failure to do so would have Material Adverse Effect.

(b)

Subject to the Legal Reservations and the Perfection Requirements, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its jurisdiction of incorporation, to the extent failure to do so would have Material Adverse Effect.

24.7	Filing

Subject to the Perfection Requirements, it is not necessary under the laws of its Relevant Jurisdiction that the Finance Documents to which an Obligor is party be filed, recorded or enrolled with any court or other authority in that Relevant Jurisdiction, except:

(a)	for any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the period allowed by applicable law or the relevant Finance Document;

(b)

for the mandatory registration with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg of the relevant Finance Documents if such Finance Documents are either (i) appended to a deed (annexés à un acte) that itself is subject to mandatory registration or (ii) lodged with a notary for its records (déposés au rang des minutes d’un notaire), in which cases (including any voluntary registration) the Finance Documents will be subject to registration duties payable by the party registering, or being ordered to register, the Finance Documents; and/or

(c)

as a result of or in connection with any assignment, transfer, sub-participation or sub-contract of any Commitments, participations or other rights, benefits, liabilities or obligations by a Finance Party.

24.8	Information Memorandum, Base Case Model and Reports

(a)	Except as disclosed to the Agent or the Mandated Lead Arrangers in writing prior to the date on which the Company approves the Information Memorandum so far as the Company is aware:

(i)

all the material factual information (taken as a whole and excluding, for the avoidance of doubt, any legal or tax law analysis) relating to the assets, financial condition and operations of the Group contained in the Information Memorandum is true and accurate in all material respects at the date (if any) ascribed thereto in the Information Memorandum or (if none) at the date of the relevant component of the Information Memorandum;

(ii)

the projections and forecasts contained in the Information Memorandum are based upon recent historical information and on the basis of assumptions believed to be reasonable by the Company at the time of being made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Base Case Model are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised); and

(iii)

as at the date of the approval by the Company of the Information Memorandum, the Information Memorandum does not omit to disclose any matter where failure to disclose such matter would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum (taken as a whole) being misleading in any material respect in the context of the Refinancing taken as a whole.

(b)

The forecasts and projections contained in the Base Case Model were prepared based on assumptions believed to be reasonable by the Company at the time made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Base Case Model are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised).

(c)

So far as the Company is aware, all material factual information relating to the Group (taken as a whole) contained in the Reports is accurate in all material respects on the date of the relevant Report or (if different) as at the date ascribed thereto in such Report.

24.9	Financial statements

(a)

So far as the Company is aware, the Original Financial Statements in all material respects give a true and fair view of the consolidated financial position of the Group for the period to which they relate and were prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed in the Reports.

(b)

The Annual Financial Statements (together with the notes thereto and any accompanying Deconsolidation Statement) most recently delivered pursuant to paragraph (a) of Section 1 of Schedule 15 (Information Undertakings):

(i)

give in all material respects a true and fair view of the consolidated financial position of the Reporting Entity Group or the Group (as applicable) as at the date to which they were prepared and for the Financial Year then ended; and

(ii)

were, subject to Clause 25.4 (Agreed Accounting Principles), prepared in all material respects on a basis consistent with the Accounting Principles consistently applied unless otherwise stated therein.

(c)

The Quarterly Financial Statements (together with the notes thereto and any accompanying Deconsolidation Statement) most recently delivered pursuant to paragraph (b) of Section 1 of Schedule 15 (Information Undertakings):

(i)

fairly present in all material respects the consolidated financial position of the relevant Reporting Entity and its Restricted Subsidiaries as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to Clause 25.4 (Agreed Accounting Principles), prepared on a basis consistent in all material respects with the Accounting Principles,

in each case (A) having regard to the fact they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures; (B) subject to year-end adjustments; and (C) save as set out therein.

24.10	No litigation

No litigation, arbitration, administrative proceeding of or before any court, arbitral body or agency which is reasonably likely to be materially adversely determined and which, if materially adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

24.11	Taxation

(a)

No material claims are being made or asserted against it or any of its Restricted Subsidiaries with respect to Taxes which have not been reflected in the most recent Quarterly Financial Statements or Annual Financial Statements delivered to the Agent pursuant to Section 1 of Schedule 15 (Information Undertakings) which are reasonably likely to be determined adversely to it or to such Restricted Subsidiary and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect.

(b)

It is not (and none of its Restricted Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Restricted Subsidiaries is) overdue in the payment of any material amount in respect of Tax (taking into account any extension or grace period) save, in each case, to an extent that would not have a Material Adverse Effect.

24.12	Consents, Filings and Laws Applicable to Operations

(a)

All consents and filings have been obtained or effected which are necessary for the carrying on of the business and operations of the Group (taken as a whole) in all material respects substantially as it is being conducted and all such consents and filings are in full force and effect and there are no circumstances known to it which indicate that any such consents and filings are likely to be revoked or varied in whole or in part, save in each case to the extent that absence of any such consent or filing or variation of any such consent does not have a Material Adverse Effect.

(b)

It and each of its Restricted Subsidiaries is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates where non-compliance would have a Material Adverse Effect

24.13	Pari passu ranking

Subject to the Legal Reservations, its payment obligations under each of the Finance Documents (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all of its other present unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.14	Ownership

It and each of its Restricted Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business substantially as it is presently being conducted, where failure to do so would have a Material Adverse Effect.

24.15	Intellectual Property

(a)

The Intellectual Property required in order to conduct the business of the Group in all material respects as it is being conducted is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property, to the extent that failure to own or have such Intellectual Property licensed to it would have a Material Adverse Effect (such Intellectual Property, the Material Intellectual Property).

(b)	The Material Intellectual Property:

(i)	will not be adversely affected by the transactions contemplated by the Finance Documents to an extent which would have a Material Adverse Effect;

(ii)	has not lapsed or been cancelled where such event would have a Material Adverse Effect; and

(iii)

where subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached or terminated by any member of the Group to the extent such breach or termination would have a Material Adverse Effect.

(c)

Each member of the Group conducting any part of the business of the Group for which any of the Material Intellectual Property is used has taken all steps to protect and maintain all Material Intellectual Property (including paying renewal fees), to the extent that failure to do so would have a Material Adverse Effect.

24.16	Group structure

To the best of the knowledge, information and belief of the Company, the factual information relating to the structure of the Group contained in the Group Structure Chart accurately records in all material respects the structure of the Group.

24.17	Anti-corruption law/Sanctions

(a)	It has conducted its businesses in compliance with applicable Anti-Corruption Laws and Sanctions.

(b)

Neither it, nor any of its directors, or to its knowledge, employees or any of its agents that will act in any capacity in connection with or who will benefit from the Facilities is a Sanctioned Person.

(c)	No Loan, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

(d)

Neither it, nor to the Company’s knowledge, any of its directors, officers, agents, employees or Affiliates is the target of Sanctions or is resident or organised within a Sanctioned Country in violation of applicable Sanctions.

(e)

This Clause 24.17 shall not be interpreted or applied in relation to it, any Holding Company, any other Obligor, any member of the Group or any Finance Party to the extent that the representations made pursuant to this Clause 24.17 would:

(i)

violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung—AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or

(ii)

prevent or prohibit such person any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable governmental authority.

24.18	No Liens/Guarantees/Indebtedness

(a)

No Liens (or agreement to create the same) exists on or over its or any of its Restricted Subsidiaries’ assets except as permitted by the provisions of this Agreement (including without limitation any Permitted Transaction).

(b)

Neither it nor any of its Restricted Subsidiaries has granted any guarantee in respect of Indebtedness except as permitted by the provisions of this Agreement (including without limitation any Permitted Transaction).

(c)	Neither it nor any of its Restricted Subsidiaries has incurred any Indebtedness except as permitted by the provisions of this Agreement (including without limitation any Permitted Transaction).

24.19	Insolvency

No corporate action, legal proceeding or other formal procedure or step described in paragraph (e) of Section 1 of Schedule 17 (Events of Default) has, in each case, subject to the thresholds and exceptions (and other provisions) set out in Clause 28 (Events of Default), been taken against it or a Significant Subsidiary, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

24.20	Repetition

(a)	The representations and warranties contemplated in this Clause 24 shall be made on the date of this Agreement and on the Closing Date except that:

(i)

the representations and warranties set out in Clause 24.8 (Information Memorandum, Base Case Model and Reports), to the extent relating to the Information Memorandum and the Reports, shall be made only, in the case of and in relation to each of the Information Memorandum and the Reports as applicable, on the later of the date of this Agreement and the date of approval and delivery in final form to the Mandated Lead Arrangers or the Agent (as the case may be) by the Company, and not repeated thereafter;

(ii)

the representations and warranties set out in Clause 24.8 (Information Memorandum, Base Case Model and Reports) to the extent relating to the Base Case Model shall be made only on the date of this Agreement and not repeated thereafter; and

(iii)	the representations and warranties set out in paragraph (a) of Clause 24.9 (Financial statements) shall be made only on the date of this Agreement and not repeated thereafter.

(b)

The representations and warranties set out in Clauses 24.1 (Status) to Clause 24.6 (Governing law and enforcement) (such representations and warranties being the Repeating Representations) shall be deemed to be repeated by reference to the facts and circumstances existing on such date on each Utilisation Date and on the first day of each Interest Period (other than with respect to a Rollover Loan).

(c)	The Repeating Representations shall in addition be repeated in relation to the relevant Additional Obligor on each date on which it becomes an Obligor.

(d)

The representations and warranties set out in paragraphs (a) and (c) of Clause 24.9 (Financial statements) in respect of each set of Financial Statements delivered as contemplated by Section 1 of Schedule 15 (Information Undertakings) shall only be made once in respect of each set of Financial Statements, on the date such Financial Statements are delivered.

(e)

Notwithstanding any other provisions to the contrary in this Clause 24 the representations and warranties set out in this Clause 24 shall be qualified by all of the information included in the Reports and any other due diligence report delivered to the Agent from time to time (in each case including any annexes thereto).

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force. Each of the undertakings and obligations in this Clause 25 shall be subject to the provisions of Clause 25.9 (Restrictions) and Schedule 15 (Information Undertakings).

25.1	Information Undertakings

The Obligors’ Agent shall comply with the information undertakings set out in Schedule 15 (Information Undertakings).

25.2	Provision and contents of Compliance Certificates

(a)	In respect of any Relevant Period ending on or after the first complete Financial Quarter following the Closing Date but prior to the third complete Financial Quarter following the Closing Date:

(i)

if the Obligors’ Agent wishes to require that the Margin in respect of any Facility shall be lower than that set out in paragraph (a), (b) or (c) (as applicable) of the definition of “Margin” in Clause 1.1 (Definitions), pursuant to the operation of paragraph (i) or (ii) (as applicable) of that definition:

(A)

the Obligors’ Agent shall deliver to the Agent with each set of Quarterly Financial Statements which relate to the applicable Relevant Period a Quarterly Compliance Certificate signed by the CEO or CFO; and

(B)	such Quarterly Compliance Certificate shall only be required to set out computations as to the calculation of the Margin as set out in the definition thereof in Clause 1.1 (Definitions); and

(ii)	otherwise, the Obligors’ Agent shall not be required to deliver any Quarterly Compliance Certificate in respect of such Relevant Period.

(b)

In respect of any Relevant Period ending on or after the third complete Financial Quarter following the Closing Date (or, at the election of the Obligors’ Agent, any Relevant Period ending on an earlier Quarter Date):

(i)

the Obligors’ Agent shall deliver to the Agent with each set of Quarterly Financial Statements which relate to the applicable Relevant Period a Quarterly Compliance Certificate signed by the CEO or CFO; and

(ii)	such Quarterly Compliance Certificate shall:

(A)

only if the financial covenant contemplated in Clause 26 (Financial Covenant) is tested with respect to the Relevant Period ending on the last day of the relevant Financial Quarter, confirm whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenant contemplated in Clause 26 (Financial Covenant) and set out (in reasonable detail) computations as to compliance with that financial covenant, provided that such confirmation and computations shall be solely for information purposes for Lenders which are not Original Revolving Facility Lenders and are not Additional Revolving Facility Lenders who benefit from Clause 26 (Financial Covenant) (as specified in the relevant Additional Facility Notice);

(B)	set out (in reasonable detail) computations as to the calculation of the Margin as set out in the definition of Margin; and

(C)

confirm that, so far as the Company is aware, no Event of Default is continuing or, if an Event of Default is continuing, what Event of Default is continuing and the steps being taken to remedy that Event of Default.

(c)

In respect of any Relevant Period ending on or after the fourth complete Financial Quarter following the Closing Date (or, at the election of the Obligors’ Agent, any Relevant Period ending on an earlier Quarter Date):

(i)	the Obligors’ Agent shall deliver to the Agent with the Annual Financial Statements which relate to the applicable Relevant Period an Annual Compliance Certificate signed by the CEO or CFO;

(ii)	such Annual Compliance Certificate shall:

(A)

only if the financial covenant contemplated in Clause 26 (Financial Covenant) is tested with respect to the Relevant Period ending on the last day of the relevant Financial Year, confirm whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenant contemplated in Clause 26 (Financial Covenant) and set out (in

reasonable detail) computations as to compliance with that financial covenant, provided that such confirmation and computations shall be solely for information purposes for Lenders which are not Original Revolving Facility Lenders and are not Additional Revolving Facility Lenders who benefit from Clause 26 (Financial Covenant) (as specified in the relevant Additional Facility Notice); and

(B)	set out (in reasonable detail) computations as to the calculation of the Margin set out in the definition of Margin;

(C)

set out the amount of Closing Overfunding used or otherwise designated (if any) during the relevant Financial Year, the purpose of the use or designation (if any) and the amount of the remaining Closing Overfunding;

(D)	set out the amount of Excess Cash Flow and Retained Excess Cash for the relevant Financial Year;

(E)	confirm the Material Subsidiaries and compliance or lack of compliance with paragraph (a) of 27.7 (Guarantees and Security); and

(F)

confirm that, so far as the Company is aware, no Event of Default is continuing or, if an Event of Default is continuing, what Event of Default is continuing and the steps being taken to remedy that Event of Default.

25.3	Investigations

Each Obligor will (and the Obligors’ Agent will ensure that each other member of the Group will) while an Event of Default is continuing under any of Clause 28.2 (Financial Covenant) or any of paragraphs (a), (b) or (e) of Section 1 of Schedule 17 (Events of Default), permit the Agent or other professional advisers engaged by the Agent (after consultation with the Obligors’ Agent as to the scope of the investigation and engagement), at the cost of the Finance Parties:

(a)

reasonable access (in the presence of a representative of the Obligors’ Agent) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent or such professional adviser (each acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	during normal business hours and on reasonable notice to meet and discuss with senior management of the relevant Obligor or other member of the Group,

provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement and in the event that such investigations as are carried out under this Clause 25.3 do not reveal that an Event of Default referred to above has occurred, to the extent the Agent cannot evidence reasonable grounds for believing that an Event of Default was continuing, all cost incurred by the Agent and the Lenders in connection with the foregoing shall be for the account of the Lenders only.

25.4	Agreed Accounting Principles

(a)

The Obligors’ Agent shall procure that all the Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in all material respects in accordance with the requirements set out in Schedule 15 (Information Undertakings). In the case of a material change of Accounting Principles or accounting practices:

(i)	the Obligors’ Agent shall promptly so notify the Agent (unless the Agent has been notified of the relevant change in relation to a previous set of Financial Statements);

(ii)	if requested by the Agent following notification under paragraph (i) above, the Obligors’ Agent must promptly supply to the Agent a full description of the change notified under paragraph (i) above;

(iii)

if requested by the Obligors’ Agent, and following delivery from the Obligors’ Agent to the Agent of a statement setting out the impact of such change on the calculations of the financial covenant set out in Clause 26 (Financial Covenant) and/or definitions of any or all of the terms used therein, the amount of mandatory prepayments of Excess Cash Flow and the Margin ratchet (the Reconciliation Statement) signed by the CEO, CFO or other authorised signatory;

(iv)	the Obligors’ Agent and the Agent shall promptly after such notification enter into negotiations in good faith with a view to agreeing:

(A)

such amendments to the terms contemplated in 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement; and/or

(B)

any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of any Obligor in the Finance Documents;

(v)

if amendments satisfactory to the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 25.4) are agreed by the Obligors’ Agent and the Agent in writing within thirty (30) days of such request to the Agent, those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the Accounting Principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the applicable Accounting Principles on that basis (subject to any further application of this paragraph (v)); and

(vi)

if such amendments are not so agreed within thirty (30) days, such change shall be excluded for the purposes of the calculations of the financial covenant set out in Clause 26 (Financial Covenant) and/or definitions of any or all of the terms used therein, the amount of mandatory prepayments of Excess Cash Flow and the Margin ratchet and the Obligors’ Agent shall promptly deliver to the Agent:

(A)

in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need to be made to the relevant financial statements in order to reflect exclusion of the change from such calculations;

(B)

only to the extent the financial covenant is applicable with respect to the most recently ended Relevant Period, sufficient information, in form and substance as may be reasonably required by the Majority Revolving Facility Lenders to enable the Majority Revolving Facility Lenders to determine whether the financial covenant set out in Clause 26 (Financial Covenant) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)

together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Obligors’ Agent under paragraphs (A) and (B) above (subject to the Agent (or, as the case may be, each Finance Party) agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and entering into any required hold harmless, non-reliance or similar letter with the Auditors and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such confirmation).

(b)

No alteration may be made to the Accounting Reference Date of the Company without the prior written consent of the Agent (acting solely on the instructions of the Majority Lenders) (in which event the Agent may require such changes to the financial covenant set out in Clause 26 (Financial Covenant) and/or definitions of any or all of the terms used therein, and any Financial Year based general baskets, exceptions and permissions and in relation to the amount and timing of mandatory prepayments of Excess Cash Flow, as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement as will fairly reflect such change), provided that the consent of the Agent (acting solely on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 25.4)) shall not be required to any such change where:

(i)	the Accounting Reference Date is changed as contemplated in the Tax Structure Memorandum or to another Quarter Date and the Financial Year is not longer than twelve (12) months as a result; or

(ii)

the Obligors’ Agent:delivers to the Agent (solely for information purposes for Lenders which are not Original Revolving Facility Lenders and are not Additional Revolving Facility Lenders who benefit from Clause 26 (Financial Covenant) (as specified in the relevant Additional Facility Notice)), in reasonable detail and in a form satisfactory to the Agent (acting solely on the instructions of the Original Revolving Facility Lenders and, in the case of an Additional Revolving Facility, the Additional Revolving Facility Lenders to the extent specified in the relevant Additional Facility Notice (in each case acting reasonably and in accordance with the provisions of this Clause 25.4)) on the date of delivery of each set of Annual Financial Statements required to be delivered as contemplated by Clause 25.1 (Information Undertakings) but only to the extent the financial covenant is applicable with respect to the Relevant Period covered in such Annual Financial Statements, details of all such adjustments as need to be made to such financial statements to provide the information required to test compliance with the financial covenant set out in Clause 26 (Financial Covenant).

25.5	Budget

(a)

The Company shall supply to the Agent within ninety (90) days after the start of the Financial Year commencing 1 January 2021 and within sixty (60) days after the start of each subsequent Financial Year, an annual budget for that Financial Year.

(b)

The Company shall ensure that each annual budget delivered under paragraph (a) above includes a projected balance sheet, profit and loss account and cashflow statement for the Reporting Entity Group or the Group (as applicable).

25.6	Other Information

The Company will, and will procure that each Obligor shall (unless it is aware that another Obligor has already done so), promptly upon becoming aware of or receiving a request (as the case may be) deliver to the Agent for distribution to the Lenders such material information relating to the financial condition of the Company or the Group, as the Agent (acting on the instructions of the Majority Lenders) may from time to time reasonably request.

25.7	Annual Conference Call

Once in every Financial Year at least two executive directors of the Company (one of whom shall be the CFO) shall host a conference call with the Finance Parties, at a time and date agreed with the Agent (acting reasonably), about the financial performance of the Group.

25.8	“Know your customer” checks

(a)	If:

(i)

the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date upon which a person became a party to this Agreement);

(ii)

any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement (or, if later, the date upon which a person became a party to this Agreement); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures, each Obligor shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender, provided that it has entered into a confidentiality undertaking as required by Clause 42 (Confidentiality)) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents in circumstances where the necessary information is not already available to it.

(b)

Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Obligors’ Agent shall, by not less than five (5) Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in respect of that Additional Obligor in circumstances where the necessary information is not already available to it, the Obligors’ Agent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (for itself or on behalf of any prospective New Lender), provided that it has entered into a confidentiality undertaking as required by Clause 42 (Confidentiality)) in order for the Agent, any Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

25.9	Restrictions

Notwithstanding any other term of the Finance Documents all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group, provided that such restrictions have not been entered into with a view to circumventing this requirement.

25.10	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant IPO Entity which are delivered to public shareholders of that IPO Entity shall be deemed to satisfy all requirements of this Clause 25 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 25, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with an obligation to:

(a)	deliver a Compliance Certificate pursuant to an in accordance with the provisions of Clause 25.2 (Provision and contents of Compliance Certificates); and

(b)	deliver any “know your customer” information pursuant to Clause 25.8 (“Know your customer” checks).

26.	FINANCIAL COVENANT

26.1	Financial definitions

For the purposes of this Agreement:

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount of the Indebtedness of members of the Group (on a consolidated basis) other than:

(a)	any Hedging Obligations;

(b)	the amount of any liability of pension related or post-employment liabilities or obligations of the Group;

(c)	subject to the Election Option, any indebtedness under any operating lease;

(d)	in relation to the minority interests line in the balance sheet of any member of the Group;

(e)	any Indebtedness represented by shares (except for shares redeemable mandatorily or at the option of the holder prior to the final maturity date of the Facilities); and

(f)

all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit or other similar instruments unless the underlying liability covered by such instrument has become due and payable and remains unpaid.

Capitalized Lease Obligations has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Consolidated EBITDA has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Consolidated Financial Interest Expenses means for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of the Group (and, to the extent provided pursuant to paragraph (a)(iv) below, any Parent Entity) related to Indebtedness:

(a)	including:

(i)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(ii)	the interest component of Capitalized Lease Obligations;

(iii)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; and

(iv)	any Indebtedness of any Parent Entity:

(A)	the proceeds of which are contributed to the Company pursuant to any Topco Proceeds Loan or any Equity Contribution or are otherwise made available to the Company;

(B)	which is guaranteed by any member of the Group; and

(C)

in respect of which dividends or distributions on the Company’s Capital Stock are permitted to be paid from cash of the Group pursuant to paragraph (a)(i)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings); but

(b)	excluding:

(i)	any pension liability interest cost;

(ii)	amortisation of discount, debt issuance cost and premium, commissions, discounts and other fees and charges owed or paid with respect to financings or other liabilities;

(iii)	costs associated with any Hedging Obligations;

(iv)	any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition;

(v)

interest with respect to Indebtedness of any holding company of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under the Accounting Principles (other than with respect to any Topco Proceeds Loan);

(vi)	any one-off cash payments, premia, fees, costs or expenses in connection with the purchase of a Hedging Obligation or which arises upon maturity, close out or termination of a Hedging Obligation;

(vii)	all one-off agency, arrangement, underwriting, upfront, original issue discount, amendment, consent or other front end, one off or similar non-recurring fees (and any amortization thereof); and

(viii)	any withholding tax (or gross up obligation) on interest receivable, received payable or paid.

Consolidated Net Income has the meaning given to that term Schedule 18 (Certain New York Law Defined Terms).

Consolidated Pro Forma EBITDA means, for any Relevant Period, Consolidated EBITDA as adjusted in accordance with Clause 26.3 (Calculations) below.

Consolidated Senior Secured Net Debt means the principal amount of all Borrowings of the Group constituting Senior Secured Indebtedness, less the aggregate amount at that time of cash and Cash Equivalent Investments held by members of the Group.

Equity Contribution means:

(a)

any subscription for shares issued by, and any capital contributions (including by way of premium and/or contribution to the capital reserves to, the Company (but excluding any such amounts funded from the proceeds of any Indebtedness of any Parent Entity (x) which is guaranteed by any member of the Group, and (y) in respect of which dividends or distributions on the Company’s Capital Stock are permitted to be paid from cash in the Group pursuant to paragraph (a)(i)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings); and/or

(b)

any loans, notes, bonds or like instruments issued by or made to the Company (but excluding any Topco Proceeds Loan) which are subordinated to the Facilities as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably).

Excess Cash Flow means, for any Relevant Period ending on or about the last day of the relevant Financial Year of the Company, an amount equal to the difference (if positive) between (a) and (b) where:

(a)	equals: the sum, without duplication, of (in each case, for Group on a consolidated basis):

(i)	Consolidated Net Income for such period;

(ii)

an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income;

(iii)

decreases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(iv)

an amount equal to the aggregate net non-cash loss on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent deducted in arriving at such Consolidated Net Income;

(v)	cash payments received in respect of hedging or derivative arrangements during such period to the extent not included in arriving at such Consolidated Net Income;

(vi)	increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income; and

(vii)	extraordinary gains; and

(b)	equals: the sum, without duplication, of:

(i)	an amount equal to the amount of all:

(A)	non-cash credits included in arriving at such Consolidated Net Income;

(B)	cash charges to the extent excluded in arriving at such Consolidated Net Income;

(C)

fees, expenses or charges related to the Transaction and discharging Existing Debt (including any fees, costs or expenses in connection with related due diligence activities) to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period;

(D)	cash receipts to the extent applied (and which have been paid during such Financial Year) for any purpose permitted under this Agreement; and

(E)	an amount equal to all Transaction Costs and Restructuring Costs;

(ii)

without duplication of amounts deducted pursuant to paragraph (x) below in prior Financial Years, the amount of capital expenditures or acquisitions made in cash or accrued during such period, to the extent that such capital expenditures or acquisitions were not financed with any of the proceeds received from:

(A)	the incurrence of long-term Indebtedness (unless such Indebtedness has been repaid other than with the proceeds of long-term Indebtedness); or

(B)	an Equity Contribution;

(iii)

the aggregate amount of all principal payments of Indebtedness of the Group and any calls on letters of credit or bank guarantees issued in respect of the Group, and in respect of Consolidated Financial Interest Expenses including:

(A)	subject to (as applicable) the Election Option, the principal component of payments in respect of leases (including any Capitalized Lease Obligations) as determined in accordance with IFRS;

(B)	the amount of any scheduled repayment of Facility B Loans and any other Term Loans; and

(C)

the amount of any mandatory prepayment, mandatory redemption, repurchase, defeasance or prepayment of any Permitted Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case from the proceeds of any disposal that resulted in an increase to Consolidated Net Income (and has not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase, but (x) excluding all prepayments of revolving loans made during such period if such Loans are available for immediate re-drawing and where such re-drawing would not result in the Test Condition being satisfied (other than in respect of any revolving facility to the extent there is an equivalent permanent reduction in commitments thereunder) and (y) prepayments of principal to the extent funded from the proceeds of long-term Indebtedness or an Equity Contribution;

(iv)

an amount equal to the aggregate net non-cash gain on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent included in arriving at such Consolidated Net Income;

(v)

increases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(vi)

cash payments by the Group during such period in respect of deferred purchase price and/or earn out obligations and long-term liabilities of the Group other than Indebtedness (including such Indebtedness specified in paragraph (iii) above);

(vii)

without duplication of amounts deducted pursuant to paragraph (x) below in prior Financial Years, the amount of Investments made with cash or Cash Equivalent Investments and acquisitions made during such period to the extent that such Investments and acquisitions were not financed with any of the proceeds received from:

(A)	the incurrence of long-term Indebtedness; or

(B)	an Equity Contribution;

(viii)

the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Group during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness;

(ix)	the aggregate amount of expenditures actually made by the Group in cash during such period (including expenditures for the payment of financing fees);

(x)	without duplication of amounts deducted from Excess Cash Flow in other periods:

(A)

the aggregate consideration required to be paid in cash by any member of the Group pursuant to binding contracts, commitments, letters of intent or purchase orders (the Contract Consideration) entered into prior to or during such period; and

(B)	any planned cash expenditures by any member of the Group (the Planned Expenditures); and

(C)	cash payments by the Group in respect of deferred purchase price and/or earn out obligations and/or purchase price adjustments (Deferred Payments),

in the case of each of paragraphs (A), (B) and (C) above, relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals or acquisitions to be consummated or made, or restructuring costs and Deferred Payments anticipated to be paid, during the period of four consecutive Financial Quarters of the Group following the end of such period, provided that to the extent that the aggregate amount of cash actually utilised to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals, or acquisitions to be consummated or made or restructuring costs and Deferred Payments during such following period of four consecutive Financial Quarters is less than the Contract Consideration, Planned Expenditures and Deferred Payments, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive Financial Quarters;

(xi)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period or falling due;

(xii)	cash expenditures made in respect of hedging or derivative arrangements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiii)	decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income;

(xiv)	extraordinary one-off or one-time, non-recurring, exceptional or unusual losses;

(xv)

any amount received by way of an Equity Contribution or (without double counting) the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group from a person that is not a member of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital in each case to the extent otherwise included or not deducted in arriving at such Consolidated Net Income;

(xvi)	amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period not received in cash during such period;

(xvii)

the amount of any loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of a similar interest) in such member of the Group;

(xviii)	the amount of expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(xix)	an amount equal to any Trapped Cash;

(xx)

the amount of any addbacks for adjustments (including anticipated synergies and cost savings) or costs or expenses (or, in each case, similar items) reflected in the Base Case Model and/or the quality of earnings report provided to the Mandated Lead Arrangers prior to the date of this Agreement (as amended, varied, supplemented and/or updated on or prior to the Closing Date) or third party quality of earnings report relating to a Permitted Acquisition and delivered to the Agent; and

(xxi)

any payment or amount described in the preceding paragraphs made after the end of the applicable Financial Year for which such Excess Cash Flow calculation applies to and before the date on which a prepayment is required to be made in accordance with the Excess Cash Flow provisions of this Agreement which the Company elects to deduct in such Excess Cash Flow calculation, provided that any such amount deducted under this paragraph (xxi) may not be deducted in any subsequent calculation of Excess Cash Flow.

Financial Quarter means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

Financial Year means each annual account period of the Company ending on the Accounting Reference Date in each year.

First Test Date means the first Quarter Date to occur after three (3) complete Financial Quarters have elapsed after the Closing Date.

Group Initiative means any action or step (including any restructuring, reorganisation, new or revised contract, the acquisition, opening and/or development of any facility, product line, contract or operation, capacity increase, capacity utilisation increase or similar or other initiative) taken, commenced or committed to be taken by the Group.

Indebtedness has the meaning given to that term in Schedule 18 (Certain New York Law Defined Terms).

Opening Consolidated EBITDA means €81 million.

Pension Items means any contributions and the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

Pro Forma Acquisition Cost Savings has the meaning given to such term in Clause 26.3 (Calculations) below.

Pro Forma Cost Savings means Pro Forma Acquisition Cost Savings, Pro Forma Group Initiative Cost Savings and Pro Forma Disposal Cost Savings.

Pro Forma Disposal Cost Savings has the meaning given to such term in Clause 26.3 (Calculations) below.

Pro Forma Group Initiative Cost Savings has the meaning given to such term in Clause 26.3 (Calculations) below.

Purchase means, at any time, an Investment acquisition or commitment in any person that thereby becomes (or that the Company in good faith determines, will become) a Restricted Subsidiary or otherwise an acquisition or commencement or commitment (including under a letter of intent) to acquire any entity, business, property or material fixed asset (including the acquisition, opening and/or development of any facility, site or operation) or the making of any permitted acquisition.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

Relevant Period means (a) (if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date or, (b) (if ending on the day of a month not being a Quarter Date) the period of twelve (12) consecutive months ending on the last day of a calendar month (which for the avoidance of doubt may include periods prior to the Closing Date in accordance with Clause 26.3 (Calculations)).

Restructuring Costs means costs, losses or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost cutting measures, the rationalisation, re branding, start up, reduction or elimination or closure of product lines, assets or businesses, the consolidation, relocation or closure of retail, administrative or production locations or other business locations, and other similar items (for the avoidance of doubt, excluding any related capital expenditure).

Retained Cash means, at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose:

(a)	Retained Excess Cash;

(b)	Closing Overfunding;

(c)	Net Cash Proceeds;

(d)	any prepayment waived (and not taken up by another Lender) or deemed waived by a Lender;

(e)

any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (including under the agreements governing any Permitted Acquisition (by way of indemnity, compensation or otherwise);

(f)

the net cash proceeds of a disposition which are not required to be applied in prepayment of the Facilities and/or any Permitted Indebtedness ranking pari passu with Facility B and the Original Revolving Facility;

(g)	prepayments under any relevant contractual arrangements;

(h)	investment grants; and

(i)	capital contributions received from landlords in relation to real property.

Retained Cash Flow means (a) Excess Cash Flow, if positive, not required to be applied in prepayment of the Facilities, (including for the avoidance of doubt all Excess Cash Flow generated in the Financial Year ending 31 December 2020) and (b) (without double counting), the Excess Cash Flow De Minimis to the extent deducted in determining the amount of Excess Cash Flow required to be prepaid.

Retained Excess Cash means accumulated unspent Retained Cash Flow from previous years identified in the Compliance Certificates delivered with the Annual Financial Statements of the Group to the extent not utilised or applied in accordance with the terms of the Finance Documents and shall for the avoidance of doubt include all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid.

Sale means, at any time, a disposal, sale, transfer, commencement or commitment to dispose, sell or transfer a Sold Entity or Business.

Senior Secured Net Leverage Ratio means the ratio of Consolidated Senior Secured Net Debt as at the last day of the Relevant Period ending on such Quarter Date or on the last day of the Month (as applicable) to Consolidated Pro Forma EBITDA in respect of that Relevant Period.

Sold Entity or Business means any person, property, business or material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Group. .

Test Condition means at 5.00pm (London time) on any Test Date the aggregate outstanding principal Base Currency amount of all Loans under the Original Revolving Facility and any Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) to the extent specified in the relevant Additional Facility Notice (excluding any Utilisation of the Original Revolving Facility and any applicable Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) on the Closing Date, and of the Original Revolving Facility and any applicable Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) by way of Letters of Credit (or bank guarantees) or Ancillary Facilities or any amounts utilised to fund any fees the Arrangement Fee Letter and any other OID or flex-related items) and net of cash and Cash Equivalent Investments of the Group, exceeding forty (40) per cent. of the aggregate of:

(a)	the Total Revolving Facility Commitments as at such date (or, if higher, the Total Original Revolving Facility Commitments as at the date of this Agreement); and

(b)	the aggregate of all Commitments under any Additional Revolving Facility which benefits from the requirements of Clause 26.2 (Financial Condition) established after the date of this Agreement,

(disregarding, in each case, any reduction of Commitments following the establishment thereof).

Test Date means the First Test Date and each subsequent Quarter Date, or if any such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

Trapped Cash means any cash, cash equivalents or other amounts that would, if it constituted an applicable mandatory prepayment proceed, be exempt from being required to be applied in a mandatory prepayment of the Facilities pursuant to paragraph (e) of Clause 12.3 (Application of prepayments), for reasons of unlawfulness, inability to upstream to applicable Borrowers and otherwise.

Transaction Costs means all fees, commissions, costs and expenses, stamp, registration and other Taxes directly or indirectly incurred by (or on behalf of) any member of the Group in connection with the Transaction or the negotiation, preparation, execution, notarisation and registration of the Transaction Documents together with all fees, commissions, costs and expenses directly or indirectly incurred by (or on behalf of) the Group in connection with the Transaction or the Transaction Documents (including for the avoidance of doubt, the payment of any make-whole costs and other costs in relation thereto, hedging costs in connection with any hedging entered into in relation to any financial indebtedness arising under a Secured Debt Document, all payments made to any Hedge Counterparty, and all fees, costs and expenses incurred, by any member of the Group in connection with the close-out or termination of any hedging arrangements in respect of which any member of the Group was a party (including in respect of interest rate, exchange rate and commodity price risk hedging)).

Working Capital means, as at any date of determination, the excess of:

(a)

the sum of all amounts (other than cash and Cash Equivalent Investments) that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group at such date (excluding the current portion of current and deferred income taxes), over

(b)

the sum of all amounts that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group on such date, but excluding (for the purposes of both paragraphs (a) and (b) above), without duplication:

(i)	the current portion of any funded Indebtedness;

(ii)	all Indebtedness consisting of:

(A)	Utilisations; or

(B)	utilisations under any Ancillary Facility, any Fronted Ancillary Facility or any other revolving credit or similar facility,

to the extent otherwise included therein;

(iii)	the current portion of interest expense;

(iv)	the current portion of current and deferred Taxes based on income, profit or capital;

(v)	the current portion of any Capitalized Lease Obligations;

(vi)	deferred revenue reflected within current liabilities;

(vii)	liabilities in respect of unpaid earn-outs or deferred acquisition costs;

(viii)	current accrued costs associated with any restructuring or business (including accrued severance and accrued facility closure costs) optimisation;

(ix)	any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalent Investments during the next succeeding twelve month period after such date;

(x)	the effects from applying purchase accounting;

(xi)	any accrued professional liability risks; and

(xii)	restricted marketable securities,

provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (1) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the person subject to such acquisition or disposal and (2) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with the Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

26.2	Financial Condition

(a)

The undertaking in this Clause 26.2 shall, unless otherwise indicated in this Agreement or, in respect of an Additional Revolving Facility, an Additional Facility Notice, remain in full force from the date of this Agreement for so long as any amount is outstanding under such applicable Revolving Facility or any applicable Revolving Facility Commitment is in force.

(b)

For the benefit of the Lenders under the Original Revolving Facility (and in respect of an Additional Revolving Facility, only to the extent such Additional Revolving Facility is specified to benefit from this Clause 26.2 pursuant to the relevant Additional Facility Notice) only (in that capacity only), the Company shall ensure that the Senior Secured Net Leverage Ratio on the last day of each Relevant Period ending on or after the First Test Date (in respect of that Relevant Period) will not exceed 8.50:1, provided that, notwithstanding anything to the contrary in the Finance Documents:

(i)	none of the requirements of this Clause 26.2 shall be required to be satisfied for any purpose unless the Test Condition is met at 5.00 p.m. (in London) on any applicable Test Date; and

(ii)

in relation to Facility B and any other Additional Facility (other than an Additional Revolving Facility which is specified to benefit from this Clause 26.2 pursuant to the relevant Additional Facility Notice), failure by the Company to comply with any of its obligations under this Clause 26.2 shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, until the Agent (with the consent or at the direction of the Majority Revolving Facility Lenders) has, in relation to the Revolving Facility given notice pursuant to paragraphs (b)(i) or (b)(ii) of Clause 28.6 (Acceleration) and such steps have not been rescinded withdrawn, cancelled or otherwise ceased to have effect.

26.3	Calculations

(a)	The first Test Date for determining whether the Test Condition is met for the purposes of testing the financial covenant in Clause 26.2 (Financial Condition) will be the First Test Date.

(b)	Without prejudice to the proviso to Clause 26.2 (Financial Condition), the financial covenant contained in Clause 26.2 (Financial Condition) will be tested:

(i)	on a rolling basis for the Relevant Periods ending on each of the relevant dates specified in Clause 26.2 (Financial Condition); and

(ii)

on the date of delivery of, and by reference to, the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the applicable Relevant Period solely if the Test Condition is met on the last day of such Relevant Period.

(c)	For the purposes of calculating any Applicable Metric such calculations will be calculated in accordance with the Finance Documents.

(d)

For the purposes of this Clause 26 in respect of any Relevant Period and to the extent the Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 26 or otherwise in this Agreement is used as the basis (in whole or in part) for testing the financial covenant set out in Clause 26.2 (Financial Condition), permitting any transaction or making any determination under this Agreement (including on a pro forma basis and including for the purposes of determining any interest rate), the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Financial Interest Expenses and any Indebtedness or any other financial definition shall be, at the election and determination of the Company at any time and from time to time:

(i)	the weighted average exchange rates for the Relevant Period;

(ii)	otherwise consistent with the exchange rate methodology applied in the Financial Statements delivered pursuant to Clause 25 (Information Undertakings);

(iii)	such rate taking into account any cross currency derivatives entered into by the Group; or

(iv)	the spot rate of exchange on the relevant date (elected and determined by the Company acting reasonably); or

(v)	the spot rate of exchange on the Closing Date (elected and determined by the Company acting reasonably).

(e)	For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) in the Finance Documents:

(i)

when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Purchase (as defined below)), the Company may:

(A)

if during such period any member of the Group (by merger or otherwise) has made or commenced or committed to make a Purchase, including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Agreement or the other Finance Documents, calculate Consolidated EBITDA for such period on the basis that the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) attributable to the assets which are the subject of such Purchase during such Relevant Period shall be included as if the Purchase occurred on the first day of such Relevant Period; and/or

(B)

include an adjustment in respect of any Purchase and/or any action taken, commenced or committed to be taken or (where such Purchase is committed or completed) otherwise expected to be taken in respect of such Purchase up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account the full run rate effect of all synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives which the Company (in good faith) believes can be achieved from the date of such Purchase to the date falling twenty-four (24) months following the date of completion of such Purchase (or if later, the last day of the applicable Relevant Period) directly or indirectly as a result of the completion, commencement or commitment of the Purchase or related steps, provided that so long as such synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives will be realisable at any time, it may be assumed they will be realisable during the entire Relevant Period (including in respect of any part of the Relevant Period prior to the Purchase) without prejudice to the synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Acquisition Cost Savings); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Purchase or the related steps; and/or

(ii)	when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Sale (as defined below)), the Company may:

(A)

if during such period any member of the Group has made or commenced or committed to make a Sale or if the transaction giving rise to the need to calculate Consolidated EBITDA relates to such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if negative) attributable thereto for such period as if the Sale occurred on the first day of such Relevant Period, provided that if the Company elects to make such an adjustment and the relevant sale constitutes “discontinued operations” in accordance with the Accounting Principles, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period; and/or

(B)

include an adjustment in respect of any Sale and/or any action taken, commenced or committed to be taken or otherwise expected to be taken in respect of such Sale up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account the full run rate effect of all synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives which the Company (in good faith) believes can be achieved from the date of such Sale to the date falling twenty-four (24) months following the date of completion of such Sale (or if later, the last day of the applicable Relevant Period) directly or indirectly as a consequence of the completion, commencement or commitment of the Sale, or related steps, provided that so long as such synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives will be realisable at any time, it may be assumed they will be realisable during the entire Relevant Period (including in respect of any part of the Relevant Period prior to the Sale) without prejudice to the synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Disposal Cost Savings); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Sale or the related steps; and/or

(iii)

when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to implementing or committing to implement such Group Initiative), the Company may:

(A)

include an adjustment in respect of each Group Initiative and/or any action taken, commenced or committed to be taken or otherwise expected to be taken in respect of such Group Initiative up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account the full run rate effect of all synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements, destocking or similar or other adjustments or initiatives which the Company (in good faith) believes can be achieved from the date of the Group Initiative to the date falling twenty-four (24) months following the date of completion of the Group Initiative (or if later, the last day of the applicable Relevant Period) directly or indirectly as a result of implementing, commencing or committing to implement such Group Initiative or related steps, provided that so long as such synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements, destocking or similar or other initiatives will be realisable at any time, it may be assumed they will be realisable during the entire Relevant Period (including in respect of any part of the Relevant Period prior to the relevant

Group Initiative) without prejudice to the synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements, destocking or similar or other initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Group Initiative Cost Savings); and/or

(B)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the implementation of, or commitment to, implement such Group Initiative or the related steps.

(f)	In relation to the definitions set out in Clause 26.1 (Financial definitions) and all other related provisions of the Finance Documents (including this Clause 26) and any Applicable Metric:

(i)

all calculations will be as determined in good faith by the CEO, CFO, finance director (or other authorised signatory) or the Board of Directors of the Company (including in respect of synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives); and

(ii)

all calculations in respect of synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar initiatives (in each case actual or anticipated) may be made as though the full run-rate effect of such synergies, cost savings, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or similar or other initiatives were realised on the first day of the Relevant Period (including, for the avoidance of doubt, any part of the Relevant Period occurring prior to the relevant Purchase, Sale, Group Initiative or other action or event), provided that where Pro Forma Cost Savings are included in any calculation of Consolidated Pro Forma EBITDA or (as applicable) Consolidated EBITDA in respect of any Purchase, Sale or Group Initiative, the aggregate amount of projected (but not realised) Pro Forma Cost Savings (for the avoidance of doubt, excluding any adjustments made under paragraph (j) of this Clause 26.3) may not exceed twenty-five (25) per cent. of Consolidated Pro Forma EBITDA (calculated after fully taking into account any adjustments to be made by the Company pursuant to paragraph (e) above or otherwise permitted by this Agreement) for such period.

(g)

In the event that Consolidated Financial Interest Expense is to be calculated prior to the end of the fourth complete Financial Quarter after the Closing Date, Consolidated Financial Interest Expense in respect of the period falling after the Closing Date shall be calculated as follows:

A/B x 12

where:

A =	the aggregate Consolidated Financial Interest Expense for each complete month commencing after the Closing Date to the end of the relevant testing period; and

B =	the number of complete months commencing after the Closing Date to the end of the relevant testing period.

(h)	In the event that:

(i)

any Accounting Reference Date is adjusted by the Company to avoid an Accounting Reference Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date falls on a particular day of the week; or

(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any Applicable Metric under the Finance Documents the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(i)

Unless a contrary indication appears, a reference in the Finance Documents to Consolidated EBITDA or Consolidated Net Income is to be construed as a reference to the Consolidated EBITDA or Consolidated Net Income of the Group on a consolidated basis and, for the avoidance of doubt, including the Consolidated EBITDA or Consolidated Net Income (as applicable) of any person which has granted a guarantee of the Facilities (whether or not required to be granted in accordance with the Agreed Security Principles).

(j)

Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any Applicable Metric under the Finance Documents (including, in each case, the financial definitions or component thereof but excluding for the avoidance of doubt, Excess Cash Flow) or related usage, ratchet or permission, the Company shall be permitted to:

(i)	exclude all or any part of any expenditure or other negative item (and/or otherwise the impact thereof) directly or indirectly, in whole or in part, relating to or resulting from:

(A)	the Transaction;

(B)	any other acquisition, Investment or other joint venture not prohibited by the terms of this Agreement or the impact from purchase price accounting;

(C)	start-up costs for new businesses and branding or re-branding of existing businesses;

(D)	research and development expenditure (or similar) which are not otherwise capitalised; and

(E)	Restructuring Costs; and/or

(F)

the implementation of IFRS 15 (Revenue from Contracts with Customers) and/or IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under the Accounting Principles) or any other changes in the applicable Accounting Principles; and/or

(ii)

include any additions (without further verification or diligence) for the adjustments (including anticipated synergies or cost savings) or costs or expenses (or, in each case, similar items) reflected in the Base Case Model and/or any quality of earnings report provided to the Mandated Lead Arrangers prior to the date of this Agreement (as amended, varied, supplemented and/or updated on or prior to the Closing Date) and/or any third party quality of earnings report relating to a Permitted Acquisition or new sites and delivered to the Agent.

(k)

For the purpose of this Clause 26 and to the extent the Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis) no item shall be included or excluded more than once where to do so would result in double counting.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 shall, unless otherwise indicated in this Agreement, remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	General Undertakings

Each Obligor shall comply with the covenants set out in Schedule 16 (General Undertakings).

27.2	Authorisations and Consents

Subject to the Legal Reservations and Perfection Requirements, each Obligor will obtain and promptly renew from time to time and maintain in full force and effect all material Authorisations to the extent required under any applicable law or regulation of a Relevant Jurisdiction to enable it to enter into, and perform its material obligations under the Finance Documents to which it is party save to the extent failure to do so would not have a Material Adverse Effect.

27.3	Compliance with Laws

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will comply with all laws binding upon it save where non-compliance would not have a Material Adverse Effect.

27.4	Pari passu Ranking

Subject to Legal Reservations, each Obligor will ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unsubordinated claims of a Finance Party against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application to companies.

27.5	Taxes

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will pay and discharge all material Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits, within the time period allowed without imposing material penalties, unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

adequate reserves or provisions (including holding the benefit of any insurance or other risk mitigation product against such liabilities) are being maintained for those Taxes and the costs required to contest them; or

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have, or is not reasonably likely to have, a Material Adverse Effect.

27.6	Centre of Main Interests

No Obligor incorporated in the European Union shall, without the prior written consent of the Agent, deliberately cause or allow its centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of 20 May 2015 of the European Parliament and of the Council on Insolvency Proceedings (recast)) to change in a manner which would materially adversely affect the Lenders.

27.7	Guarantees and Security

(a)	The Company shall ensure that, subject to the other provisions of this Clause 27.7 and the Agreed Security Principles, the Guarantor Coverage Test is satisfied on:

(i)

the date which is 120 days after the Closing Date, by reference to the Original Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Company has sufficient available information to be able to determine the Guarantor Coverage Test); and

(ii)

thereafter, on the latest date on which the Annual Financial Statements are required to be delivered to the Agent in respect of each Financial Year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with paragraph (i) above, by reference to such Annual Financial Statements.

(b)	If, in accordance with the provisions of paragraph (a) above, the Guarantor Coverage Test is not satisfied on any test date:

(i)

the Company shall ensure that within 120 days of such test date, such other members of the Group (as the Company may elect in its sole discretion) shall, subject to and on terms consistent with the Agreed Security Principles, accede as Additional Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Additional Guarantors had been Guarantors at such test date); and

(ii)

if the Company has satisfied its obligations under paragraph (i) above within such 120 days of such test date, no Default, Event of Default or other breach of this Agreement or the other Finance Documents shall arise in respect thereof.

(c)	The Company shall ensure that, subject to and on terms consistent with the Agreed Security Principles:

(i)

each member of the Group which is a Material Subsidiary at the Closing Date and which has not ceased to be a Material Subsidiary at the relevant date of determination, tested by reference to the Original Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Company has sufficient available information to be able to determine the Guarantor Coverage Test) shall have acceded as an Additional Guarantor within the time period described for satisfaction of the Guarantor Coverage Test in paragraph (a)(i) above; and

(ii)

each member of the Group which becomes a Material Subsidiary after the Closing Date (by reference to the most recent Annual Financial Statements delivered to the Agent in accordance with this Agreement, commencing with the first Annual Financial Statements required to be delivered pursuant to paragraph (a) of Section 1 of Schedule 15 (Information Undertakings)) will accede as an Additional Guarantor within 120 days of the date on which such Annual Financial Statements are required to be delivered to the Agent in accordance with this Agreement.

27.8	Further Assurance

(a)

Subject to the Agreed Security Principles and as required by the terms of the Transaction Security Documents, each Obligor shall (and the Company shall ensure that each applicable member of the Group will) promptly do all such acts or execute all such documents as the Security Agent may reasonably specify:

(i)

to complete the Perfection Requirements in relation to the Security created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and

(ii)	if a Declared Default is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, at the reasonable request of the Security Agent, each Obligor shall (and the Company shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)

In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

27.9	Intercreditor Agreement

The Company shall, subject to the Agreed Security Principles, ensure that each member of the Group which is not an Obligor and which is or becomes a creditor in respect of any Indebtedness of an Obligor (excluding any Indebtedness which is outstanding for a period of less than 120 days and any members of the Group incorporated in an Excluded Jurisdiction) in an aggregate principal amount exceeding €16.25 million or, if higher, an amount equal to 20% of LTM EBITDA enters into or accedes to the Intercreditor Agreement as an “Intra-Group Lender” or “Debtor” (each as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement.

27.10	Intellectual Property

Following the initial accession of each Material Subsidiary, as an Additional Guarantor under Clause 27.7 (Guarantees and Security) above, the Company shall ensure that (other than in relation to or pursuant to a Permitted Transaction) the Material Intellectual Property of the Group is held by one or more Obligors.

27.11	Anti-corruption law and Sanctions

(a)	Each Obligor shall conduct its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(b)

Each Obligor will procure that, so far as it is able, any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person.

(c)	Each Obligor shall:

(i)

not knowingly (acting with due care and enquiry) use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Lenders, to the extent that such activity or dealing is not permitted pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable governmental authority; and

(ii)

to the extent permitted by law as soon as reasonably practicable after becoming aware of them supply to the Agent reasonable details of any claim, action, suit or proceedings that is formally commenced against it with respect to applicable Sanctions by any Sanctions Authority.

(d)

Each Obligor shall not use or permit or authorise any other person to, directly or indirectly, to that Obligor’s best knowledge, use or make payments from all or any part of the proceeds of the Facilities to fund any trade, business or other activities:

(i)	involving or for the benefit of any Sanctioned Person or in any Sanctioned Country in breach of applicable Sanctions; or

(ii)	in any other manner in breach of any applicable Sanctions; or

(iii)	to any person in violation of any applicable Anti-Corruption Laws.

(e)

This Clause 27.11 shall not be interpreted or applied in relation to it, any Holding Company, any Obligor, any member of the Group or any Finance Party to the extent that the obligations under this Clause 27.11 would:

(i)

violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung—AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or

(ii)

prevent or prohibit such person any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable governmental authority.

27.12	Conditions Subsequent

The Company shall procure that:

(a)	the Existing Senior Facilities Agreement is repaid or cancelled in full within twenty (20) Business Days of the Closing Date; and

(b)	all related guarantees and/or security granted thereunder by a member of the Group is released within thirty (30) Business Days of the Closing Date.

27.13	Qualifying Listing / Ratings Trigger

(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:

(i)	the following obligations and restrictions shall be suspended and shall not apply:

(A)	the requirement to make mandatory prepayments under Clause 12.2 (Excess Cash Flow);

(B)	the restrictions under Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(C)	the restrictions under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings);

(D)	the restrictions under Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of Schedule 16 (General Undertakings);

(E)	the restrictions under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings);

(F)	the restrictions under Section 6 (Limitation on Affiliate Transactions) of Schedule 16 (General Undertakings); and

(G)	the provisions of paragraph (c) of Section 8 (Merger and Consolidation—Company) of Schedule 16 (General Undertakings);

(ii)

the leverage financial covenant in Clause 26.2 (Financial Condition) shall only be tested semi-annually (for the Relevant Periods ending on the second and fourth Quarter Dates in each Financial Year) if the Test Condition is met on such second and fourth Quarter Dates in each Financial Year and the Test Condition will only apply to such second and fourth Quarter Dates;

(iii)

the relevant Margin payable (at each multiple of the Senior Secured Net Leverage Ratio set out in the definition of Margin in Clause 1.1 (Definitions)) on any Facility B Loan, Original Revolving Facility Loan (to the extent specified in the relevant Additional Facility Notice for that Additional Facility) an Additional Facility Loan or Unpaid Sum (as applicable) will be reduced by 0.50% per annum, including for the purpose of calculating any fee under paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit); and

(iv)

the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by 50%.

(b)

If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Documents that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

(c)

In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 12 (Mandatory Prepayment) as a result of the Release Condition being satisfied (the Released Amounts), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.

(d)	For the purposes of this Clause 27.13, the Release Condition means satisfaction of the following conditions:

(i)

a Listing has occurred which does not constitute a Change of Control and the Consolidated Total Net Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted as if the proceeds of that Listing that have been or will be applied in prepayment of the Facilities had been applied in prepayment of the Facilities on the last day of that Relevant Period) is equal to or less than 4.50:1 (the Qualifying IPO Condition);

(ii)	the long-term corporate credit rating of the Company or any Holding Company of the Company is equal to or better than Baa3 according to Moody’s or BBB- according to S&P; or

(iii)	Facility B has achieved and maintained Investment Grade Status (as defined in Schedule 18 (Certain New York Law Defined Terms)).

27.14	Ratings

The Company shall use commercially reasonable endeavours to obtain a corporate family rating and/or a rating for the Facilities and/or the Company from S&P or Moody’s, and it will use commercially reasonable endeavours to maintain any such rating, it being understood that such ratings shall be for information purposes only and there shall be no requirement to obtain or maintain a specific rating level (and no Default or Event of Default shall result from any failure to do so).

27.15	Preservation of Assets

Each Obligor will, and will ensure that each of the Restricted Subsidiaries will, maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business save where failure to do so would have a Material Adverse Effect.

27.16	Controlled Debt

No member of the Group shall incur any Indebtedness which is (for the purposes of paragraphs (a) below only) in the form of an MFN Facility or (for the purposes of paragraphs (b) and (c) below only) Controlled Debt, unless:

(a)	Yield MFN: only if such Controlled Debt constitutes an MFN Facility and the principal amount of such MFN Facility exceeds the MFN Threshold, either:

(i)	pro forma for the incurrence of such MFN Facility, the weighted average Effective Yield applicable to all MFN Facilities would not exceed the MFN Yield Cap;

(ii)

the Effective Yield in respect of Facility B the Base Currency of which is denominated in euro is increased by the amount by which pro forma for the incurrence of such MFN Facility, the weighted average Effective Yield applicable to all MFN Facilities exceeds the MFN Yield Cap; or

(iii)	the Total Facility B Commitments denominated in euro are or have been repaid or prepaid in full on or prior to the date falling 5 Business Days after the utilisation of such MFN Facility;

(b)

Maturity Date: in respect of any Controlled Debt where the principal amount, when aggregated with the principal outstanding amount of any other Controlled Debt not complying with the conditions under this paragraph (b) or paragraph (c) below, exceeds the Inside Maturity Basket, either:

(i)

the termination date in respect of such Controlled Debt (as at its Additional Facility Commencement Date or Applicable Test Date (as applicable)) is not earlier than the Termination Date in respect of Facility B the Base Currency of which is denominated in euro (as at the date of this Agreement);

(ii)

the Facility B Lenders whose Commitments are denominated in euro are offered the opportunity by the Obligors’ Agent to amend the Termination Date in respect of Facility B denominated in euro to fall on or prior to the final maturity date in respect of such Controlled Debt (as at its Additional Facility Commencement Date or Applicable Test Date (as applicable)); or

(iii)	the Total Facility B Commitments denominated in euro are or have been repaid or prepaid in full on or prior to the date falling 5 Business Days after the utilisation of such Controlled Debt;

(c)

Amortisation: in respect of any Controlled Debt where the principal amount, when aggregated with the principal outstanding amount of any other Controlled Debt not complying with the conditions under this paragraph (c) or paragraph (b) above, exceeds the Inside Maturity Basket, either:

(i)

such Controlled Debt does not amortise prior to the Termination Date for Facility B the Base Currency of which is denominated in euro (as at the date of this Agreement) at a rate of greater than 5% per annum of the higher of (x) the original principal amount of such Controlled Debt and (y) the principal amount of such Controlled Debt from time to time;

(ii)

the Facility B Lenders whose Commitment are denominated in euro are offered a percentage amortisation per annum of not less than the percentage per annum by which the rate of amortisation applicable to such Controlled Debt exceeds 5% per annum; or

(iii)	the Total Facility B Commitments denominated in euro are or have been repaid or prepaid in full on or prior to the date falling 5 Business Days after the utilisation of such Controlled Debt;

and in each case provided that:

(A)

each individual applicable Facility B Lender will be deemed to have accepted any offer and otherwise waived its rights under paragraphs (b)(ii) or (c)(ii) above, and consented to any Structural Adjustment to implement the acceptance of any such offer, unless such Facility B Lender notifies the Agent that it has rejected such offer by 11 a.m. on the date falling ten (10) Business Days after the date of such offer (or such longer period as the Obligors’ Agent may in its sole discretion agree); and

(B)	any Structural Adjustment to implement the acceptance of any offer under paragraphs (b)(ii) or (c)(ii) above by any Facility B Lender shall not require the consent of the Majority Lenders.

28.	EVENTS OF DEFAULT

28.1	Events of Default

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.6 (Acceleration), Clause 28.7 (Clean-up Period) and Clause 28.8 (Excluded Matters)) and in Section 1 of Schedule 17 (Events of Default) shall constitute an Event of Default.

28.2	Financial Covenant

(a)

In relation to the Original Revolving Facility and any Additional Revolving Facility (if any) where it has been specifically stated in the applicable Additional Facility Notice that such Additional Revolving Facility Lenders have the benefit of the financial covenant set out in Clause 26.2 (Financial Condition) only, the Company fails to comply with its obligations under Clause 26.2 (Financial Condition) (subject to the terms of that Clause) and the non-compliance (if capable of being cured) is not cured pursuant to the provisions of paragraph (b) below or deemed cured pursuant to the provisions of paragraph (c) below.

(b)

No Default or Event of Default will occur under paragraph (a) above until the date falling twenty (20) Business Days after the date on which the Compliance Certificate for the Relevant Period in which such failure to comply was first evidenced (the Applicable Period) is required to be delivered and shall not occur thereafter if by such date:

(i)

the Group has received the proceeds of Equity Contributions and the full amount or any part of (at the election of the Company) any Equity Contributions so provided in accordance with this Clause 28.2 (the Cure Amount):

(A)

shall be included for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by increasing the amount of Consolidated Pro Forma EBITDA (an EBITDA Cure) (in an amount at least sufficient to ensure that the financial covenant in Clause 26.2 (Financial Condition) would be complied with if tested again as at the last day of the same Relevant Period);

(B)

shall be included for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by decreasing Consolidated Senior Secured Net Debt (a Net Debt Cure) (in an amount at least sufficient to ensure that the financial covenant in Clause 26.2 (Financial Condition) would be complied with if tested again as at the last day of the same Relevant Period); or

(ii)

during such Applicable Period, Loans under a Revolving Facility have been repaid (a Prepayment Cure) and if following such prepayment the Test Condition is no longer met, the relevant failure to comply with the financial covenant set out in Clause 26.2 (Financial Condition) shall be treated as having been cured, provided that, in relation to any such Equity Contributions so provided in accordance with this Clause 28.2:

(A)	the Company shall not be entitled to exercise EBITDA Cures on more than five (5) occasions from the Closing Date in aggregate;

(B)	the Company shall not be entitled to exercise EBITDA Cures or Net Debt Cures more than twice in any four (4) consecutive Financial Quarters;

(C)	there shall be no restriction on the amount of any Equity Contributions so provided exceeding the Cure Amount;

(D)	any Equity Contributions so provided and any adjustments under this Clause 28.2 shall not apply when calculating the applicable Margin for the Applicable Period;

(E)	any Equity Contributions so provided and any adjustments pursuant to this paragraph (b) will be taken into account for the Applicable Period and each of the next three (3) successive Relevant Periods;

(F)	(other than in respect of a Prepayment Cure) there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;

(G)

(other than for the purpose of adjusting the calculation of the financial covenant in Clause 26.2 (Financial Condition) in accordance with the provisions of this Clause 28.2), any EBITDA Cure shall not count towards the calculation of Consolidated Pro Forma EBITDA for the purposes of any other permission or usage under or in respect of the Finance Documents;

(H)

in relation to any Equity Contribution allocated or applied as an EBITDA Cure, the amount of cash and Cash Equivalent Investments taken into account for the purposes of calculating Consolidated Senior Secured Net Debt shall be reduced by an amount equal to any such Equity Contributions so provided (but not to less than zero) on the last Quarter Date of each of the next three (3) successive Relevant Periods;

(I)	in relation to any Equity Contributions so provided on or prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period:

(A)

the Compliance Certificate for that Relevant Period shall set out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated Pro Forma EBITDA or Consolidated Senior Secured Net Debt (as applicable) under this paragraph (b), or in the case of a Prepayment Cure shall confirm that the Test Condition is not met and confirming that such Equity Contributions have been provided; and

(B)

if such Equity Contributions are provided on or prior to the last date of that Relevant Period, the unspent amount of such Equity Contributions will not be double counted with the amount of such Equity Contributions deemed provided in accordance with paragraph (b) above; and

(J)

in relation to any such Equity Contributions so provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, promptly following the proceeds of those Equity Contributions being provided to it, the Obligors’ Agent provides a revised Compliance Certificate to the Agent (signed by the CEO or CFO or other authorised signatory) setting out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated Pro Forma EBITDA or Consolidated Senior Secured Net Debt under this paragraph (b), or in the case of a Prepayment Cure shall confirm that the Test Condition is not met.

(c)	If the financial covenant in Clause 26.2 (Financial Condition) has been breached, but:

(i)	is complied with when tested on the next Test Date (the Second Test Date); or

(ii)	the Test Condition is not satisfied on the Second Test Date,

then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (and shall not be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, unless a Declared Default has arisen and is continuing under paragraph (b)(ii) of Clause 28.6 (Acceleration) before delivery of the Compliance Certificate in respect of the Second Test Date.

28.3	Misrepresentation

(a)

Any representation, warranty or written statement made or deemed to be made by Topco or any Obligor in any of the Finance Documents is or proves to be incorrect or misleading in any material respect when made or deemed to be made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing.

(b)

No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are remedied within twenty (20) Business Days of the giving of notice by the Agent in respect of such misrepresentation.

28.4	Invalidity and Unlawfulness

(a)

Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable for any reason or shall be repudiated or the validity or enforceability of any material provision of any Finance Document shall at any time be contested by Topco or any Obligor and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and, if capable of remedy, is not remedied within twenty (20) Business Days of the giving of notice by the Agent in respect of such failure.

(b)

At any time it is or becomes unlawful for Topco or any Obligor or any other member of the Group to perform any of its material obligations under any of the Finance Documents and this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents and, if capable of remedy, is not remedied within twenty (20) Business Days of the giving of notice by the Agent in respect of such failure.

28.5	Intercreditor Agreement

(a)

Topco, any member of the Group or any other “Subordinated Creditor” (as defined in the Intercreditor Agreement) fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement in a way which is materially adverse to the interests of the Lenders taken as a whole.

(b)	No Event of Default will occur under paragraph (a) above if such failure is remedied within twenty (20) Business Days from the giving of notice by the Agent in respect of such failure.

28.6	Acceleration

(a)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 28.7 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing (other than an Event of Default which is continuing under Clause 28.2 (Financial Covenant), save where in respect of such Event of Default the Agent (with the consent or at the direction of the Majority Revolving Facility Lenders) has, in relation to the Revolving Facility taken any of the steps contemplated by paragraphs (b)(i) or (b)(ii) of this Clause 28.6 (Acceleration) and such steps have not been rescinded), the Agent may, but only if so directed by the Majority Lenders, by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Facilities whereupon the relevant part of the Facilities shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement (and no further Letters of Credit may be requested under this Agreement) in respect of the part of the Commitments so cancelled;

(ii)

declare all or part of the Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents to be immediately due and payable whereupon such amounts shall become so due and payable;

(iii)	declare all or part of the Utilisations to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Lenders under all Letters of Credit issued under this Agreement for its account.

(b)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 28.7 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing under Clause 28.2 (Financial Covenant), the Agent may, but only if so directed by the Majority Revolving Facility Lenders, by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Revolving Facility whereupon the relevant part of the Revolving Facility shall cease to be available for utilisation, the relevant part of the undrawn portion of the Revolving Facility Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Revolving Facility Utilisations under this Agreement (and no further Letters of Credit may be requested under this Agreement) in respect of the part of the Commitments so cancelled;

(ii)

declare all or part of the Revolving Facility Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents in respect of the Revolving Facility to be immediately due and payable whereupon such amounts shall become so due and payable;

(iii)	declare all or part of the Revolving Facility Utilisations to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Lenders under all Letters of Credit issued under this Agreement for its account.

(c)

Notwithstanding paragraphs (a) and (b) above, the availability of an Additional Facility and/or the Commitments in respect of an Additional Facility, may be terminated or cancelled pursuant to paragraph (a)(i) or (b)(i) above (as appropriate) only by Additional Facility Lenders whose Additional Facility Commitments in that Additional Facility aggregate more than 66 2⁄3% of the Additional Facility Commitments in that Additional Facility.

(d)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 28.7 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing, an Ancillary Lender or a Fronting Ancillary Lender may, but prior to the occurrence of a Declared Default in relation to the applicable Revolving Facility, only if so directed by the Agent (acting on the instructions of the Majority Lenders), by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Ancillary Facilities or the Fronted Ancillary Facilities provided by it whereupon such Ancillary Facilities or Fronted Ancillary Facilities shall cease to be available and the relevant Ancillary Lender or, as the case may be, Fronting Ancillary Lender shall no longer be under any obligation to provide any credit provided for thereunder;

(ii)

declare all or part of the Ancillary Outstandings in relation to the Ancillary Facilities and/or the Fronted Ancillary Facilities provided by it, together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents to be immediately due and payable whereupon such amounts shall become due and payable; and/or

(iii)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the contingent liability of the relevant Ancillary Lender or, as the case may be, Fronting Ancillary Lender under all instruments issued on its behalf which (under the terms thereof) give rise to a contingent liability on the part of the Ancillary Lender or, as the case may be, Fronting Ancillary Lender.

28.7	Clean-up Period

Notwithstanding any other term of the Finance Documents, for the period from the date of an acquisition permitted under this Agreement (the Approved Acquisition) until the date which falls one hundred and eighty (180) days after the date of such Approved Acquisition (the Acquisition Clean-Up Period), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the entity or business subject of the Approved Acquisition if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertaking, Default or Event of Default:

(a)

are capable of being remedied and, if any member of the Group effecting the relevant acquisition is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy such breach, Default or Event of Default;

(b)	would not have a Material Adverse Effect; and

(c)

was not procured or approved by the Board of Directors (or equivalent body) of any member of the Group effecting the relevant acquisition (provided that it had actual knowledge thereof and that knowledge of the relevant breach does not equate to procurement or approval), provided that if the relevant circumstances are continuing at the end of the Acquisition Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be.

28.8	Excluded Matters

Notwithstanding any other term of the Finance Documents:

(a)	no Permitted Transaction;

(b)

other than in the case of a payment default under an Ancillary Document constituting an Event of Default under paragraphs (a) or (b) of Section 1 of Schedule 17 (Events of Default), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Document; and

(c)

no breach of any representation, warranty, undertaking or other term of (or default or event of default under) Existing Debt Document or any document relating to existing financing arrangements of any member of the Group arising as a direct or indirect result of any member of the Group entering into and/or performing its obligations under any Finance Document (or carrying out the Transaction or any other transactions contemplated by the Transaction Documents), shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

29.	CHANGES TO THE LENDERS

29.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 29 or the other provisions of this Agreement.

29.2	Assignments and Transfers by Lenders

Subject to this Clause 29 and to Clause 30 (Debt Purchase Transactions), any Lender (an Existing Lender) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	sub-participate any of its rights or obligations,

under any Finance Document to:

(i)

another bank or financial institution or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Obligors’ Agent,

(each a New Lender).

29.3	Conditions of assignment or transfer

(a)	On or prior to the Closing Date, the prior written consent of the Obligors’ Agent (in its sole discretion) is required for any assignment or transfer in respect of any of the Facilities.

(b)	After the Closing Date:

(i)

the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed and if following the Closing Date, the Company fails to respond to a written request for consent to a transfer or assignment within ten (10) Business Days of receipt of such written request, such consent shall be deemed granted) is required for any assignment or transfer of Facility B, unless such assignment or transfer is:

(A)	to its Affiliate or Related Fund or to another Lender or an Affiliate or Related Fund of another Lender;

(B)	to an entity included on the Approved List; or

(C)	made at a time when an Event of Default under paragraphs (a), (b) or (e) of Section 1 of Schedule 17 (Events of Default) is continuing;

(ii)

the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) is required for any assignment or transfer of the Original Revolving Facility unless such assignment or transfer is:

(A)	to its Affiliate or to another Lender or an Affiliate of a Lender;

(B)	to an entity included on the Approved List; or

(C)	made at a time when an Event of Default under paragraphs (a), (b) or (e) of Section 1 of Schedule 17 (Events of Default) is continuing,

provided that:

(1)	[reserved];

(2)

in the case of an assignment or transfer to an assignee or transferee under paragraphs (b)(ii)(A) and (b)(ii)(B) above, the assignee or transferee is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than Baa2 or BBB (as applicable) according to at least two of Moody’s, S&P or Fitch unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained;

(3)

in all cases (including under paragraphs (b)(i) and (b)(ii) above and regardless of whether an Event of Default has occurred and is continuing) no assignment or transfer shall be made to any of the following persons unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained:

a.	an Industry Competitor or;

b.	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender;

(4)

in all cases (other than under paragraphs (b)(i)(C) or (b)(ii)(C) above) no assignment or transfer shall be made to a Loan to Own/Distressed Investor unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained; and

(5)

if the assignment or transfer is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with.

(c)

The Obligors’ Agent and the Agent may, each acting reasonably, by agreement amend or revise the Approved List from time to time. In addition to the foregoing, the Obligors’ Agent may unilaterally remove up to five (5) names from the Approved List in each Financial Year by notice to the Agent with immediate effect, but there shall be no ability to remove Existing Lenders or their Affiliates or Related Funds from the Approved List. Lenders shall be entitled to propose replacement names (through the Agent) which the Obligors’ Agent agrees to consider in good faith.

(d)

Any assignment or transfer referred to in paragraphs (a) and (b) above, and the identity of the proposed New Lender shall be notified separately to the Obligors’ Agent by the Agent promptly upon completion.

(e)

If the consent of the Obligors’ Agent is required for any assignment, transfer or subparticipation, for all purposes under this Agreement and the other Finance Documents that assignment, transfer or subparticipation shall only become effective if the prior written consent of the Obligors’ Agent has been granted.

(f)	Any Existing Lender will enter into a Confidentiality Undertaking with any potential New Lender prior to providing it with any information about the Finance Documents or the Group.

(g)

An assignment or transfer of part of a Lender’s Commitments shall, unless such assignment or transfer is of all of that Lender’s remaining Commitments in that Facility or is to an Affiliate or Related Fund of that Lender, be a minimum amount:

(i)

in the case of Facility B Commitments and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Facility Commitments under any Additional Term Facility denominated in euro:

(A)	of €1,000,000 (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Facility); and

(B)

such that the Lender’s remaining Commitments under the applicable Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Facility) is in a minimum amount of €1,000,000;

(ii)

in the case of Original Revolving Facility Commitments, and unless set out to the contrary in the relevant Additional Facility Notice, any Additional Revolving Facility Commitments denominated in euro:

(A)	of €1,000,000 (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Revolving Facility); and

(B)

such that the Lender’s remaining Commitments under the applicable Revolving Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Revolving Facility) is in a minimum amount of €1,000,000; and

(iii)	in the case of any other Additional Facility Commitments:

(A)	such minimum amount (and integral multiple) set out in the relevant Additional Facility Notice; and

(B)

such that the Base Currency Amount of that Lender’s remaining Additional Facility Commitments (when aggregated with its Affiliates and Related Funds, Additional Facility Commitments) is in any minimum amount set out in the relevant Additional Facility Notice.

(h)	An assignment or transfer under this Clause 29 will only be effective upon:

(i)

receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)

performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(i)

A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement if the procedure set out in Clause 29.7 (Procedure for transfers) is complied with.

(j)	Any assignment or transfer under a Revolving Facility must result in an assignment or transfer of a rateable amount of a Lender’s participation in Utilisations and Available Commitments thereunder.

(k)

The consent of the Issuing Bank is required for an assignment or transfer of any Lender’s rights or obligations under the Revolving Facility in respect of which it is the Issuing Bank, unless the potential New Lender:

(i)	is an Existing Lender or an Affiliate of an Existing Lender;

(ii)	is on the Approved List; or

(iii)	has a long term credit rating equal to or better than Baa2 or BBB (as applicable) according to at least two of Moody’s, S&P or Fitch.

(l)

Without prejudice to this Clause 29.3, the Obligors’ Agent and each other Obligor hereby expressly consent to each assignment, transfer and/or novation of rights or obligations pursuant to this Clause 29. The Obligors’ Agent and each other Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(m)

(i)	If:

(A)

a Lender assigns, transfers, novates, sub-participates, sub-contracts, creates a trust over or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)

as a result of circumstances existing at the date the assignment, sub-participation, transfer, novation, creation of trust, other disposal of rights or obligations under the Finance Documents, change in Facility Office or other change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Taxes) or Clause 19 (Increased Costs), then the New Lender, sub-participant, sub-contractor, beneficiary and/or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, novation, sub-participation, sub-contract, trust or other change had not occurred.

(ii)

No Lender may assign, transfer, novate, sub-participate, sub-contract, create a trust over or otherwise dispose of its rights or obligations under the Finance Documents or change its Facility Office if the assignment, transfer, novation, sub-participation, sub-contract, creation of trust, other disposal of rights or obligations under the Finance Documents, change in Facility Office or other change would give rise to a requirement to prepay (or would give rise to such an obligation to prepay if such Commitments were utilised on such date), or cancel Commitments, on illegality under Clause 11.1 (Illegality) in relation to the New Lender or the Existing Lender acting through its new Facility Office.

(n)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(o)

If any assignment, transfer or sub-participation occurs in breach of the provisions of this Clause 29, that assignment, transfer or sub-participation (as applicable) shall not be effective and any Lender purporting to assign, transfer or sub-participate in breach of this Clause 29 shall be automatically excluded from participating in any vote and such Lender’s participation, Commitments and vote (as the case may be) shall not be included (or as applicable, required) in calculations of the Total Commitments or otherwise when ascertaining whether the approval of the Majority Lenders, Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) has been obtained with respect to a request for a consent or agreement.

(p)

Notwithstanding the terms of this Agreement, if an Original Lender transfers any or all of its Commitments to a New Lender (including an Affiliate or Related Fund) on or prior to the Closing Date (the Pre-Closing Transferred Commitments), provided that the Lenders are obliged to comply with Clause 5.4 (Lenders’ participation) pursuant to Clause 4.5 (Utilisations during the Certain Funds Period) in relation to a Utilisation requested by a Borrower (or the Obligors’ Agent on its behalf) in a Utilisation Request, that Original Lender shall remain obligated to fund and, subject to Clause 4.5 (Utilisations during the Certain Funds Period), will fund the Pre-Closing Transferred Commitments in respect of that Loan if that New Lender has failed to so fund (or has confirmed that it will not be able to fund) on the Closing Date (as applicable) in respect of the relevant Facility or Facilities in circumstances where such New Lender is contractually obliged to do so under this Agreement.

(q)	Any transfer or assignment before the Closing Date which breaches a restriction in a Transfer Certificate or Assignment Agreement, as applicable, shall be ineffective.

29.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

29.5	Assignment or transfer fee

(a)

Unless the Agent agrees otherwise and excluding an assignment or transfer made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 29, pay to the Agent (for its own account) a fee of €3,000 (plus VAT if applicable).

(b)	No such fee referred to in paragraph (a) above shall be payable in respect of any assignment or transfer by a Lender to an Affiliate or a Related Fund of that Lender.

(c)

In the case of related assignments or transfers on the same Transfer Date by or to any Lender and/or its Affiliates or Related Funds, only one such fee referred to in paragraph (a) above shall be payable.

29.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any member of the Group;

(iii)	the performance and observance by any member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.7	Procedure for transfers

(a)

Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) and Clause 41.5 (Replacement of Lender), a transfer by novation is effected in accordance with paragraph (e) below when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(c)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it in accordance with the provisions of this Clause 29.7 once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	On the Transfer Date:

(i)

to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 29.7 as discharged rights and obligations);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor and that New Lender have assumed and/or acquired the same in place of that Obligor and such Existing Lender;

(iii)

the Agent, the Mandated Lead Arrangers, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a

Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Mandated Lead Arrangers and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents; and

(iv)	such New Lender shall become a party hereto as a Lender.

29.8	Procedure for assignment

(a)

Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) and Clause 41.5 (Replacement of Lender), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it in accordance with the provisions of this Clause 29.8 once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

29.9	Sub-participations and sub-contracts

(a)	On or prior to the Closing Date, the prior written consent of the Obligors’ Agent (in its sole discretion) is required for any sub-participation or sub-contract in respect of any of the Facilities.

(b)

Following the Closing Date, the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) is required for any sub-participation or sub-contract by a Lender of any of its rights, obligations or Commitments or any participation in any outstanding Utilisation unless:

(i)

paragraphs (b)(3) and/or (b)(4) of Clause 29.3 (Conditions of assignment or transfer) would not otherwise restrict an assignment, or transfer to such proposed sub-participant and any consultation or notice requirements to permit such assignment or transfer under this Clause 29 are satisfied in respect of such sub-participation or sub-contract;

(ii)

such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents in relation to those obligations;

(iii)

the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations) and agrees that it shall not exercise any voting, control or similar rights under the Finance Documents while such sub-participation or sub-contract remains outstanding (other than with the prior written consent of the Company);

(iv)

prior to entering into the relevant agreement or arrangement, the relevant Lender provides the Obligors’ Agent with full details of that proposed sub-participation agreement including all rights to be granted to the sub-participant;

(v)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(vi)

the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement);

(vii)

the proposed sub-participant will under no circumstances (A) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents or (B) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement);

(viii)

the applicable sub-participation or sub-contract agreement states that the conditions above are applicable to further sub-participations or sub-contracts (and such provision must be capable of being relied upon and directly enforceable by the Obligors’ Agent against the relevant sub-participant or sub-contractor); and

(ix)

if the sub-participation or sub-contract is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with, and any sub-participation or sub-contract which occurs in breach of these provisions shall not be effective.

(c)	Each Lender which has made a sub-participation of any or all of its obligations hereunder shall:

(i)

acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and related interest amounts) of each sub participant’s interest in the Loans or other obligations hereunder (the Participant Register);

(ii)

provide, upon reasonable request by the Obligors’ Agent at any time, the identity of the sub-participant and any information in reasonable detail relating to such sub-participant or such sub-participation agreement or arrangement, provided that a Lender shall not be required to disclose all or any portion of the Participant Register or the identity of a sub-participant if the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), in each case except to the extent that such disclosure is necessary to establish that any Loan, Commitment, or other obligation is maintained in registered form under Section 5f.l03-l(c) of the US Treasury Regulations.

(d)

If, as a result of laws or regulations in force or known to be coming into force at the time of any sub-participation or sub-contract, an Obligor would be obliged to make payment to the Lender of any amount required to be paid by an Obligor under Clause 18 (Taxes) or Clause 19 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under those Clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation or sub-contract had not occurred.

(e)

Unless the Obligors’ Agent has provided its prior written consent in accordance with this Clause 29.9, no sub-participation or sub-contract of Commitments made pursuant to this Clause 29.9 shall confer voting or similar rights on any sub-participant or sub-contractor and any term purporting to grant such rights shall be void and unenforceable.

29.10	The Register

(a)	The Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 37.2 (Addresses):

(i)

each Transfer Certificate referred to in Clause 29.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 29.8 (Procedure for assignment) each Increase Confirmation and each Additional Facility Notice delivered to and accepted by it; and

(ii)

with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

(b)

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Obligors’ Agent and any Borrower with a copy of the Register within five (5) Business Days of request (but no more frequently than once per calendar month).

(c)

Each Party to this Agreement irrevocably authorises and instructs the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 29.10 without any further consent of, or consultation with, such Party.

(d)

The Agent shall, upon request by an Existing Lender (as defined in Clause 29.2 (Assignments and Transfers by Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

29.11	Copies of documentation

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or an Increase Confirmation, send to the Obligors’ Agent, a copy of that Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation. The Agent shall provide, upon the request of the Obligors’ Agent, in relation to any specified Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation, a copy of such document to the Obligors’ Agent within five (5) Business Days of receipt of such request.

29.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from the Obligors’ Agent or any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.13	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

29.14	Preservation of security

In the event that a transfer by any of the Finance Parties of its rights and/or obligations under any relevant Finance Documents occurred or was deemed to occur by way of novation, each Party explicitly agrees that all security interests and guarantees created under any Finance Documents shall be preserved for the benefit of the New Lender and the other Secured Parties and, in respect of its rights and/or obligations governed by Luxembourg law, pursuant to article 1278 and ff. of the Luxembourg Civil Code.

30.	DEBT PURCHASE TRANSACTIONS

(a)	No member of the Group shall:

(i)	enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30; or

(ii)

be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	No member of the Group may enter into any Debt Purchase Transaction unless in accordance with the other provisions of this Clause 30.

(c)	A member of the Group (a Purchaser) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (d) and (e) below; and

(iii)

(A)	such purchase is made at a time when no Event of Default is continuing;

(B)	the consideration for such purchase is funded from Acceptable Funding Sources; and

(C)

in the case of the purchase of any Term Loan which constitutes Subordinated Indebtedness only, to the extent that such Indebtedness is permitted to be repaid pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings).

(d)	Any Debt Purchase Transaction entered into by a member of the Group shall be entered into initially pursuant to a solicitation process (a Solicitation Process) which is carried out as follows:

(i)

prior to 11.00 a.m. on a given Business Day (the Solicitation Day), the relevant Purchaser or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the relevant Term Facilities to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Term Facilities:

(ii)

any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations;

(iii)

any such offer by a Lender shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders;

(iv)	the Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day;

(v)

in any event by 11.00 a.m. on the fourth Business Day following such Solicitation Day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Term Facilities to which they relate and the Agent shall disclose such information to any Lender that requests such disclosure;

(vi)

if it chooses to accept any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis;

(vii)	any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day; and

(viii)	in accepting any offers made pursuant to a Solicitation Process, the Obligors’ Agent shall be free to select which offers and in which amounts it accepts.

(e)

Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (c) above may also be entered into pursuant to a bilateral process (a Bilateral Process) which is carried out as follows:

(i)

a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending thirty (30) days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that thirty (30) day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser;

(ii)

any purchase of participations in the Term Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in paragraph (i) above; and

(iii)

a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Term Facilities to which they relate and the Agent shall disclose such information to any Lender that requests the same.

(f)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(g)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)

on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be extinguished if the purchaser is the relevant Borrower;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	for the purpose of testing compliance with the financial covenant in Clause 26.2 (Financial Condition), any impact of any Debt Purchase Transaction on Consolidated EBITDA shall be ignored;

(iv)

the Obligors’ Agent, the Obligor or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(v)

no member of the Group shall be deemed to be in breach of any provision of Section 1 (Limitation on Indebtedness) or Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(vi)	Clause 34 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)

for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement;

(viii)

unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, neither the Obligors’ Agent or an Obligor or Purchaser will be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(ix)

any enforcement proceeds or other amount received by the Company or a member of the Group as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Obligors have failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a shortfall)) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within ten (10) Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 16 (Application of proceeds) of the Intercreditor Agreement;

(x)

any amount that is due to an Obligor or Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 35.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 35.6 (Partial payments);

(xi)	no member of the Group which completes a Debt Purchase Transaction shall be permitted at any time to sell or transfer the subject matter of such Debt Purchase Transaction; and

(xii)

no member of the Group which completes a Debt Purchase Transaction or Purchaser shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 18 (Taxes) and Clause 19 (Increased Costs).

(h)

Each Purchaser, Unrestricted Subsidiary or Investor Affiliate (for so long as it remains an Investor Affiliate or a member of the Group) that becomes a Lender (in the case of a Purchaser pursuant to this Clause 30) and each Purchaser, Unrestricted Subsidiary or Investor Affiliate (for so long as it remains an Investor Affiliate or a member of the Group) that provides a Facility or has a Commitment transferred to it or a Commitment is assumed by it in accordance with this Agreement (including any Additional Facility) irrevocably acknowledges and agrees that::

(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)

in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (other than unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser shall be deemed to be zero, provided that, in each case, such consent, waiver, amendment or other vote:

(A)

does not result or is not intended to result in any Commitment of that Obligor, Purchaser, Unrestricted Subsidiary or Investor Affiliate under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(B)

is not materially detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Obligor, Purchaser or Investor Affiliate solely in its capacity as a Finance Party (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Obligor, Purchaser, Unrestricted Subsidiary or Investor Affiliate (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph (h) shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(i)

Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group, Unrestricted Subsidiary or an Investor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I (Form of Notice on Entering into Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(j)

A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, Unrestricted Subsidiary or an Investor Affiliate, such notification to be substantially in the form set out in Part II (Form of Notice on Termination of Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(k)

Notwithstanding anything to the contrary in this Clause 30 or any other provision of a Finance Document, a member of the Group or an Unrestricted Subsidiary may (1) enter into any Debt Purchase Transaction or (2) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction, in each case in respect of any Commitments acquired from:

(i)	any Mandated Lead Arranger, any Original Lender or any of their Affiliates within thirty (30) Business Days of the later of (x) the Closing Date and (y) the completion of syndication of Facility B; or

(ii)

any mandated lead arranger, underwriter, manager, bookrunner or original Lender in respect of any Additional Facility within thirty (30) Business Days of the later of (x) the applicable Additional Facility Commencement Date, (y) the date of first Utilisation of such Additional Facility or (y) the last date of any syndication period in respect of such Additional Facility, in each case without being required to comply with the requirements for a Solicitation Process or Bilateral Process (or any related conditions or other requirements) and provided that no restriction on the assignment, transfer or sub-participation (including pursuant to Clause 29 (Changes to the Lenders) or this Clause 30) shall to any such Commitment for so long as it is held by or sub-participated to a member of the Group or an Unrestricted Subsidiary.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than pursuant to a Permitted Transaction (with the exception of the Company), pursuant to Clause 31.7 (Debt Transfer) or pursuant to Section 8 (Merger and Consolidation—Company) and/or Section 9 (Merger and Consolidation—Guarantors) of Schedule 16 (General Undertakings), provided that, in the case of any such assignment or transfer of any rights or obligations by a Borrower, the applicable provisions of Clause 31.2 (Additional Borrowers) shall apply in respect of any such transferee that is to become a Borrower in accordance with the terms of this Agreement.

31.2	Additional Borrowers

(a)

Subject to compliance with Clause 25.8 (“Know your customer” checks), the Obligors’ Agent may request that any member of the Group (except any member of the Group incorporated or organised under the laws of Switzerland or, if different, which is treated as resident in Switzerland for Swiss Withholding Tax purposes) becomes an Additional Borrower under a Facility. That member of the Group shall become a Borrower under a Facility (as the case may be) if:

(i)	it is:

(A)	incorporated in the same jurisdiction as an existing Borrower under the applicable Facility;

(B)

in the case of Facility B only, it is incorporated in Luxembourg, the United Kingdom or any other jurisdiction set out in the Tax Structure Memorandum as a jurisdiction in which a Facility B Borrower is incorporated;

(C)	in the case of the Original Revolving Facility only, it is incorporated in Luxembourg, the United Kingdom or any other jurisdiction set out in the Tax Structure Memorandum;

(D)	in the case of a member of the Group which will borrow under an Ancillary Facility only, approved by the relevant Ancillary Lender (acting reasonably);

(E)

in the case of a member of the Group which will borrow under an Additional Facility only, approved by the relevant Additional Facility Lenders (acting reasonably) participating in the applicable Additional Facility; or

(F)	otherwise approved by all of the Lenders other than any Defaulting Lender (each acting reasonably) with a Commitment under the applicable Facility in respect of which it will become a Borrower;

(ii)	the Obligors’ Agent or the relevant member of the Group deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the member of the Group is (or becomes), subject to the Agreed Security Principles, a Guarantor prior to or contemporaneously with becoming a Borrower; and

(iv)

the Agent has received all of the documents and other evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably).

(b)

The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied, in respect of each document or other piece of evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Subsidiary, that:

(i)

such document or other evidence been received by the Agent in form and substance satisfactory to it (acting reasonably), unless such document or other evidence is not required to be in form and substance satisfactory to the Agent in accordance with Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent)); or

(ii)	the requirement to receive such document or other evidence has been waived by the Majority Lenders,

and each Lender authorises, instructs and directs the Agent to give such notification, unless the Majority Lenders have notified the Agent in writing to the contrary prior to the date on which the Agent gives such notification.

(c)

Upon the Agent’s notification to the Obligors’ Agent pursuant to paragraph (a) above, the applicable member of the Group, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such member of the Group been an original Party to this Agreement as a Borrower and a Guarantor and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement as a Borrower and as a Guarantor and to the Intercreditor Agreement as a Debtor.

31.3	Additional Guarantors

(a)	Subject to compliance with Clause 25.8 (“Know your customer” checks), the Obligors’ Agent may request that any member of the Group becomes a Guarantor. That Subsidiary shall become a Guarantor if:

(i)	the Obligors’ Agent and the relevant member of the Group deliver to the Agent a duly completed and executed Accession Deed; and

(ii)

the Agent has received all of the documents and other evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably), and, for the avoidance of doubt, any accessions contemplated by the Tax Structure Memorandum shall be permitted.

(b)

The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied, in respect of each document or other piece of evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Subsidiary, that:

(i)

such document or other evidence been received by the Agent in form and substance satisfactory to it (acting reasonably), unless such document or other evidence is not required to be in form and substance satisfactory to the Agent in accordance with Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent)); or

(ii)	the requirement to receive such document or other evidence has been waived by the Majority Lenders,

and each Lender authorises, instructs and directs the Agent to give such notification, unless the Majority Lenders have notified the Agent in writing to the contrary prior to the date on which the Agent gives such notification.

(c)

Upon the Agent’s notification to the Obligors’ Agent pursuant to paragraph (a) above, the applicable member of the Group, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such member of the Group been an original Party to this Agreement as a Guarantor and the Intercreditor Agreement as a Debtor and such member of the Group shall become a Party to this Agreement as a Guarantor and to the Intercreditor Agreement as a Debtor.

31.4	Resignation of an Obligor

(a)

In this Clause 31.4, Third Party Disposal means the direct or indirect disposal of an Obligor to a person which is not a member of the Group and which is not prohibited by the terms of this Agreement or which is made with the approval of the Majority Lenders.

(b)

The Obligors’ Agent may request that an Obligor (other than the Company) ceases to be a Borrower and/or a Guarantor by delivering a Resignation Letter (setting out therein a proposed release date (the Proposed Release Date)) to the Agent if:

(i)

the Obligors’ Agent confirms that that Obligor directly or indirectly is the subject of a Third Party Disposal, or that Obligor is only a Borrower (and not a Guarantor), or that Obligor or any member of the Group which is its Holding Company is the subject of a transaction not prohibited by this Agreement (a Permitted Activity) pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Activity pursuant to which it is being liquidated, wound up, or dissolved (or pursuant to which it will otherwise cease to exist) or the resignation is required to give effect to any step, reorganisation or action described in or pursuant to the provisions of Clause 28.8 (Excluded Matters); or

(ii)

the Obligors’ Agent confirms to the Agent that the Guarantor Coverage Test based on the most recent Annual Financial Statements (or, at the option of the Obligors’ Agent, such other financial statements for the most recently completed Relevant Period prior to such date for which the Obligors’ Agent has sufficient available information to be able to determine the Guarantor Coverage Test, provided that such information is provided to the Agent) calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation or accession of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective will continue to be satisfied; or

(iii)	the Super Majority Lenders have consented to the resignation of that Obligor; or

(iv)	the resignation of that Obligor is contemplated by the Tax Structure Memorandum or the Intercreditor Agreement.

(c)	If:

(i)	the Obligors’ Agent has confirmed that no Event of Default is continuing on (at the option of the Obligors’ Agent) either:

(A)	the date of any member of the Group’s entry into a definitive agreement in respect of any Third Party Disposal, Permitted Activity or other relevant transaction; or

(B)	(otherwise) the Proposed Release Date;

(ii)

in the case of a Borrower, no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligation as a Borrower under any Finance Document and in the case of a Guarantor no payment is due and payable from that Guarantor under Clause 23 (Guarantees and Indemnity); and

(iii)

in the case of a Borrower which is not simultaneously resigning as a Guarantor in accordance with this Clause 31.4, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements) or such release is contemplated under the Intercreditor Agreement whether or not requiring a consent thereunder, then on the Proposed Release Date, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable). For the avoidance of doubt, if an Obligor ceases to be a member of the Group pursuant to a transaction not prohibited by this Agreement, that Obligor shall automatically cease to be an Obligor for all purposes and shall have no further rights or obligations under the Finance Documents as an Obligor, except that, where the Borrower or Guarantor is the subject of a Third Party Disposal, the resignation shall not take effect (and the Borrower and Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal or other Permitted Activity takes effect.

31.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.6	Designation of Subsidiaries

The Obligors’ Agent may designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary for the purposes of the Finance Documents in accordance with Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 16 (General Undertakings) and/or the definition of “Unrestricted Subsidiary” in Schedule 18 (Certain New York Law Defined Terms).

31.7	Debt Transfer

(a)

Notwithstanding anything to the contrary in any Finance Document, the Obligors’ Agent may at any time require that all of the rights and obligations of any Borrower in respect of all or part of any Term Loan made to it shall be novated or otherwise transferred by that Borrower (a Debt Transfer), provided that:

(i)	either:

(A)	such Debt Transfer is by an Original Borrower to another member of the Group;

(B)

such Debt Transfer is by a Borrower where (i) that Borrower or any Holding Company of that Borrower is being disposed of in accordance with the Finance Documents and (ii) the proceeds of such disposal are not otherwise required to be applied in prepayment of the applicable Term Facility; or

(C)	such Debt Transfer is undertaken in connection with a Listing; and

(ii)

the transferee in respect of such Debt Transfer is an Original Borrower or has become an Additional Borrower in respect of the applicable Term Facility in accordance with the terms of Clause 31.2 (Additional Borrowers); and

(iii)

the Obligors’ Agent has delivered a notice to the Agent in the form set out at Part IV (Form of Debt Transfer Notice) of Schedule 3 (Requests and Notices), or such other form as may be agreed between the Obligors’ Agent and the Agent (each acting reasonably) (a Debt Transfer Notice).

(b)	The Agent and the Security Agent are hereby irrevocably and unconditionally authorised and instructed by and on behalf of the Finance Parties to:

(i)	execute any Debt Transfer Notice; and

(ii)

execute any other document (including any amendments or variations to the Finance Documents) and take any further action as may reasonably be requested by the Obligors’ Agent to give effect to any Debt Transfer.

(c)

Any Debt Transfer may (and shall upon the request of the Obligors’ Agent) be effected on a cashless basis, by way of book entries by the Agent and not as physical cash movement to repay and reborrow any applicable Term Loan.

32.	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each other Finance Party acknowledges and agrees that the Agent may enter in its name and on its behalf (and expressly authorises the Agent to enter) into contractual arrangements pursuant to or in connection with the Finance Documents to which the Agent is also a party (in its capacity as Agent or otherwise).

32.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)

Without prejudice to Clause 29.10 (The Register) and paragraph (e) of Clause 7.4 (Cash collateral by Non Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)

The Agent shall provide to the Obligors’ Agent, within five (5) Business Days of a request by the Obligors’ Agent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)

The Agent shall provide to the Obligors’ Agent, within one (1) Business Day of a request by the Obligors’ Agent, details of any responses received from Lenders to any amendment or other consent request made by the Obligors’ Agent and each Lender hereby consents to the disclosure of such information by the Agent to the Obligors’ Agent.

(h)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(i)	Upon the Agent becoming an Impaired Agent, the Obligors’ Agent shall provide a copy of the list of all the Lenders to each Finance Party.

(j)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party and no others shall be implied.

32.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, any Mandated Lead Arranger and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)

None of the Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and its Holding Companies.

32.6	Rights and discretions

(a)	The Agent, the Security Agent and the Issuing Bank may:

(i)

rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and, other than in the case of manifest error, shall have no duty or obligation to verify or confirm that the person who, as applicable, gave such representation or sent such communication, notice or document is in fact authorised to do so;

(ii)

rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)

unless it has received notice of revocation, that those instructions have not been revoked, and no revocation of any such instructions shall affect any actions taken by the Agent or the Security Agent in reliance on such instructions prior to actual receipt of a written notice of revocation; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)

to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraph (a) of Section 1 of Schedule 17 (Events of Default));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders (or any relevant group of Lenders) has not been exercised;

(iii)	any notice or request made by the Company or the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be,

with an Investor Affiliate or a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors’ Agent and shall disclose the same upon the written request of the Obligors’ Agent or the Majority Lenders.

(g)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

32.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or those Lenders indicated by any such contrary indication.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction security or Transaction Security Documents.

(f)	Paragraphs (a), (b) and (f) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document or applicable law or regulation requires the Agent to act in a specified manner to take specified action; and

(iii)

in respect of the exercise of a right, power or authority of the Agent under any of clause 15.1 (Non-Distressed Disposals) or clause 18 (New Debt Financings) of the Intercreditor Agreement or any provision of a Finance Document to which paragraph (a)(xxvi) of Clause 1.2 (Construction) applies, which instruction and authority shall have been given under the terms of such clauses and not the instructions of the Majority Lenders pursuant to paragraphs (a), (b) and (f) above.

32.8	Responsibility for documentation

None of the Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Issuing Bank, an Ancillary Lender, a Fronted Ancillary Lender, a Fronting Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 35.11 (Disruption to Payment Systems etc.) and any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank, any Ancillary Lender, any Fronted Ancillary Lender or Fronting Ancillary Lender), none of the Agent, the Issuing Bank, or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender will be liable (including for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct; or

(ii)	without prejudice to the generality of paragraph (i) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause 32.10 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

32.11	Lenders’ indemnity to the Agent

(a)

Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities or Fronted Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding.

32.12	Resignation of the Agent

(a)

The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)

Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (b) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) in respect of the period in which it was appointed Agent and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to (b) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 18.10 (FATCA Information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(ii)

the information supplied by the Agent pursuant to Clause 18.10 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)

After consultation with the Obligors’ Agent, the Majority Lenders may by giving 30 (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Obligors’ Agent) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of (solely in respect of the period in which it was Agent) Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.15	Relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of the Obligors’ Agent or any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender confirms to the Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and its Holding Companies;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Reliance and engagement letters

Each Finance Party and Secured Party:

(a)

confirms that each of the Mandated Lead Arrangers and/or the Agent has authority to accept on its behalf the terms of, and any qualifications in, any reliance letter or engagement letters relating to any Report or any report, certificate or letter provided by any accountant, auditor or other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents (each an Applicable Letter);

(b)	ratifies the acceptance on its behalf of any Applicable Letter accepted by the Mandated Lead Arrangers and/or the Agent prior to the date of this Agreement; and

(c)	authorises, instructs and directs each applicable Mandated Lead Arranger and/or the Agent to execute on its behalf, and bind it in respect of, any Applicable Letter.

32.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation supplied to the Agent by a Reference Bank, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation supplied to the Agent by a Reference Bank and any officer, employee or agent of each Reference Bank may rely on this Clause 32.20 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

32.21	Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)

The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security (to the extent permitted by the applicable law), for which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

(c)

In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)

In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the Security Agent Provisions) as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply.

(e)

The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement or similar document in connection therewith without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement or, if applicable, the same is signed by the Security Agent.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)

except as contemplated by Clause 18.9 (FATCA Deduction) or Clause 18.10 (FATCA Information), oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

(a)

Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)

Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)

as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

34.5	Exceptions

(a)

This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

(a)

This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender at any time prior to service of notice under Clause 28.6 (Acceleration).

(b)

Following service of notice under Clause 28.6 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Gross Outstandings for an Ancillary Facility or Fronted Ancillary Facility that is provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings.

35.	PAYMENT MECHANICS

35.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London), as specified by the Agent.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Agent may (with the consent of the applicable Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent, as the case may be, in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)

firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in paragraph (a) of Clause 7.2 (Claims under a Letter of Credit)), Clause 7.3 (Indemnities)) and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)

thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.	SET-OFF

(a)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Finance Party may, at any time while a Declared Default is continuing, set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender or Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility in accordance with its terms.

37.	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

37.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party or other person for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each original Obligor, that identified with its name below;

(b)

in the case of each Lender, the Issuing Bank, each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or any Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Obligors’ Agent or an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

37.4	Notification of postal address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 37.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

(a)

Any communication to be made under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secured website) if the Parties:

(i)

agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Agent or the Security Agent and the Obligors’ Agent);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)

Any electronic communication made between Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)

Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available or has its address for the purpose of this Agreement, shall be deemed only to become effective on the following day unless otherwise agreed or responded to by the receiving Party.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.6.

37.7	Use of websites

(a)

The Company and/or the Obligors’ Agent may satisfy their obligations under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors’ Agent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors’ Agent and the Agent.

(b)

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Obligors’ Agent accordingly and the Company or the Obligors’ Agent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company or the Obligors’ Agent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)

The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Agent.

(d)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)

If the Obligors’ Agent notifies the Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company or the Obligors’ Agent shall at its own cost comply with any such request within ten (10) Business Days.

37.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days (or in respect of any interest, commission or fee Sterling, three hundred and sixty five (365) days) or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Required consents

(a)	This Clause 41 is subject to the terms of the Intercreditor Agreement.

(b)

Subject to the other provisions of this Clause 41, any term of the Finance Documents may (other than the Fee Letters which may be amended or waived in accordance with their terms) be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(c)

The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 41 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 41, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent (or, if applicable, the Security Agent) the authority referred to in this Agreement it shall be obliged to appear with and (if required) execute at the same time as, the Agent (or, if applicable, the Security Agent), upon the request of the Agent (or, if applicable, the Security Agent), to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent (or, if applicable, the Security Agent), including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document.

(d)

Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 41 (or on such later date as may be agreed by the Agent (or, if applicable, the Security Agent) and Company)), provided that if the requisite Lender consent has not been received but, following any action which a member of the Group is entitled to take or require any Finance Party to take under 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), 11.7 (Right of cancellation in relation to a Defaulting, Non Consenting or Non-Acceptable L/C Lender), 11.8 (Right of prepayment in relation to a Defaulting, Non Consenting or Non-Acceptable L/C Lender) and/or 41.5 (Replacement of Lender), the requisite Lender consent would have been received, each Finance Party irrevocably and unconditionally authorises and instructs the Agent to execute any documentation relating to a proposed amendment or waiver, so long as such amendment or waiver is conditional upon such action being taken by a member of the Group.

(e)

The Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 41 (or on such later date as may be agreed by the Agent and Company).

(f)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (f), require the consent of all or any of the Obligors.

(g)

In respect of any request for a consent, waiver, amendment or other vote under the Finance Documents, a Lender may not vote part (but may vote all) of its Commitments in favour of or against such request and a Lender may not abstain from voting part (but may abstain from voting all) of its Commitments in respect of such request, other than with the prior written consent of the Obligors’ Agent (in its sole discretion) and, in the event that any Lender purports to vote its Commitments in breach of this paragraph (g) in respect of any request made by a member of the Group, such Lender shall be deemed to have voted all of its Commitments in favour of such request.

41.2	All Lender Matters

(a)

Subject to Clause 41.4 (Other exceptions) and Clause 41.7 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document (including paragraph (ii) of clause 1.2 (Construction) of the Intercreditor Agreement), an amendment, waiver or (in the case of a Transaction Security Document) a consent in respect of any term of any Finance Document that has the effect of changing:

(i)	the definitions of “Majority Lenders”, “Super Majority Lenders” and “Structural Adjustment” in Clause 1.1 (Definitions);

(ii)	the definitions of “Change of Control” and “Permitted Holders”;

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)

the specified waterfall order of priority ranking set out in the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Permitted Structural Adjustment or the introduction of an Additional Facility or any other Permitted Indebtedness shall not be deemed to adversely affect the interests of the Lenders);

(v)	Clause 2.4 (Finance Parties’ rights and obligations);

(vi)	Clause 29 (Changes to the Lenders) to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents;

(vii)

Clause 34 (Sharing among the Finance Parties) to the extent such amendment/waiver (or any consent or release agreed thereunder or in relation thereto) would adversely affect the interest of the Lenders under this Agreement (in their capacity as such) (provided that any Permitted Structural Adjustment or introduction of an Additional Facility or any other Permitted Indebtedness shall not be deemed to adversely affect the interest of the Lenders);

(viii)	this Clause 41;

(ix)	a change to the Borrowers or Guarantors other than in accordance with the terms of the Finance Documents;

(x)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking senior to the Facilities,

shall not be made without the prior consent of all the Lenders, provided that:

(A)	any amendment to Clause 29 (Changes to the Lenders) in accordance with paragraph (vi) above shall only require the consent of each Lender who will be subject to any such additional restrictions; and

(B)	a change to a Borrower under any Facility within the scope of paragraph (ix) above shall only require the consent of the Lenders under that Facility,

unless, in each case, any amendment, waiver, consent or release is required to implement or reflect any Permitted Structural Adjustment, an Additional Facility or any Permitted Indebtedness.

41.3	Super Majority Lender Matters

Subject to Clause 41.4 (Other exceptions) and Clause 41.7 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Documents) a consent in respect of any term of any Finance Document that has the effect of changing:

(a)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 23 (Guarantees and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed, or

(b)	the release of all or substantially all of:

(i)	any guarantee and indemnity granted under Clause 23 (Guarantees and Indemnity); or

(ii)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders unless:

(A)	such amendment, waiver, consent, release or action is conditional upon or to become effective on or following repayment and cancellation in full of all amounts due and owing under the Facilities;

(B)

the Obligors’ Agent certifies that such amendment, waiver, consent, release or action is required to effect or, implement a disposal, the incurrence of any indebtedness and grant of any Security in connection therewith (including any Additional Facility), a Permitted Transaction or any other action, in each case, permitted under and in accordance with the terms of the Finance Documents (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, financing, Permitted Transaction or such other action is not immediately consummated, a new guarantee and (if applicable) new Transaction Security in respect of the obligations of a member of the Group under any of the Finance Documents on the same terms as those released is immediately granted over the assets which were released from such Transaction Security;

(C)

such amendment, waiver, consent, release or action is pursuant to the resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 31.4 (Resignation of an Obligor);

(D)

such amendment, waiver, consent, release or action is required to effect, or implement, an Additional Facility, a New Debt Financing or a Permitted Structural Adjustment (or otherwise expressly permitted by or not prohibited (or otherwise approved) by this Agreement); or

(E)

such amendment, waiver, consent, release or action is otherwise not prohibited by or is contemplated (or is otherwise approved) under the provisions of clause 2.7 (Additional and/or Refinancing Debt), clause 15.1 (Non-Distressed Disposals) or clause 18 (New Debt Financings) of the Intercreditor Agreement,

and, in each case, no consent, sanction, authority or further confirmation from any Secured Party for such amendment, waiver, consent, release or action shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 41.3 and pursuant to and in accordance with the other provisions of this Agreement, the Intercreditor Agreement and the other Finance Documents.

41.4	Other exceptions

(a)

A Structural Adjustment shall only require the prior consent of the Obligors’ Agent and each Lender that is participating in that Structural Adjustment and shall not require the consent of any other Lender unless such Structural Adjustment is to increase the Commitments or (subject to paragraph (c)(B) of Clause 27.16 (Controlled Debt)) reduce the tenor of any of the Facilities, in which case, such Structural Adjustment shall also require the consent of the Majority Lenders (including those Lenders participating in the Structural Adjustment).

(b)

Any Permitted Structural Adjustment may be effected pursuant to an amendment to this Agreement (a Structural Adjustment Amendment Agreement) executed and delivered by the Company and each consenting Lender in respect of the Permitted Structural Adjustment (the Consenting Lenders). The Company shall promptly notify the Agent and the Agent shall promptly notify each Lender as to the effectiveness of any Structural Adjustment Amendment Agreement. Each Structural Adjustment Amendment Agreement may, without the consent of any Lender other than the applicable Consenting Lenders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the opinion of the Consenting Lenders and the Company, to give effect to the provisions of this paragraph (b) including any amendments necessary to treat the applicable Loans and/or Commitments of the Consenting Lenders as a new “class” of loans and/or commitments hereunder.

(c)

Notwithstanding any other provision of this Clause 41, an amendment or waiver of Clause 26.2 (Financial Condition) or any definition referred to therein solely for the purposes of such Clause may be made with the consent of the Majority Revolving Facility Lenders.

(d)

No consent from any Finance Party shall be required in connection with the implementation of (and any related amendment or waiver as part of the implementation of) an Additional Facility pursuant to Clause 2.2 (Additional Facilities) or any Permitted Indebtedness and or Additional Facility Notice (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility or Permitted Indebtedness).

(e)

Any amendment or waiver which relates adversely to the specific rights or obligations of the Agent, any Mandated Lead Arranger, any Issuing Bank, any Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender, a Reference Bank or the Security Agent (in each case in such capacity) respectively may not be effected without the consent of the Agent, the relevant Mandated Lead Arranger, the relevant Issuing Bank, the relevant Ancillary Lender, the relevant Fronted Ancillary Lender or Fronting Ancillary Lender, Reference Bank or the Security Agent (as the case may be). For the avoidance of doubt, this paragraph (e) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under another provision of the Finance Documents.

(f)

Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender (including a proposed amendment or waiver in relation to any condition for funding a specific Facility) shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (f) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (f) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (e) above.

(g)

Each individual Lender may waive its right to a prepayment (including by way of amendment or waiver to any of the provisions) under Clause 12 (Mandatory Prepayment) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(h)	Any amendment of or relating to Clause 12.2 (Excess Cash Flow) and any definition referred to therein may be approved with the consent of the Majority Lenders.

(i)

Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(j)

Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Obligors’ Agent.

(k)

Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) and the provisions of the Intercreditor Agreement, no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender unless such amendment or waiver would require an amendment or waiver of this Agreement (including, for the avoidance of doubt Clause 9 (Ancillary Facilities)), in such case the other provisions of this Clause 41 shall apply.

(l)

If the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Replaced Lender, on and from the date of the replacement of such Replaced Lender; and

(iii)	any Defaulting Lender, on and from the date on which it became a Defaulting Lender,

a consent or agreement to such request shall be treated and deemed as having been made by such Finance Party, Replaced Lender or Defaulting Lender (as applicable) and received by the Agent, and (unless otherwise agreed by the Obligors’ Agent or stipulated by the relevant Lender), subject to paragraph (m) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party, Replaced Lender or Defaulting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(m)

Only a Finance Party or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Obligors’ Agent and the Agent).

(n)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(o)

Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase), Clause 41.5 (Replacement of Lender), Clause 41.7 (Implementation of Additional Facilities and Permitted Structural Adjustment) or the Intercreditor Agreement shall be binding on all Parties without further consent of any Party.

(p)

Any term of the Finance Documents (other than any Ancillary Document) may be amended or waived by the Obligors’ Agent and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions; resolve ambiguities or inconsistencies; reflect changes of a minor, technical or administrative nature or manifest error; is otherwise only for the benefit of all or any of the Lenders; or (provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment) is consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release.

(q)

Any amendment, waiver, consent or release made or effected in accordance with any of paragraphs of this Clause 41.4, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Obligors’ Agent) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and the Obligors’ Agent). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 41.

(r)

Any Default, Event of Default, Declared Default or any notice, demand, declaration and/or other step or action taken under or pursuant to Clause 28.6 (Acceleration) may be revoked or, as the case may be, waived with the consent of the Majority Lenders.

(s)

Any Default, Event of Default or Declared Default arising under or in respect of Clause 28.2 (Financial Covenant) and/or any notice, demand, declaration or other step or action taken under or pursuant to Clause 28.6 (Acceleration) in connection with any Default, Event of Default or Declared Default arising under Clause 28.2 (Financial Covenant), may be revoked or, as the case may be, waived with the consent of the Majority Revolving Facility Lenders.

(t)

Notwithstanding anything to the contrary in the Finance Documents, any re-designation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Obligors’ Agent (without any requirement for any consent or approval from any other person).

(u)

To the extent disenfranchised in accordance with paragraph (h) of Clause 30 (Debt Purchase Transactions) the Commitment and/or participation of any member of the Group, any Unrestricted Subsidiary or any Investor Affiliate shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity, Majority Lenders and Super Majority Lenders) of Total Commitments and/or participations has been obtained to approve that request.

(v)

Each Finance Party authorises and instructs the Agent to enter into any amendment or waiver of any term of any Finance Document requested by the Obligors’ Agent for the purpose of granting additional rights and benefits to the Lenders, any group of Lenders and/or any Issuing Bank and which does not impose material additional liabilities or obligations on such Lenders, group of Lenders and/or Issuing Bank (as applicable) it being understood that the granting of additional rights and benefits to any group of Lenders but not all of the Lenders shall not, of itself, be treated as imposing any corresponding or other obligations or liabilities on the other Lenders),, in each case without the requirement for any consent of any other Finance Party.

41.5	Replacement of Lender

(a)	If at any time:

(i)	any Finance Party becomes or is a Non-Consenting Lender, a Non Responding Lender, a Non-Acceptable L/C Lender or a Defaulting Lender;

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or any Finance Party makes any claim (or an Obligor becomes aware that any Finance Party may be entitled to make any claim) pursuant to Clause 18.2 (Tax Gross Up), Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs) to any Finance Party; or

(iii)	any Finance Party invokes the benefit of Clause 16.2 (Market disruption),

then the Obligors’ Agent may, on no less than five (5) Business Days’ prior written notice (a Replacement Notice) to the Agent and such Finance Party (a Replaced Lender):

(A)

replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 29.2 (Assignments and Transfers by Lenders) (a Replacement Lender) selected by the Obligors’ Agent which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation; and/or

(B)

prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, all or any part of such Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)

cancel all or part of the undrawn Commitments or Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)

Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 29.7 (Procedure for transfers), and/or an Assignment Agreement complying with Clause 29.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors’ Agent. Notwithstanding the requirements of Clause 29 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (b) within three (3) Business Days of delivery by the Obligors’ Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding failure to execute such documentation by the relevant Replaced Lender), and the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 29.7 (Procedure for transfers) and Clause 29.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (b) and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of liability) shall apply in relation thereto.

(c)

Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement, the replacement of a Lender pursuant to this Clause 41.5 shall be subject to the following conditions:

(i)

the Obligors’ Agent must ensure that all (and not part only) of a Lender’s rights and obligations under this Agreement are replaced, prepaid or cancelled in full in accordance with the provisions of paragraphs (a)(A) to (a)(C) above notwithstanding that the Obligors’ Agent may exercise any of its rights under such provisions in whole or in part;

(ii)	the Obligors’ Agent shall have no right to replace the Agent or Security Agent in its capacity as such;

(iii)

the Obligors’ Agent may only deliver a Replacement Notice (pursuant to paragraph (a)(i) above in respect of any Non-Consenting Lender or Non Responding Lender), at any time prior to the date falling ninety (90) days after the Non-Consenting Lender or Non Responding Lender fails to give a consent to any requested release, waiver or amendment; or (in the case of paragraphs (a)(ii) or (a)(iii) above) within ninety (90) days of becoming entitled to do so; or (in the case of paragraph (a)(iii) above) within ninety (90) days of the delivery of the Replacement Notice;

(iv)	neither the Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender; and

(v)	in no event shall the Lender replaced under this Clause 41.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

41.6	Disenfranchisement of Non Responding Lenders

(a)

In ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, at the election of the Obligors’ Agent (in its sole discretion), a Non Responding Lender’s Commitments and participations will be deemed to be zero for the purposes of the denominator of the relevant percentage.

(b)	For the purposes of this Clause 41.6:

Non Responding Lender means any Lender, where:

(a)

the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of this Agreement; and

(b)	such Lender has not consented to and has not rejected the Applicable Consent by 5.00pm on:

(i)	the date falling ten (10) Business Days (or, if such Lender is a Defaulting Lender, five (5) Business Days) after the date of such request; or

(ii)

any other period of time specified by the Obligors’ Agent (but if shorter than ten (10) Business Days (or, if such Lender is a Defaulting Lender, five (5) Business Days), agreed by the Agent) of the date of such request.

41.7	Implementation of Additional Facilities and Permitted Structural Adjustment

(a)

The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Secured Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the Liabilities pursuant to any Additional Facility, other New Debt Financing or Permitted Structural Adjustment and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or is as otherwise contemplated or permitted by this Clause 41.7, Clause 41.3 (Super Majority Lender Matters) or clause 18.2 (Transaction Security: New Debt Financings) of the Intercreditor Agreement) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment; or

(ii)	facilitate the establishment of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 41 and provided that such New Debt Financing or Permitted Structural Adjustment or confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document) is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Obligors’ Agent confirms that is the case).

(b)

The Agent and the Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action contemplated or permitted by this Clause 41.7 and provided that it is permitted by Clause 41.3 (Super Majority Lender Matters) above and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Secured Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each of the Agent and the Security Agent.

(c)	Each Obligor confirms:

(i)	the authority of the Obligors’ Agent to:

(A)	give effect to the terms of any Additional Facility or any New Debt Financing or Permitted Structural Adjustment; and

(B)	agree, implement and establish any Additional Facility or any New Debt Financing or Permitted Structural Adjustment in accordance with this Agreement; and

(ii)

that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Additional Facility or any New Debt Financing or Permitted Structural Adjustment) entitle the Lenders under any Additional Facility and the persons providing the New Debt Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 23 (Guarantees and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any Additional Facility, any New Debt Financing or Permitted Structural Adjustment as applicable.

(d)

Notwithstanding the foregoing, nothing in this Clause 41.7 shall oblige the Security Agent, the Agent or any other Secured Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Secured Party (provided that the incurrence of such Additional Facility, New Debt Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Secured Party) and nothing in this Clause 41.7 shall be construed as a commitment to advance or arrange any such Additional Facility, New Debt Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Secured Parties to execute any document or take any other action set out in this Clause 41 on behalf of the Secured Parties.

42.	CONFIDENTIALITY

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose (and to that extent the Obligors hereby release each Finance Party and its Affiliates and each Finance Party hereby releases each other Finance Party and its Affiliates from all banking secrecy and further domestic and international confidentiality obligations, including with respect to any data transfer to and from abroad):

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to assign or transfer or sub-participate a Commitment to such person, that the Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors’ Agent or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(iii)

appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (c) of Clause 32.15 (Relationship with the Lenders));

(iv)

who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.12 (Security over Lenders’ rights);

(vii)	to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Obligors’ Agent,

in each case, such Confidential Information as that Finance Party shall (acting reasonably and in good faith) consider appropriate if:

(A)

in relation to paragraphs (b)(i) or (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price sensitive information; or

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably and in good faith), it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Obligors’ Agent within ten (10) Business Days of request by the Obligors’ Agent;

(c)

to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Obligors’ Agent within ten (10) Business Days of request by the Obligors’ Agent;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors’ Agent or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information; and

(e)	the Obligors’ Agent will consent to any reasonable request by Mandated Lead Arrangers to publicise the Facilities after the Closing Date.

42.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities, the Company and/or one or more Obligors the following information:

(i)	names of the Company and Obligors;

(ii)	country of domicile of the Company and Obligors;

(iii)	place of incorporation of the Company and Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Obligors’ Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities, the Company and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraph (a) above is, nor will at any time be, unpublished price sensitive information.

(d)	The Agent shall notify the Obligors’ Agent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities, the Company and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities, the Company and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties:

(a)

acknowledges that some or all of the Confidential Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse;

(b)	undertakes not to use any Confidential Information for any unlawful purpose; and

(c)

agrees with that, without prejudice to the obligations of the any member of the Group to deliver or provide information to the Finance Parties as required by any Finance Document, there shall be no requirement, pursuant to this Agreement or otherwise, for any other member of the Group, any Investor of any of their Affiliates to publish or otherwise make public any unpublished price-sensitive or inside information or any other information which if known to the public would be likely to have an effect on the price of any securities issued by any member of the Group, in each case unless otherwise agreed by the Obligors’ Agent.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support and each such QFC a Supported QFC), the parties acknowledge agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the US Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States:

(a)

in the event a Covered Entity that is a party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or QFC Credit Support; and

(b)	as used in this Clause 43, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

44.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of a Finance Document by email attachment or telecopy shall be an effective mode of delivery.

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, provided that Schedule 15 (Information Undertakings), Schedule 16 (General Undertakings), Schedule 17 (Events of Default) and Schedule 18 (Certain New York Law Defined Terms) of this Agreement, and any non-contractual obligations arising out of or in connection with those schedules, shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

46.	ENFORCEMENT

46.1	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute) including in relation to Schedule 15 (Information Undertakings), Schedule 16 (General Undertakings), Schedule 17 (Events of Default) and Schedule 18 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 46.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Kirkland & Ellis International LLP of 30 St. Mary Axe, London EC3A 8AF, United Kingdom (Attention: Neel Sachdev / Kanesh Balasubramaniam) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Obligors’ Agent or relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part I

The Original Obligors

The Original Borrower

Name	Jurisdiction of incorporation	Registered number or equivalent
Sportradar Capital S.à r.l.	Luxembourg	B247717

The Original Guarantors

Name	Jurisdiction of incorporation	Registered number or equivalent
Sportradar Management Ltd	Jersey	132409
Sportradar Capital S.à r.l.	Luxembourg	B247717

Part II

The Original Lenders

Name of Original Lender	Facility B Commitment (€)	Original Revolving Facility Commitment (€)	Status (Non- Acceptable L/C Lender: Yes / No)	Jurisdiction of Tax Residence	HMRC DT Treaty Passport (number/jurisdiction)
J.P. Morgan Securities plc	114,576,000.00	30,000,000.00	No	UK	N/A
Citibank N.A., London Branch	76,356,000.00	20,000,000.00	No	USA	N/A
Credit Suisse International	76,356,000.00	—	N/A	UK	N/A
Credit Suisse (Switzerland) Ltd	—	20,000,000.00	No	Switzerland	N/A
Goldman Sachs Bank USA	76,356,000.00	20,000,000.00	No	USA	13/G/351779/DTTP (USA)
UBS AG, London Branch	76,356,000.00	—	N/A	Switzerland	N/A
UBS Switzerland AG	—	20,000,000.00	No	Switzerland	6/U/367126/DTTP
TOTAL	420,000,000.00	110,000,000.00	—	—

SCHEDULE 2

Conditions Precedent

Part I

Conditions Precedent to the Closing Date

1.	Obligors

(a)

Constitutional documents: a copy of the constitutional documents of each Original Obligor and Topco (including in relation to any entity incorporated in Jersey, any consent issued to that entity pursuant to the Control of Borroweing (Jersey) Order 1958).

(b)

Board approvals: with respect to each Original Obligor and Topco, to the extent legally required or if required by its constitutional documents, a copy of a resolution of the board of managers or management board of directors and a resolution of any supervisory board of directors (or, in each case, any committee thereof) and/or equivalent body of each Original Obligor and Topco, approving the transactions and the Finance Documents to which it is a party.

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute a Finance Document).

(d)	Director’s certificates: A certificate from each Original Obligor and Topco (signed by an authorised signatory):

(i)

certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)

confirming that, subject to the guarantee limitations set out in this Agreement, borrowing or guaranteeing or securing (as appropriate) the Total Commitments would not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded.

2.	Finance Documents

A copy of the counterparts of each of the following documents duly executed by each Original Obligor and Topco (to the extent party to such document):

(a)	this Agreement;

(b)	the Intercreditor Agreement;

(c)	the Fee Letters;

(d)	the Transaction Security Documents listed in the table below:

Name of Grantor	Transaction Security Documents	Governing law of Transaction Security Document
Topco	Share security interest agreement in respect of Topco’s shares in the capital of the Company (the Topco Share SIA)	Jersey

Company	Share pledge in respect of the Company’s shares in the capital of the Original Borrower	Luxembourg

Original Borrower	Receivables security interest agreement over any Structural Intercompany Receivables owed to the Original Borrower (as lender) by the Company (as borrower) (the Original Borrower Receivables SIA)	Jersey

Original Borrower	Pledge over material bank accounts of the Original Borrower located in Luxembourg (without control over use)	Luxembourg

3.	Legal Opinions

The following legal opinions:

(a)	a legal opinion from Latham & Watkins LLP as English law counsel to the Agent in respect of the enforceability of this Agreement and the Intercreditor Agreement;

(b)

a legal opinion from Carey Olsen Jersey LLP as Jersey law counsel to the Agent in respect of the the capacity and authority of Topco and the Company and the enforceability of the Transaction Security Documents governed by Jersey law;

(c)	a legal opinion from Loyens & Loeff Luxembourg S.à r.l. as Luxembourg law counsel to the Original Borrower in respect of the capacity and authority of the Original Borrower; and

(d)	a legal opinion from NautaDutilh Avocats Luxembourg S.à r.l. as Luxembourg law counsel to the Agent in respect of the enforceability of the Transaction Security Documents governed by Luxembourg law.

4.	Tax Structure Memorandum

A tax structure memorandum prepared by Ernst & Young Ltd. (the Tax Structure Memorandum), provided that:

(a)	no reliance will be given on the Tax Structure Memorandum; and

(b)

the form and substance of the Tax Structure Memorandum will be satisfactory to the Agent if the final Tax Structure Memorandum is, in form and substance, substantially the same as the final version or draft (as applicable) received by the Mandated Lead Arrangers prior to the date of this Agreement, save for any changes which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents or any other changes approved by the Mandated Lead Arrangers (acting reasonably) and for these purposes the Original Lenders agree that any changes made to the approved Tax Structure Memorandum received by the Mandated Lead Arrangers prior to the date of this Agreement in connection with any Holdco Financing will not be considered to be a material and adverse change to the Tax Structure Memorandum and shall be permitted for all other purposes under the provisions of the Finance Documents, provided that the terms of such Holdco Financing are not inconsistent with the Holdco Financing Major Terms.

5.	Financial Information

(a)	Original Financial Statements: the Original Financial Statements, provided that such Original Financial Statements shall not be required to be in a form and substance satisfactory to the Agent.

(b)	Base Case Model: the agreed base case model received by the Mandated Lead Arrangers prior to the date of this Agreement.

6.	Other

(a)	Approved List: a copy of the Approved List.

(b)

Funds Flow Statement: (only if a statement of sources and uses is not included in the Tax Structure Memorandum) a funds flow statement setting out the sources and uses for the Refinancing, provided that such funds flow statement shall not be required to be in a form and substance satisfactory to the Agent.

(c)

Fees: reasonable evidence that all fees then due and payable to the Finance Parties for their own account under the Fee Letter on or before the Closing Date in connection with the Facilities and the Finance Documents have been or will be paid on or prior to the Closing Date or as otherwise agreed between the Company and the Agent, provided that a reference to payment of such fees in a Utilisation Request, the Funds Flow Statement or the Tax Structure Memorandum shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Agent.

(d)	Process Agent: evidence that the process agent appointed in respect of a Finance Document for each Obligor and Topco has accepted its appointment as agent for service of process.

(e)

Group Structure Chart: (only if such group structure is not included in the Tax Structure Memorandum) a group structure chart (on the basis that the Closing Date has occurred), provided that such structure chart shall not be required to be in a form and substance satisfactory to the Agent.

(f)

KYC: completion of the Mandated Lead Arrangers’ reasonable “know your customer” checks on the Initial Investors specified in paragraph (a) of that definition, the Company and the Original Borrower which are required and which (in each case) have been notified to the Company not later than ten (10) Business Days prior to the date of this Agreement.

Part II

Conditions Precedent to be Delivered by an Additional Obligor

1.	Obligors

(a)

A copy of each of the documents listed in paragraph 1 (Obligors) of Part I (Conditions Precedent to the Closing Date) of this Schedule 2, as though references therein to the Original Obligors or Topco were references to such Additional Obligor; and

(b)	With respect to any Swiss Obligor, a copy of a resolution of a general meeting of its shareholders (or equivalent), approving the accession and the relevant Finance Documents to which it is a party.

2.	Finance Documents

A copy of the counterparts of each of the following documents duly executed by such Additional Obligor (or the Holding Company of such Additional Obligor, if applicable):

(a)	an Accession Deed; and

(b)	each Transaction Security Document required by the Overriding Principles in the Agreed Security Principles.

3.	Legal Opinions

The following legal opinions from counsel to such Additional Obligor (or, if elected by the Company and customary in such Additional Obligor’s jurisdiction of incorporation, counsel to the Mandated Lead Arrangers and/or the Agent) addressed to the Original Lenders, the Agent (on its own behalf) and the Security Agent (on its own behalf):

(a)

a legal opinion in respect of the capacity of such Additional Obligor to enter into, and due execution by such Additional Obligor of, each Accession Deed and each Transaction Security Document to which it is a party; and

(b)	a legal opinion in respect of the enforceability of each Accession Deed and each Transaction Security Document to which it is party,

provided that in respect of an Additional Obligor incorporated in the same jurisdiction as an Original Obligor or any previous Additional Obligor, any such opinion shall be deemed to be in form and substance satisfactory to the Agent if delivered in substantially the same form as any equivalent opinion delivered under paragraph 3 (Legal Opinions) of Part I (Conditions Precedent to the Closing Date) of this Schedule 2 or any equivalent opinion previously delivered under this paragraph 3.

4.	Other

“Know your customer” and any other anti-money laundering documentation required, to the extent notified to the Agent by a Finance Party and notified by the Agent to the Company in each case at least ten (10) Business Days prior to the date the Accession Deed is signed or, if later, within ten (10) Business Days of the proposed accession of that Additional Obligor being notified to the Lenders.

SCHEDULE 3

Requests and Notices

Part I

Form of Utilisation Request – Loans

From: [Borrower] [Obligors’ Agent]

To: [•] as Agent

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is an Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility B][Original Revolving Facility] [Additional Facility][1]

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•][2]

3.

We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [and Clause 4.5 (Utilisations during the Certain Funds Period) / Clause 4.6 (Utilisations during an Agreed Certain Funds Period)] [and Clause 2.2 (Additional Facilities)][3] is or will be satisfied on the Utilisation Date.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

[1]	Select the Facility to be utilised and delete references to the other Facilities.
[2]

If the Interest Period selected is shorter than 1, 2, 3 or 6 Months, confirm whether the request for a shorter period is in accordance with, and for a purpose set out, paragraph (h) of Clause 15.1 (Selection of Interest Periods and Terms)

[3]	Include only if the Utilisation Request is in respect of a Loan under an Additional Facility.

Yours faithfully

authorised signatory for
[insert name of Obligors’ Agent or relevant Borrower][4]

[4]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

Part II

Form of Utilisation Request – Letters of Credit

From: [Borrower] [Obligors’ Agent]

To:      [•] as Agent

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued under a Revolving Facility by the Issuing Bank specified below (which has agreed to do so) on the following terms:

Borrower:	[•]

Issuing Bank:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Letter of Credit:	[•]

Amount:	[•] or, if less, the Available Facility in relation to the Revolving Facility

Term:	[•]

Facility	[Original Revolving Facility] / [Additional Revolving Facility]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The Letter of Credit should be delivered to [insert details/delivery method].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Obligors’ Agent or relevant Borrower][5]

[5]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

Part III

Form of Selection Notice

APPLICABLE TO A TERM LOAN

From: [Borrower] [Obligors’ Agent]

To:      [•] as Agent

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility B] [Additional Facility] Loan[s] with an Interest Period ending on [•][6].

3.	[We request that the above [Facility B] [Additional Facility] Loan[s] be divided into [•] [Facility B] [Additional Facility] Loan[s] with the following Base Currency Amounts and Interest Periods:][7]

or

[We request that the next Interest Period for the above [Facility B] [Additional Facility] Loan[s] is [•]]8.

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Obligors’ Agent or relevant Borrower][9]

[6]	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.
[7]	Use this option if division of Term Loans is requested.
[8]	Use this option if sub-division is not required.
[9]	Amend as appropriate. The Selection Notice can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

Part IV

Form of Debt Transfer Notice

From: [Obligors’ Agent]

To:      [•] as Agent

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is a Debt Transfer Notice. Terms defined in the Facilities Agreement have the same meaning in this Debt Transfer Notice unless given a different meaning in this Debt Transfer Notice.

2.	We give this Debt Transfer Notice in respect of the following Term Loan:

Current Borrower:	[•]

Facility:	[•]

Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•]

Debt Transfer Amount:	[•]

3.

[Pursuant to Clause 31.7 (Debt Transfer), we hereby notify you that with effect from the date of this Debt Transfer Notice, all of the Current Borrower’s rights and obligations as Borrower in respect of the Facility B Loan described above will be transferred and novated to [•] (the New Borrower) and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Facility B Loan.][10]

4.	[Pursuant to Clause 31.7 (Debt Transfer), we hereby notify you that with effect from the date of this Debt Transfer Notice:

(a)	the Facility B Loan described above will be divided into two Facility B Loans in accordance with paragraph (c) of Clause 15.3 (Consolidation and division of Term Loans);

(b)

all of the Current Borrower’s rights and obligations as Borrower in respect of the Transfer Loan created pursuant to paragraph (c)(i) of Clause 15.3 (Consolidation and division of Term Loans) will be transferred and novated to the New Borrower and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Transfer Loan; and

[10]	Include where Facility B Loan is transferred in full.

(c)	the Current Borrower shall continue as Borrower in respect of the Continuing Loan created pursuant to paragraph (c)(ii) of Clause 15.3 (Consolidation and division of Term Loans).][11]

Yours faithfully

authorised signatory for
[Obligors’ Agent]

This notice is accepted as a Debt Transfer Notice for the purposes of the Facilities Agreement by the Agent and the Security Agent.

[Agent]

By:

[Security Agent]

By:

[11]	Include where Facility B Loan is not transferred in full.

SCHEDULE 4

Form of Transfer Certificate

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender) [and [Affiliate or Branch] (the Designated Affiliate)]

To:	[•] as Agent and [•] as Security Agent

Dated:	[•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the Agreement) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.7 (Procedure for transfers) of the Facilities Agreement:

(a)

the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.7 (Procedure for transfers);

(b)	the proposed Transfer Date is [•]; and

(c)

the Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.6 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that it [is]/[is not] a member of the Group / Investor Affiliate.]

5.

For the purposes of clause 29.3(b)(ii)(A) [or 29.3(b)(ii)(B)] (Conditions of assignment or transfer), the New Lender confirms that it is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than Baa2 or BBB (as applicable) according to at least two of Moody’s, S&P or Fitch.

6.	The New Lender confirms for the benefit of the Agent and the Obligors’ Agent (without prejudice to the validity of this Transfer Certificate) that it is12:

[12]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

(a)	in respect of a UK Borrower:

(i)	[not a Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	[a UK Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(c)	in respect of an Other Borrower:

(i)	[not an Other Qualifying Lender;]

(ii)	[an Other Qualifying Lender (other than an Other Treaty Lender); or]

(iii)	[an Other Treaty Lender (on the assumption that all procedural formalities have been completed).][13]

7.

[The New Lender confirms that it holds a a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]14

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

[13]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.
[14]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]15

9.	[The New Lender confirms that it [is]/[is not][16] a Non-Acceptable L/C Lender.][17]

10.	[We refer to clause [21.2] (Change of Secured Creditors) of the Intercreditor Agreement:

(a)

in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement]; and

(b)

it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender [, the Designated Affiliate] and each other Lender.

11.

[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [•].]

12.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15]	Include if New Lender comes within paragraph (a)(ii) of the definition of UK Qualifying Lender in Clause 18.1 (Definitions)
[16]	Delete as applicable.
[17]	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE TO THE TRANSFER CERTIFICATE

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]

[EXISTING LENDER]	[New Lender]

By:	By:

[[Designated Affiliate]

By:

]

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

Form of Assignment Agreement

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender) [and [Affiliate or Branch] (the Designated Affiliate)]

To:	[•] as Agent and [•] as Security Agent

Dated:	[•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the Agreement) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.8 (Procedure for assignment) of the Facilities Agreement:

(a)

the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule;

(b)

the Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule; and

(c)	the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date [each of the Designated Affiliate and] the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5.

The Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.6 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender confirms that it [is]/[is not] a member of the Group / Investor Affiliate.]

8.

For the purposes of clause 29.3(b)(ii)(A) [or 29.3(b)(ii)(B)] (Conditions of assignment or transfer), the New Lender confirms that it is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than Baa2 or BBB (as applicable) according to at least two of Moody’s, S&P or Fitch.

9.	The New Lender confirms for the benefit of the Agent and the Obligors’ Agent that it is (without prejudice to the validity of this Assignment Agreement):

(a)	in respect of a UK Borrower:

(i)	[not a Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	[a UK Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(c)	in respect of an Other Borrower:

(i)	[not an Other Qualifying Lender;]

(ii)	[an Other Qualifying Lender (other than an Other Treaty Lender); or]

(iii)	[an Other Treaty Lender (on the assumption that all procedural formalities have been completed).]

10.

[The New Lender confirms that it holds a a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date, that it wishes that scheme to apply to the Facilities Agreement.][18]

[18]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

11.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][19]

12.	[The New Lender confirms that it [is]/[is not][20] a Non-Acceptable L/C Lender.][21]

13.	[We refer to clause [21.2] (Change of Secured Creditors) of the Intercreditor Agreement:

(a)

in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement; and

(b)

it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender[, the Designated Affiliate] and each other Lender.]

[19]	Include if New Lender comes within paragraph (a)(ii) of the definition of UK Qualifying Lender in Clause 18.1 (Definitions).
[20]	Delete as applicable.
[21]	Include only if the assignment includes the assignment of a Revolving Facility Commitment / a participation in the Revolving Facility.

14.

[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [•].]

15.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Obligors’ Agent (on behalf of each Obligor) of the assignment referred to in this Agreement.

16.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE TO THE ASSIGNMENT AGREEMENT

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY

ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

[[Designated Affiliate]

By:
]

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

Form Of Accession Deed

To: [•] as Agent and [•] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From: [Subsidiary] and [Obligors’ Agent]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 31.2 (Additional Borrowers)]/[Clause 31.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and registered number [•].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:                                  [•]

Electronic mail address:         [•]

Attention:                               [•]

4.

[Subsidiary] (for the purposes of this paragraph 4, the Additional Obligor) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the Relevant Documents.

5.	The Subsidiary makes the Repeating Representations to the Finance Parties on the date of this Accession Deed.

6.	[IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in paragraph 6.

(b)	In circumstances where the Security Agent is acting as agent for the Secured Parties, the Additional Obligor and the Security Agent agree that the Security Agent will:

(i)	execute, enforce, exercise any right under any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	collect all proceeds of that Security; and

(iii)

hold all obligations expressed to be undertaken by the Additional Obligor to pay amounts in respect of the Liabilities to the Security Agent as agent for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Additional Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as agent for the Secured Parties, for and on behalf of the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	In circumstances where the Security Agent is acting as trustee for the Secured Parties (as the case may be), the Additional Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][22]

(iii)

all obligations expressed to be undertaken by the Additional Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee (or agent) for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Additional Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee (or agent) for the Secured Parties, on trust or, in any jurisdiction where the trust would not be recognised, as agent (or as otherwise provided for in the Intercreditor Agreement) for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(d)

The Additional Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

[22]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

(e)

[In consideration of the Additional Obligor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Additional Obligor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement][23].]

7.	[Subsidiary] confirms it is a company incorporated in [•] and requests that each Lender considers its Qualifying Lender status in respect of [Subsidiary].

8.	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Clause 23 (Guarantees and Indemnity) is insufficient for the relevant Additional Obligor].

9.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 6 above only), signed on behalf of the Obligors’ Agent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED as a DEED by

[Subsidiary] acting by:

Director

in the presence of:

Witness:

Name:

Address:

Occupation:	][24]

[23]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra Group Lender to the Intercreditor Agreement.
[24]	Use for English Subsidiaries.

[[EXECUTED as a DEED by [Subsidiary] acting by its authorised signatory under the authority of the company, in accordance with the laws of its jurisdiction of incorporation:

Name:

Title:	][25]

The Obligors’ Agent

For and on behalf of
[Obligors’ Agent]

The Agent

By: [●]

The Security Agent

By: [●]

[25]	Use for non-English Subsidiaries.

SCHEDULE 7

Form of Resignation Letter

To: [•] as Agent and [•] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From: [Subsidiary] and [Obligors’ Agent]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to Clause 31.4 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents on [•] (the Proposed Release Date).

3.	We confirm that the proposed resignation is being effected in connection with [insert relevant paragraph (i) to (iv) of paragraph (b) of Clause 31.4 (Resignation of an Obligor)]:

(a)	no Event of Default is continuing on [insert applicable date in accordance with paragraph (c)(i) of Clause 31.4 (Resignation of an Obligor)]; [and

(b)	this request is given in relation to a Third Party Disposal of [resigning Obligor]][26]; [and]

(c)	[[•]27].

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[26]	Insert where resignation only permitted in case of a Third Party Disposal.
[27]	Insert any other conditions required by the Facilities Agreement.

The Obligors’ Agent

For and on behalf of
[Obligors’ Agent]

The Agent

By: [•]

The Security Agent

By: [•]

SCHEDULE 8

Forms of Compliance Certificate

Part I

Form of Quarterly Compliance Certificate

To: [•] as Agent

From: [Obligors’ Agent]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is a Quarterly Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

[We confirm that in respect of the Relevant Period ended on [•] (the Test Date) Consolidated Senior Secured Net Debt on the Test Date was [•] and Consolidated Pro Forma EBITDA for such Relevant Period was [•]. Therefore Consolidated Senior Secured Net Debt at such time was [•] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 26.2 (Financial Condition) of the Facilities Agreement [has/has not] been complied with.][28]

3.	We confirm that Consolidated Senior Secured Net Debt was [•] times Consolidated Pro Forma EBITDA for the Test Date, therefore:

(a)	the Facility B Margin should be [•]% per annum; and

(b)	the Original Revolving Facility Margin should be [•]% per annum.

4.	[Other information required (if any) as per the Facilities Agreement.]

For and on behalf of

[Obligors’ Agent]

[28]	Only required to be included if the financial covenant is tested on the Test Date.

Part II

Form of Annual Compliance Certificate

To: [•] as Agent

From: [Obligors’ Agent]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is an Annual Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

[We confirm that in respect of the Relevant Period ended on [•] (the Test Date) Consolidated Senior Secured Net Debt on the Test Date was [•] and Consolidated Pro Forma EBITDA for such Relevant Period was [•]. Therefore Consolidated Senior Secured Net Debt at such time was [•] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 26.2 (Financial Condition) of the Facilities Agreement [has/has not] been complied with.][29]

3.	We confirm that Consolidated Senior Secured Net Debt was [•] times Consolidated Pro Forma EBITDA for the Test Date, therefore:

(a)	the Facility B Margin should be [•]% per annum; and

(b)	the Original Revolving Facility Margin should be [•]% per annum.

4.	[We confirm that the amount of Closing Overfunding used was [•], for the purpose of [•] and the amount of the remaining Closing Overfunding is [•].]

5.

Excess Cash Flow for the Financial Year ending [•] was [•]. As the Senior Secured Net Leverage Ratio is [•], the Excess Cash Flow to be applied in prepayment pursuant to Clause 12.2 (Excess Cash Flow) of the Facilities Agreement will be [•]. Retained Excess Cash for the Financial Year ending [•] was [•].

6.

We confirm that as at the Relevant Period ended on [•], the EBITDA of the Guarantors was equal to [•]% of Consolidated EBITDA and therefore the Guarantor Coverage Test set out in paragraph (a) of Clause 27.7 (Guarantees and Security) [has/has not] been meet.

7.	[We confirm that no Event of Default is continuing.][30]

8.	[Other information required (if any) as per the Facilities Agreement.]

[29]	Only required to be included if the financial covenant is tested on the Test Date.
[30]	If this statement cannot be made, the certificate should identify any Margin Event of Default that is continuing and the steps, if any, being taken to remedy it.

For and on behalf of

[Obligors’ Agent]

SCHEDULE 9

Timetables

Part I

Loans

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent notifies the Obligors’ Agent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies):	N/A	N/A	N/A	U-4 (or U-2 for any Utilisation on the Closing Date)

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request) or a duly completed Selection Notice in accordance with Clause 15.1 (Selection of Interest Periods and Terms):

	U-2 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-2 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation):	U-2 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-2 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation):	U-2 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-2 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency):	Quotation Day 9.00 a.m. (London time)	Quotation Day 9.00 a.m. (London time)	U-1 12.30 p.m. (London time)	Quotation Day 9.00 a.m. (London time)
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency):	Quotation Day 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)	U-1 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)
Agent determines amount of the Loan in Optional Currency in accordance with Clause 35.10 (Change of currency):	—	U 11.00 a.m. (London time)	U 11.00 a.m. (London time)	U 11.00 a.m. (London time)

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
EURIBOR or LIBOR is fixed:	EURIBOR: Quotation Day as of 10:00 a.m. (London time)	LIBOR: Quotation Day as of 11.00 a.m. (London time)	LIBOR: Quotation Day as of 11.00 a.m. (London time)	LIBOR: Quotation Day as of 11.00 a.m. (London time)

“U”      = the Utilisation Date

“U-X” = X Business Days prior to the Utilisation Date

Part II

Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

Agent determines the Base Currency Amount of the Letter of Credit if required under paragraph (g) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (g) of Clause 6.5 (Issue of Letters of Credit)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)

Delivery of duly completed Renewal Request in accordance with Clause 6.6 (Renewal of a Letter of Credit)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

“U”      = the Utilisation Date, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”    = Business Days prior to the Utilisation Date

SCHEDULE 10

Form of Letter of Credit

To: [Beneficiary] (the Beneficiary)

Date [•]

Irrevocable Standby Letter of Credit no. [•]

At the request of [Borrower], [Issuing Bank] (the Issuing Bank) issues this irrevocable standby Letter of Credit (Letter of Credit) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London]26.

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [•].

Total L/C Amount means [•].

2.	Issuing Bank’s agreement

(a)

The Beneficiary may request a utilisation or utilisations under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [•] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

[26]	This may need to be amended depending on the currency of payment under the Letter of Credit.

(b)

Unless previously released under paragraph (a) above, on [•] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[•]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully
[Issuing Bank]

By:

SCHEDULE TO THE LETTER OF CREDIT

FORM OF DEMAND

To: [Issuing Bank]

Date: [•]

Dears Sirs

Standby Letter of Credit no. [•] issued in favour of [Beneficiary] (the Letter of Credit)

1.	We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

2.	We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

3.	Payment should be made to the following account:

Name:                   [•]

Account Number: [•]

Bank:                    [•]

4.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)

(Authorised Signatory)

For [Beneficiary]

SCHEDULE 11

Agreed Security Principles

1.	Agreed Security Principles

(a)

In this Schedule, any reference to “Acceleration Event”, “Acquired Indebtedness”, “Acquired Person or Asset”, “Agent”, “Debtor”, “Finance Document”, “Group”, “Material Subsidiary”, “Obligor”, “Refinancing Indebtedness”, “Secured Debt Document”, “Security Agent”, “Secured Parties”, “Secured Obligations”, “Topco Lender Acceleration Event” or “Topco Notes Acceleration Event” is a reference to that term as defined in the Intercreditor Agreement. Other capitalised terms (including “Closing Date”), shall have the meaning given to that term in this Agreement, or (as the context requires) in any other applicable Finance Document.

(b)

The guarantees and security to be provided under the Secured Debt Documents will be given in accordance with the security principles set out in this Schedule 11 (the Agreed Security Principles). This Schedule 11 identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided under any Secured Debt Document.

2.	Guarantees

Subject to the guarantee limitations set out in the Secured Debt Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Debtors under the Secured Debt Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3.	Secured Obligations

Security documents will secure:

(a)	in the case of an Obligor (subject to paragraph 4(d) below), the borrowing and guarantee obligations of that Obligor in respect of the applicable Secured Obligations; or

(b)	in the case of a Third Party Security Provider or Topco Independent Obligor, all liabilities of the Debtors in respect of the applicable Secured Obligations,

in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4.	Overriding Principle

(a)

The parties agree that the overriding intention is for security in respect of the Secured Debt Documents (other than the Topco Facility Finance Documents and the Topco Notes Finance Documents) only to be granted by:

(i)	Topco over shares owned by it in the capital of the Company;

(ii)	the Company over shares owned by it in the capital of the Original Borrower;

(iii)	the Original Borrower over any Structural Intercompany Receivables (under paragraph (b) of the definition thereof) owed to it by the Company or any Material Subsidiary (including Sportradar AG);

(iv)	the Original Borrower over its material bank accounts in its jurisdiction of incorporation (without control over use); and

(v)

Material Subsidiaries being guarantors, which are not incorporated in an Excluded Jurisdiction, over shares directly owned by them in other Material Subsidiaries being guarantors which are not incorporated in an Excluded Jurisdiction and (other than any Material Subsidiary incorporated in Italy) its material bank accounts in its jurisdiction of incorporation (without control over use), provided that (i) “fixed” security will be only required over material operating bank accounts located in the jurisdiction of incorporation of the relevant security provider (without control over use), shares or equivalent ownership interests or Structural Intercompany Receivable; and (ii) each Material Subsidiary incorporated in England & Wales or the United States of America (each a Relevant FC Entity) will also grant (in relation to a Material Subsidiary incorporated England & Wales) an English law floating charge and (in relation to a Material Subsidiary incorporated in the United States of America) a New York law all asset security document over its assets located in (in relation to a Material Subsidiary incorporated England & Wales) England & Wales and (in relation to a Material Subsidiary incorporated in the United States of America) its jurisdiction of incorporation (subject to customary exclusions and the terms of these Agreed Security Principles) provided that a floating charge shall not be required to be granted by a Relevant FC Entity or continue to subsist where to do so would be expected to have an adverse effect on the ability of the Relevant FC Entity to conduct its operations and business (as determined by such Relevant FC Entity in its sole discretion) and the Security Agent shall be required (and shall be pre-authorized) to issue an agreed form non-crystallization certificate solely at the request of the Relevant FC Entity subject only to a confirmation from the Relevant FC Entity certifying that no event of default has occurred and is continuing (paragraphs (i) to (v), the Overriding Principle) and that no other security shall be required to be given by any other person or in relation to any other asset.

(b)

Without prejudice to paragraph (a) above, no guarantees shall be required to be granted by and no security shall be required to be granted by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group (other than Sportradar AG).

(c)

For the avoidance of doubt, save as expressly provided in paragraph (a) above, no member of the Group shall be required to grant a floating charge (or any other floating security, howsoever described) over its assets located in any jurisdiction.

(d)

None of the Transaction Security granted by a Swiss Obligor pursuant to the Transaction Security Documents shall secure any obligations of an Obligor that is a direct or indirect subsidiary of such Swiss Obligor.

5.	Governing Law and Jurisdiction of Security

(a)

All security (other than share security and the Original Borrower Receivables SIA) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security.

(b)	Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary.

(c)

No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated save for the Original Borrower Receivables SIA.

6.	Excluded Jurisdictions

(a)

The guarantees and security to be provided in respect of the Facilities in accordance with the Agreed Security Principles are only to be given by Material Subsidiaries which are incorporated in Luxembourg, Switzerland, Italy, Jersey England & Wales, United States of America and any other jurisdiction in which a Borrower is incorporated and not in any other jurisdiction (each such other jurisdiction, an Excluded Jurisdiction).

(b)

No guarantees shall be required to be given by and no security shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

7.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Secured Debt Documents:

(a)

security will not be enforceable or crystallise until the occurrence of an Acceleration Event (excluding a Topco Notes Acceleration Event or a Topco Lender Acceleration Event unless such security constitutes Topco Shared Security or Topco Independent Transaction Security) (an Applicable Acceleration Event) which is continuing;

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of an Applicable Acceleration Event which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Secured Debt Documents, accordingly:

(i)

they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in the Finance Documents and are required for the creation or perfection of security; and

(ii)

notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the Finance Documents or where Required Creditor Consent (as defined in the Intercreditor Agreement) has been obtained and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such Chargor pursuant to this paragraph shall be for the account of such Chargor, in accordance with the costs and expenses provisions set out in the Intercreditor Agreement and such provision shall be included in each security document;

(d)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use)). For the avoidance of doubt, the above shall not prevent “control” security being granted pursuant to any Jersey law Transaction Security Documents;

(e)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually;

(f)

each security document must contain a clause which records that if there is a conflict between the security document and the Finance Documents or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of the Finance Documents or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document; and

(g)

(unless the Finance documents expressly provide for any specific asset or account (by reference to its purpose) to be subject to specific restrictions on use) there will be no “fixed” security over fixed assets, insurance policies, intellectual property, bank accounts, cash or receivables (other than structural intercompany receivables owed by the Company to Topco) or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Applicable Acceleration Event which is continuing.

8.	Structural Intercompany Receivables

(a)

Until an Applicable Acceleration Event has occurred and is continuing, Topco and each member of the Group will be free to deal with, amend, waive, repay or terminate its Structural Intercompany Receivables.

(b)	Until an Applicable Acceleration Event has occurred and is continuing, no lists of or other information in respect of Structural Intercompany Receivables will be required to be provided.

(c)	If required under local law, security over Structural Intercompany Receivables will be registered subject to the general principles set out in these Agreed Security Principles.

9.	Shares

(a)

Until an Applicable Acceleration Event has occurred and is continuing, the legal title of the shares and equity certificates subject to any security will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction).

(b)

Until an Applicable Acceleration Event has occurred and is continuing, any grantor of security over shares and/or equity certificates will be permitted to retain and to exercise all voting rights and powers in relation to any shares and equity certificates and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)

Where customary and applicable as a matter of law and following a request by the Security Agent, as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated shares, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent.

(d)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by its immediate Holding Company.

(e)	If required under local law, security over shares and equity certificates will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Bank Accounts

(a)

Until an Applicable Acceleration Event has occurred and is continuing, unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, any person will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts) until the occurrence of an Applicable Acceleration Event which is continuing.

(b)

Until an Applicable Acceleration Event has occurred and is continuing, unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, there will be no “fixed” security over bank accounts, cash or receivables and no obligation to hold, pay or sweep cash or receivables into a particular account.

(c)

Where “fixed” security is required in accordance with these Agreed Security Principles over any bank account, if required by local law to perfect that security and if possible without disrupting operation of the account, notice of that security will be served on the account bank in relation to applicable accounts within ten (10) Business Days of the creation of that security and the applicable grantor of that security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of that security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of that security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business, no notice of security will be served until the occurrence of an Applicable Acceleration Event which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favour of the Secured Parties has been given. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	No security will be required to be granted over any account:

(i)	in which securities or other non-cash assets are or become held or are to be held;

(ii)	which is or becomes subject to any cash pooling or similar arrangement;

(iii)	which is designated at any time or to be designated as a collections or similar account in respect of any factoring or receivables financing arrangement;

(iv)	which is designated at any time as a cash collateral or similar account in respect of any indebtedness; or

(v)	over which a Permitted Lien is or becomes granted or is to be granted, in connection with any indebtedness (other than Permitted Indebtedness under the Secured Debt Documents),

and if such security has been granted, such security will be released if such account later satisfies in the criteria in any of paragraphs (i) to (v) above.

(f)

Unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, no control agreements (or perfection by control or similar arrangements) shall be required with respect to any account.

(g)

If any bank account is required to be opened as a matter of local law in order to perfect any share security required to be granted in accordance with these Agreed Security Principles (i) such bank account shall not be required to be opened prior to the date falling 180 days after such share security is granted and (ii) the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall, promptly enter into any documentation requested by the applicable account bank in connection with such security.

(h)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(i)

If the consent of an account bank is required to grant security over a bank account, the Obligor shall use its commercially reasonable endeavours to attempt once to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent in the first instance, the Obligor shall not be required to change its banking arrangements or to replace its account bank.

11.	Controlled Foreign Corporations

Notwithstanding any term of any Secured Debt Document, no loan or other obligation of any member of the Group that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended (a US Person) under any Secured Debt Document may be, directly or indirectly:

(a)

guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a member of the Group that is a “United States shareholder” (as defined in Section 951(b) of the Internal Revenue Code) (a CFC) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a FSHCO), or guaranteed by a subsidiary of a CFC or FSHCO;

(b)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(c)	secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or

(d)

guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to a member of the Group as reasonably determined by the Obligors’ Agent.

12.	Additional Principles

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation” (and in particular, guarantees and security shall not result in all or part of the Facilities being considered related debt for thin capitalisation purposes), “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (for a period of not more than ten (10) Business Days, but without incurring material cost and without adverse impact on relationships with third parties as determined by the Company in its sole discretion) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(b)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(c)

members of the Group will not be required to give guarantees or enter into security documents if they are (i) (other than Sportradar AG) not wholly owned by another member of the Group or (ii) if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours (for a period of not more than ten (10) Business Days, but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(d)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Obligors’ Agent and the Security Agent;

(e)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(f)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(g)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (for a period of not more than ten (10) Business Days, but without incurring material cost and without adverse impact on relationships with third parties) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Obligors’ Agent is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(h)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Applicable Acceleration Event which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (h);

(i)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(j)

no guarantee or security will be required to be given by or over any Acquired Person or Asset (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by the Finance Documents to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by the Finance Documents shall be required to become a guarantor or grant security with respect to any Secured Debt Document if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Indebtedness and/or to the extent constituting a Permitted Lien unless specifically required by a Finance Document to the contrary;

(k)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(l)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(m)

to the extent legally effective, all security will be given in favour of the Security Agent and not the Secured Parties individually (with the Security Agent to hold one set of security documents for all the Secured Parties), “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents);

(n)

no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment, transfer, sub-participation, sub-contract or other transfer of rights, benefits, liabilities and/or obligations by a Secured Party (and, unless explicitly agreed to the contrary in the Finance Documents, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment, transfer, sub-participation, sub-contract or other transfer of rights, benefits, liabilities and/or obligations by a Secured Party);

(o)

each security document shall be deemed not to restrict or condition any transaction not prohibited under the Finance Documents or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(p)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(q)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Secured Debt Documents prior to the occurrence of an Applicable Acceleration Event which is continuing;

(r)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(s)	other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group;

(t)

no security will be required to be granted over real estate, intellectual property, letter of credit rights, tort claims (or the equivalent in any jurisdiction), insurance policies, aircraft, ships and vessels, motor vehicles, governmental contracts or governmental or regulatory licences; and

(u)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties (or any agent or similar representative appointed by them at the relevant time), unless (i) required for such documents to become effective or admissible in evidence and (ii) an Applicable Acceleration Event is continuing.

13.	Voluntary Credit Support

(a)

If, in accordance with this Schedule 11, a person is not required to grant any guarantee or to grant security over an asset, the Obligors’ Agent may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (Voluntary Credit Support).

(b)

Each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by Obligors’ Agent to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Obligors’ Agent shall, in its sole discretion, elect.

14.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document, the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Obligors’ Agent) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

SCHEDULE 12

Form of Increase Confirmation

To:	[•] as Agent, [•] as Security Agent, [[•] as Issuing Bank][32] and [•] as the Obligors’ Agent, for and on behalf of each Obligor

From: [Increase Lender] (the Increase Lender)

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

1.	We refer to Clause 2.3 (Increase) of the Facilities Agreement.

2.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Facilities Agreement.

3.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [•].

4.	On the Increase Date, the Increase Lender becomes party to:

(a)	the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	the Intercreditor Agreement as a Senior Lender.

5.	The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

6.	The Increase Lender confirms for the benefit of the Agent and the Obligors’ Agent that it that is33:

(a)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

[32]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.
[33]	Delete as applicable. Each Increase Lender is required to confirm which of these categories it falls within.

(ii)	[a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender);]

(iii)	[a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(b)	in respect of an Other Borrower:

(i)	[not an Other Qualifying Lender;]

(ii)	[an Other Qualifying Lender (other than an Other Treaty Lender); or]

(iii)	[an Other Treaty Lender (on the assumption that all procedural formalities have been completed).]

7.

[The Increase Lender confirms that it holds a a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]34

8.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]35

[34]	Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.
[35]	Include if the Increase Lender comes within paragraph (a)(ii) of the definition of UK Qualifying Lender in Clause 18.1 (Definitions).

9.	[The Increase Lender confirms that it [is]/ [is not][36] a Non-Acceptable L/C Lender.][37]

10.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Increase).

11.	The Increase Lender confirms that it is not a member of the Group / Investor Affiliate.

12.

We refer to clause [21.2] (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

15.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE TO THE INCREASE CONFIRMATION

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS

TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[Increase Lender]

By:_________________________________

[36]	Delete as applicable.
[37]	Only if the Increase Confirmation involves the assumption of Revolving Facility Commitments.

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]38, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [•].

[Agent] By:_________________________________
[Security Agent] By:_________________________________
[[Issuing Bank] By:_________________________________][39]

[38]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.
[39]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.

SCHEDULE 13

Forms of Notifiable Debt Purchase Transaction Notice

Part I

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To: [•] as Agent

From: [The Lender]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

We refer to paragraph (i) of Clause 30 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

1.	We have entered into a Notifiable Debt Purchase Transaction.

2.	The Notifiable Debt Purchase Transaction referred to in paragraph 1 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Original Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:_________________________________

Part II

Form of Notice on Termination of Notifiable Debt Purchase Transaction

To: [•] as Agent

From: [The Lender]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to paragraph (j) of Clause 30 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/ [ceased to be with a member of the Group / Investor Affiliate].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Original Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:_________________________________

The Obligors’ Agent

authorised signatory for

[Obligors’ Agent]

SCHEDULE 14

Forms of Additional Facility Notifications

Part I

Form of Additional Facility Lender Accession Notice

To: [•] as Agent and [•] as Security Agent

From: [New Additional Facility Lender]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)

1.

We refer to the Facilities Agreement. This is an Additional Facility Lender Accession Notice for the purpose of the Facilities Agreement and a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Lender Accession Notice unless given a different meaning in this Additional Facility Lender Accession Notice.

2.

[Name of Additional Facility Lender] (the New Additional Facility Lender) of [address/registered office] agrees to become an Additional Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Additional Facility].

3.

On the date the Additional Facility referred to above becomes effective in accordance with Clause 2.2 (Additional Facilities) of the Facilities Agreement (the Effective Date), the New Additional Facility Lender shall become:

(a)	party to the Facilities Agreement as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined therein).

4.

In consideration of the New Additional Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Additional Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5.

The New Additional Facility Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Additional Facility Lender Accession Notice (the Schedule) in accordance with the terms of the Facilities Agreement.

6.	The administrative details of the New Additional Facility Lender for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[•]

Electronic mail address:	[•]

Attention:	[•]

[insert any other relevant details (if any)]

7.	The New Additional Facility Lender confirms for the benefit of the Agent and the Obligors’ Agent that it is:

(a)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed);] and

(b)	in respect of an Other Borrower:

(i)	[not an Other Qualifying Lender;]

(ii)	[an Other Qualifying Lender (other than an Other Treaty Lender); or]

(iii)	[an Other Treaty Lender (on the assumption that all procedural formalities have been completed).]

8.

[The New Additional Facility Lender confirms that it holds a a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]40

9.	[The New Additional Facility Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

[40]	Include if the New Additional Facility Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]41

10.	[The New Additional Facility Lender confirms that it [is]/ [is not][42] a Non-Acceptable L/C Lender.][43]

11.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

12.

This Additional Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Additional Facility Lender Accession Notice and is governed by English law.

[41]	Include if New Additional Facility Lender comes within paragraph (a)(ii) of the definition of UK Qualifying Lender in Clause 18.1 (Definitions).
[42]	Delete as applicable.
[43]	Include only if the Additional Facility Lender Accession Notice relates to an Additional Revolving Facility.

THE SCHEDULE TO THE ADDITIONAL FACILITY LENDER ACCESSION NOTICE

COMMITMENT TO BE ASSUMED

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[New Additional Facility Lender]

By:

This Additional Facility Lender Accession Notice is accepted by the Agent and the Security Agent and the accession Effective Date is confirmed by the Agent as [•].

[Agent]

By:

[Security Agent]

By:

Part II

Form of Additional Facility Notice

To: [•] as Agent

From:    [The Obligors’ Agent], [Borrower] and [Additional Facility Lenders]

Dated: [•]

Dear Sirs

[•] – €[•] Senior Facilities Agreement dated [•] (as amended) (the Facilities Agreement)We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an Additional Facility. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

1.	We wish to establish an Additional Facility on the following terms:

Borrower(s):	[•]

Guarantor(s):	[•]

Additional Facility Lenders (and allocated commitments):	[•]

Aggregate amount of the commitments of the Additional Facility / Additional Facility Commitment:	[•]

Base Currency:	[•]

Other available/Optional Currencies (if any, as applicable):	[•]

Interest rate and basis (if applicable) including Margin or margin ratchet:	[•]

Additional Facility Commencement Date:	[•]

Availability Period:	[•]

Termination Date:	[•]

Amortisation schedule (if any):	[•]

Mandatory prepayment provisions (if any):	[•]

Summary of security:	[•]

Application of paragraph (a)(iii) of Clause 27.13 (Qualifying Listing / Ratings Trigger)	[Yes] / [No]

[Other:	[●]][44]

Yours faithfully

For and on behalf of [•] as the Obligors’ Agent

For and on behalf of [•] as Borrower

For and on behalf of [•] as Additional Facility Lender

[44]	Include any other applicable information requests or directions applicable to the Additional Facility or required by Clause 2.2 (Additional Facilities).

SCHEDULE 15

Information Undertakings

The capitalized words and expressions in this Schedule 15 shall have the meaning ascribed to them in Schedule 18 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 18 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement.

1.	Following the Closing Date, the Company will deliver (or will procure that the relevant Obligor or Reporting Entity delivers) to the Agent for distribution to the Lenders the following:

(a)

within (x) one hundred and fifty (150) days after the end of the Relevant Reporting Financial Year; and (y) and within one hundred and twenty (120) days after the end of each Other Reporting Financial Year, the audited consolidated financial statements of, at the sole discretion of the Company, one of the Reporting Entities for that Financial Year (the Annual Financial Statements); and

(b)

within (x) ninety (90) days after the end of the Relevant Reporting Financial Quarter; and (y) sixty (60) days after the end of any Other Reporting Financial Quarter, the consolidated management accounts for, at the sole discretion of the Company, one of the Reporting Entities for that Financial Quarter which, for the avoidance of doubt, may take the form of cumulative management accounts for the Financial Year to date (the Quarterly Financial Statements) provided that the first set of Quarterly Financial Statements required to be delivered shall be those relating to the Relevant Reporting Financial Quarter.

2.

All financial statement information (excluding, for the avoidance of doubt, the calculations made under any incurrence or maintenance covenant, which shall be prepared in accordance with the terms of this Agreement) shall be prepared in accordance with IFRS as in effect, including, to the extent adopted at such time, the application of IFRS 15 (Revenue from Contracts with Customers) and IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under GAAP) on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided that the reports set forth in Section 1 above:

(a)	may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods,

(b)	will not be required to include separate financial statements for any Subsidiaries of the Company; and

(c)	will not be required to contain any reconciliation to GAAP.

3.

At any time any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken as a whole, constitute a Significant Subsidiary of the Company, then the Annual Financial Statement and Quarterly Financial Statements shall include a reasonably detailed presentation, either on the face of the statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

4.	All reports provided pursuant to this Schedule 15 shall be in English, or with a certified English translation.

5.

Subject to compliance with Section 6 below, in the event that, and for so long as, the equity securities of the Company or any Parent Entity or IPO Entity are listed on the Main Market of the London Stock Exchange or one or more of the equivalent regulated markets of Euronext, the Frankfurt Stock Exchange, the Stockholm Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange, the Swiss Stock Exchange or the New York Stock Exchange (each a Regulated Market) and the Company or such Parent Entity or IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on a Regulated Market, for so long as it elects, the Company will make available to the Agent such annual reports, information, documents and other reports that the Company, such Parent Entity or such IPO Entity is, or would be, required to file with the applicable Regulated Market pursuant to such admission and disclosure standards. Upon complying with the foregoing requirements, and provided that such requirements require the Company, any Parent Entity or IPO Entity to prepare and file annual reports, information, documents and other reports with the applicable Regulated Market, the Company will be deemed to have complied with the provisions contained in the preceding Sections.

6.

The Company may comply with any requirement to provide reports or financial statements under this Schedule 15 by providing any report or financial statements of a direct or indirect Parent Entity or Sportradar AG so long as such reports (if an annual, half yearly, quarterly or monthly report):

(a)

meet the requirements (including as to content and time of delivery) of this Schedule 15 as if references to the Company therein were references to such Parent Entity or Sportradar AG (as applicable); and

(b)	are accompanied by condensed consolidated financial information together with separate columns for:

(i)	such Parent Entity or Sportradar AG (as applicable);

(ii)	the Company and the Restricted Subsidiaries on a combined basis;

(iii)	any other Subsidiaries of any applicable Parent Entity that are not the Company or Subsidiaries of the Company on a combined basis;

(iv)	consolidating adjustments; and

(v)	the total consolidated amounts,

which shall not be required to be audited, such information at paragraphs (i) to (v) above, together being a Deconsolidation Statement), and upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in the preceding Sections.

7.	Notwithstanding anything to the contrary in this Agreement:

(a)

if consolidated financial statements and/or management accounts cannot be provided due to the lack of appropriate financial systems and/or the accounting principles applied by members of the Group are not consistent, aggregated financial statements and/or management accounts may be provided (and appropriate adjustments made for any intra-Group transactions);

(b)

in the event any member of the Group makes an acquisition of any person after the Closing Date (each such person, together with its Restricted Subsidiaries, being an Acquired Entity), for accounting periods any part of which fall on or prior to the first anniversary of the date of completion of such acquisition:

(i)

to the extent management accounts and/or financial statements are required to be delivered in relation to any such accounting period, separate management accounts or, as the case may be, financial statements may be delivered in respect of the Acquired Entity for that period (and in the event separate accounts or statements are delivered pursuant to this paragraph (b), any representation, statement or requirement in this Agreement referring to management accounts and/or financial statements of, or the consolidated financial position of, the Reporting Entity Group or the Group (or similar language) shall be construed as to be a reference to the Reporting Entity Group or the Group (as applicable) excluding the Acquired Entity);

(ii)

any management accounts and financial statements delivered pursuant to paragraph (b) above may be in a form as customarily prepared by the Acquired Entity prior to the date of completion of such acquisition (and management accounts and financial statements delivered in such form shall satisfy the requirements of this Agreement); and

(iii)

for the purpose of calculating any financial ratio under this Agreement any management accounts and financial statements delivered pursuant to paragraph (b) above may be aggregated with the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the relevant period (and appropriate adjustments made for any intra-Group transactions); and

(c)

in the event that any period specified in this Schedule 15 for the Reporting Entity Group or the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

8.

Notwithstanding anything in this Agreement to the contrary, any failure to comply with this covenant shall be automatically cured when the Company or any direct or indirect Parent Entity of the Company, as the case may be, makes available all required reports to the Agent.

SCHEDULE 16

General Undertakings

The capitalized words and expressions in this Schedule 16 shall have the meaning ascribed to them in Schedule 18 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 18 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement. The undertakings contained in this Schedule 16 shall be varied in accordance with the other provisions of this Agreement.

1.	Limitation on Indebtedness

(a)

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue Preferred Stock, provided that the Company and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) and the Company may issue Disqualified Stock and any of the Restricted Subsidiaries may issue Preferred Stock, if on such date of determination and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00:1.00.

(b)	Paragraph (a) above will not prohibit the Incurrence of the following Indebtedness (collectively, Permitted Debt):

(i)

the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness under any Credit Facility (and the issuance and creation of letters of credit, guarantees and bankers’ acceptances thereunder) in an aggregate principal amount at any time outstanding not to exceed the sum of:

(A)	the aggregate of:

(1)	€420 million; plus

(2)	an amount equal to the greater of (x) €110 million and (y) 136% of LTM EBITDA; plus

(B)	an amount equal to the greater of (x) €81 million and (y) 100.0% of LTM EBITDA; plus

(C)

the maximum amount of Senior Secured Indebtedness such that, on the date of determination, after giving pro forma effect to such Incurrence, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.00:1.00, (with any Indebtedness Incurred under paragraph (B) above on the date of determination of the Consolidated Senior Secured Net Leverage Ratio not being included in the calculation of Consolidated Senior Secured Net Leverage Ratio under this paragraph (C) on such date of determination but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); plus

(D)

the maximum amount of Indebtedness that is secured by a Permitted Collateral Lien and subject to the Intercreditor Agreement but is not Senior Secured Indebtedness (Junior Secured Indebtedness) such that, on the date of determination, after giving pro forma effect to such Incurrence, either:

(1)

the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.50:1.00 (with any Indebtedness Incurred under paragraph (B) above on the date of determination of the Consolidated Total Net Leverage Ratio not being included in the calculation of Consolidated Total Net Leverage Ratio under this paragraph (D) on such date of determination but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); or

(2)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00:1.00, plus

(E)

the maximum amount of Indebtedness that is not Senior Secured Indebtedness or Junior Secured Indebtedness, such that, on the date of determination, after giving pro forma effect to such Incurrence, either:

(1)

the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.50:1.00 (with any Indebtedness Incurred under paragraph (B) above on the date of determination of the Consolidated Total Net Leverage Ratio not being included in the calculation of Consolidated Total Net Leverage Ratio under this paragraph (E) on such date of determination but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); or

(2)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00:1.00,

provided that in each case any Indebtedness or unutilised commitments in respect of Indebtedness Incurred or deemed to be Incurred pursuant to this paragraph (i) may at any time without restriction, condition or use of other permission (A) be refinanced at any time if the principal amount of the Indebtedness Incurred in the refinancing does not exceed the greater of (I) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this paragraph (i) on the date of determination for such refinancing and (II) the aggregate principal amount of the Indebtedness or unutilised commitments in respect of Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred (including tender premiums), penalties, interest or hedging break costs, accrued and unpaid interest and any related stamp or other taxes, notarial, registration or similar fees and other fees, costs and expenses (including original issue discount, upfront fees, or similar fees in respect of the Indebtedness Incurred to effect such refinancing) Incurred or payable in connection with such refinancing); and (B) to the extent of any voluntary prepayment, buyback or cancellation of any facility relating thereto shall (without double counting) be permitted to be incurred at any later time up to such amount prepaid, bought back or cancelled;

(ii)

any (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary and (B) without limiting the covenant set out in Section 3 (Limitation on Liens) of this Schedule 16, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Agreement;

(iii)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary;

(iv)	Indebtedness represented by:

(A)	Indebtedness of the Group outstanding as of the Closing Date or Incurred under a facility committed and as in effect as of the Closing Date;

(B)	Refinancing Indebtedness Incurred in respect of any Indebtedness described in:

(1)	this paragraph (iv);

(2)	paragraph (v)(B) below; or

(3)	paragraph (a) above; and

(C)	other Indebtedness Incurred to finance Management Advances; or

(D)	“parallel debt” obligations under any Finance Document;

(v)

Indebtedness (x) of the Company, any Restricted Subsidiary or any Person that will be a Restricted Subsidiary or that will be merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, Incurred or issued to finance an acquisition

(including an acquisition of any assets), Investment, merger, amalgamation, consolidation, capital expenditure or other similar transaction or (y) of persons that are, or secured by any assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) Acquired Indebtedness; in an aggregate principal amount outstanding not to exceed:

(A)	the greater of (I) €20.5 million and (II) 25.0% of LTM EBITDA at the date of determination, when taken together with any Refinancing Indebtedness Incurred pursuant to this paragraph (v)(A); plus

(B)

unlimited additional Indebtedness to the extent that after giving effect to such acquisition, Investment, merger, amalgamation, consolidation, capital expenditure or other similar transaction and without giving effect to any Indebtedness Incurred or issued pursuant to paragraph (A) above on the date of determination, either:

(1)

(I) if such Indebtedness is not Senior Secured Indebtedness or Junior Secured Indebtedness, the Company would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to paragraphs (a) or (b)(i)(E) above, or (II) if such Indebtedness is Junior Secured Indebtedness, the Company would be permitted to Incur at least €1.00 of additional Junior Secured Indebtedness pursuant to paragraphs (a) or (b)(i)(D) above, or (III) if such Indebtedness is Senior Secured Indebtedness, the Company would be permitted to Incur at least €1.00 of additional Senior Secured Indebtedness pursuant to paragraph (b)(i)(C) above; or

(2)

(I) if such Indebtedness is not Senior Secured Indebtedness or Junior Secured Indebtedness, either the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower, or the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, or (II) if such Indebtedness is Junior Secured Indebtedness, either the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower, or the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher or, (III) if such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, Investment, merger, amalgamation, consolidation or capital expenditure or other similar transaction;

(vi)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by the Company);

(vii)	Indebtedness:

(A)

represented by Capitalized Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (vii)(A) and then outstanding, does not exceed the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof; or

(B)	arising out of Sale and Leaseback Transactions;

(viii)	Indebtedness in respect of:

(A)

workers’ compensation claims, old-age-part-time arrangements, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations or partial retirement obligations, vacation pay, health, disability or other employee benefits, customer guarantees performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice;

(B)

the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided that such Indebtedness is extinguished within thirty Business Days of Incurrence;

(C)

customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(D)

letters of credit, bankers’ acceptances, warehouse receipts, guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice;

(E)

the financing of insurance premiums, take-or-pay obligations contained in supply arrangements, any customary treasury and/or cash management services, depositary, cash management, credit card processing, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, the collection of checks and direct debits, cash pooling or netting or setting off arrangements. facilities or similar arrangements in the ordinary course of business or consistent with past practice;

(F)	Indebtedness representing:

(1)

deferred consideration or compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, the Company or any of its Subsidiaries in the ordinary course of business or consistent with past practice; or

(2)	deferred consideration or compensation or other similar arrangements in connection with any Investment or acquisition permitted hereby;

(G)

short-term borrowings of no longer than 30 Business Days owed to banks and other financial institutions Incurred in the ordinary course of business of the Company or any Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company or any Restricted Subsidiary; and

(H)	Settlement Indebtedness;

(ix)

Indebtedness arising from agreements providing for Guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(x)

Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (x) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date, and any Refinancing Indebtedness in respect thereof, provided that:

(A)

any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and the Restricted Subsidiaries Incur Indebtedness in reliance thereon; and

(B)

any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(xi)

Indebtedness of Restricted Subsidiaries that are not Guarantors and Guarantees by the Company or any Restricted Subsidiary of Indebtedness of joint ventures, in each case, which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xi) and then outstanding, will not in an aggregate amount exceed the greater of (x) €20.5 million and (y) 25.0% of LTM EBITDA at any time outstanding, when taken together with any Refinancing Indebtedness Incurred pursuant to this paragraph (xi) in respect thereof;

(xii)

Indebtedness consisting of promissory notes issued by the Company or any of the Restricted Subsidiaries to any future, present or former employee, director, officer, contractor or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, officer, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity or payment of a transaction bonus that is permitted by the covenant described in Section 2 (Limitation on Restricted Payments) below;

(xiii)

Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xiii) and then outstanding, will not exceed the greater of (x) €40.5 million and (y) 50.0% of LTM EBITDA, when taken together with any Refinancing Indebtedness Incurred pursuant to this paragraph (xiii) in respect thereof;

(xiv)	Indebtedness Incurred pursuant to factoring financings, securitizations, receivables financings or similar arrangements, in each case, that are either:

(A)

not recourse to the Company and the Restricted Subsidiaries other than a Securitization Subsidiary (except to the extent customary in the good faith determination of the Company for such type of arrangement and except for Standard Securitization Undertakings); or

(B)	not in excess of the greater of (x) €20.5 million and (y) 25.0% of LTM EBITDA at any time outstanding;

(xv)

any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a person extending credit to customers of the Company or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the person extending such credit;

(xvi)

Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that (A) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (B) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xvii)	Obligations in respect of Disqualified Stock of the Company in an amount not to exceed the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA outstanding at the time of Incurrence;

(xviii)	Indebtedness of the Company or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(xix)

any joint and several liability or any netting or set-off arrangements arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax, trade tax or value added tax purposes or similar purposes or any analogous arrangement; and

(xx)

Indebtedness consisting of local lines of credit, bilateral facilities, overdraft facilities or local working capital facilities in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xx) and then outstanding, will not exceed the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA.

(c)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 1:

(i)

subject to paragraph (iii) below, in the event that all or any portion of any item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include, in any manner that complies with this Section 1, the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in paragraph (a) above or one of the sub-paragraphs of paragraph (b) above, and Indebtedness permitted by this Section 1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 permitting such Indebtedness;

(ii)

with respect to paragraphs (b)(i)(A) (subject to paragraph (iii) below), (b)(v)(A), (b)(vii), (b)(xi), (b)(xiii), (b)(xiv), (b)(xvii) or (b)(xx) above, if at any time that the Company would be entitled to have Incurred any then outstanding item of Indebtedness pursuant to paragraphs (a), (b)(i)(C), (b)(i)(D) or (b)(i)(E) above, such item of Indebtedness shall (unless otherwise elected by the Company) be automatically reclassified into an item of Indebtedness Incurred pursuant to paragraphs (a), (b)(i)(C), (b)(i)(D) or (b)(i)(E) above, as applicable;

(iii)

all Indebtedness under Facility B Incurred as of the Closing Date shall be deemed to have been Incurred pursuant to paragraph (b)(i)(A)(1) above and the Company shall not be permitted to reclassify all or a portion of such Indebtedness;

(iv)

for purposes of determining compliance with this Section 1, with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to a “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to have been repaid periodically shall only be deemed for the purposes of this Section 1 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;

(v)

in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums (including tender premiums), penalties, interest or hedging break costs, accrued and unpaid interest, and any related stamp or other taxes, notarial, registration or similar fees and other costs, fees and expenses (including original issue discount, upfront fees or similar fees in respect of such Refinancing Indebtedness) Incurred or payable in connection with such refinancing;

(vi)

Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vii)

if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraphs (a) or (b) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(viii)

the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(ix)

in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to paragraph (cc) of the definition of “Permitted Liens,” the Incurrence or issuance thereof for all purposes under this Agreement, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio LTM EBITDA or the Consolidated Total Net Leverage Ratio, as applicable, or usage of any sub-paragraph of paragraph (b) above (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either at the Applicable Test Date or:

(A)

be determined (i) on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof (or, at the option of the Company, a portion thereof) has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock (in each case, pursuant to any letter, agreement or instrument, which may be conditional, including as to documentation) and/or (ii) on the date on which such facility or commitments become available (assuming that the full amount thereof (or, at the option of the Company, a portion thereof) has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, LTM EBITDA or the Consolidated Total Net Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 1 irrespective of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, LTM EBITDA or the Consolidated Total Net Leverage Ratio, as applicable, or other provision of this Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph (A) shall be (in each case, solely to the extent that such committed amount, when borrowed or reborrowed, would constitute Indebtedness) the Reserved Indebtedness Amount as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the LTM EBITDA or the Consolidated Total Net Leverage Ratio, as applicable, and, to the extent of any sub-paragraph of paragraph (b) above (if any), shall be deemed to be Incurred and outstanding under such sub-paragraphs); or

(B)	be determined on the date such amount is borrowed or utilised pursuant to any such facility or increased commitment,

and in each case, the Company may revoke such determination and/or make an alternate determination at any time and from time to time;

(x)

in the event that the Company or a Restricted Subsidiary (x) Incurs Indebtedness to finance an acquisition (including an acquisition of assets), Investment, transaction, merger, amalgamation, consolidation, capital expenditure or other or similar transaction or (y) assumes Indebtedness of persons that are, or secured by assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with, the Company or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) commits to an acquisition or transaction pursuant to which it may Incur Acquired Indebtedness, the date of determination of LTM EBITDA, the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall, at the option of the Company, be the Applicable Test Date or:

(A)

the date that a definitive agreement, put option or similar arrangement for such acquisition, transaction, merger, amalgamation or consolidation is entered into and the LTM EBITDA, Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, or the Consolidated Total Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition, merger or amalgamation and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of the LTM EBITDA, Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, and, for the avoidance of doubt:

(1)

if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition, merger or amalgamation or other transaction and any related transactions are permitted hereunder; and

(2)	such ratios shall not be tested at the time of consummation of such acquisition, transaction, merger, amalgamation or consolidation;

provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, put option or similar arrangement, (I) any such transaction shall be deemed to have occurred on the date the definitive agreement, put option or similar arrangement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Agreement after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (II) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition, merger, amalgamation or other transaction or the date such agreement is terminated or expires without consummation of such acquisition, merger, amalgamation or other transaction but any calculation of LTM EBITDA or Consolidated EBITDA for purposes of other Incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated, unless such other Incurrence of Indebtedness or Liens is conditional or contingent on the occurrence of such acquisition, merger, amalgamation or other transaction; or

(B)	the date such Indebtedness is borrowed or assumed;

(xi)

notwithstanding anything in this Section 1 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on paragraph (a) or any sub-paragraph of paragraph (b) above measured by reference to a percentage of LTM EBITDA at the date of determination, if such refinancing would cause the percentage of LTM

EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance costs, indemnities, discounts, penalties, interest or hedging break costs, accrued and unpaid interest and any related stamp or other taxes, notarial, registration or similar fees and other costs, fees and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable and fees in connection with such refinancing;

(xii)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS;

(xiii)

if an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, Incurred or issued, any Lien is committed or Incurred or any other transaction is undertaken, in reliance on a ratio-based basket including Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, such ratio(s) shall be calculated without regard to the commitment or Incurrence of any Indebtedness to finance any Working Capital Cycle Indebtedness under any revolving facility or letter of credit facility or any other Credit Facility available to be redrawn (including under any Revolving Facility or Ancillary Facility); and

(xiv)

the amount of Indebtedness that may be Incurred pursuant to paragraph (a) or sub-paragraphs (b)(i)(C), (b)(i)(D), (b)(i)(E) and (other than in relation to any Acquired Debt) (b)(v)(B) of Section 1 (Limitation on Indebtedness) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (i) €32.5 million and (ii) an amount equal to 40% of LTM EBITDA at any time outstanding.

(d)

Accrual and/or capitalization of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares or Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section 1 and provided that the amount of any Refinancing Indebtedness in respect of any outstanding Indebtedness may (in the Company’s sole discretion) be increased by the amount of all such accrued and/or capitalised interest, accreted value, original issue discount and/or additional Indebtedness in respect of such Indebtedness and such increased amount will not be deemed to be Indebtedness for the purpose of calculating any basket, permission or threshold under which such Refinancing Indebtedness is permitted to be Incurred.

(e)

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 1 the Company shall be in default of this Section 1).

(f)

For purposes of determining compliance with any Euro-denominated restriction on the Incurrence of Indebtedness, the Euro equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was first committed or first Incurred (whichever yields the lower Euro equivalent), provided that for the purpose of the Incurrence of any other Indebtedness, the Company may elect to account for any such Indebtedness denominated in a foreign currency at the relevant currency exchange rate in effect on the determination date for the Incurrence of such other Indebtedness and provided further that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) penalties, interest or hedging break costs, accrued and unpaid interest and any related stamp or other taxes, notarial, registration or similar fees and other fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

(g)

Notwithstanding any other provision of this Section 1, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h)

Indebtedness permitted by this Section 1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitted such Indebtedness.

(i)

For the avoidance of doubt, indebtedness (excluding any Guarantee thereof) incurred pursuant to this Section 1 (or pursuant to any other permission to incur Indebtedness under this Agreement), may be Incurred by way of Controlled Debt which satisfies the applicable conditions (if any) set out in Clause 27.16 (Controlled Debt) (including, for the avoidance of doubt, any Additional Facility which satisfies the applicable conditions set out in Clause 2.2 (Additional Facilities)) of this Agreement.

2.	Limitation on Restricted Payments

(a)	The Company will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i)

declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:

(A)

dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding;

(B)

dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis); and

(C)

dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is Guaranteed by the Company or any Restricted Subsidiary or is otherwise considered Indebtedness of the Company or any Restricted Subsidiary, provided that:

(1)	any net proceeds from such Indebtedness are contributed to the equity of the Company or any Restricted Subsidiary in any form or otherwise received by the Company or any Restricted Subsidiary; and

(2)

any net proceeds described in paragraph (1) above shall be excluded for purposes of increasing the amount available for distribution pursuant to paragraph (a)(C)(III) below and shall not be Excluded Contributions); and

(3)

in the case that any net proceeds described in paragraph (1) above are contributed to or received by the Company or the Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness and any dividends or distributions payable to the relevant Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity;

(ii)

purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by persons other than the Company or a Restricted Subsidiary other than in exchange for Capital Stock of the Company (other than Disqualified Stock) or in exchange for options, warrants or other rights to purchase such Capital Stock of the Company;

(iii)

purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (I) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (II) any Indebtedness Incurred pursuant to paragraph (b)(iii) of Section 1 (Limitation on Indebtedness)); or

(iv)

make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v)	make any Restricted Investment,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (i) through (v) above are referred to herein as a Restricted Payment), if at the time the Applicable Test Date:

(A)	an Event of Default shall have occurred and be continuing;

(B)

the Company is not able to Incur an additional €1.00 of Indebtedness pursuant to (a) of Section 1 (Limitation on Indebtedness) above immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)

the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments made pursuant to paragraph (b)(x), but excluding all other Restricted Payments permitted by paragraph (b) below) would exceed the sum of (without duplication):

(1)

50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available provided that the amount taken into account pursuant to this paragraph (1) shall not be less than zero (0); plus

(2)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Subordinated Shareholder Funding or Capital Stock or as the result of a merger or consolidation with another person subsequent to the Closing Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or any Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary contributed to the Company or any Restricted Subsidiary for cancellation (other than contributions to any Restricted Subsidiary by any other Restricted Subsidary or the Company)) or that becomes part of the capital of the Company or any Restricted Subsidiary through consolidation or merger subsequent to the Closing Date (other than (I) Subordinated Shareholder Funding or Capital Stock sold to a Subsidiary of the Company, (II) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (III) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on (b)(vi) below and (IV) Excluded Contributions); plus

(3)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than (I) Subordinated Shareholder Funding or (II) Capital Stock sold to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange; plus

(4)

100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company or any Restricted Subsidiary by means of: (I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after the Closing Date; or (II) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from a person that is not a Restricted Subsidiary after the Closing Date (in each case, other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under paragraph (b)(xvii) below and will increase the amount available under the applicable paragraph of the definition of “Permitted Investment” or paragraph (b)(xvii) below, as the case may be); plus

(5)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under paragraph (b)(xvii) below and will increase the amount available under the applicable paragraph of the definition of “Permitted Investment” or paragraph (b)(xvii) below, as the case may be, plus

(6)	the greater of €20.5 million and 25.0% of LTM EBITDA,

provided that any portion of any Cure Amount required to cure any breach of the financial covenant contained in Clause 26.2 (Financial Condition) (as contemplated by paragraph (b) of Clause 28.2 (Financial Covenant)) shall not be taken into account in determining the amount available to make Restricted Payments under this paragraph (a).

(b)	The foregoing provisions will not prohibit any of the following (collectively, Permitted Payments):

(i)

the payment of any dividend or distribution, or any purchase, redemption, defeasance, repurchase other acquisition or retirement for value, completed within 60 days after the date of declaration or notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption or repayment notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)	any:

(A)

prepayment, purchase, repurchase, redemption, defeasance or other acquisition, discharge or retirement of Capital Stock (including any accrued and unpaid dividends thereon) (Treasury Capital Stock) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (Refunding Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company, provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from paragraph (a)(C) above; and

(B)

if immediately prior to the retirement of Treasury Capital Stock the declaration and payment of dividends thereon was permitted under paragraph (xiii) below, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)

any prepayment, purchase, exchange, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);

(iv)

any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);

(v)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(A)

from Net Available Cash to the extent permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below, but only if (and to the extent required) the Company shall have first complied with the terms described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below and repaid all participations in the Facility B Loans tendered pursuant to any offer to repay the participations in the Facility B Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(B)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of:

(1)	a Change of Control (or other similar event described therein as a “change of control”); or

(2)	an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”),

but only if (and to the extent required) the Company shall have first complied with the provisions of this Agreement governing mandatory prepayment on a Change of Control or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below, as applicable, prepaid all relevant amounts required to be prepaid pursuant to such mandatory prepayment provisions, or (as applicable) repaid all participations in the Facility B Loans tendered pursuant to the offer to repay the participations in the Facility B Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(C)	consisting of Acquired Indebtedness (other than Indebtedness Incurred:

(1)

to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary; or

(2)	otherwise in connection with or contemplation of such acquisition);

(vi)

a Restricted Payment to pay for the repurchase, redemption, prepayment, purchase, defeasance, cancellation, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) or Subordinated Shareholder Funding of the Company or any Parent Entity held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, officer, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, officer, contractor or consultant’s employment or directorship; provided that the aggregate Restricted Payments made under this paragraph (vi) do not exceed:

(A)

the greater of (x) €6.1 million and (y) 7.5% of LTM EBITDA in any fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year); or

(B)

subsequent to the consummation of an underwritten public Equity Offering of common stock of the Company or any Parent Entity, the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA in any fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year);

provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(1)

the cash proceeds from the issuance or sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded

Contribution), Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of paragraph (a)(C) above; plus

(2)	the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date,

and provided yet further that (x) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, officers, employees, contractors or consultants of the Company or any Restricted Subsidiary or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (y) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (x) and (y), will not be deemed to constitute a Restricted Payment for purposes of this Section 2 or any other provision of this Agreement;

(vii)	the declaration and payment of dividends:

(A)	on Disqualified Stock or Preferred Stock of any Restricted Subsidiary, Incurred in accordance with the terms of Section 1 (Limitation on Indebtedness);

(B)

to any Parent Entity, the proceeds of which will be used to fund the payment of dividends on Disqualified Stock or Preferred Stock issued by such Parent Entity, provided that the amount of dividends paid pursuant to this paragraph (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Disqualified Stock or Preferred Stock (and only to the extent such contributed cash is Not Otherwise Applied); or

(C)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to paragraph (ii) above;

(viii)

any (A) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or their respective

Related Persons) of the Company or any Restricted Subsidiary or any Parent Entity and (B) purchase, repurchase, redemption, defeasance or other acquisition or retirements of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith;

(ix)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes (including, for the avoidance of doubt, any Permitted Tax Distribution);

(B)

amounts constituting or to be used for purposes of making payments to the extent specified in paragraphs (b)(ii), (b)(iii), (b)(v), (b)(xi), (b)(xii), (b)(xiii) and (only in respect of the parenthetical thereto) (b)(xvii)(A) of Section 6 (Limitation on Affiliate Transactions) below; and

(C)

up to the greater of (x) €4 million and (y) 5.0% of LTM EBITDA per fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year);

(x)

the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the Capital Stock, common stock or common equity interests of the Company, any Parent Entity or any IPO Entity following a Public Offering of such Capital Stock, common stock or common equity interests; provided that the aggregate amount of all such dividends or distributions shall not exceed in any fiscal year the greater of:

(A)

6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or contributed to the capital of the Company by any Parent Entity in any form other than Indebtedness or Excluded Contributions; and

(B)	following an Initial Public Offering, an amount equal to:

(1)

where, after giving pro forma effect to such dividends, distributions, cash payments, loans or expense reimbursements, the Consolidated Total Net Leverage Ratio shall be equal to or less than 5.00:1.00, the greater of 7.0% of the Market Capitalization and 7.0% of the IPO Market Capitalization; or

(2)

where, after giving pro forma effect to such dividends, distributions, cash payments, loans or expense reimbursements, the Consolidated Total Net Leverage Ratio shall be greater than 5.00:1.00 but equal to or less than 5.50:1.00, the greater of 5.0% of the Market Capitalization and 5.0% of the IPO Market Capitalization;

(xi)

payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(xii)

Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate amount of Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this paragraph (xii);

(xiii)

the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Closing Date, provided that the amount of all dividends declared or paid to a person pursuant to this paragraph (xiii) shall not exceed the cash proceeds received by the Company or the aggregate amount contributed as Subordinated Shareholder Funding or in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock;

(xiv)

distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests and participation interests in, or other securities of, or Indebtedness (including convertible debt) owed to the Company or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or proceeds thereof;

(xv)

distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(xvi)

any Restricted Payment made in connection with the Transaction and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transaction (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(xvii)	so long as no Event of Default has occurred and is continuing and at the Applicable Test Date:

(A)	any Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of (x) €32.5 million and (y) 40.0% of LTM EBITDA at such time; and

(B)

any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, either:

(1)	the Consolidated Total Net Leverage Ratio shall be no greater than 4.00:1.00; or

(2)

in the case that the Consolidated Total Net Leverage Ratio exceeds 4.00:1.00, the Consolidated Total Net Leverage Ratio shall be no greater than 5.00:1.00 and not less than 50% of such Restricted Payment shall be directly or indirectly funded from the Available Amount (to the extent Not Otherwise Applied) at the time of such Restricted Payment (pro forma for the relevant use of the Available Amount); or

(3)

in the case that the Consolidated Total Net Leverage Ratio exceeds 5.00:1.00, 100% of such Restricted Payment shall be directly or indirectly funded from the Available Amount (to the extent Not Otherwise Applied) at the time of such Restricted Payment;

(xviii)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(xix)

the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of, or guaranteed by, the Company or any Guarantor in an aggregate amount outstanding at the time made not to exceed the greater of (x) €20.5 million and (y) 25.0% of LTM EBITDA at such time;

(xx)

payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Section 8 (Merger and Consolidation—Company) and Section 9 (Merger and Consolidation—Guarantors) below;

(xxi)	Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 2 if made by the Company, provided that:

(A)	such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(B)	such Parent Entity shall, promptly following the closing thereof, cause:

(1)	all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries; or

(2)

the merger or amalgamation of the person formed or acquired into the Company or one of the Restricted Subsidiaries (to the extent not prohibited by Section 8 (Merger and Consolidation—Company) and Section 9 (Merger and Consolidation—Guarantors) below) to consummate such Investment;

(C)

such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement;

(D)	any property received by the Company shall not increase amounts available for Restricted Payments pursuant to paragraphs (a)(C), (b)(ii) or (b)(vi) above or be deemed to be an Excluded Contribution;

(E)

such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to paragraph (xii) hereof) or pursuant to the definition of “Permitted Investments” (other than pursuant to paragraph (l) thereof);

(xxii)	any Restricted Payment made with Net Available Cash from any Asset Disposition and permitted pursuant to paragraph (a)(iii) of Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below; and

(xxiii)

any dividends, repayments of equity, reductions of capital, loans or any other distribution by the Company or any Restricted Subsidiary to any other company or Parent Entity that is a member of the same fiscal unity for corporate income tax, trade tax, value added tax, other taxes or similar purposes, profit and loss pooling, tax sharing or other similar arrangements including any payments under any such arrangement required to be made by any Parent Entity to cover Taxes on a consolidated basis on behalf of the Group.

(c)

For purposes of determining compliance with this Section 2, in the event that a Restricted Payment or Investment (or, in each case, portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in paragraph (b) above, and/or (ii) is permitted pursuant to paragraph (a) above and/or (iii) constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or, in each case, portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or, in each case, portion thereof) in any manner that complies with this Section 2, including in each case as an Investment pursuant to one or more of the paragraphs of the definition of “Permitted Investments” and may aggregate capacity in multiple paragraphs of the definition of “Permitted Payments” above, paragraph (a) above and/or in the definition of “Permitted Investments” in any manner that complies with this covenant.

(d)

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

(e)

Unrestricted Subsidiaries may use value transferred from the Company and the Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or the Restricted Subsidiaries.

(f)

Notwithstanding anything to the contrary in this Section 2, from the period commencing from (and including) the Closing Date to (and including) the date falling one (1) year thereof (the Restriction Period), the Company will not, and will not permit any of the Restricted Subsidiaries to make any Restricted Payment (in each case, other than any Non-Unrestricted Subsidiary Investment) under paragraph (a)(C), (b)(x), (b)(xvii) or (b)(xix) of this Section 2 or any Investment in any Unrestricted Subsidiary pursuant to paragraph (t), (u) or (v) of the definition of “Permitted Investment” from any Closing Date Unapplied Cash. This paragraph (f) shall cease to apply: (i) for all purposes under the Finance Documents immediately following the Restriction Period and (ii) at any time to any cash that does not fall within the definition of “Closing Date Unapplied Cash”.

3.	Limitation on Liens

(a)

The Company will not, and the Company will not permit any Restricted Subsidiary or Topco to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company and, in the case of Topco, only to the extent that such property or assets constitute Charged Property), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the Initial Lien), except:

(i)	in the case of any property or asset that does not constitute Charged Property:

(A)	subject to paragraph (B) below, Permitted Liens;

(B)

Liens on Material Intellectual Property pursuant to paragraphs (a), (f), (i), (l) (to the extent such Lien is Incurred in relation to financing an acquisition), (m), (s), (cc), (ee) or (rr)(iv) of the definition of Permitted Lien if obligations under this Agreement are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured; or

(C)

Liens on property or assets that are not Permitted Liens if obligations under this Agreement are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured; and

(ii)	in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.

(b)

Any Lien created in favour of the obligations under this Agreement pursuant to paragraph (a)(i)(B) or (a)(i)(C) above will, in each case, be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates and (ii) otherwise as set forth in this Agreement, Intercreditor Agreement and/or under the relevant Transaction Security Document.

(c)

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The Increased Amount of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a)

The Company will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii)	make any loans or advances to the Company or any Restricted Subsidiary; or

(iii)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)	The provisions of paragraph (a) above will not prohibit:

(i)	any encumbrance or restriction pursuant to:

(A)	any Credit Facility (including the Facilities and the Loan Guarantees);

(B)	the Intercreditor Agreement;

(C)	the Transaction Security Documents; or

(D)	any other agreement or instrument in effect at or entered into on the Closing Date;

(ii)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(iii)

any encumbrance or restriction pursuant to an agreement or instrument of a person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction)

and outstanding on such date provided that, for the purposes of this paragraph (iii), if another person is the Successor Company, any Subsidiary thereof or agreement or instrument of such person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such person becomes the Successor Company;

(iv)	any encumbrance, restriction or condition:

(A)

that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)

contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(C)

contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(D)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)

any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired;

(vi)

any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)	customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(viii)

encumbrances or restrictions arising or existing by reason of, or pursuant to, applicable law or any applicable rule, regulation, licensing requirement or order, or required by any regulatory authority or any governmental license, concessions, franchises or permits, including restrictions on encumbrances on cash or deposits (including assets in escrow accounts) paid on property;

(ix)

any encumbrance or restriction on cash or other deposits or net worth imposed by customers or suppliers, or as required by insurance, surety or bonding companies or indemnities, in each case, under agreements entered into in the ordinary course of business or consistent with past practice;

(x)	any encumbrance or restriction pursuant to Hedging Obligations;

(xi)

restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(xii)	any encumbrance or restriction arising pursuant to an agreement or instrument:

(A)

relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 1 (Limitation on Indebtedness) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders (taken as a whole) than:

(1)

the encumbrances and restrictions contained in this Agreement, together with the Transaction Security Documents associated therewith, and the Intercreditor Agreement, in each case, as in effect on the Closing Date; or

(2)

as is customary in comparable financings (as determined in good faith by the Company) and where, in the case of this paragraph (2), either (x) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments under this Agreement or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument; or

(B)	constituting an Additional Intercreditor Agreement;

(xiii)	any encumbrance or restriction existing by reason of any lien permitted under Section 3 (Limitation on Liens) above; or

(xiv)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness:

(A)	Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in paragraphs (i) to (xiii) above or this paragraph (xiv) (an Initial Agreement); or

(B)	contained in any amendment, supplement or other modification to an agreement referred to in paragraphs (i) to (xiii) above or this paragraph (xiv);

provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders (taken as a whole) than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

5.	Limitation on Sales of Assets and Subsidiary Stock

(a)	The Company will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(i)

the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)

in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalent Investments or Temporary Cash Investments, provided that this paragraph (ii) shall not apply to the first amount of consideration from such Asset Dispositions per fiscal year not to exceed the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(A)

to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase any Indebtedness of (i) a Restricted Subsidiary that is not a Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary), (ii) any Senior Secured Indebtedness or (iii) any other Indebtedness under any Credit Facility Incurred pursuant to (b)(i)(A) of Section 1 (Limitation on Indebtedness) of this Schedule 16 ranking pari passu with Facility B (or any Refinancing Indebtedness in respect thereof) or any Indebtedness secured by a Lien on property or assets of the Company or any Restricted Subsidiary and ranking pari passu with Facility B within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash, provided that:

(1)

in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (A), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(2)

to the extent the Company or any Restricted Subsidiary has elected to prepay, repay or purchase any amount of Senior Secured Indebtedness at a price not less than par and has extended such offer to the Facility B Lenders on at least a pro rata basis, to the extent the creditors in respect of such Senior Secured Indebtedness (including any Facility B Lenders) elect not to tender their Senior Secured Indebtedness for such prepayment, repayment or purchase, the Company will be deemed to have applied an amount of Net Available Cash equal to such amount not tendered under this paragraph (A), and such amount shall not increase the amount of Excess Proceeds; or

(B)

to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash, provided that a binding agreement or commitment shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an Acceptable Commitment); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds, provided that:

(1)

pending the final application of the amount of any such Net Available Cash in accordance with paragraphs (A) to (B) above, the Company and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Agreement;

(2)

the Company or any Restricted Subsidiary may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of execution of a definitive agreement for the relevant Asset Disposition or consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with paragraph (B) above with respect to such Asset Disposition; and

(3)

notwithstanding any term of this paragraph (iii), to the extent that (I) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this Section 5) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) or (II) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this covenant) could result in material adverse Tax consequences, as determined by the Company in its sole discretion, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this paragraph (iii).

(b)

The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in paragraph (a) above will be deemed to constitute Excess Proceeds under this Agreement, provided that, if at the date of any definitive agreement, put option or similar arrangement in respect of any Asset Disposition or (at the option of the Company) the date on which Net Available Cash from an Asset Disposition is received, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries is less than or equal to 4.75 to 1.00 only 50% of the Net Available Cash from such Asset Disposition shall be deemed to constitute Excess Proceeds and the remaining Net Available Cash may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Agreement.

(c)

On the 366th day (or such longer period permitted by paragraph (a) above) after the later of an Asset Disposition or the receipt of such Net Available Cash (or (1) such earlier date as the Company or any Restricted Subsidiaries may elect or (2) such later date as set forth in paragraph (a)(iii)(B) above), if the aggregate amount of Excess Proceeds under this Agreement exceeds the greater of (x) €20.5 million and (y) 25.0% of LTM EBITDA in a single transaction, the Company will within 10 Business Days be required to make an offer (Asset Disposition Offer) to each Lender under Facility B and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to, respectively:

(i)	prepay participations in outstanding Facility B Loans (and only to the extent any Facility B Loans are outstanding) held by any such Lender at par; and

(ii)

repay, prepay or purchase the maximum aggregate principal amount of such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the agreements governing the Pari Passu Indebtedness.

(d)

An Asset Disposition Offer, in so far as it relates to the Facility B Loans, will remain open for a period of not less than 10 Business Days following its commencement (the Asset Disposition Offer Period).

(e)

No later than 5 Business Days after the termination of an Asset Disposition Offer Period, the Company will repay (or procure the repayment of) the aggregate principal amount of participations in the Facility B Loans to be repaid and, to the extent it elects, Pari Passu Indebtedness required to be repaid, prepaid or purchased pursuant to paragraph (c) above (the Asset Disposition Offer Amount) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all participations in Facility B Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f)	Notwithstanding paragraph (e) above, the Company shall be permitted to:

(i)

delay the repayment of any participations in the Facility B Loans until the last day of the first Interest Period for the relevant Facility B Loan to be repaid ending at least 5 Business Days after the termination of the Asset Disposition Offer Period; and/or

(ii)	delay any repayment, prepayment or purchase of Pari Passu Indebtedness on a consistent or equivalent basis.

(g)

The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(h)

To the extent that the aggregate amount of Facility B Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by this Agreement.

(i)

If the aggregate principal amount of the Facility B Loans surrendered in any Asset Disposition Offer by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Facility B Loans and Pari Passu Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Facility B Loans and Pari Passu Indebtedness.

(j)

Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company or any Restricted Subsidiary may use such Net Available Cash for any purpose not prohibited by this Agreement.

(k)

To the extent that any portion of Net Available Cash payable in respect of any Facility B Loan is denominated in a currency other than Euro, the amount thereof payable in respect of such Facility B Loans shall not exceed the net amount of funds in Euro that is actually received by the Company upon converting such portion into Euro. For the avoidance of doubt there shall be no requirement to offer or apply any Excess Proceeds in prepayment of the Revolving Facility.

(l)	For the purposes of paragraph (a)(ii) above, the following will be deemed to be cash:

(i)

the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)

securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalent Investments within 180 days following the closing of such Asset Disposition;

(iii)

Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary;

(v)

any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant during the same fiscal year, not to exceed the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year);

(vi)	consideration consisting of Additional Assets; and

(vii)	any combination of the consideration specified in paragraphs (i) to (vi) above.

6.	Limitation on Affiliate Transactions

(a)

The Company will not, and will not permit any Restricted Subsidiary to enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (any such transaction or series of related transactions being an Affiliate Transaction) involving aggregate value in excess of the greater of (x) €8.1 million and (y) 10.0% of LTM EBITDA unless:

(i)

the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a person who is not such an Affiliate; and

(ii)

in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Company, provided that any Affiliate Transaction shall also be deemed to have satisfied the requirements set forth in this paragraph (a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b)	The provisions of paragraph (a) above will not apply to:

(i)	any Restricted Payment permitted to be made pursuant to the covenant described under Section 2 (Limitation on Restricted Payments) above or any Permitted Investment;

(ii)

any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, transaction bonuses or transaction-related securities repurchase plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;

(iii)	any Management Advances and any waiver or transaction with respect thereto;

(iv)	any:

(A)

transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries; and

(B)

merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalent Investments and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Agreement;

(v)

the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);

(vi)

the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders (taken as a whole) in any material respect;

(vii)

any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(viii)

transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)

any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity which would constitute an Affiliate Transaction solely:

(A)

because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in, or otherwise controls such Affiliate, Associate or similar entity; or

(B)

due to the fact that a director of such person is also a director of the Company or any direct or indirect Parent Entity of the Company (provided that such director abstains from voting as a director of the Company or such direct or indirect Parent Entity of the Company, as the case may be, on any matter involving such other Person);

(x)	any:

(A)

issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary; and

(B)

amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of Subordinated Shareholder Funding;

(xi)	any:

(A)

payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and expenses and indemnitees in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an Initial Public Offering), provided that any payments under this paragraph (A) shall not exceed an aggregate amount equal to the greater of (x) €4 million and (y) 5.0% of LTM EBITDA per fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year); and

(B)

customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital markets transactions, acquisitions or divestitures, which payments, agreements or arrangements providing for such payments are, in the case of each of paragraphs (A) and (B) above, approved by a majority of the Board of Directors of the Company in good faith;

(xii)	payment to any Permitted Holder of all out-of-pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(xiii)	the Transaction and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transaction or any Permitted Acquisition;

(xiv)

transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating either (x) that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or (y) that such transaction meets the requirements of paragraph (a)(i) above;

(xv)

the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this paragraph to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders (taken as a whole) in any material respect as determined in good faith by the Company;

(xvi)

any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(xvii)	any:

(A)

Investments by Affiliates in securities of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms; and

(B)

payments to Affiliates in respect of securities of the Company or any of the Restricted Subsidiaries contemplated in paragraph (A) above or that were acquired from Persons other than the Company and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xviii)

the execution, delivery and performance of payments by any Parent Entity, the Company and/or the Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and/or the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(xix)

payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(xx)

employment and severance arrangements between the Company or the Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with or as a result of the Transaction;

(xxi)

any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) above or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxii)

transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) below and pledges of Capital Stock of Unrestricted Subsidiaries;

(xxiii)

any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of the Company;

(xxiv)	intellectual property licenses in the ordinary course of business or consistent with past practice;

(xxv)

payments to or from, and transactions with, any joint venture, including for the avoidance of doubt, the entry into, and performance of obligations and related services under, any management services agreement or any licensing agreement with regards to any existing or future joint venture, in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);

(xxvi)

any participation in a public tender or exchange offer for securities or debt instruments issued by the Company or any of its Restricted Subsidiaries that provides for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer;

(xxvii)	the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(xxviii)	the entry into, and performance of obligations and related services under, any registration rights or other listing agreement and

(xxix)	any Permitted Tax Restructuring.

7.	Designation of Restricted and Unrestricted Subsidiaries

(a)	The Company may designate:

(i)	any Restricted Subsidiary to be an Unrestricted Subsidiary; and

(ii)	any Unrestricted Subsidiary to be a Restricted Subsidiary,

in each case, if that designation would not cause a Default.

(b)	If a Restricted Subsidiary is designated as an Unrestricted Subsidiary:

(i)

the aggregate fair market value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to the covenant described under Section 2 (Limitation on Restricted Payments) above or under one or more paragraphs of the definition of Permitted Payments or Permitted Investments, as determined by the Company;

(ii)	that designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary; and

(iii)

that designation must be evidenced to the Agent on the date of such designation by filing with the Agent an Officer’s Certificate certifying that such designation complies with paragraph (a) above and this paragraph (b) and was permitted by the covenant described under Section 2 (Limitation on Restricted Payments) above.

(c)

If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set out in paragraph (b) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under Section 1 (Limitation on Indebtedness), the Company will be in default of such covenant.

(d)	If an Unrestricted Subsidiary is designated as a Restricted Subsidiary, that designation:

(i)	will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary;

(ii)	will only be permitted if:

(A)

the Indebtedness described in paragraph (i) above is permitted under the covenant described under Section 1 (Limitation on Indebtedness) above (including pursuant to paragraph (b)(v) thereof, treating such designation as an acquisition for the purpose of such paragraph), calculated on a pro forma basis as if such designation had occurred at the Applicable Test Date; and

(B)	no Event of Default would be in existence immediately following such designation; and

(iii)	must be evidenced to the Agent on the date of such designation, by filing with the Agent an Officer’s Certificate certifying that such designation complies with this paragraph (d).

8.	Merger and Consolidation—Company

The Company will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(a)

the resulting, surviving or transferee person (the Successor Company) will be a person incorporated in or organized and existing under the same jurisdiction as a Facility B Borrower or any other jurisdiction permitted for an Additional Borrower under Facility B pursuant to paragraph (a)(i)(B) of Clause 31.2 (Additional Borrowers) and the Successor Company (if not the Company) will expressly assume, by way of Accession Deed, executed and delivered to the Agent, all the obligations of the Company under this Agreement and all obligations of the Company under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable;

(b)

immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

(c)	immediately after giving effect to such transaction, either:

(i)	the Company or the applicable Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to paragraph (a) of Section 1 (Limitation on Indebtedness); or

(ii)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction;

(d)

the Company or the Successor Company, as the case may be, shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such Accession Deed comply with this Agreement and an Opinion of Counsel to the effect that such Accession Deed is a legal and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact; and

(e)

the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the Company or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the Company cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).

9.	Merger and Consolidation—Guarantors

(a)	No Guarantor may:

(i)	consolidate with or merge with or into any Person, or

(ii)	sell, assign, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(iii)	permit any person to merge with or into such Guarantor,

unless:

(A)	either:

(1)	the other person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(2)

either (x) the Company or a Guarantor is the continuing person or (y) the resulting, surviving or transferee person expressly assumes all of the obligations of the Guarantor under this Agreement and all obligations of the Company under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable; or

(B)	either:

(1)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(2)

the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Agreement.

(b)	The provisions set forth in Section 8 (Merger and Consolidation—Company) above and this Section 9 shall not restrict (and shall not apply to):

(i)

any Restricted Subsidiary that is not the Company or a Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, a Guarantor or any other Restricted Subsidiary that is not the Company or a Guarantor;

(ii)	any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to the Company or another Guarantor;

(iii)

the Company or any Guarantor from transferring any assets comprising shares or other equity interests to a Third Party Security Provider (as defined in the Intercreditor Agreement) provided that to the extent that any Transaction Security was previously granted over such shares or other equity interests and that Transaction Security would not, in accordance with the applicable law, constitute a Lien over the shares following such transfer, the relevant Third Party Security Provider shall, subject to the Agreed Security Principles, grant Transaction Security over the shares or other equity interests transferred in accordance with this paragraph (iii) on substantially equivalent terms to any Transaction Security previously granted over such shares or other equity interests as soon as reasonably practicable following the transfer;

(iv)	any consolidation or merger of the Company into any Guarantor, provided that:

(A)	if the Company is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of the Company under the Facilities, this Agreement, the

Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents and paragraphs (a), (d) and (e) of Section 8 (Merger and Consolidation—Company) above shall apply to such transaction; and

(B)

to the extent that any Transaction Security previously granted over the shares in the capital of the relevant Guarantor would not, in accordance with the applicable law, constitute a Lien over the shares in the capital of the surviving entity, the direct Holding Company of the surviving entity shall, subject to the Agreed Security Principles, grant Transaction Security over the shares in the capital of the surviving entity on substantially equivalent terms to any Transaction Security granted over the shares in the capital of such predecessor Guarantor immediately prior to such merger or consolidation;

(v)

the Company or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, in the case of a consolidation, merger or combination of (A) the Company into or with an Affiliate that is not a Guarantor, paragraphs (a), (b), (d) and (e) of Section 8 (Merger and Consolidation—Company) above and (B) any Guarantor into or with an Affiliate, paragraph (iv) above, as the case may be, shall apply to such transaction; or

(vi)	any Permitted Transaction.

(c)	Section 8 (Merger and Consolidation—Company) above and this Section 9 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(d)

Nothing in Section 8 (Merger and Consolidation—Company) above and this Section 9 shall prohibit or restrict the Transaction, which shall be expressly permitted under Section 8 (Merger and Consolidation—Company) above and this Section 9.

10.	[Reserved].

11.	Additional Intercreditor Agreements

(a)	At the request of the Company, in connection with the Incurrence by the Company or any of its Restricted Subsidiaries of:

(i)	any Indebtedness secured on Charged Property or as otherwise required herein; and

(ii)	any Refinancing Indebtedness in respect of Indebtedness referred to in paragraph (i) above,

the Company, the relevant Restricted Subsidiaries, the Agent and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an Additional Intercreditor Agreement) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders (taken as a whole)), including substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests, provided that:

(A)

such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Agent or Security Agent under this Agreement, any Additional Intercreditor Agreement or the Intercreditor Agreement; and

(B)	if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.

(b)

At the direction of the Company and without the consent of Lenders, the Agent and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:

(i)	cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement;

(ii)

increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities);

(iii)	add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement;

(iv)	further secure the Facilities (including Additional Facilities);

(v)	make provision for equal and ratable pledges of the Charged Property to secure Additional Facilities;

(vi)	facilitate a Permitted Reorganization;

(vii)	implement any Permitted Collateral Liens;

(viii)	amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; or

(ix)

make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Facilities are secured by first-ranking Liens over the Charged Property.

(c)	The Company shall not otherwise direct the Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement, other than:

(i)	in accordance with paragraph (b) above; or

(ii)	with the consent of the requisite majority of Lenders except as otherwise permitted pursuant to Clause 41 (Amendments and Waivers),

and the Company may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d)

In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Agent (and Security Agent, if applicable) shall consent on behalf of the requisite majority of Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby, provided that such transaction would comply with the covenant described under Section 2 (Limitation on Restricted Payments) above.

(e)

Each Finance Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent to enter into any such Additional Intercreditor Agreement.

12.	Financial Calculations

(a)

When calculating the satisfaction of or availability under any basket or ratio under this Agreement (including those based on LTM EBITDA, Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Leverage Ratio, and/or Consolidated Total Net Leverage Ratio), in each case, in connection with any acquisition, disposition, merger, joint venture, Investment, Incurrence, Change of Control or other similar transaction where there is a time difference between commitment and closing or Incurrence (including in respect of Incurrence of Indebtedness, Restricted Payments, Change of Control and Permitted Investments), the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such acquisition, disposition, merger, joint venture, investment, Incurrence, Change of Control or similar transaction are entered into or the Applicable Test Date and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such acquisition, disposition, merger, joint venture, Investment, Incurrence, Change of Control or similar transaction and the other transactions to be entered into in connection therewith (including any Restricted Payment, Permitted Investment, Asset Disposition, Incurrence or repayment of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Relevant Testing Period for purposes of determining the ability to consummate any such transaction (and not for purposes of any subsequent availability of any basket or ratio).

(b)	For the avoidance of doubt:

(i)

if any of the baskets or ratios described in paragraph (a) above are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in LTM EBITDA, Consolidated EBITDA, Consolidated Total Net Indebtedness, Consolidated Total Secured Net Indebtedness, Senior Secured Indebtedness or cash and Cash Equivalents of the Company, any Restricted Subsidiary or any target company) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the transactions are permitted hereunder; and

(ii)

such baskets or ratios shall not be tested at the time of consummation of such transaction or related transactions, provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Restricted Payment, Permitted Investment, Asset Disposition, Change of Control or Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Agreement after the date of such agreement and before the consummation of such transactions.

13.	Suspension of Covenants on Achievement of Investment Grade Status

(a)

Following the first day that (x) Facility B has achieved Investment Grade Status and (y) no Event of Default has occurred and is continuing under the Finance Documents, then, beginning on that day and continuing until the Reversion Date, the Company and the Restricted Subsidiaries will not be subject to the following sections of this Schedule 16 (the Suspended Covenants):

(i)	Section 1 (Limitation on Indebtedness) above;

(ii)	Section 2 (Limitation on Restricted Payments) above;

(iii)	Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) above;

(iv)	Section 5 (Limitation on Sales of Assets and Subsidiary Stock) above;

(v)	Section 6 (Limitation on Affiliate Transactions) above; and

(vi)	provisions of paragraph (c)(i) of Section 8 (Merger and Consolidation—Company) above.

(b)

If at any time Facility B ceases to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the Reversion Date) and will be applicable pursuant to the terms of this Schedule 16 (including in connection with performing any calculation or assessment to determine compliance with the terms of this Schedule 16), unless and until Facility B subsequently attains Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that Facility B maintains an Investment Grade Status); provided that no Default, Event of Default or breach of any kind shall be deemed to exist under the Finance Documents with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to such Suspended Covenants for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the Suspension Period.

(c)

On the Reversion Date, all Indebtedness Incurred during the Suspension Period (other than any Indebtedness Incurred under Facility B or the Original Revolving Facility) will be deemed to have been outstanding on the Closing Date so that it is classified as permitted under paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) above.

(d)	On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to paragraph (k) of such definition.

(e)

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 2 (Limitation on Restricted Payments) above will be made as though the covenants described under Section 2 (Limitation on Restricted Payments) above had been in effect since the Closing Date and prior to, but not during, the Suspension Period and accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 2 (Limitation on Restricted Payments) above.

(f)	On the Reversion Date, the amount of Excess Proceeds shall be reset at zero.

(g)

Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under paragraph (b)(vi) of Section 6 (Limitation on Affiliate Transactions) above.

(h)

Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in paragraph (a) of Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) above that becomes effective during the Suspension Period will be deemed to have existed on the Closing Date, so that it is classified as permitted under paragraph (b)(i) of Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) above.

(i)

On and after each Reversion Date, the Company and the Restricted Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(j)	Any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date.

SCHEDULE 17

Events of Default

The capitalized words and expressions in this Schedule 17 shall have the meaning ascribed to them in Schedule 18 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 18 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

1.	Subject to Sections 2, 3, 4, 5 and 6 below, each of the following is an Event of Default under this Agreement:

(a)	default in any payment of interest on any amount payable under a Finance Document when due and payable, continued for thirty (30) days;

(b)

default in the payment of the principal amount of or premium, if any, on any amount payable under a Finance Document when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise continued for five (5) Business Days;

(c)

failure by the Company or any Guarantor to comply for sixty (60) days after written notice by the Agent with any agreement or obligation contained in the Finance Documents, other than those set out in Clause 26.2 (Financial Condition), Clause 28.2 (Financial Covenant) or paragraphs (a) or (b) above;

(d)

the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness other than, for the avoidance of doubt, (Indebtedness under any (I) Subordinated Shareholder Funding and (III) Ancillary Facilities to the extent that a Revolving Facility is available for drawing in order to refinance amounts outstanding under such Ancillary Facility) for money borrowed which is Incurred or Guaranteed by the Company or any Significant Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which:

(i)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a payment default); or

(ii)	results in the acceleration of such Indebtedness prior to its stated final maturity (an acceleration),

and, in each case, the aggregate principal outstanding amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been accelerated, is in excess of the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA;

(e)	any of the following occurs:

(i)

a final decree or order for relief in respect of the Company, Topco, a Borrower or a Significant Subsidiary (each a Material Entity) in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(ii)	a final decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(A)	adjudging that a Material Entity is bankrupt or insolvent;

(B)	other than on a solvent basis, seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of a Material Entity;

(C)

other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, assignee, trustee, sequestrator (or other similar official) thereof over part of the assets, with a market value in excess of the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA, of a Material Entity; or

(D)	other than on a solvent basis, ordering the winding up, dissolution or liquidation of the affairs of a Material Entity,

and any such decree, order or appointment continues to be in effect and unstayed for a period of sixty (60) consecutive days; or

(iii)	a Material Entity:

(A)	consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law;

(B)	consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(C)	consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(D)

other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, supervisor, assignee, trustee, sequestrator or similar official over part of its assets with a market value in excess of the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA;

(E)	other than on a solvent basis, makes an assignment or proposal for the benefit of its creditors generally; or

(F)	admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is sanctioned by a court and becomes final and unconditional; and

(f)

failure by the Company or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days (after receipt of notice from the Agent) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

2.

However, a Default under paragraph (c), (d) or (f) of Section 1 above will not constitute an Event of Default unless (i) the Agent has notified the Company of the Default and (ii) the Company has not cured such Default within 60 days after receipt of such notice provided that a notice of Default may not be given with respect to any action taken and reported to the Agent, more than two (2) years prior to such notice of Default.

3.

In the event of a declaration of acceleration of the Loans because an Event of Default described in paragraph (d) of Section 1 above has occurred and is continuing, the declaration of acceleration of the Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant paragraphs (d) of Section 1 above shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction.

4.

If a Default occurs for a failure to report or failure to deliver a required certificate in connection with another default (the Initial Default) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.

5.

Any Default or Event of Default for the failure to comply with the time periods prescribed in Clause 25 (Information Undertakings) or Schedule 15 (Information Undertakings) or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Agreement.

6.	Any time periods prescribed in this Agreement to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

SCHEDULE 18

Certain New York Law Defined Terms

If a capitalised word or expression is used, but not given a meaning, in this Schedule 18, it shall be given the meaning ascribed to it in Clause 1.1 (Definitions), or otherwise pursuant to the recitals in this Agreement.

Acquired Indebtedness means with respect to any Person, Indebtedness:

(a)

of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Subsidiary (other than an Unrestricted Subsidiary) of or merges or amalgamates with or into or consolidates or otherwise combines with such Person;

(b)

assumed in connection with the acquisition of assets from another Person, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary or such acquisition;

(c)

of a Person at the time such Person becomes a Subsidiary (other than an Unrestricted Subsidiary) of merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary; or

(d)	secured by a Lien encumbering any asset acquired by such Person,

provided that Acquired Indebtedness shall be deemed to have been Incurred, with respect to:

(i)

paragraph (a) above, on the date such other Person becomes a Subsidiary (other than an Unrestricted Subsidiary) of such Person or the date of the relevant merger, amalgamation, consolidation or other combination (as applicable);

(ii)	paragraph (b) above, on the date of consummation of such acquisition of assets;

(iii)

paragraph (c) above, on the date such Person becomes a Subsidiary (other than an Unrestricted Subsidiary) of the Company or any Restricted Subsidiary on the date of the relevant merger, consolidation or other combination (as applicable); and

(iv)	paragraph (d) above, on the date of consummation of such acquisition of assets,

or as otherwise determined in (at the option of the Company) accordance with Section 12 (Financial Calculations) of Schedule 16 (General Undertakings).

Additional Assets means:

(a)

any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful (including Investments in property or assets for potential future use) in a Similar Business (it being understood that capital expenditures on property or assets already used, or to be used, in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)

the Capital Stock of a person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(c)	Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary.

Affiliate of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Asset Disposition means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of the Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a disposition); or

(b)

the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions, in each case, other than:

(i)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(ii)	a disposition of cash or Cash Equivalent Investments Temporary Cash Investments or Investment Grade Securities;;

(iii)

a disposition of inventory, receivables, trading stock, equipment or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(iv)

a disposition of obsolete, worn-out, uneconomic, damaged, retired or surplus property, equipment, facilities or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(v)

transactions permitted under Section 8 (Merger and Consolidation—Company) or Section 9 (Merger and Consolidation—Guarantors) of Schedule 16 (General Undertakings) or a transaction that constitutes a Change of Control;

(vi)

a disposition, issuance, sale or transfer of Capital Stock (A) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, or as part of or pursuant to an equity-based, equity-linked, profit sharing or performance based, incentive or compensation plan approved by the Board of Directors of the Company or (B) relating to directors’ qualifying shares and shares issued to individuals as required by applicable law;

(vii)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of (x) €12.25 million and (y) 15.0% of LTM EBITDA;

(viii)

any Restricted Payment that is permitted to be made, and is made, under the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of paragraph (a)(iii) of Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings), asset dispositions, sales or transfers (or portions thereof), to the extent that the proceeds of which are used within 365 days of receipt of such proceeds to make such Restricted Payments or Permitted Investments;

(ix)	dispositions in connection with Permitted Liens;

(x)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Company or a Restricted Subsidiary upon the foreclosure of a Lien granted in favour of the Company or any Restricted Subsidiary;

(xi)

conveyances, sales, transfers, licenses or sublicenses, lease or assignment or other dispositions of intellectual property rights, software or other general intangibles and licenses, sub-licenses, leases or subleases of other tangible and non-tangible property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license or other right in the intellectual property or software that result from such agreement;

(xii)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with past practice;

(xiii)	foreclosure, condemnation, forced dispositions, taking by eminent domain or any similar action with respect to any property or other assets;

(xiv)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes, including pursuant to any factoring arrangements) of accounts receivable or other loans or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xv)

any issuance, sale or transfer of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(xvi)

any disposition, issuance, sale or transfer of a Restricted Subsidiary (or Capital Stock thereof) pursuant to an agreement or other obligation with or to a person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvii)	dispositions of property to the extent:

(A)	that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(B)	that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased); or

(C)

allowable under Section 1031 of the Internal Revenue Code (or any similar provision under applicable tax law) and constituting any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xviii)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(xix)

any disposition pursuant to a financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Agreement;

(xx)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xxi)

any surrender or waiver of contractual rights or the settlement, release, recovery, surrender or waiver of contractual, tort, litigation or other claims of any kind (including any disposition of a loan in connection with a capitalisation, forgiveness, waiver, release or other discharge of that loan);

(xxii)	the unwinding or termination of any Cash Management Services or Hedging Obligations;

(xxiii)

any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person;

(xxiv)

dispositions of non-core assets (as determined by the Company in its good faith judgment) in connection with an acquisition, provided that the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition and the consideration received by the Company or any Restricted Subsidiary from such disposition is not less than the fair market value of such disposition (or, if lower, the consideration paid by the Company or any Restricted Subsidiary for such non-core asset);

(xxv)

any disposition with respect to assets built, owned or otherwise acquired by the Company or any Restricted Subsidiary (together with any related rights and assets) pursuant to customary sale and leaseback transactions, asset securitisations and other similar financings permitted by this Agreement;

(xxvi)	any disposition pursuant to (including a disposition which forms part of or results from) a Permitted Reorganisation;

(xxvii)	[Reserved];

(xxviii)	any disposition of an interest in a derivative transaction;

(xxix)	any disposition of any asset made in order to comply with an order of any agency of state, authority or other regulatory body or any applicable law or regulation;

(xxx)	[Reserved];

(xxxi)	any exchange of like property for use in a Similar Business; and

(xxxii)

any disposition of assets (being a disposition otherwise permitted under any of paragraphs (i) to (xxxi) above to be made to persons which are not members of the Group) to a special purpose vehicle and the subsequent disposal of that special purpose vehicle where the assets transferred to the special purpose vehicle are the only material assets thereof, in each case provided that in the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings).

Associate means (i) any person engaged in a Similar Business of which the Company or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

Available Amount means at any time, an amount equal to, without duplication, the sum of:

(a)	Retained Cash; plus

(b)	the amount of any Equity Contribution made after the Closing Date; plus

(c)	Closing Overfunding; plus

(d)	IPO Proceeds; plus

(e)

(other than in relation to determining (at the relevant date of determination) the Available Amount under paragraph (b)(xvii)(B)(2) or (b)(xvii)(B)(3) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings)) Permitted Indebtedness; plus

(f)

cash and Cash Equivalent Investments held by members of the Group, provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment (as defined in Clause 1.1 (Definitions)) (excluding the Available Amount permission); plus

(g)

the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to the Company or a Restricted Subsidiary), which has been converted into or exchanged for equity and/or shareholder loans, together with the fair market value of any Cash Equivalent Investments and the fair market value (as reasonably determined by the Company) of any property or assets received by the Company or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(h)

the aggregate amount of net cash proceeds received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with any disposal to a person (other than the Company or any Restricted Subsidiary) of any investment made using the Available Amount (in whole or in part); plus

(i)	to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, the aggregate amount of proceeds received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, (including cash interest and/or principal repayments of loans) in each case received in respect of any investment made after the Closing Date using the Available Amount (in whole or in part) (in an amount not to exceed the original amount of such investment); plus

(j)	an amount equal to the sum of:

(i)

the amount of any investment made by the Company or any Restricted Subsidiary using the Available Amount in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Restricted Subsidiary; and

(ii)

the fair market value (as reasonably determined by the Company) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the investment in such Unrestricted Subsidiary) to the Company or any Restricted Subsidiary,

in each case, during the period from and including the day immediately following the Closing Date through and including such time.

Bankruptcy Law means, in respect of any person, the law of any applicable jurisdiction accepting jurisdiction in respect of the bankruptcy, insolvency, receivership, winding up, liquidation or relief of debtors in respect of such person.

Business Successor means (i) any former Subsidiary of the Company and (ii) any person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

Capital Stock of any person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

Capitalized Lease Obligations means an obligation that is required to be classified and accounted for as a finance lease or a capital lease for financial reporting purposes on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP), or as the case may be and subject to (as applicable) the Election Option, as lease liabilities on the balance sheet in accordance with IFRS 16 (Leases) (or any equivalent measure under GAAP). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP) or as the case may be and subject (as applicable) to the Election Option, IFRS 16 (Leases) (or any equivalent measure under GAAP); and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

Cash Equivalents means:

(a)

Euros, Canadian dollars, Swiss Francs, United Kingdom pounds, Japanese Yen, Dollars, Australian Dollars or any national currency of any member state of the European Union or any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(b)

securities or other direct obligations issued or directly and fully Guaranteed or insured by the government of Australia, Canada, Japan, Norway, Switzerland, the United Kingdom or the United States of America, the European Union or any member state of the European Union on the Closing Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(c)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company:

(i)

whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization); or

(ii)	(in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250 million;

(d)

repurchase obligations for underlying securities of the types described in paragraphs (b), (c) and (k) of this definition entered into with any bank meeting the qualifications specified in paragraph (c) above;

(e)	securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any person referenced in paragraph (c) above;

(f)

readily marketable direct obligations issued by a member state of the European Union, Japan, Australia, Switzerland, Norway, Canada, the United States of America, any State of the United States or the District of Columbia or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P;

(g)

commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in paragraph (c) above (or by the Parent Entity thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof;

(h)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(i)

bills of exchange issued in a member state of the European Union, United Kingdom, Norway, Japan, Australia, Switzerland, Canada, the United States of America, any State of the United States or the District of Columbia, eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(j)

with respect to a jurisdiction in which the Company or a Restricted Subsidiary conducts business or is organized, certificates of deposit, time deposits, recognized time deposits, overnight bank deposits or bankers’ acceptances with any bank, trust company or similar entity, which would rank, in terms of combined capital and surplus and undivided profits or the ratings of its long term debt, among the top five banks in such jurisdiction, in an amount not to exceed cash generated in or reasonably required for operations in such jurisdiction;

(k)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in paragraphs (a) through (g) above; and

(l)	for purposes of paragraph (ii) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Company and its Subsidiaries on the Closing Date.

Cash Management Services means any of the following: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

Closing Date Unapplied Cash means as of any date of determination:

(a)

any cash proceeds from Facility B which has not been applied (directly or indirectly) in relation to the Transaction (and the financing or refinancing of all fees, costs and/or expenses in relation thereto) and is held on the balance sheet of the Group; and

(b)	any cash (other than any Trapped Cash) held on the balance sheet of the Group on the Closing Date,

in each case, which has not been applied for any purpose not prohibited by the Finance Documents provided that, for the avoidance of doubt, any cash under paragraphs (a) or (b) above which is applied for any purpose not prohibited by the Finance Documents shall immediately cease to be “Closing Date Unapplied Cash” for all purposes under the Finance Documents (including but not limited to paragraph (f) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings)).

Consolidated Depreciation and Amortization Expense means, with respect to any person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of:

(a)	intangibles (other than any sports rights) and non-cash organization costs;

(b)	deferred financing fees or costs; and

(c)

capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS and any write down of assets or asset value carried on the balance sheet.

Consolidated EBITDA means, with respect to any person for any period, the Consolidated Net Income of such person for such period:

(a)	increased (without duplication) by:

(i)

provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(ii)	Fixed Charges of such person for such period, including:

(A)	net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk;

(B)	bank or other financing fees; and

(C)	costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to paragraphs (a)(A) through (a)(I) thereof,

in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortization Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any:

(A)	Transaction Expenses; and

(B)

any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), in each case including such fees, expenses or charges (including rating agency fees and related expenses) related to the Facilities, any Credit Facility or Public Debt and any Securitization Fees, any Receivables Facility, Securitization Facilities, any other Credit Facility or Public Debt, any Securitization Fees, any other Indebtedness permitted to be Incurred under this Agreement or any Equity Offering and any amendment, waiver or other modification of any of the foregoing, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(v)	the amount of any:

(A)

loss, charge, accrual or reserve (and adjustments to existing reserves), transaction or integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), operational and technology systems development and establishment costs, future lease commitments and costs related to the opening, pre-opening, abandonment, disposal, discontinuation and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing; and

(B)	fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)

any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)

the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the Board of Directors of the Company, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 6 (Limitation on Affiliate Transactions) of Schedule 16 (General Undertakings); plus

(viii)

the “run rate” synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar or other adjustments or initiatives that are expected (in good faith) to be realized as a result of actions commenced, taken or expected to be taken in connection with any Permitted Acquisition (including under a letter of intent) the acquisition, opening entering into, amending and/or development of any facility, site, product line, contract or operation), Group Initiatives, disposition, change(s) to subscription base(s) and/or licence base(s), divestiture, restructuring or the implementation of any synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, expense reductions, operating improvements or similar or other initiatives or actions or, in each case, any related steps (calculated on a pro forma basis as though such actions had been fully completed and operational and such related synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar or other adjustments or initiatives had been fully realized from the first day of such period and during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such actions are expected (in the good faith determination of the Company) to result in synergies, cost savings, revenues, revenue enhancements, operating expense reductions, operating improvements or other or similar initiatives; plus

(ix)

the “run rate” expected synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar or other adjustments or initiatives related to information and technology systems establishment, change(s) to subscription base(s) and/or licence base(s), modernization or modification, restructuring charges and expenses and synergies related to the Transactions projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Company), calculated on a pro forma basis as though such synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity increases, expense reductions, operating improvements or other similar initiatives had been fully realized from the first day of such period and during the entirety of such period, net of the amount of actual benefits realized during such period from such actions, and which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to the definition of Fixed Charge Coverage Ratio; plus

(x)	any research and development costs which are not capitalised by the Group;

(xi)	any internal costs for software development (however so described) incurred by any member of the Group;

(xii)

the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing or Receivables Facility; plus

(xiii)

any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings); plus

(xiv)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xv)	any net loss included in the Consolidated Net Income attributable to non-controlling interests; plus

(xvi)

realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(xvii)	net realized losses from Hedging Obligations or embedded derivatives; plus

(xviii)

the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto; plus

(xix)

with respect to any joint venture, an amount equal to the proportion of those items described in paragraphs (i) and (iii) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xx)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(xxi)

any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature; plus

(xxii)

the amount of expenses relating to payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or its Parent Entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(xxiii)	any other items classified by the Company as extraordinary, one off, one time, exceptional, unusual or nonrecurring items decreasing Consolidated Net Income of such person for such period; plus

(xxiv)

to the extent not already otherwise included herein, the type of adjustments and add-backs (including anticipated synergies) or costs or expenses (or, in each case, similar items) made in calculating “pro forma Consolidated EBITDA” (or similar) included in the Base Case Model and/or the quality of earnings report provided to the Mandated Lead Arrangers prior to the date of this Agreement (as amended, varied, supplemented and/or updated on or prior to the Closing Date), and/or any base case model or third party quality of earnings report relating to a Permitted Acquisition and delivered to the Agent in each case based on the methodology therein; plus

(xxv)	earn out obligations Incurred in connection with any permitted acquisition or other Investment permitted under this Agreement and paid or accrued during such period; plus

(xxvi)

losses, charges and expenses related to the pre-opening and opening of new facilities, and start-up period prior to opening, that are operated, or to be operated, by the Company or any Restricted Subsidiary; and

(b)

decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

For purposes of making the computation of Consolidated EBITDA or any component definition thereof, the Company may, at its option, include such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and (without duplication) any other adjustments permitted by this Agreement.

Consolidated Interest Expense means, with respect to any person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such person and its Restricted Subsidiaries for such period (in each case, determined on the basis of IFRS), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including:

(i)	amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par;

(ii)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(iii)

non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS);

(iv)	the interest component of Capitalized Lease Obligations; and

(v)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding:

(A)	Securitization Fees;

(B)	penalties and interest relating to taxes;

(C)	any additional cash interest owing pursuant to any registration rights agreement;

(D)	accretion or accrual of discounted liabilities other than Indebtedness;

(E)

any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transaction or any acquisition;

(F)

amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and original issue discount with respect to Indebtedness borrowed under the Facilities and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(G)	any expensing of bridge, commitment and other financing fees;

(H)	interest with respect to Indebtedness of any parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under IFRS;

(I)	subject to the Election Option, any interest component of any operating lease; and

(J)	Subordinated Shareholder Funding; plus

(b)

consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(c)	interest income for such period,

provided that, for purposes of this definition, interest on a lease (including any Capitalized Lease Obligation) shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such lease in accordance with IFRS.

Consolidated Net Income means, with respect to any person for any period, the net income (loss) of such person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS after any reduction in respect of Preferred Stock dividends; provided that there will not be included in such Consolidated Net Income:

(a)

any net income (loss) of any person if such person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such person under the equity method of accounting), except that the Company’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below); provided that, for the purposes of paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) such dividend, other distribution or return on investment does not reduce the amount of Investments outstanding under the definition of Permitted Investments;

(b)

solely for the purpose of determining the amount available for Restricted Payments under paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) any net income (loss) of any Restricted Subsidiary (other than the Company and the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Intercreditor Agreement or any Security Document and (iii) restrictions specified in paragraph (b)(xii)(A) of Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of Schedule 16 (General Undertakings)) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments or non-cash distributions to the extent converted into cash or Cash Equivalent Investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph);

(c)

any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);

(d)

any and all extraordinary, exceptional, one-off, one-time, unusual or nonrecurring gains, losses, charges or expenses, including Transaction Expenses or any charges, expenses, losses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and the build-out, renovation, opening and expansion of facilities), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, losses related to closure/consolidation or disruption of facilities, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel and facilities (to the extent such disruption of facilities, temporary decreases in work volume and/or underutilised personnel and facilities are the result of an extraordinary, exceptional, one off, one-time, unusual or nonrecurring event or circumstance), losses arising from any natural disasters, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), litigation or any asset impairment charges or any financial impact of natural disasters (including fire, flood and storm and related events) or contract terminations and professional and consulting fees incurred with any of the foregoing;

(e)

the cumulative adverse effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Company to apply GAAP at any time following the Closing Date;

(f)	any:

(i)

non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification or revaluation of any employee pension benefit plan obligation; and

(ii)	income (loss) attributable to deferred compensation plans or trusts;

(g)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness (including Hedging Obligations) and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)

any unrealized gains or losses in respect of any Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(i)

any fees, charges and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, reorganization, restructuring, disposition of assets or securities, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(j)

any unrealized or realized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealized or realized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(k)	any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with IFRS;

(l)

any recapitalization accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition (including the Transaction), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), other than in each case any amortization of sports rights;

(m)

any depreciation expense and any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles (other than any sports rights) arising pursuant to IFRS;

(n)	any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(o)

accruals and reserves that are established or adjusted (including any adjustment of estimated pay-outs on existing earn-outs) that are so required to be established as a result of the Transaction in accordance with IFRS, or changes as a result of adoption or modification of accounting policies;

(p)	any costs associated with the Transaction;

(q)

any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowances related to such item;

(r)	any:

(i)	payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(ii)

effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates, deposits and other chargebacks (including government program rebates);

(s)	any net gain (or loss) from disposed, abandoned, ceased or discontinued operations and services and any net gain (or loss) on disposal of disposed, discontinued, ceased or abandoned operations; and

(t)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding,

provided that, in addition, to the extent not already included in the Consolidated Net Income of such person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include:

(A)

any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is:

(1)	not denied by the applicable payor in writing within 180 days; and

(2)	in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(B)

to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is:

(1)	not denied by the applicable carrier in writing within 180 days; and

(2)

in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

Consolidated Senior Secured Net Leverage Ratio means, as of any date of determination, the ratio of:

(a)

the aggregate principal amount of Senior Secured Indebtedness (but excluding any Working Capital Cycle Indebtedness), minus the aggregate amount of cash and Cash Equivalent Investments (which may include any cash that collateralizes guarantee or letter of credit facilities of the Company or any Restricted Subsidiary), Temporary Cash Investments and Investment Grade Securities of the Company and the Restricted Subsidiaries as of the date of determination on a consolidated basis; to

(b)	LTM EBITDA,

in each case, with (as determined by the Company at its option) such pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and provided that for purposes of the pro forma calculation under paragraph (b)(i)(C) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(C) and (b)(v)(B)(1)(III) thereof));

(ii)	any Indebtedness Incurred pursuant to paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(C) and (b)(v) thereof).

Consolidated Total Indebtedness means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money, but excluding any Indebtedness under or with respect to Cash Management Services, intercompany Indebtedness of the Group, Hedging Obligations, Receivables Facilities or Securitization Facilities.

Consolidated Total Secured Indebtedness means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money secured by a Permitted Collateral Lien, but excluding any Indebtedness under or with respect to Cash Management Services, intercompany Indebtedness of the Group, Hedging Obligations, Receivables Facilities or Securitization Facilities and/or any Working Capital Cycle Indebtedness.

Consolidated Total Net Leverage Ratio means, as of any date of determination, the ratio of:

(a)

the aggregate principal amount of Consolidated Total Secured Indebtedness (or for the purposes of calculating such ratio pursuant to paragraph (d) of Clause 27.13 (Qualifying Listing / Ratings Trigger), paragraphs (b)(i)(E)(1) and (b)(v)(B)(2)(I) of Section 1 (Limitation on Indebtedness) or Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) or paragraph (ff) of the definition of Permitted

Investments, Consolidated Total Indebtedness) minus cash and Cash Equivalent Investments (which may include any cash that collateralizes guarantee or letter of credit facilities of the Company or any Restricted Subsidiary), Temporary Cash Investments and Investment Grade Securities of the Company and the Restricted Subsidiaries as of the date of determination on a consolidated basis; to

(b)	LTM EBITDA,

in each case, with (as determined by the Company at its option) such pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and provided that the pro forma calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(D)(1), (b)(i)(E)(1) or (b)(v)(B)(1)(II) thereof, in each case to the extent purported to be Incurred under such paragraph);

(ii)	any Indebtedness Incurred pursuant to paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraph (b)(i)(C), (b)(i)(D), (b)(i)(E) and (b)(v) thereof).

Contingent Obligations means, with respect to any Person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease (subject, as applicable, to the Election Option), dividend or other obligation that does not constitute Indebtedness (primary obligations) of any other person (the primary obligor), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

Controlled Investment Affiliate means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such person and is organized by such person (or any person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

Credit Facility means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures, instruments or other arrangements (including the Facilities or commercial paper facilities and overdraft facilities) with banks, other financial institutions, funds, governmental or quasi-governmental agencies or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

Designated Non-Cash Consideration means the fair market value (as determined in good faith by the Company or any Restricted Subsidiary) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalent Investments or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings).

Designated Preferred Stock means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in paragraph (a)(C)(3) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings).

Designation Date has the meaning given in the Intercreditor Agreement.

Disinterested Director means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

Disqualified Stock means, with respect to any Person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(b)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of:

(i)	the Stated Maturity of Facility B; or

(ii)	the date on which there are no Facilities outstanding;

provided that:

(A)

only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and

(B)

any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings),

provided further that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, contractor or consultant) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members)) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

Equity Offering means:

(a)

a sale of Capital Stock of the Company (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions); or

(b)

the sale of Capital Stock or other securities by any Person, the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity of the Company or any of the Restricted Subsidiaries by any Parent Entity in any form other than Indebtedness or Excluded Contributions.

Escrowed Proceeds means the proceeds from the offering or incurrence of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, provided that the term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

Excluded Contribution means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Subordinated Shareholder Funding of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

fair market value wherever such term is used (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or Board of Directors in good faith, and may take into consideration the fair market value of a group of assets being transferred and any liabilities, encumbrances or restrictions relating to such assets.

Fitch means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

Fixed Charge Coverage Ratio means, with respect to any person on any determination date, the ratio of LTM EBITDA of such person to the Fixed Charges of such person for the Relevant Testing Period. In the event that the Company or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Relevant Testing Period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the Fixed Charge Coverage Ratio Calculation Date), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the Relevant Testing Period, provided that the pro forma calculation shall not give effect to:

(a)

any Fixed Charges attributable to Indebtedness Incurred on such determination date pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings), (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(D)(2) and (b)(i)(E)(2) and (b)(v)(B)(I) thereof);

(b)	any Fixed Charges attributable to Indebtedness Incurred pursuant to paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings); or

(c)

Fixed Charges attributable to any Indebtedness discharged on such determination date, to the extent that such discharge results from the proceeds of Indebtedness Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(D)(2) and (b)(i)(E)(2) and (b)(v)(B)(I) thereof).

For purposes of making the computation referred to above, any permitted acquisitions, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations that have been made by the Company or any of the Restricted Subsidiaries, during the Relevant Testing Period or subsequent to the Relevant Testing Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall, at the option of the Obligors’ Agent, be calculated on a pro forma basis assuming that all such permitted acquisitions, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in LTM EBITDA resulting therefrom) had occurred on the first day of the Relevant Testing Period. If since the beginning of such period any person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, disposed or discontinued operation had occurred at the beginning of the Relevant Testing Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar or other adjustments or initiatives, including (but not limited to) from the result of a disposition or ceased or discontinued operations, as though such synergies, cost savings, restructuring charges and expenses, revenues, revenue enhancements, capacity or capacity utilisation increases, expense reductions, operating improvements or other similar or other adjustments or initiatives had been fully achieved on the first day of the Relevant Testing Period); If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated, at the Company’s option, either (x) as if the rate in effect on the determination date had been the applicable rate for the entire Relevant Testing Period or

(y) using the average rate in effect over the Relevant Testing Period, in each case taking into account any Hedging Obligations applicable to such Indebtedness. As determined in accordance with the Election Option (as applicable), interest on a lease (including any Capitalized Lease Obligation) shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such lease in accordance with IFRS. For purposes of making the computation referred to above or any other computation of the Fixed Charge Coverage Ratio, interest on any Working Capital Cycle Indebtedness may, at the Company’s option, be excluded from such computation. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

For the purposes of this definition, “Consolidated Interest Expense” will be calculated using an assumed interest rate based on the indicative margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative margin exists, as reasonably determined by the Company in good faith.

Fixed Charges means, with respect to any person for any period, the sum of:

(a)

Consolidated Interest Expense other than (at the Company’s option) with respect to Indebtedness under or with respect to Cash Management Services, Ancillary Outstandings, intercompany Indebtedness of the Group, Hedging Obligations, Receivables Facilities or Securitization Facilities and any Working Capital Cycle Indebtedness of such person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such person during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

GAAP means generally accepted accounting principles in the United States of America.

Guarantee means, any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” will not include:

(i)	endorsements for collection or deposit in the ordinary course of business or consistent with past practice; and

(ii)	standard contractual indemnities or product warranties provided in the ordinary course of business,

and provided further that the amount of any Guarantee shall be deemed to be the lower of:

(A)	an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made; and

(B)

the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

The term “Guarantee” used as a verb has a corresponding meaning.

Hedging Obligations means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity purchase agreement, commodity futures or forward agreement, commodity option agreement, commodities derivative agreement, foreign exchange agreement, currency swap agreement, currency futures agreement, currency option agreement, currency derivative or similar agreements providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

IFRS means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Reporting Entity or the Restricted Subsidiaries are, or may be, required to comply, as in effect on the Closing Date or, with respect to the information undertakings described in Schedule 15 (Information Undertakings) and the representations set out in paragraphs (a) and (c) of Clause 24.9 (Financial statements), as in effect from time to time, provided that:

(a)

except as otherwise set forth in this Agreement, all ratios and calculations based on IFRS (or, as applicable, GAAP) contained in this Agreement shall be computed in accordance with IFRS as in effect on the Closing Date (or, as applicable, GAAP as in effect at the date specified by the Company in its election to adopt GAAP in accordance with paragraph (c) below);

(b)

at any time after the Closing Date, the Reporting Entity may elect to implement any new measures or other changes to IFRS (or, as applicable, GAAP) in effect on or prior to the date of such election; provided further that any such election, once made, shall be irrevocable;

(c)

at any time after the Closing Date, the Reporting Entity may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Agreement), including as to the ability of the Company to make an election pursuant to the previous sentence; provided further that:

(i)	any such election, once made, shall be irrevocable;

(ii)

any calculation or determination in this Agreement that require the application of IFRS for periods that include fiscal quarters ended prior to the Reporting Entity’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided that the Reporting Entity may only make such election if it also elects to report any subsequent financial reports required to be made by the Reporting Entity; and

(iii)	the Reporting Entity shall give notice of any such election made in accordance with this definition to the Agent and the Finance Parties; and

(d)	notwithstanding any of the foregoing:

(i)

or any other provision to the contrary in a Finance Document, in relation to the making of any determination or calculation under a Finance Document, the Obligor’s Agent (or other applicable member of the Group) shall have the option (the “Election Option”), from time to time and each time, to apply IFRS 16 (Leases) or IAS 17 (Leases) (or, in each case, the equivalent measure under GAAP) to the making of such determination or calculation, provided that, if such determination or calculation involves more than one element, such selected accounting standard shall be consistently applied to each element of such determination or calculation (other than, for the avoidance of doubt, the information undertakings described in Schedule 15 (Information Undertakings) and the representations set out in paragraphs (a) and (c) of Clause 24.9 (Financial statements)); and

(ii)

any adverse impact directly or indirectly relating to or resulting from the implementation of IFRS 15 (Revenue from Contracts with Customers) or IFRS 16 (Leases) and, in each case, any successor standard thereto (or any equivalent measure under GAAP) may be disregarded with respect to all ratios, calculations and determinations based upon IFRS to be calculated or made, as the case may be, pursuant to this Agreement (other than, for the avoidance of doubt, the information undertakings described in Schedule 15 (Information Undertakings) and the representations set out in paragraphs (a) and (c) of Clause 24.9 (Financial statements)).

Immaterial Subsidiary means, at any date of determination, each Restricted Subsidiary of the Company that:

(a)	has not Guaranteed any other Indebtedness of the Company; and

(b)	has LTM EBITDA of less than 5.0% of LTM EBITDA of the Company and the Restricted Subsidiaries taken as a whole,

in each case, measured at the end of the Relevant Testing Period and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such Relevant Testing Period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

Immediate Family Members means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

Incur means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, in each case subject to subject to the definition of “Reserved Indebtedness Amount” and (at the option of the Company) related provisions and the provisions of Section 12 (Financial Calculations) of Schedule 16 (General Undertakings).

Indebtedness means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent that such reimbursement obligations relate to trade payables or other obligations that are not themselves Indebtedness and except to the extent that such obligations are satisfied within 30 days of Incurrence);

(d)

the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such Person;

(f)

the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (x) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (y) the amount of such Indebtedness of such other Persons;

(h)

Guarantees by such person of the principal component of Indebtedness of the type referred to in paragraphs (a), (b), (c), (d) and (e) above and paragraph (i) below of other Persons to the extent Guaranteed by such Person; and

(i)

to the extent not otherwise included in this definition, net obligations of such person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement), with respect to paragraphs (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit described in paragraph (e) above and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with IFRS.

The amount of Indebtedness of any Person at any time under any revolving credit facility or other Credit Facility available to be redrawn (including the Revolving Facility) shall be the total amount of cash funds borrowed and then outstanding; provided that for the purposes of calculating of the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio, the Company may at its option, in determining the amount of Indebtedness of any Person at any time, exclude the commitment or Incurrence of any Working Capital Cycle Indebtedness; provided further that solely for the purposes of determining compliance with 26.2 (Financial Condition) of this Agreement on any Test Date the total amount of cash funds borrowed and then outstanding on such Test Date under the Original Revolving Facility shall be included in determining the amount of Senior Secured Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (B) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness represented by loans, notes or other debt instruments (proceeds on-loan debt) shall not be included to the extent funded with the proceeds of Indebtedness which the Company or any Restricted Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included (primary debt), provided that the proceeds on-loan debt shall only be excluded to the extent that the corresponding primary debt is included.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice;

(ii)	Cash Management Services;

(iii)

subject to the Election Option, any lease, concession or license of property (or Guarantee thereof) which would, in accordance with the Election Option, be considered an operating lease under IAS 17 (Leases) (or any equivalent measure under GAAP) as in effect on December 31, 2018, or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)

obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(v)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)	obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under IFRS;

(ix)	Capital Stock (other than Disqualified Stock of the Company and Preferred Stock of a Restricted Subsidiary);

(x)	[Reserved];

(xi)

amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Section 8 (Merger and Consolidation—Company) and Section 9 (Merger and Consolidation—Guarantors) of Schedule 16 (General Undertakings);

(xii)	Subordinated Shareholder Funding;

(xiii)	indebtedness of the Company or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(xiv)

any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax, trade tax, value added tax or other taxes or similar purposes, profit and loss pooling, cash pooling, tax sharing or other similar arrangements or any analogous arrangement in any jurisdiction of which the Company or a Restricted Subsidiary is or becomes a member, operates in, has transactions or dealings in or otherwise has a presence in;

(xv)	liabilities in relation to the minority interests line in the balance sheet of any member of the Group;

(xvi)	any liability pursuant to or in connection with Section 8a of the German Old-Age Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(xvii)	non-interest bearing installment obligations Incurred in the ordinary course of business that are not more than 120 days past due and any accrued expenses and trade payables;

(xviii)

(A) guarantees, letters of credit (to the extent not drawn or satisfied within 60 days of such drawing) or similar instruments in respect of any leases or provided to suppliers in the ordinary course of business (or provided to credit insurers relating to ordinary course of business payables of the Company and its Restricted Subsidiaries) or (B) other Indebtedness in respect of standby letters of credit, performance bonds or surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; and

(xix)

Indebtedness Incurred by the Company or any Restricted Subsidiary in connection with a transaction where (A) such indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than €250 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least “A” or the equivalent thereof by S&P and “A-2” or the equivalent thereof by Moody’s and (B) a substantially concurrent Investment is made by the Company or a Restricted Subsidiary in the form of cash deposited with the lender of such indebtedness, or a Subsidiary or Affiliate thereof, in amount equal to such indebtedness.

Independent Financial Advisor means an investment banking or accounting firm or consultancy to Persons engaged in Similar Businesses of international standing or any third party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

Initial Public Offering means an Equity Offering of common stock or other common equity interests of the Company or any Parent Entity or any successor of the Company or any Parent Entity (the IPO Entity) following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

Investment means, with respect to any Person, all investments by such person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a person that is a Restricted Subsidiary such that, after giving effect thereto, such person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 2 (Limitation on Restricted Payments) and Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 16 (General Undertakings):

(a)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii)

the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment, sale or other amount or value received in respect of such Investment.

Investment Grade Securities means:

(a)	securities issued or directly and fully Guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)

securities issued or directly and fully Guaranteed or insured by the European Union or a member of the European Union, Australia, Japan, Norway, Switzerland or the United Kingdom or any agency or instrumentality thereof (other than Cash Equivalents);

(c)

debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(d)

Investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b), and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(e)	any investment in repurchase obligations with respect to any securities of the type described in paragraphs (a), (b), and (c) above which are collateralized at par or over.

Investment Grade Status shall occur when Facility B receives two of the following:

(a)	a rating of “BBB-” or higher from S&P;

(b)	a rating of “Baa3” or higher from Moody’s; or

(c)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

IPO Market Capitalization means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

Lien means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease (subject, as applicable, to the Election Option) to be deemed to constitute a Lien.

Loan Guarantee means the Guarantee by each Guarantor pursuant to the Guarantee provisions of this Agreement.

local line of credit or local working capital facility means a debt facility borrowed by the Company or a Restricted Subsidiary that may be Guaranteed by the Company and any Restricted Subsidiaries and may benefit from any Permitted Liens or Permitted Collateral Liens on any assets of the borrower and guarantors thereunder as permitted by this Agreement, the proceeds of which are intended to be used primarily in the jurisdiction of the borrower or where the substantial portion of its operations are located.

LTM EBITDA means Consolidated EBITDA of the Company measured for the Relevant Testing Period ending prior to the date of such determination, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such Relevant Testing Period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and otherwise contemplated by this Agreement provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of LTM EBITDA as at that Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Agreement or the other Finance Documents if there is a subsequent change in the amount of LTM EBITDA.

Management Advances means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of or the beneficial owner of which (directly or indirectly) is, any of the foregoing:

(a)	in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice;

(b)

for purposes of funding any such person’s purchase (or the purchase by any management equity plan) of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with the approval of the Board of Directors of the Company;

(c)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(d)	not exceeding the greater of (i) €6.1 million and (ii) 7.5% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

Management Stockholders means the current or former officers, directors, employees and other members of the management of, or consultants to, any Parent Entity, the Company or any of their respective Subsidiaries or spouses, family members or relatives thereof, or any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent Entity or participate in an employee arrangement that tracks equity value and is designed to distribute amounts based on a sale, share repurchase, dividend or other shareholder exit event.

Market Capitalization means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to paragraph (b)(x) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

Moody’s means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

Nationally Recognized Statistical Rating Organization means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Act.

Net Available Cash from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(b)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)

all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(d)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(e)

any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

Net Cash Proceeds with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes and Permitted Tax Distributions).

Non-Unrestricted Subsidiary Investment means any Restricted Investment other than in any Unrestricted Subsidiary by any member of the Group.

Obligations means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

Opinion of Counsel means a written opinion from legal counsel that is reasonably satisfactory to the Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

Parent Entity means any direct or indirect parent of the Company.

Parent Entity Expenses means:

(a)

costs (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, any agreement or instrument relating to any Indebtedness of the Company or any Restricted Subsidiary (including the Facilities), including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)

customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such person to the extent relating to the Company and its Subsidiaries;

(c)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d)

any (i) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (ii) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Subsidiaries, (iii) costs and expenses with respect to the ownership, directly or indirectly, by any Parent Entity, (iv) costs and expenses with respect to the maintenance of any equity incentive or compensation plan, (v) any Taxes and other fees and expenses required to maintain such Parent Entity’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Parent Entity and (vi) costs and expenses to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Parent Entity;

(e)

expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Subordinated Shareholder Funding, Capital Stock or Indebtedness and (ii) any related compensation paid to officers, directors and employees of such Parent Entity; and

(f)

amounts to finance Investments that would otherwise be permitted to be made pursuant to the covenant described above under Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) if made by the Company or a Restricted Subsidiary, provided that:

(i)	such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(ii)

such direct or indirect parent company shall, immediately following the closing thereof cause (I) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the person formed or acquired into the Company or one of the Restricted Subsidiaries in order to consummate such Investment;

(iii)

such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement and such consideration or other payment is included as a Restricted Payment under this Agreement;

(iv)

any property received by the Company shall not increase amounts available for Restricted Payments pursuant to paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) or be an Excluded Contribution; and

(v)

such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to a provision of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) or pursuant to the definition of “Permitted Investments”.

Pari Passu Indebtedness means Indebtedness (i) of the Company which ranks equally in right of payment to the Facilities or (ii) of any Guarantor which ranks equally in right of payment to the Loan Guarantee of such Guarantor.

Permitted Asset Swap means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalent Investments between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalent Investments received in excess of the value of any cash or Cash Equivalent Investments sold or exchanged must be applied in accordance with the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings).

Permitted Collateral Liens means Liens on the Charged Property:

(a)

that are described in one or more of paragraphs (b), (c), (d), (e), (f), (g), (h) , (j), (k), (l), (n), (o), (p), (q), (r), (x), (u), (v), (y), (z), (aa), (bb), (ff), (hh), (jj), (kk), (oo), (pp), (qq), (rr) (other than paragraphs (iii) and (iv) thereof), (ss) and (to the extent that it applies to one of the foregoing paragraphs) (tt) of the definition of “Permitted Liens” and Liens arising by operation of law that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Charged Property;

(b)	to secure all obligations (including paid-in-kind interest) in respect of :

(i)	the obligations under the Finance Documents;

(ii)	Indebtedness described under paragraphs (b)(i)(A), (b)(i)(B) and (b)(vi) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings), provided that if:

(A)	the Designation Date has occurred;

(B)

Facility B has been refinanced in full (ignoring any participation (x) of a Lender which has been rolled over into a refinancing (or otherwise) and/or (y) in respect of which a Lender has declined prepayment); and

(C)	the Revolving Facility (to the extent not fully and finally discharged) has been designated as “Super Senior Liabilities” pursuant to clause 18 (New Debt Financings) of the Intercreditor Agreement,

the following may have super senior priority status in respect of the proceeds from the enforcement of the Charged Property and certain distressed disposals of assets:

(1)

up to an amount of Indebtedness in respect of any credit facility equal to the greater of (x) €81 million and (y) 100.0% of LTM EBITDA Incurred (such Indebtedness to include the Revolving Facility (to the extent not fully and finally discharged)); and

(2)

obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks, in each case to the extent Incurred in compliance with the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(iii)

Indebtedness described under paragraph (a) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings), provided that if such Indebtedness constitutes Senior Secured Indebtedness, after giving pro forma effect thereto, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.50:1;

(iv)

Indebtedness described under paragraph (b)(ii) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings), to the extent that such Guarantee is in respect of Indebtedness otherwise permitted to be secured by a Permitted Collateral Lien;

(v)

Indebtedness described under paragraphs, (b)(i)(C), (b)(i)(D), (b)(ii), (b)(iv) (other than (b)(iv)(B)), (b)(v), (b)(vi), (b)(vii), (b)(viii)(H), (b)(x), (b)(xiii) or (b)(xx) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings); or

(vi)	any Refinancing Indebtedness in respect of Indebtedness referred to in paragraphs (i) to (v) above; or

(c)

Incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries with respect to obligations that in total do not exceed the greater of (i) €4 million and (ii) 5.0% of LTM EBITDA, provided that, in the case of paragraphs (b) and (c) above, each of the secured parties to any such Indebtedness that exceeds an aggregate amount equal to the greater of (x) €8.1 million and (y) 10.0% of LTM EBITDA and is outstanding for more than one hundred and twenty (120) days (acting directly or through its respective creditor representative) will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement and provided further that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in paragraphs (a) through (c) above, the Company will be permitted to classify such Permitted Collateral Lien on the date of its incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition and provided further that Permitted Collateral Liens may not have super senior priority status in respect of the proceeds from the enforcement of the Charged Property or a distressed disposal of assets, other than as permitted by paragraph (b)(ii) above, save that nothing in this definition shall prevent lenders under any Credit Facilities from providing for any ordering of payments under the various tranches of such Credit Facilities.

Permitted Holders means, collectively:

(a)	the Initial Investors;

(b)

any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control offer is made in accordance with the requirements of this Agreement;

(c)	the Management Stockholders;

(d)	any person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity; and

(e)

any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in paragraphs (a) to (d) above collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

Permitted Investment means (in each case, by the Company or any of the Restricted Subsidiaries):

(a)	Investments in:

(i)	a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company; or

(ii)	a person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)

Investments in another person and as a result of such Investment such other person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(c)	Investments in cash or Cash Equivalent Investments, Temporary Cash Investments or Investment Grade Securities;

(d)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(e)

Investments in payroll, travel, relocation, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(f)	Management Advances;

(g)

Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, or through the provision of any services including an Asset Disposition;

(i)

Investments existing or pursuant to agreements or arrangements in effect or existence on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(j)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(k)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 3 (Limitation on Liens) of Schedule 16 (General Undertakings);

(l)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(m)

any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph (b) of Section 6 (Limitation on Affiliate Transactions) of Schedule 16 (General Undertakings) (except those described in sub-paragraphs (i), (iii), (vi), (vii), (viii), (ix), (xii) and (xiv) thereof);

(n)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practices, and in accordance with this Agreement;

(o)	any:

(i)

Guarantees of Indebtedness not prohibited by the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; and

(ii)	performance guarantees with respect to obligations that are not prohibited by this Agreement;

(p)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)

Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(t)

Investments in joint ventures and similar entities and Similar Businesses having an aggregate fair market value, when taken together with all other Investments made pursuant to this paragraph (t) that are at the time outstanding, not to exceed the greater of:

(i)

(x) €24.5 million and (y) 30.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this definition is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be the Company or a Restricted Subsidiary;

(u)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (u) that are at that time outstanding, not to exceed:

(i)

the greater of (x) €28.5 million and (y) 35.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in an Unrestricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant for so long as such person continues to be the Company or a Restricted Subsidiary;

(v)

any Investment in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (v) that are at that time outstanding, not to exceed:

(i)

the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be the Company or a Restricted Subsidiary;

(w)

Investments (i) arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) constituting distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(x)	Investments in connection with the Transaction;

(y)	Investments (including repurchases) in Indebtedness of the Company and the Restricted Subsidiaries;

(z)

Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 16 (General Undertakings);

(aa)	guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(bb)

Investments consisting of purchases and acquisitions of real property, any other assets or services in the ordinary course of business or consistent with past practice or made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing customer or client contacts and loans or advances made to distributors in the ordinary course of business; or consistent with past practice;

(cc)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(dd)

Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(ee)	transactions entered into in order to consummate a Permitted Tax Restructuring;

(ff)

Investments; provided that after giving effect to such Investment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Investment on a pro forma basis, the Consolidated Total Net Leverage Ratio is less than or equal to 5.00:1.00; and

(gg)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or Investments in customers in respect of any such purchases and acquisitions, in any case, in the ordinary course of business and otherwise in accordance with this Agreement or consistent with pas practice; and

(hh)

Investments made with, or received from or in exchange for, (i) the licensing or use of intangible assets, provided that the Company and its Restricted Subsidiaries maintain the ownership of such intangible assets without the need to pay consideration to use such assets or (ii) the provision of management, advisory, sales, marketing and/or other similar services.

Permitted Liens means, with respect to any Person:

(a)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation (including any Liens given pursuant to Section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV), or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds (including pledges, deposits or Liens under any indemnities, undertakings, guarantees, counter-guarantees or indemnities and contractual obligations provided in connection with such surety, stay, indemnity, judgment, customs, appeal or performance bonds), guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of (or obligations of credit insurers with respect thereof) rent, or other obligations of like nature, in each case Incurred in the ordinary course of business; or consistent with past practice;

(c)

Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS (or other applicable accounting principles) have been made in respect thereof;

(e)

encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries, including, for the avoidance of doubt (i) ground leases entered into by the Company or any of its Restricted Subsidiaries in connection with any development, construction, operation or improvement of assets on any real property owned by the Company or any of its Restricted Subsidiaries (and any Liens created by the lessee in connection with any such ground lease, including easements and rights of way, or on any of its assets located on the real property subject to such ground lease) and (ii) leases, licenses, subleases and sublicenses in respect of real property to any trading counterparty to which the Company or any of its Restricted Subsidiaries provides services on such real property;

(f)	Liens:

(i)	on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Agreement;

(ii)

that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or saving banks or, in the case of paragraphs (A) or (B) below, other bankers’ Liens:

(A)

relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness;

(B)	relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary of the Company; or

(C)	relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(iii)

on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under paragraphs (b)(viii)(D) or (b)(viii)(E) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) with financial institutions;

(iv)

encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes;

(v)	of a collection bank arising under Section 4-210 of the UCC on items in the course of collection

(vi)

in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts; and/or

(vii)

arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness (including liens of members of the Group under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen);

(g)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(h)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as:

(i)	any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated;

(ii)	the period within which such proceedings may be initiated has not expired; or

(iii)	no more than 60 days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)	Liens:

(i)

on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice, provided that:

(A)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement; and

(B)

any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions and/or fixtures to such assets and property, including any real property on which such improvements or construction relates; and

(ii)	any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(j)

Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(k)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Closing Date (other than Liens securing the Facilities);

(l)

Liens on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided that such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligations relates;

(m)

Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(n)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that were previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(o)	Liens constituting:

(i)

mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and

(ii)	any condemnation or eminent domain proceedings affecting any real property;

(p)

any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture, Associate or similar arrangement or entity (i) pursuant to any joint venture or similar agreement or arrangement (including articles, by-laws and other governing documents of such entity) or (ii) securing obligations of joint ventures, Associates or similar entities or arrangements;

(q)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)

Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods or receivables resulting from the sale of goods entered into in the ordinary course of business or consistent with past practice;

(s)

Liens securing Indebtedness and other Obligations under paragraphs (a), (b)(i)(E), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(viii), (b)(xi), (b)(xiii), (b)(xiv) or (b)(xx) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);

(t)	Permitted Collateral Liens;

(u)	Liens:

(i)	on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(ii)

Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 16 (General Undertakings); and

(iii)	in respect of any credit support in favour of any provider of credit insurance relating to the Company and or any Subsidiary;

(v)	any security granted over the marketable securities portfolio described in paragraph (l) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(w)	Liens on:

(i)

goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; and

(ii)

specific items of inventory of other goods and proceeds of any person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(y)

Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z)

Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(bb)	Liens:

(i)	on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment; and

(ii)

consisting of an agreement to sell any property in an asset sale permitted under the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)	Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (x) €24.5 million and (y) 30.0% of LTM EBITDA at the time Incurred;

(dd)

Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings), provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(ee)	Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility or asset-backed loans and financings (howsoever described or structured;

(ff)	Settlement Liens;

(gg)

rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(hh)

the rights reserved to or vested in any person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ii)	restrictive covenants affecting the use to which real property may be put;

(jj)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(kk)	Liens arising in connection with any Permitted Tax Restructuring;

(ll)

Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG);

(mm)

Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG);

(nn)

Liens on Escrowed Proceeds or Liens for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(oo)

Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity or any analogous arrangement in any other jurisdiction of which the Company or a Restricted Subsidiary is or becomes a member;

(pp)

Liens arising by virtue of any statutory or common law provisions or customary standard terms relating to banker’s Liens or similar general terms and conditions of banks with whom the Company or a Restricted Subsidiary maintains a banking relationship in the ordinary course of business or consistent with past practice, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(qq)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;

(rr)

(i) Liens created for the benefit of or to secure, directly or indirectly, the Facilities, (ii) Liens pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents, (iii) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to loss-sharing as among the Lenders and the creditors of such Indebtedness pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) Liens securing Indebtedness Incurred under paragraph (b)(i) of Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) and (v) Liens on rights under any proceeds loan that are assigned to the third party creditors of the Indebtedness Incurred by the Company or any Restricted Subsidiary to finance such proceeds loan and incurred in compliance with this Agreement and securing that Indebtedness;

(ss)	Liens created or subsisting in order to secure any pension liabilities or partial retirement liabilities or any liabilities arising in connection with any Pension Insurance Plan; and

(tt)

any extension, renewal or replacement, in whole or in part, of any Lien described in this definition of Permitted Lien, provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets;

(uu)	any Lien pursuant to or in connection with Section 8a of the German Old-Age Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

(vv)	any Lien not securing Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the paragraph or paragraphs of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

Permitted Reorganization means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Company or any of its Restricted Subsidiaries and the assignment, transfer or assumption of intragroup receivables and payables among the Company and its Restricted Subsidiaries in connection therewith (a Reorganization) that is made on a solvent basis (as determined by an Officer or the Board of Directors of the Company in good faith), provided that:

(a)	any payments or assets distributed in connection with such Reorganization remain within the Company and the Restricted Subsidiaries;

(b)

if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property;

(c)

the Security Agent and the Agent shall take any action necessary to effect any releases of Loan Guarantees requested by the Company in connection with the reorganization, provided that, reasonably promptly after completion of the reorganization, Loan Guarantees are provided by such Restricted Subsidiaries of the Company as is necessary to procure that such new Loan Guarantees will (taken as a whole together with any pre-existing Loan Guarantees that were not released in connection with the reorganization) have substantially similar value (as determined in good faith by the Board of Directors or senior management of the Company) to the Loan Guarantees existing prior to the reorganization; and

(d)

to the extent not included in paragraph (a) above, any reorganization, amalgamation, merger, acquisition, disposal or other transaction (and to enter into any intermediary steps in connection therewith), including the insertion of a new holding company of the Company or any member of the Group, as may be necessary or desirable to facilitate a Change of Control or an initial public offering of Capital Stock, provided that any such reorganization, amalgamation, merger, acquisition, disposal or other transaction shall be conditional upon the Lenders continuing to benefit from the same or substantially equivalent Loan Guarantees and Security Interests of substantially similar value (and ignoring for the purpose of assessing such equivalency any limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value or enforceability of those Loan Guarantees and Security Interests taken as a whole), other than assets that have ceased to exist as a result of such reorganization, amalgamation, merger, acquisition, disposal or other transaction, and provided further that no Permitted Reorganization may override the provisions of Section 8 (Merger and Consolidation—Company) or Section 9 (Merger and Consolidation—Guarantors) of Schedule 16 (General Undertakings).

Permitted Tax Distribution means:

(a)

if and for so long as the Company is a member of a fiscal unity for corporate income tax, trade tax, value added tax or other taxes or similar purposes, profit and loss pooling, cash pooling, tax sharing or other similar arrangements or any analogous arrangement (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and

(b)

for any taxable year (or portion thereof) ending after the Closing Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the Company’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Company and its direct and indirect Subsidiaries, in an aggregate amount not the exceed the product of (x) the highest combined marginal federal and applicable state, provincial, territorial, and/or local statutory income Tax rate (after taking into account the deductibility of US state and local income Tax for US federal income Tax purposes) and (y) the taxable income of the Company for such taxable year (or portion thereof).

Permitted Tax Restructuring means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by the Company in good faith).

Post-Petition Interest means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

Preferred Stock, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

Public Debt means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in:

(a)	a public offering registered under the Securities Act; or

(b)	a private placement to institutional and other investors,

in each case, that are not Affiliates of the Company, in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

Public Offering means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

Purchase Money Obligations means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

Qualified Securitization Financing means any Securitization Facility that meets the following conditions:

(a)

the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Restricted Subsidiaries;

(b)

all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other person are made for fair consideration (as determined in good faith by the Company); and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

Receivables Assets means:

(a)	any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof; and

(b)

all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company or such Restricted Subsidiary (as applicable) in a transaction or series of transactions in connection with a Receivables Facility.

Receivables Facility means an arrangement between the Company or a Restricted Subsidiary and a counterparty pursuant to which:

(a)	the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets related thereto;

(b)

the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary; and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

Refinance means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms refinances, refinanced and refinancing as used for any purpose in this Agreement shall have a correlative meaning.

Refinancing Indebtedness means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided that:

(a)

if the Indebtedness being refinanced constitutes Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock and, in the case of Subordinated Indebtedness, is subordinated to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(b)

such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and

(c)	Refinancing Indebtedness shall not include:

(i)

Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(d)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being Refinanced plus (y) an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred (including tender premiums), penalties, interest or hedging break costs, accrued and unpaid interest and any related stamp or other taxes, notarial, registration or similar fees and other fees, costs and expenses (including original issue discount, upfront fees, or similar fees in respect of the Indebtedness Incurred to effect such refinancing) Incurred or payable in connection with such refinancing); and

(e)

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

Related Taxes means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)

being organized or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c)	issuing or holding Subordinated Shareholder Funding,

(d)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(e)

having made (i) any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings) or (ii) any Permitted Tax Distribution.

Relevant Testing Period means, for purposes of the calculation of any applicable financial covenant, test, basket or ratio (including those based on LTM EBITDA, Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Leverage Ratio and/or Consolidated Total Net Leverage Ratio), the most recently completed four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter (or fiscal year, if later) for which financial statements have been delivered pursuant to the Schedule 15 (Information Undertakings) or, at the option of the Company, the most recently completed twelve consecutive months ending on the last day of a calendar month for which the Company has, in its sole determination, sufficient available information to be able to determine any applicable financial covenant, test, basket or ratio.

Reserved Indebtedness Amount has the meaning given to that term in Section 1 (Limitation on Indebtedness) of Schedule 16 (General Undertakings).

Restricted Investment means any Investment other than a Permitted Investment.

Restricted Subsidiary means any Subsidiary of the Company other than an Unrestricted Subsidiary.

Restriction Period has the meaning given to such term in paragraph (f) of to Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings).

S&P means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

Sale and Leaseback Transaction means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third person in contemplation of such leasing.

SEC means the Securities and Exchange Commission or any successor thereto.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

Securitization Asset means:

(a)

any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof; and

(b)

all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

Securitization Facility means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

Securitization Fees means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

Securitization Repurchase Obligation means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

Securitization Subsidiary means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another person formed for this purpose.

Security Interests means the security interests in the Charged Property that are created by the Transaction Security Documents.

Senior Secured Indebtedness means Indebtedness included in the definition of Consolidated Total Indebtedness that is governed by the Intercreditor Agreement and constitutes Senior Secured Liabilities (as defined in the Intercreditor Agreement).

Senior Secured Liabilities has the meaning given to that term in the Intercreditor Agreement.

Settlement means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

Settlement Asset means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such Person.

Settlement Indebtedness means any payment or reimbursement obligation in respect of a Settlement Payment.

Settlement Lien means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

Settlement Payment means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

Settlement Receivable means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

Significant Subsidiary means any Restricted Subsidiary or group of Restricted Subsidiaries (taken together) that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date, tested by reference to:

(a)	the most recent Annual Financial Statements delivered in accordance with paragraph (a) of Section 1 of Schedule 15 (Information Undertakings); or

(b)

prior to the delivery of the first set of Annual Financial Statements in accordance with paragraph (a) of Section 1 of Schedule 15 (Information Undertakings), the Original Financial Statements (or, at the option of the Company, such other financial statements of the Group for the most recently completed LTM period prior to the date of determination, for which the Company has sufficient available information to be able to determine whether a Restricted Subsidiary or group of Restricted Subsidiaries shall constitute a Significant Subsidiary).

Similar Business means (i) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date and (ii) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

Standard Securitization Undertakings means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

Stated Maturity means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

Subordinated Indebtedness means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Facilities pursuant to a written agreement or which constitutes Second Lien Liabilities (as defined in the Intercreditor Agreement). No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior basis or on different assets, or due to the fact that holders (or an agent, trustee or representative thereof) of any Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of the application of “waterfall” or similar payment ordering provisions affecting tranches of Indebtedness.

Subordinated Shareholder Funding means, collectively, any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Stated Maturity of Facility B (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months after the Stated Maturity of Facility B is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(b)

does not require, prior to the date that is six months after the Stated Maturity of the Facilities, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six months after the Stated Maturity of the Facilities is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)

contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Facilities or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six months after the Stated Maturity of the Facilities is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries;

(e)

pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Facilities and any Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Lenders than those contained in the Intercreditor Agreement as in effect on the Closing Date with respect to the “Subordinated Liabilities” (as defined therein);

(f)	is not Guaranteed by any Subsidiary of the Company;

(g)

contains restrictions on transfer to a person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing persons shall not be deemed to be materially adverse to the interests of the Lenders; and

(h)

does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Facilities or any Guarantee thereof or compliance by the Company or any Guarantor with its obligations under the Facilities, any Guarantee thereof or this Agreement.

Temporary Cash Investments means any of the following:

(a)	any Investment in:

(i)

direct obligations of, or obligations Guaranteed by, (A) the United States of America or Canada, (B) any European Union member state, (C) the United Kingdom, (D) Australia, Japan, Norway or Switzerland, (E) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (F) any agency or instrumentality of any such country or member state; or

(ii)

direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)

overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i)	any Lender;

(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above; or

(iii)

any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) or (b) above entered into with a person meeting the qualifications described in paragraph (b) above;

(d)

Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a person (other than the Company or any of the Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)

Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Australia, Canada, Japan, Norway, Switzerland, the United Kingdom or any European Union member state or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)

bills of exchange issued in the United States of America, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g)

any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)

Investment funds investing 90% of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the US Investment Company Act of 1940, as amended.

Transaction Expenses means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transaction, including any fees, costs and expenses associated with settling any claims or action arising from a dissenting stockholder exercising its appraisal rights.

Transaction means the Refinancing, the refinancing or otherwise discharging of Existing Debt, each drawing under Facility B, the other transactions contemplated by the Transaction Documents and all other related transactions (in each case including the financing or refinancing thereof).

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the Charged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Unrestricted Subsidiary means:

(a)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary,

provided that the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii)	such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 2 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings).

Voting Stock of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

Weighted Average Life to Maturity means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)

the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)	the sum of all such payments.

Wholly-Owned Subsidiary means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

Working Capital Cycle Indebtedness means any Indebtedness incurred for working capital or cash management purposes under any facility which is available to be or may be redrawn (including, but not limited to, the Revolving Facility and any other revolving facility (however so described)) in an aggregate amount not exceeding €25 million, provided that, if on the date of determination, the Loans (other than Ancillary Facilities) under the Original Revolving Facility exceed 50 per cent. of the Total Revolving Facility Commitments as at such date (or, if higher the Total Original Revolving Facility Commitments as at the date of this Agreement) (the 50% RCF Threshold and such amount of Loans (other than Ancillary Facilities) under the Original Revolving Facility in excess of the 50% RCF Threshold being, the Excess RCF Amount), the Excess RCF Amount shall not constitute “Working Capital Cycle Indebtedness” for the purposes of this Agreement.

SENIOR FACILITIES AGREEMENT EXECUTION PAGES

THE COMPANY

/s/ Alex Gersh
For and on behalf of Sportradar Management Ltd as the Company

Name:	Alex Gersh

Title:	Director

Notice Details

Address: Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey

Email: a.gersh@sportradar.com / o.kucan@sportradar.com

Attention: Alex Gersh / Orest Kucan

With a copy to (which shall not constitute notice):

Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, UK

Email: n.sachdev@kirkland.com / kanesh.bala@kirkland.com

Attention: Neel Sachev / Kanesh Balasubramaniam

[Project SR: Signature Page to Senior Facilities Agreement]

THE ORIGINAL BORROWER

/s/ Alex Gersh
For and on behalf of Sportradar Capital S.à r.l. as Original Borrower

Name:	Alex Gersh

Title:	Director

Notice Details

Address: 1A, Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg

Email: a.gersh@sportradar.com / o.kucan@sportradar.com

Attention: Alex Gersh / Orest Kucan

With a copy to (which shall not constitute notice):

Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, UK

Email: n.sachdev@kirkland.com / kanesh.bala@kirkland.com

Attention: Neel Sachev / Kanesh Balasubramaniam

[Project SR: Signature Page to Senior Facilities Agreement]

THE ORIGINAL GUARANTORS

/s/ Alex Gersh
For and on behalf of
Sportradar Management Ltd
as Original Guarantor

Name: Alex Gersh_________________________ Title: Director

Notice Details

Address:Aztec Group House, 11-15 Seaton Place, St Helier JE4 0QH, Jersey

Email:    a.gersh@sportradar.com / o.kucan@sportradar.com

Attention:Alex Gersh / Orest Kucan

With a copy to (which shall not constitute notice):

Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, UK

Email:    n.sachdev@kirkland.com / kanesh.bala@kirkland.com

Attention:Neel Sachev / Kanesh Balasubramaniam

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Alex Gersh
For and on behalf of
Sportradar Capital S.à r.l.
as Original Guarantor

Name: Alex Gersh_________________________ Title: Director

Notice Details

Address:1A, Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg

Email:    a.gersh@sportradar.com / o.kucan@sportradar.com

Attention:Alex Gersh / Orest Kucan

With a copy to (which shall not constitute notice):

Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, UK

Email:    n.sachdev@kirkland.com / kanesh.bala@kirkland.com

Attention:Neel Sachev / Kanesh Balasubramaniam

[Project SR: Signature Page to Senior Facilities Agreement]

THE MANDATED LEAD ARRANGERS

/s/ Catalina Stoica
For and on behalf of
J.P. Morgan Securities plc
as Mandated Lead Arranger

Name: Catalina Stoica______________________ Title: Vice President
Notice Details Address: 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom Email: catalina.stoica@jpmorgan.com Attention: Catalina Stoica

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Heath Lohrman
For and on behalf of
Citigroup Global Markets Limited
as Mandated Lead Arranger

Name: Heath Lohrman______________________ Title: Director
Notice Details Address: 33 Canada Square, Canary Wharf, London E14 5LB, United Kingdom Email: heath.lohrman@citi.com Attention: Heath Lohrman

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Brian Fitzgerald	/s/ Mithil Vengurlekar
For and on behalf of Credit Suisse International as Mandated Lead Arranger	For and on behalf of Credit Suisse International as Mandated Lead Arranger

Name: Brian Fitzgerald______________________ Title: Authorized Signatory	Name:_Mithil Vengurlekar___________________ Title:_Director

Notice Details Address: One Cabot Square, Canary Wharf, London E14 4QJ, United Kingdom Email: abira.gupta@credit-suisse.com Attention: Abira Gupta

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Himanshu Bagchi
For and on behalf of
Goldman Sachs Bank USA
as Mandated Lead Arranger

Name:_Himanshu Bagchi____________________ Title:_Executive Director
Notice Details Address: Plumtree Court, 25 Shote Lane, London EC4A 4AU, United Kingdom Email: loandocumentation@ln.email.gs.com Attention: Tony Dick / Nikita Wadhwa

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Samir Karam	/s/ Vivien Hallebard
For and on behalf of UBS AG, London Branch as Mandated Lead Arranger	For and on behalf of UBS AG, London Branch as Mandated Lead Arranger

Name:_Samir Karam__________________________ Title:_Managing Director	Name:_Vivien Hallebard _______________________ Title:_Director
Notice Details Address: 5 Broadgate, London EC2M 2QS, United Kingdom Email: samir.karam@ubs.com / loansagency@ubs.com Attention: Samir Karam / Gordon McLelland

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Beat Ronner	/s/ Anja Manella
For and on behalf of UBS Switzerland AG as Mandated Lead Arranger	For and on behalf of UBS Switzerland AG as Mandated Lead Arranger

Name: Beat Ronner__________________________ Title: Executive Director	Name: Anja Manella______________________ Title: Director
Notice Details Address: Am Bahnhofplatz, St. Leonhard-Strasse 24, CH-9000 St. Gallen, Switzerland Email: beat.ronner@ubs.com Attention: PJAZ-Beat Ronner

[Project SR: Signature Page to Senior Facilities Agreement]

THE ORIGINAL LENDERS

/s/ Ursula Murphy
For and on behalf of J.P. Morgan Securities plc as Original Lender

Name: Ursula Murphy Title: Vice President
Notice Details Address: 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom Email: catalina.stoica@jpmorgan.com Attention: Catalina Stoica

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Heath Lohrman
For and on behalf of Citibank N.A., London Branch as Original Lender

Name:_Heath Lohrman_____________________ Title: Director
Notice Details Address: 33 Canada Square, Canary Wharf, London E14 5LB, United Kingdom Email: heath.lohrman@citi.com Attention: Heath Lohrman

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Brian Fitzgerald	/s/ Mithil Vengurlekar
for and on behalf of Credit Suisse International as Original Lender	for and on behalf of Credit Suisse International as Original Lender

Name: Brian Fitzgerald Title: Authorized Signatory	Name: Mithil Vengurlekar Title: Director
Notice Details Address: One Cabot Square, Canary Wharf, London E14 4QJ, United Kingdom Email: abira.gupta@credit-suisse.com Attention: Abira Gupta

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Authorized Signatory	/s/ Christopher Miller
For and on behalf of Credit Suisse (Switzerland) Ltd as Original Lender	For and on behalf of Credit Suisse (Switzerland) Ltd as Original Lender

Name:_Authorized Signatory________________ Title:_Director	Name:_Christopher Miller_________________ Title:_Managing Director
Notice Details Address: St. Leonhard-Strasse 4, CH-9000 St. Gallen, Switzerland Email: reto.bragger.2@credit-suisse.com Attention: Reto Bragger

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Himanshu Bagchi
For and on behalf of Goldman Sachs Bank USA as Original Lender

Name:_Himanshu Bagchi_________________ Title:_Executive Director
Notice Details Address: Plumtree Court, 25 Shote Lane, London EC4A 4AU, United Kingdom Email: loandocumentation@ln.email.gs.com Attention: Tony Dick / Nikita Wadhwa

/s/ Samir Karam	/s/ Vivien Hallebard
for and on behalf of UBS AG, London Branch as Original Lender	for and on behalf of UBS AG, London Branch as Original Lender

Name: Samir Karam Title: Managing Director	Name: Vivien Hallebard Title: Director
Notice Details Address: 5 Broadgate, London EC2M 2QS, United Kingdom Email: samir.karam@ubs.com / loansagency@ubs.com Attention: Samir Karam / Gordon McLelland

[Project SR: Signature Page to Senior Facilities Agreement]

/s/ Beat Ronner	/s/ Anja Manella
For and on behalf of	For and on behalf of
UBS Switzerland AG	UBS Switzerland AG
as Original Lender	as Original Lender

Name:	Beat Ronner	Name:	Anja Manella

Title:	Executive Director	Title:	Director

Notice Details

Address:	Am Bahnhofplatz, St. Leonhard-Strasse 24, CH-9000 St. Gallen, Switzerland
Email:	beat.ronner@ubs.com
Attention:	PJAZ-Beat Ronner

[Project SR: Signature Page to Senior Facilities Agreement]

THE AGENT

/s/ Grant Keith
For and on behalf of J.P. Morgan AG as Agent

Name:__Grant Keith____________________ Title:_Authorised Signatory
Notice Details Address: 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom
Email: loan_and_agency_london@jpmorgan.com Attention: Loans Agency Group Telephone: +44 (0) 20 7742 1000 Fax: +44 (0)20 7777 2360 / 12016395145@tls.ldsprod.com (E-Fax)

[Project SR: Signature Page to Senior Facilities Agreement]

THE SECURITY AGENT

/s/ Paul Barton
For and on behalf of Lucid Trustee Services Limited as Security Agent

Name:_Paul Barton______________________ Title: Director

Notice Details

Address: 6th Floor, No 1 Building, 1-5 London Wall Buildings, London Wall, London EC2M 5PG, United Kingdom

Email: deals@lucid-ats.com

Attention: Lucid Agency and Trustee Services Limited

Fax:+44 (0)203 002 4691 / +44 (0)844 507 0945

[Project SR: Signature Page to Senior Facilities Agreement]